As filed with the Securities and Exchange Commission on November 13, 2009

Registration No. 333-156633

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 5 TO

FORM S-11

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

KBS Strategic Opportunity REIT, Inc.

(Exact name of registrant as specified in its charter)

Maryland	6798	26-3842535
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. employer identification number)

620 Newport Center Drive, Suite 1300

Newport Beach, California 92660

(949) 417-6500

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Keith D. Hall

Chief Executive Officer

KBS Strategic Opportunity REIT, Inc.

620 Newport Center Drive, Suite 1300

Newport Beach, California 92660

(949) 417-6500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert H. Bergdolt, Esq.

Carrie J. Hartley, Esq.

Christopher R. Stambaugh, Esq.

DLA Piper LLP (US)

4141 Parklake Avenue, Suite 300

Raleigh, North Carolina 27612-2350

(919) 786-2000

Approximate date of commencement of proposed sale to public:    As soon as practicable after the effectiveness of the registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check One):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller Reporting Company ☒

(Do not check if smaller reporting company)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC and various states is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED NOVEMBER 13, 2009

KBS STRATEGIC OPPORTUNITY REIT, INC.
Maximum Offering of 140,000,000 Shares of Common Stock
Minimum Offering of 250,000 Shares of Common Stock

KBS Strategic Opportunity REIT, Inc. is a newly organized Maryland corporation that intends to qualify as a real estate investment trust beginning with the taxable year that will end December 31, 2009. We expect to use substantially all of the net proceeds from this offering to invest in and manage a diverse portfolio of real estate-related loans, real estate-related debt securities and other real estate-related investments. We intend to originate and acquire mortgage, mezzanine, bridge and other real estate-related loans and to invest in real estate-related debt securities such as residential and commercial mortgage-backed securities and collateralized debt obligations. In addition, we may acquire equity securities of companies that make similar investments. We may make our investments through loan origination and the acquisition of individual assets or by acquiring portfolios of assets, other mortgage REITs or companies with investment objectives similar to ours. Because we have not yet identified any specific assets to acquire, we are considered a blind pool.

We are offering up to 100,000,000 shares of common stock in our primary offering for $10 per share, with volume discounts available to investors who purchase more than $1,000,000 of shares through the same participating broker-dealer. Discounts are also available for other categories of investors. We are also offering up to 40,000,000 shares pursuant to our dividend reinvestment plan at a purchase price initially equal to $9.50 per share. We expect to offer shares of common stock in our primary offering until one year from breaking escrow in this offering.

Investing in our common stock involves a high degree of risk. See “Risk Factors ” beginning on page 23 to read about risks you should consider before buying shares of our common stock. These risks include the following:

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Our charter does not require our directors to seek stockholder approval to liquidate our assets by a specified date, nor does our charter require our directors to list our shares for trading by a specified date. No public market currently exists for our shares, and we have no plans to list our shares on an exchange. Until our shares are listed, if ever, you may not sell your shares unless the buyer meets the applicable suitability and minimum purchase standards. If you are able to sell your shares, you would likely have to sell them at a substantial loss.

•	No one may own more than 9.8% of our stock unless exempted by our board.
•	We set the offering price of our shares arbitrarily. This price is unrelated to the book or net value of our assets or to our expected operating income.
•	We depend on our advisor to conduct our operations. Our advisor has a limited operating history.
•	We have no operating history, and our total assets consist of $200,000 cash. We have not identified any investments to acquire.
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All of our executive officers, some of our directors and other key real estate and debt finance professionals are also officers, directors, managers, key professionals and/or holders of a controlling interest in our advisor, our dealer manager and other affiliated KBS entities. As a result, they will face conflicts of interest, including significant conflicts created by our advisor’s compensation arrangements with us and other KBS-advised programs and investors. Fees paid to our advisor in connection with transactions involving the origination, acquisition and management of our investments will be based on the cost of the investment, not on the quality of the investment or services rendered to us. This arrangement could influence our advisor to recommend riskier transactions to us.

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If we raise substantially less than the maximum offering, we may not be able to invest in a diverse portfolio of real estate-related loans, real estate-related debt securities and other real estate-related investments and the value of your investment may vary more widely with the performance of specific assets.

•	We will pay substantial fees and expenses to our advisor, its affiliates and broker-dealers. These fees increase your risk of loss.
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Until the proceeds from this offering are fully invested and from time to time during our operational stage, we expect to use proceeds from financings to fund distributions in anticipation of cash flow to be received in later periods. However, our organizational documents permit us, to the extent permitted by Maryland law, to pay distributions from any source, including offering proceeds, which may constitute a return of capital.

•	We may incur debt exceeding 75% of the cost of our tangible assets with the approval of the conflicts committee. Higher debt levels increase the risk of your investment.
•	Continued disruptions in the financial markets and deteriorating economic conditions could adversely affect our ability to implement our business strategy and generate returns to you.
•

We may invest in residential and commercial mortgage-backed securities, collateralized debt obligations and other structured debt securities. Many of these types of investments have become illiquid and considerably less valuable over the past two years. This reduced liquidity and decrease in value caused financial hardship for many investors in these securities. Many investors did not fully appreciate the risks of such investments. We can give you no assurances that our investments in these securities will be successful.

Neither the SEC, the Attorney General of the State of New York nor any other state securities regulator has approved or disapproved of our common stock, determined if this prospectus is truthful or complete or passed on or endorsed the merits of this offering. Any representation to the contrary is a criminal offense.

This investment involves a high degree of risk. You should purchase these securities only if you can afford a complete loss of your investment. The use of projections or forecasts in this offering is prohibited. No one is permitted to make any oral or written predictions about the cash benefits or tax consequences you will receive from your investment.

	Price to Public		Selling Commissions		Dealer Manager Fee		Net Proceeds (Before Expenses)
Primary Offering
Per Share	$10.00	*	$0.60	*	$0.35	*	$9.05
Total Minimum	$2,500,000.00	*	$150,000.00	*	$87,500.00	*	$2,262,500.00
Total Maximum	$1,000,000,000.00	*	$60,000,000.00	*	$35,000,000.00	*	$905,000,000.00
Dividend Reinvestment Plan
Per Share	$9.50		$0.00		$0.00		$9.50
Total Maximum	$380,000,000.00		$0.00		$0.00		$380,000,000.00
*	Discounts are available for some categories of investors. Reductions in commissions and fees will result in corresponding reductions in the purchase price.

The dealer manager, KBS Capital Markets Group LLC, our affiliate, is not required to sell any specific number or dollar amount of shares but will use its best efforts to sell the shares offered. The minimum permitted purchase is $4,000, except that Tennessee investors must invest at least $5,000. We will not sell any shares unless we raise gross offering proceeds of $2,500,000 from persons who are not affiliated with us or our advisor by             . Pending satisfaction of this condition, all subscription payments will be placed in an account held by the escrow agent, UMB Bank, N.A., in trust for our subscribers’ benefit, pending release to us. You are entitled to receive the interest earned on your subscription payment while it is held in the escrow account. Once we have raised the minimum offering amount and instructed the escrow agent to disburse the funds in the account, funds representing the gross purchase price for the shares will be distributed to us and the escrow agent will disburse directly to you any interest earned on your subscription payment while it was held in the escrow account, without reduction for fees. If we do not raise gross offering proceeds of $2,500,000 by              we will promptly return all funds in the escrow account (including interest), and we will stop offering shares. We will not deduct any fees if we return funds from the escrow account because we are unable to raise the minimum offering amount.

We expect to sell the 100,000,000 shares registered in our primary offering within one year of breaking escrow. If we have not sold all of the shares within one year from breaking escrow, we may continue this offering until                     . If we decide to extend the primary offering period, we will provide that information in a prospectus supplement. We may continue to offer shares under our dividend reinvestment plan beyond two years from the date of this prospectus until we have sold 40,000,000 shares through the reinvestment of distributions. In many states, we will need to renew the registration statement or file a new registration statement to continue the offering beyond one year from the date of this prospectus. We may terminate this offering at any time.

We will not sell any shares to Pennsylvania investors unless we raise $33.4 million in gross offering proceeds (including sales made to residents of other jurisdictions) from persons not affiliated with us or our advisor. If we do not raise this amount within one year of breaking escrow in this offering, we will promptly return all funds held in escrow for the benefit of Pennsylvania investors. In addition, we will not sell any shares to Tennessee investors unless we raise $20 million in gross offering proceeds (including sales made to residents of other jurisdictions) from persons not affiliated with us or our advisor. If we do not raise this amount within one year of breaking escrow in this offering, we will promptly return all funds held in escrow for the benefit of Tennessee investors.

The date of this prospectus is                     , 2009.

SUITABILITY STANDARDS

The shares we are offering through this prospectus are suitable only as a long-term investment for persons of adequate financial means and who have no need for liquidity in this investment. Because there is no public market for our shares, you will have difficulty selling your shares.

In consideration of these factors, we have established suitability standards for investors in this offering and subsequent purchasers of our shares. These suitability standards require that a purchaser of shares have either:

•	a net worth of at least $250,000; or

•	gross annual income of at least $70,000 and a net worth of at least $70,000.

In addition, the states listed below have established suitability requirements that are more stringent than ours and investors in these states are directed to the following special suitability standards:

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Kansas and Massachusetts – It is recommended by the office of the Kansas Securities Commissioner that Kansas investors not invest, and by the Massachusetts Securities Division that Massachusetts investors not invest, in the aggregate, more than 10% of their liquid net worth in this and similar direct participation investments. Liquid net worth is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities. Massachusetts investors must also have either (a) a net worth of at least $300,000 or (b) a gross annual income of at least $90,000 and a net worth of at least $90,000.

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California – Investors must have either (a) a net worth of at least $350,000 or (b) a gross annual income of at least $85,000 and a net worth of at least $250,000. In addition, shares will only be sold to California residents that have a liquid net worth of at least 10 times their investment in us.

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Iowa – Investors must have either (a) a net worth of at least $350,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $100,000. In addition, shares will only be sold to Iowa residents that have a liquid net worth of at least 10 times their investment in us.

•	Kentucky, Pennsylvania and Tennessee – Investors must have a liquid net worth of at least 10 times their investment in us.

•	Alabama, Michigan and Oregon – Investors must have a liquid net worth of at least 10 times their investment in us and our affiliates.

In addition, because the minimum offering amount is less than $66,666,666, Pennsylvania investors are cautioned to carefully evaluate our ability to fully accomplish our stated objectives and to inquire as to the current dollar volume of subscriptions.

For purposes of determining the suitability of an investor, net worth in all cases should be calculated excluding the value of an investor’s home, home furnishings and automobiles. In the case of sales to fiduciary accounts, these suitability standards must be met by the fiduciary account, by the person who directly or indirectly supplied the funds for the purchase of the shares if such person is the fiduciary or by the beneficiary of the account.

Our sponsor, those selling shares on our behalf and participating broker-dealers and registered investment advisors recommending the purchase of shares in this offering must make every reasonable effort to determine that the purchase of shares in this offering is a suitable and appropriate investment for each stockholder based on information provided by the stockholder regarding the stockholder’s financial situation and investment objectives. See “Plan of Distribution — Suitability Standards” for a detailed discussion of the determinations regarding suitability that we require.

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PROSPECTUS SUMMARY

This prospectus summary highlights material information contained elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements, before making a decision to invest in our common stock.

What is KBS Strategic Opportunity REIT, Inc.?

KBS Strategic Opportunity REIT, Inc. is a newly organized Maryland corporation that intends to qualify as a real estate investment trust, or REIT, beginning with the taxable year that will end December 31, 2009. We expect to use substantially all of the net proceeds from this offering to invest in and manage a diverse portfolio of real estate-related loans, real estate-related debt securities and other real estate-related investments. We intend to originate and acquire mortgage, mezzanine, bridge and other real estate-related loans and to invest in real estate-related debt securities such as residential and commercial mortgage-backed securities and collateralized debt obligations. In addition, we may acquire equity securities of companies that make similar investments. We may make our investments through loan origination and the acquisition of individual assets or by acquiring portfolios of assets, other mortgage REITs or companies with investment objectives similar to ours. We plan to diversify our portfolio by investment type, investment size and investment risk with the goal of attaining a portfolio of income-producing assets that provide attractive and stable returns to our investors. We intend to structure, underwrite and originate many of the debt products in which we invest.

We were incorporated in the State of Maryland on October 8, 2008 and we have not yet made any investments. Because we have not yet identified any specific assets to originate or acquire, we are considered to be a blind pool. We plan to own substantially all of our assets and conduct our operations through KBS Strategic Opportunity Limited Partnership, which we refer to as our Operating Partnership in this prospectus. We are the sole general partner of the Operating Partnership and, as of the date of this prospectus, our wholly owned subsidiary, KBS Strategic Opportunity Holdings LLC, is the sole limited partner of the Operating Partnership.

Our external advisor, KBS Capital Advisors, will conduct our operations and manage our portfolio of investments. We have no paid employees.

Our office is located at 620 Newport Center Drive, Suite 1300, Newport Beach, California 92660. Our telephone number is (949) 417-6500. Our fax number is (949) 417-6520, and our web site address is                    .

What is a mortgage REIT?

In general, a mortgage REIT is an entity that:

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combines the capital of many investors to invest in notes or other evidences of indebtedness or obligations secured or collateralized by real estate owned by the borrowers in connection with financing provided by us;

•	allows individual investors to invest in a professionally managed, large-scale, diversified portfolio of real estate-related investments;

•	pays distributions to investors of at least 90% of its annual REIT taxable income (computed without regard to the dividends paid deduction and excluding net capital gain); and

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avoids the “double taxation” treatment of income that normally results from investments in a corporation because a REIT is not generally subject to federal corporate income taxes on that portion of its income distributed to its stockholders, provided certain income tax requirements are satisfied.

However, under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), REITs are subject to numerous organizational and operational requirements. If we fail to qualify for taxation as a REIT in any year after electing REIT status, our income will be taxed at regular corporate rates, and we may be precluded from qualifying for treatment as a REIT for the four-year period following our failure to qualify. Even if we qualify as a REIT for federal income tax purposes, we may still be subject to state and local taxes on our income and property and to federal income and excise taxes on our undistributed income.

What are your investment objectives?

Our primary investment objectives are:

•	to provide you with attractive and stable returns; and

•	to preserve and return your capital contribution.

We will also seek to realize growth in the value of our investments by timing asset sales to maximize asset value.

We may return all or a portion of your capital contribution in connection with the sale of the company or the assets we will acquire or upon maturity or payoff of our debt investments. Alternatively, you may be able to obtain a return of all or a portion of your capital contribution in connection with the sale of your shares.

Though we intend to authorize and declare distributions based on daily record dates that will be paid on a monthly basis, we may be unable or limited in our ability to make distributions to our stockholders. Further, no public trading market for our shares currently exists and, until our shares are listed, if ever, it may be difficult for you to sell your shares. Until our shares are listed, you may not sell your shares unless the buyer meets the applicable suitability and minimum purchase standards.

Are there any risks involved in an investment in your shares?

Investing in our common stock involves a high degree of risk. You should carefully review the “Risk Factors” section of this prospectus beginning on page 23, which contains a detailed discussion of the material risks that you should consider before you invest in our common stock. Some of the more significant risks relating to an investment in our shares include:

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Our charter does not require our directors to seek stockholder approval to liquidate our assets by a specified date, nor does our charter require our directors to list our shares for trading by a specified date. No public market currently exists for our shares of common stock, and we currently have no plans to list our shares on a national securities exchange. Until our shares are listed, if ever, you may not sell your shares unless the buyer meets the applicable suitability and minimum purchase standards. In addition, our charter prohibits the ownership of more than 9.8% of our stock, unless exempted by our board of directors, which may inhibit large investors from purchasing your shares. Our shares cannot be readily sold and, if you are able to sell your shares, you would likely have to sell them at a substantial discount from their public offering price.

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We established the offering price of our shares on an arbitrary basis. This price may not be indicative of the price at which our shares would trade if they were listed on an exchange or actively traded, and this price bears no relationship to the book or net value of our assets or to our expected operating income.

•	We are dependent on our advisor to select investments and conduct our operations. Our advisor has a limited operating history. This inexperience makes our future performance difficult to predict.

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We have no operating history and, as of the date of this prospectus, our total assets consist of $200,000 cash. Because we have not identified any assets to originate or acquire with proceeds from this offering, you will not have an opportunity to evaluate our investments before we make them, making an investment in us more speculative.

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We may change our targeted investments and investment guidelines at any time without the consent of our stockholders, which could result in our making investments that are different from, and possibly riskier than, the investments described in this prospectus.

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All of our executive officers, some of our directors and other key real estate and debt finance professionals are also officers, directors, managers, key professionals and/or holders of a direct or indirect controlling interest in our advisor, our dealer manager and other affiliated KBS entities. As a result, all of our executive officers, some of our directors and other key real estate and debt finance professionals and our advisor and its affiliates will face conflicts of interest, including significant conflicts created by our advisor’s compensation arrangements with us and other programs and investors advised by KBS affiliates and conflicts in allocating time among us and these other programs and investors. Furthermore, these individuals may become employees of another KBS-sponsored program in an internalization transaction or, if we internalize our advisor, may not become our employees as a result of their relationship with other KBS-sponsored programs. These conflicts could result in action or inaction that is not in the best interests of our stockholders.

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Our advisor and its affiliates will receive fees in connection with transactions involving the origination, acquisition and management of our investments. These fees will be based on the cost of the investment, and not based on the quality of the investment or the quality of the services rendered to us. This may influence our advisor to recommend riskier transactions to us.

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We may also pay significant fees during our listing/liquidation stage. Although most of the fees payable during our listing/liquidation stage are contingent on our investors first enjoying agreed-upon investment returns, affiliates of KBS Capital Advisors could also receive significant payments even without our reaching the investment-return thresholds should we seek to become self-managed. Due to the apparent preference of the public markets for self-managed companies, a decision to list our shares on a national securities exchange might well be preceded by a decision to become self-managed. And given our advisor’s familiarity with our assets and operations, we might prefer to become self-managed by acquiring entities affiliated with our advisor. Such an internalization transaction could result in significant payments to affiliates of our advisor irrespective of whether you enjoyed the returns on which we have conditioned other incentive compensation.

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If we raise substantially less than the maximum offering, we may not be able to invest in a diverse portfolio of real estate-related loans, real estate-related debt securities and other real estate-related investments and the value of your investment may vary more widely with the performance of specific assets.

•	We will pay substantial fees to and expenses of our advisor, its affiliates and participating broker-dealers, which payments increase the risk that you will not earn a profit on your investment.

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Although our distribution policy is not to use the proceeds of this offering to make distributions, our organizational documents permit us, to the extent permitted by Maryland law, to pay distributions from any source, including offering proceeds. Until the proceeds from this offering are fully invested and from time to time during our operational stage, we expect to use proceeds from financings to fund distributions in anticipation of cash flow to be received in later periods. We may also fund such distributions from advances from our advisor or sponsors or from our advisor’s deferral of its fees under the advisory agreement.

•	If we are unable to find suitable investments, we may not be able to achieve our investment objectives or pay distributions.

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Our policies do not limit us from incurring debt until our borrowings would exceed 75% of the cost of our tangible assets, and we may exceed this limit with the approval of the conflicts committee of our board of directors. High debt levels could limit the amount of cash we have available to distribute and could result in a decline in the value of your investment.

•	Continued disruptions in the financial markets and deteriorating economic conditions could adversely affect our ability to implement our business strategy and generate returns to you.

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We may invest in residential and commercial mortgage-backed securities, collateralized debt obligations and other structured debt securities. Many of these types of investments have become illiquid and considerably less valuable over the past two years. This reduced liquidity and decrease in value caused financial hardship for many investors in these securities. Many investors did not fully appreciate the risks of such investments. We can give you no assurances that our investments in these securities will be successful.

What is the role of the board of directors?

We operate under the direction of our board of directors, the members of which are accountable to us and our stockholders as fiduciaries. There are five members of our board of directors, three of which are independent of KBS Capital Advisors and its affiliates. Our charter requires that a majority of our directors be independent of KBS Capital Advisors and creates a committee of our board consisting solely of all of our independent directors. This committee, which we call the conflicts committee, is responsible for reviewing the performance of KBS Capital Advisors and must approve other matters set forth in our charter. Our directors are elected annually by the stockholders.

Who is your advisor and what will the advisor do?

KBS Capital Advisors LLC is our advisor. As our advisor, KBS Capital Advisors will manage our day-to-day operations and our portfolio of real estate-related investments on our behalf, all subject to the supervision of our board of directors. Our sponsors, Peter M. Bren, Keith D. Hall, Peter McMillan III and Charles J. Schreiber, Jr., and their team of real estate and debt finance professionals acting through KBS Capital Advisors will make most of the decisions regarding the selection, negotiation, financing and disposition of investments. KBS Capital Advisors also has the authority to make all of the decisions regarding our investments, subject to the limitations in our charter and the direction and oversight of our board of directors. KBS Capital Advisors will also provide asset-management, marketing, investor-relations and other administrative services on our behalf with the goal of maximizing our operating cash flow.

Our advisor has a limited operating history. As of the date of this prospectus, its operations have consisted solely of serving as the external advisor to KBS Real Estate Investment Trust, Inc., which launched its initial public offering and commenced real estate operations in 2006, and KBS Real Estate Investment Trust II, Inc., which launched its initial public offering and commenced real estate operations in 2008. KBS Capital Advisors will also serve as the advisor to KBS Legacy Apartment Community REIT, Inc. As of the date of this prospectus, KBS Legacy Apartment Community REIT, Inc.’s initial public offering is in registration with the SEC.

What is the experience of your sponsors and the real estate and debt finance professionals of your advisor?

Peter M. Bren, Keith D. Hall, Peter McMillan III and Charles J. Schreiber, Jr. control and indirectly own our advisor and the dealer manager of this offering. We refer to these individuals as our “sponsors.” Messrs. Bren and Schreiber are the managers of our advisor, although all four of our sponsors actively participate in the management and operations of our advisor. Our sponsors each have over 16 years of experience investing in real estate-related debt investments.

Our sponsors work together at KBS Capital Advisors with their team of real estate and debt finance professionals. These senior real estate and debt finance professionals have been through multiple financial cycles in their careers and have the expertise gained through hands-on experience in acquisitions, originations, loan workouts, asset management, dispositions, development, leasing and property and portfolio management. In particular, Geoffrey Hawkins has over 20 years of experience investing in real estate-related investments, with 18 years of experience specifically related to real estate-related debt investments, and Brian Ragsdale has over 18 years of experience investing in real estate-related investments, with nine years of experience specifically related to real estate-related debt investments. Together with our four sponsors, Messrs. Hawkins and Ragsdale comprise the investment committee of KBS Capital Advisors that is responsible for our investment decisions. Subject to the limitations in our charter and the oversight of our board of directors, the investment committee of KBS Capital Advisors evaluates and approves our investments and financings.

On January 27, 2006, our four sponsors launched the initial public offering of KBS Real Estate Investment Trust, Inc., which we refer to as KBS REIT I in this prospectus. As of December 31, 2008, KBS REIT I had accepted aggregate gross offering proceeds of approximately $1.8 billion, including $71.3 million from shares issued pursuant to its dividend reinvestment plan. Of the amount raised pursuant to its dividend reinvestment plan, as of December 31, 2008, $15.4 million has been used to fund share redemptions pursuant to its share redemption program. KBS REIT I ceased offering shares in its primary initial public offering on May 30, 2008. On April 22, 2008, our four sponsors launched the initial public offering of KBS Real Estate Investment Trust II, Inc., which we refer to as KBS REIT II in this prospectus. As of December 31, 2008, KBS REIT II had accepted aggregate gross offering proceeds of approximately $314.2 million, including $1.9 million from shares issued pursuant to its dividend reinvestment plan. Of the amount raised pursuant to its dividend reinvestment plan, as of December 31, 2008, none had been used to fund share redemptions pursuant to its share redemption program as no shares were yet eligible for redemption under the program. KBS REIT II’s offering is expected to last until April 22, 2010, but KBS REIT II may extend its offering beyond that date. Together with Legacy Partners Residential Realty LLC and certain of its affiliates, our sponsors are also sponsoring another public real estate investment trust, KBS Legacy Apartment Community REIT, Inc. As of the date of this prospectus, KBS Legacy Apartment Community REIT, Inc.’s initial public offering is in registration with the SEC. We refer to KBS Legacy Apartment Community REIT, Inc. as KBS Legacy Apartment REIT in this prospectus.

Our advisor, KBS Capital Advisors, is the external advisor of KBS REIT I, KBS REIT II and KBS Legacy Apartment REIT, and some or all of our sponsors are directors and/or executive officers of KBS REIT I, KBS REIT II and KBS Legacy Apartment REIT. Through their affiliations with KBS REIT I, KBS REIT II and KBS Capital Advisors, as of December 31, 2008, our sponsors have overseen the investment in and management of approximately $3.6 billion of real estate and real estate-related investments on behalf of the investors in KBS REIT I and KBS REIT II, including $1.2 billion of real estate-related debt investments.

Since 1992, Messrs. Bren and Schreiber have teamed to invest in, manage and sell real estate and real estate-related investments on behalf of institutional investors. Together, Messrs. Bren and Schreiber founded KBS Realty Advisors, a registered investment advisor with the Securities and Exchange Commission (the “SEC”) and a nationally recognized real estate investment advisor. When we refer to a “KBS-sponsored” fund or program, we are referring to the private entities sponsored by an investment advisor affiliated with Messrs. Bren and Schreiber and KBS REIT I, KBS REIT II and KBS Legacy Apartment REIT, the public, non-traded REITs that are currently being sponsored by Messrs. Bren, Hall, McMillan and Schreiber. When we refer to a “KBS-advised” investor, we are referring to institutional investors that have engaged an investment advisor affiliated with Messrs. Bren and Schreiber to provide real estate-related investment advice.

Messrs. Bren and Schreiber each have been involved in real estate development, management, acquisition, disposition and financing for more than 30 years, and with the acquisition, origination, management, disposition and financing of real estate-related debt investments for more than 16 years. Since 1992, the experience of the investment advisors affiliated with Messrs. Bren and Schreiber includes (as of December 31, 2008) sponsoring 14 private real estate funds that have invested over $3.1 billion (including equity, debt and investment of income and sales proceeds) in 286 real estate assets and, through five of these private funds, acquiring and originating mortgage loans, investing in commercial mortgage-backed securities, and managing and disposing of such investments.

In addition to their experience with these 14 funds referenced above, investment advisors affiliated with Messrs. Bren and Schreiber have also been engaged by four institutional investors to recommend real estate acquisitions and manage some of their investments. The amounts paid for the assets acquired and/or managed pursuant to these arrangements and for subsequent capital expenditures totaled over $3.9 billion, including the acquisition of $236 million in mortgage loans.

With respect to the experience of Messrs. Hall and McMillan, each has over 25 years of experience in real estate-related debt investments. Prior to founding KBS Capital Advisors with Messrs. Bren and Schreiber in 2004, Messrs. Hall and McMillan founded Willowbrook Capital Group, LLC, an asset-management company. Prior to forming Willowbrook in 2000, Mr. McMillan served as the Executive Vice President and Chief Investment Officer of SunAmerica Investments, Inc., which was later acquired by AIG. As Chief Investment Officer, he was responsible for over $75 billion in assets, including residential and commercial mortgage-backed securities, public and private investment grade and non-investment grade corporate bonds and commercial mortgage loans and real estate investments.

Prior to forming Willowbrook, Mr. Hall was a Managing Director at CS First Boston, where he managed CSFB’s distribution strategy and business development for the Principal Transaction Group’s $18 billion real estate securities portfolio. Before joining CSFB in 1996, he served as a Director in the Real Estate Products Group at Nomura Securities, with responsibility for the company’s $6 billion annual pipeline of fixed-income securities. Mr. Hall spent the 1980s as a Senior Vice President in the High Yield Department of Drexel Burnham Lambert’s Beverly Hills office, where he was responsible for distribution of the group’s high-yield real estate securities.

Will you use leverage?

Yes. We expect that once we have fully invested the proceeds of this offering, our debt financing will be 30% or less of the cost of our investments, although it may exceed this level during our offering stage. Our charter limits our borrowings to 75% of the cost of our tangible assets; however, we may exceed that limit if a majority of the conflicts committee approves each borrowing in excess of our charter limitation and we disclose such borrowing to our stockholders in our next quarterly report with an explanation from the conflicts committee of the justification for the excess borrowing. There is no limitation on the amount we may borrow for the purchase of any single asset.

We do not intend to exceed the leverage limit in our charter. Careful use of debt will help us to achieve our diversification goals because we will have more funds available for investment. However, high levels of debt could cause us to incur higher interest charges and higher debt service payments, which would decrease the amount of cash available for distribution to our investors.

What conflicts of interest will your advisor face?

KBS Capital Advisors and its affiliates will experience conflicts of interest in connection with the management of our business. Messrs. Bren, Hall, McMillan and Schreiber, who indirectly own and control KBS Capital Advisors, are our sponsors, and Messrs. Hall and McMillan are two of our executive officers and directors. KBS Capital Advisors is also the external advisor to KBS REIT I, KBS REIT II and KBS Legacy Apartment REIT. Messrs. Bren, Hall, McMillan and Schreiber are executive officers of KBS REIT I and KBS REIT II, and Messrs. McMillan and Schreiber are also directors of KBS REIT I and KBS REIT II. In addition, Messrs. Bren and McMillan are executive officers of KBS Legacy Apartment REIT, and Mr. Bren is a director of KBS Legacy Apartment REIT. Messrs. Bren and Schreiber are also key real estate and debt finance professionals at KBS Realty Advisors and its affiliates, the advisors to the private KBS-sponsored programs and the investment advisors to institutional investors in real estate and real estate-related assets. In addition, Geoffrey Hawkins and Brian Ragsdale play a key role at KBS Capital Advisors in identifying, structuring and managing the debt-related investments for KBS REIT I, KBS REIT II and us. Some of the material conflicts that KBS Capital Advisors and its affiliates will face include the following:

•

Our sponsors and their team of real estate and debt finance professionals must determine which investment opportunities to recommend to us and the other KBS-sponsored programs that are raising funds for investment as of the date of this prospectus for whom KBS serves as an advisor as well as any programs KBS affiliates may sponsor in the future;

•

Our sponsors and their team of professionals at KBS Capital Advisors and its affiliates (including our dealer manager, KBS Capital Markets Group) will have to allocate their time between us and other programs and activities in which they are involved;

•

KBS Capital Advisors and its affiliates will receive fees in connection with transactions involving the purchase, origination, management and sale of our assets regardless of the quality of the asset acquired or the services provided to us;

•	KBS Capital Advisors and its affiliates, including our dealer manager, KBS Capital Markets Group, will receive fees in connection with our public offerings of equity securities;

•	The negotiation of the advisory agreement and the dealer manager agreement (including the substantial fees KBS Capital Advisors and its affiliates will receive thereunder) will not be at arm’s length;

•

KBS Capital Advisors may terminate the advisory agreement without penalty upon 60 days’ written notice and, upon termination of the advisory agreement, KBS Capital Advisors may be entitled to a termination fee if (based upon an independent appraised value of the portfolio) it would have been entitled to a subordinated participation in net cash flows had the portfolio been liquidated on the termination date. The termination fee would be payable in the form of a promissory note that becomes due only upon the sale of one or more assets or upon maturity or payoff of our debt investments, and the fee is payable solely from the proceeds from the sale, maturity or payoff of an asset and future asset sales, maturities or payoffs;

•

We may seek stockholder approval to internalize our management by acquiring assets and negotiating compensation for key real estate and debt finance professionals at our advisor and its affiliates. The payment of such consideration could result in dilution to your interest in us and could reduce the net income per share and funds from operations per share attributable to your investment. Additionally, in an internalization transaction, the real estate and debt finance professionals at our advisor that become our employees may receive more compensation than they receive from our advisor or its affiliates. These possibilities may provide incentives to our advisor or these individuals to pursue an internalization transaction rather than an alternative strategy, even if such alternative strategy might otherwise be in our stockholders’ best interests; and

•

Key real estate and debt finance professionals at our advisor may become employees of another KBS-sponsored program in an internalization transaction or, if we internalize our advisor, may not become our employees as a result of their relationship with other KBS-sponsored programs.

Who owns and controls the advisor?

The following chart shows the ownership structure of KBS Capital Advisors and entities affiliated with KBS Capital Advisors that will perform services for us:

(1) Peter McMillan III is our President and the chairman of our board of directors.

(2) Keith D. Hall is our Chief Executive Officer and a director.

(3) Other than de minimis amounts owned by family members or family trusts, Mr. Bren indirectly owns and controls PBren Investments, L.P.

(4) Other than de minimis amounts owned by family members or trusts, Mr. Schreiber indirectly owns and controls Schreiber Real Estate Investments, L.P.

(5) We are the sole member and manager of KBS Strategic Opportunity Holdings LLC. KBS Strategic Opportunity REIT, Inc. is the sole general partner of, and owns a 0.1% partnership interest in, KBS Strategic Opportunity Limited Partnership. KBS Strategic Opportunity Holdings LLC is the sole limited partner of, and owns the remaining 99.9% partnership interest in, KBS Strategic Opportunity Limited Partnership.

As of the date of this prospectus, Messrs. Bren, Hall, McMillan and Schreiber have not received any compensation from us for services provided in their capacity as principals of KBS Capital Advisors or its affiliates. In connection with this offering, we will pay or reimburse our advisor and its affiliates for the services described below.

What are the fees that you will pay to the advisor, its affiliates and your directors?

KBS Capital Advisors and its affiliates will receive compensation and reimbursement for services relating to this offering and the investment and management of our assets. We will also compensate our independent directors for their service to us. The most significant items of compensation are included in the table below. Selling commissions and dealer manager fees may vary for different categories of purchasers. This table assumes that we sell all shares at the highest possible selling commissions and dealer manager fees (with no discounts to any categories of purchasers) and assumes a $9.50 price for each share sold through our dividend reinvestment plan. No selling commissions or dealer manager fees are payable on shares sold through our dividend reinvestment plan.

Type of Compensation	Determination of Amount	Estimated Amount for Minimum Offering (250,000 shares)/ Maximum Offering (140,000,000 shares)

Organization and Offering Stage

Selling Commissions	Up to 6.0% of gross offering proceeds in the primary offering; no selling commissions are payable on shares sold under the dividend reinvestment plan; all selling commissions will be reallowed to participating broker-dealers.	$150,000/$60,000,000

Dealer Manager Fee	Up to 3.5% of gross offering proceeds in the primary offering; the dealer manager may reallow to any participating broker-dealer up to 1.0% of the gross offering proceeds attributable to that participating broker-dealer as a marketing fee and in special cases the dealer manager may increase the reallowance; no dealer manager fee is payable on shares sold under the dividend reinvestment plan.	$87,500/$35,000,000

Other Organization and Offering Expenses	To date, our advisor has paid organization and offering expenses on our behalf. We will reimburse our advisor for these costs and future organization and offering costs it may incur on our behalf but only to the extent that the reimbursement would not cause the selling commissions, the dealer manager fee and the other organization and offering expenses borne by us to exceed 15.0% of gross offering proceeds as of the date of the reimbursement. If we raise the maximum offering amount in the primary offering and under the dividend reinvestment plan, we expect organization and offering expenses (other than selling commissions and the dealer manager fee) to be $14,826,833 or 1.07% of gross offering proceeds. These organization and offering expenses include all expenses (other than selling commissions and the dealer manager fee) to be paid by us in connection with the offering, including our legal, accounting, printing, mailing and filing fees, charges of our escrow holder and transfer agent, a $35 fee per subscription agreement payable to our advisor for reviewing and processing subscription agreements (which aggregate fees are expected to be approximately $1,000,000 if we raise the maximum offering amount in the primary offering), reimbursement of bona fide	$137,500/$14,826,833

Type of Compensation	Determination of Amount	Estimated Amount for Minimum Offering (250,000 shares)/ Maximum Offering (140,000,000 shares)

Organization and Offering Stage

due diligence expenses of broker-dealers, reimbursement of our advisor for costs in connection with preparing supplemental sales materials, the cost of bona fide training and education meetings held by us (primarily the travel, meal and lodging costs of registered representatives of broker-dealers), attendance and sponsorship fees and travel, meal and lodging costs for registered persons associated with our dealer manager and officers and employees of our affiliates to attend retail seminars conducted by broker-dealers and, in special cases, reimbursement to participating broker-dealers for technology costs associated with the offering, costs and expenses related to such technology costs, and costs and expenses associated with the facilitation of the marketing of our shares and the ownership of our shares by such broker-dealers’ customers.

Acquisition and Development Stage

Acquisition and Origination Fees

1.0% of the cost of investments acquired by us, or the amount funded by us to acquire or originate loans, including acquisition and origination expenses and any debt attributable to such investments. Under our charter, a majority of the independent directors would have to approve any increase in the acquisition and origination fee payable to our advisor.

Our charter limits our ability to make an investment if the total of all acquisition and origination fees and expenses relating to the investment exceeds 6% of the contract purchase price or 6% of the total funds advanced. This limit may only be exceeded if the conflicts committee approves (by majority vote) the fees and expenses and finds the transaction to be commercially competitive, fair and reasonable to us.

$20,792 (minimum offering and no debt)/ $8,721,120 (maximum offering and no debt)/ $12,458,744 (maximum offering, assuming leverage of 30% of the cost of our investments (which is our expected leverage once we have fully invested the proceeds of this offering))/ $34,884,482 (maximum offering, assuming leverage of 75% of the cost of our investments (which is the maximum leverage permitted under our charter, unless a majority of our conflicts committee approves additional borrowings))

Acquisition and Origination Expenses	Reimbursement of customary acquisition and origination expenses (including expenses relating to potential investments that we do not close), such as legal fees and expenses (including fees of independent contractor in-house counsel that are not employees of the advisor), costs of due diligence (including, as necessary, updated appraisals, surveys and environmental site assessments), accounting fees and expenses and other closing costs and miscellaneous expenses relating to the acquisition or origination of real estate-related loans, real estate-related debt securities and other real estate-related investments.	Actual amounts are dependent upon the total equity and debt capital we raise, the cost of our investments and the results of our operations; we cannot determine these amounts at the present time.

Type of Compensation	Determination of Amount	Estimated Amount for Minimum Offering (250,000 shares)/ Maximum Offering (140,000,000 shares)

Operational Stage

Asset Management Fees	With respect to investments in loans and any investments other than real property, the asset management fee will be a monthly fee calculated, each month, as one-twelfth of 0.75% of the lesser of (i) the amount actually paid or allocated to acquire or fund the loan or other investment, inclusive of fees and expenses related thereto and the amount of any debt associated with or used to acquire or fund such investment and (ii) the outstanding principal amount of such loan or other investment, plus the fees and expenses related to the acquisition or funding of such investment, as of the time of calculation. With respect to investments in real property, the asset management fee will be a monthly fee equal to one-twelfth of 0.75% of the sum of the amount paid or allocated to acquire the investment, inclusive of fees and expenses related thereto and the amount of any debt associated with or used to acquire such investment. In the case of investments made through joint ventures, the asset management fee will be determined based on our proportionate share of the underlying investment.	Actual amounts are dependent upon the total equity and debt capital we raise, the cost of our investments and the results of our operations; we cannot determine these amounts at the present time.

Other Operating Expenses	We will reimburse our advisor for costs of providing services to us, including our allocable share of the advisor’s overhead, such as rent, employee costs, utilities and IT costs. Though our advisor may seek reimbursement for employee costs under the advisory agreement, the advisor does not intend to do so at this time. If our advisor does decide to seek reimbursement for employee costs, such costs may include our proportionate share of the salaries of persons involved in the preparation of documents to meet SEC reporting requirements. We will not reimburse the advisor or its affiliates for employee costs in connection with services for which our advisor earns acquisition and origination fees or disposition fees or for the salaries and benefits our advisor or its affiliates may pay to our executive officers.	Actual amounts are dependent upon the total equity and debt capital we raise, the cost of our investments and the results of our operations; we cannot determine these amounts at the present time.

Type of Compensation	Determination of Amount	Estimated Amount for Minimum Offering (250,000 shares)/ Maximum Offering (140,000,000 shares)

Operational Stage

Independent Director Compensation	We will pay each of our independent directors an annual retainer of $40,000. We will also pay our independent directors for attending meetings as follows: (i) $2,500 for each board meeting attended, (ii) $2,500 for each committee meeting attended (except that the committee chairman will be paid $3,000 for each meeting attended), (iii) $2,000 for each teleconference board meeting attended, and (iv) $2,000 for each teleconference committee meeting attended (except that the committee chairman will be paid $3,000 for each teleconference committee meeting attended). All directors will receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors. No independent director fees or director reimbursements are payable unless we raise the minimum offering amount of $2,500,000; until we raise the minimum offering amount, fees and other amounts payable to our board of directors will accrue without interest.	Actual amounts are dependent upon the total number of board and committee meetings that each independent director attends; we cannot determine these amounts at the present time.

Operational and Liquidation/Listing Stage

Subordinated Participation in Net Cash Flows (payable only if we are not listed on a national exchange)

After investors in our offering have received a return of their net capital contributions and a 7.0% per year cumulative, noncompounded return, KBS Capital Advisors is entitled to receive 15.0% of our net cash flows, whether from continuing operations, net sale proceeds or otherwise. Net sales proceeds means the net cash proceeds realized by us after deduction of all expenses incurred in connection with a sale, including disposition fees paid to KBS Capital Advisors. The 7.0% per year cumulative, noncompounded return is calculated based on the amount of capital invested in the offering. In making this calculation, an investor’s net capital contribution is reduced to the extent distributions in excess of a cumulative, noncompounded, annual return of 7.0% are paid (from whatever source), except to the extent such distributions would be required to supplement prior distributions paid in order to achieve a cumulative, noncompounded, annual return of 7.0%. This fee is payable only if we are not listed on an exchange.

Actual amounts are dependent upon the results of our operations; we cannot determine these amounts at the present time.

Type of Compensation	Determination of Amount	Estimated Amount for Minimum Offering (250,000 shares)/ Maximum Offering (140,000,000 shares)

Liquidation/Listing Stage

Disposition Fees	For substantial assistance in connection with the sale of investments, we will pay our advisor or its affiliates 1.0% of the contract sales price of each loan, debt-related security, real property or other investment sold (including residential or commercial mortgage-backed securities or collateralized debt obligations issued by a subsidiary of ours as part of a securitization transaction); provided, however, that if in connection with such disposition commissions are paid to third parties unaffiliated with our advisor, the fee paid to our advisor and its affiliates may not exceed the commissions paid to such unaffiliated third parties, and provided further that the disposition fees paid to our advisor, its affiliates and unaffiliated third parties may not exceed 6.0% of the contract sales price. The conflicts committee will determine whether the advisor or its affiliate has provided substantial assistance to us in connection with the sale of an asset. We will not pay a disposition fee upon the maturity, prepayment or workout of a loan or other debt-related investment, provided that if we take ownership of a property as a result of a workout or foreclosure of a loan we will pay a disposition fee upon the sale of such property. We do not intend to sell assets to affiliates. However, if we do sell an asset to an affiliate, our organizational documents would not prohibit us from paying our advisor a disposition fee. Before we sold an asset to an affiliate, our charter would require that our conflicts committee conclude, by a majority vote, that the transaction is fair and reasonable to us and on terms and conditions no less favorable to us than those available from third parties. Although we are most likely to pay disposition fees to our advisor or an affiliate during our liquidation stage, these fees may also be incurred during our operational stage.	Actual amounts are dependent upon the results of our operations; we cannot determine these amounts at the present time.

Subordinated Incentive Listing Fee (payable only if we are listed on a national exchange)	15.0% of the amount by which (i) our adjusted market value plus distributions exceeds (ii) the aggregate capital contributed by investors plus an amount equal to a 7.0% cumulative, noncompounded return to investors.	Actual amounts are dependent upon the results of our operations; we cannot determine these amounts at the present time.

How many investments do you currently own?

We currently do not own any investments, and our total assets consist of $200,000 cash. Because we have not yet identified any specific assets to acquire, we are considered to be a blind pool. As significant investments become probable, we will supplement this prospectus to provide information regarding the likely investment. We will also supplement this prospectus to provide information regarding material changes to our portfolio, including the closing of significant asset originations or acquisitions.

If I buy shares, will I receive distributions and how often?

In order that investors may generally begin earning distributions immediately upon our acceptance of their subscription, we expect to authorize and declare distributions based on daily record dates. We expect to pay distributions on a monthly basis.

Generally, our policy will be to pay distributions from cash flow from operations. However, we expect to have little, if any, cash flow from operations available for distribution until we make substantial investments. During our offering stage, when we may raise capital in this offering (and possibly future offerings) more quickly than we acquire income-producing assets and for some period after our offering stage, we may not be able to pay distributions solely from our cash flow from operations. Further, because we may receive income at various times during our fiscal year and because we may need cash flow from operations during a particular period to fund expenses, we expect that from time to time during our operational stage, we will declare distributions in anticipation of cash flow that we expect to receive during a later period and we will pay these distributions in advance of our actual receipt of these funds. In these instances, we expect to look to third-party borrowings to fund our distributions. We may also fund such distributions from advances from our advisor or sponsors or from our advisor’s deferral of its fees under the advisory agreement. Our distribution policy is not to use the proceeds of this offering to pay distributions. However, our board has the authority under our organizational documents, to the extent permitted by Maryland law, to pay distributions from any source, including proceeds from this offering or the proceeds from the issuance of securities in the future.

To maintain our qualification as a REIT, we must make aggregate annual distributions to our stockholders of at least 90% of our REIT taxable income (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). If we meet the REIT qualification requirements, we generally will not be subject to federal income tax on the income that we distribute to our stockholders each year. See “Federal Income Tax Considerations — Taxation of KBS Strategic Opportunity REIT, Inc. — Annual Distribution Requirements.” Our board of directors may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our board of directors deems relevant.

We have not established a minimum distribution level, and our charter does not require that we make distributions to our stockholders.

May I reinvest my distributions in shares of KBS Strategic Opportunity REIT, Inc.?

Yes. You may participate in our dividend reinvestment plan by checking the appropriate box on the subscription agreement or by filling out an enrollment form we will provide to you at your request. The purchase price for shares purchased under the dividend reinvestment plan will initially be $9.50. Once we establish an estimated value per share that is not based on the price to acquire a share in our primary offering or a follow-on public or private offering, shares issued pursuant to our dividend reinvestment plan will be priced at the estimated value per share of our common stock, as determined by our advisor or another firm chosen for that purpose. We expect to establish an estimated value per share not based on the price to acquire a share in the primary offering or a follow-on public or private offering after the completion of our offering stage. We will consider our offering stage complete when we are no longer offering equity securities – whether through this offering or follow-on public or private offerings – and have not done so for 18 months. No selling commissions or dealer manager fees will be payable on shares sold under our dividend reinvestment plan. We may amend or terminate the dividend reinvestment plan for any reason at any time upon 10 days’ notice to the participants. We may provide notice by including such information (a) in a Current Report on Form 8-K or in our annual or quarterly reports, all publicly filed with the SEC or (b) in a separate mailing to the participants.

Will the distributions I receive be taxable as ordinary income?

Yes and No. Generally, distributions that you receive, including distributions that are reinvested pursuant to our dividend reinvestment plan, will be taxed as ordinary income to the extent they are from current or accumulated earnings and profits. Participants in our dividend reinvestment plan will also be treated for tax purposes as having received an additional distribution to the extent that they purchase shares under the dividend reinvestment plan at a discount to fair market value. As a result, participants in our dividend reinvestment plan may have tax liability with respect to their share of our taxable income, but they will not receive cash distributions to pay such liability.

To the extent any portion of your distribution is not from current or accumulated earnings and profits, it will not be subject to tax immediately; it will be considered a return of capital for tax purposes and will reduce the tax basis of your investment (and potentially result in taxable gain). Distributions that constitute a return of capital, in effect, defer a portion of your tax until your investment is sold or we are liquidated, at which time you will be taxed at capital gains rates. However, because each investor’s tax considerations are different, we suggest that you consult with your tax advisor.

Will you register as an investment company?

We intend to conduct our operations so that neither we nor any of our subsidiaries will be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Under the relevant provisions of Section 3(a)(1) of the Investment Company Act, we will not be deemed to be an “investment company” if:

•

we are not engaged primarily, nor hold ourselves out as being engaged primarily, nor propose to engage primarily, in the business of investing, reinvesting or trading in securities (the “Primarily Engaged Test”); and

•

we are not engaged and do not propose to engage in the business of investing, reinvesting, owning, holding or trading in securities and do not own or propose to acquire “investment securities” having a value exceeding 40% of the value of our total assets on an unconsolidated basis (the “40% Test”). “Investment securities” excludes U.S. government securities and securities of majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) (relating to private investment companies).

Depending on the nature of our portfolio, we believe that we and our Operating Partnership may be able to satisfy both tests above. With respect to the 40% Test, we expect that most of the entities through which we and our Operating Partnership own our assets will be majority-owned subsidiaries that are not themselves investment companies and are not relying on the exceptions from the definition of investment company under Section 3(c)(1) or Section 3(c)(7).

With respect to the Primarily Engaged Test, we and our Operating Partnership are holding companies and do not intend to invest or trade in securities ourselves. Rather, through the majority-owned subsidiaries of our Operating Partnership, we and our Operating Partnership will be primarily engaged in the non-investment company businesses of these subsidiaries.

We expect that most of the subsidiaries of our Operating Partnership will be able to rely on Section 3(c)(5)(C) of the Investment Company Act for an exception from the definition of an investment company. (Any other subsidiaries of our Operating Partnership will be able to rely on the exceptions for private investment companies pursuant to Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.) The SEC staff’s position on Section 3(c)(5)(C) generally requires that an issuer maintain at least 55% of its assets in “mortgages and other liens on and interests in real estate” (“Qualifying Assets”); at least 80% of its assets in Qualifying Assets plus real estate-related assets (“Real Estate-Related Assets”); and no more than 20% of the value of its assets in other than Qualifying Assets and Real Estate-Related Assets (“Miscellaneous Assets”). To constitute a Qualifying Asset under this 55% requirement, a real estate interest must meet various criteria; therefore, certain of our subsidiaries will be limited by the provisions of the Investment Company Act and SEC staff interpretations with respect to the value of the assets that they may own at any given time.

If, however, the value of the subsidiaries of our Operating Partnership that must rely on Section 3(c)(1) or Section 3(c)(7) is greater than 40% of the value of the assets of our Operating Partnership (which is most likely to occur if such subsidiaries do not own a sufficient amount of Qualifying Assets or Real Estate-Related Assets to rely on Section 3(c)(5)(C)), then we and our Operating Partnership may seek to rely on the exception from registration under Section 3(c)(6) if we and our Operating Partnership are “primarily engaged,” through majority-owned subsidiaries, in the business of purchasing or otherwise acquiring mortgages and other interests in real estate. Although the SEC staff has issued little interpretive guidance with respect to Section 3(c)(6), we believe that we and our Operating Partnership may rely on Section 3(c)(6) if 55% of the assets of our Operating Partnership consist of, and at least 55% of the income of our Operating Partnership is derived from, majority-owned subsidiaries that rely on Section 3(c)(5)(C).

Regardless of whether we and our Operating Partnership must rely on Section 3(c)(6) to avoid registration as an investment company, we expect to limit the investments that we make, directly or indirectly, in assets that are not Qualifying Assets and in assets that are not Real Estate-Related Assets. To the extent that the SEC staff provides more specific guidance regarding any of the matters bearing upon the exceptions we and our subsidiaries rely on from registration as an investment company, we may be required to adjust our strategy accordingly. Any additional guidance from the SEC staff could further inhibit our ability to pursue the strategies we have chosen.

How will you use the proceeds raised in this offering?

We expect to use substantially all of the net proceeds from our primary offering of 100,000,000 shares to invest in and manage a diverse portfolio of real estate-related loans, real estate-related debt securities and other real estate-related investments. Depending primarily upon the number of shares we sell in our primary offering and assuming a $10.00 purchase price for shares sold in the primary offering, we estimate that we will use 83.17% to 87.21% of the gross proceeds from the primary offering, or between $8.32 and $8.72 per share, for investments, assuming we raise the minimum and maximum offering amounts, respectively. We will use the remainder of the gross proceeds from the primary offering to pay offering expenses, including selling commissions and the dealer manager fee, to maintain a working capital reserve and to pay a fee to our advisor for its services in connection with the selection and acquisition or origination of our investments. Until we invest the proceeds of this offering in real estate-related loans, real estate-related debt securities and other real estate-related investments, we may invest in short-term, highly liquid or other authorized investments. Such short-term investments will not earn as high of a return as we expect to earn on our real estate-related investments, and we may be not be able to invest the proceeds in real estate-related investments promptly.

We expect to use substantially all of the net proceeds from the sale of shares under our dividend reinvestment plan for general corporate purposes, including, but not limited to, the repurchase of shares under our share redemption program; reserves required by any financings of our investments; future funding obligations under any real estate loan receivable we acquire; the acquisition or origination of assets, which would include payment of acquisition and origination fees to our advisor; the repayment of debt; and expenses relating to our investments, such as purchasing a loan senior to ours to protect our junior position in the event of a default by the borrower on the senior loan, making protective advances to preserve collateral securing a loan, or making capital and tenant improvements or paying leasing costs and commissions related to real property obtained through foreclosure or otherwise.

	250,000 Shares		140,000,000 Shares
	Minimum Offering ($10.00/share)		Primary Offering (100,000,000 shares) ($10.00/share)			Div. Reinv. Plan (40,000,000 shares) ($9.50/share)
	$	%	$		%	$	%
Gross Offering Proceeds	2,500,000	100.00%	1,000,000,000		100.00%	380,000,000	100.00%

Selling Commissions	150,000	6.00%	60,000,000		6.00%	0	0.00%

Dealer Manager Fee	87,500	3.50%	35,000,000		3.50%	0	0.00%

Other Organization and Offering Expenses	137,500	5.50%	14,166,833		1.42%	660,000	0.17%

Acquisition and Origination Fees	20,792	0.83%	8,721,120	(1)	0.87%	0	0.00%

Initial Working Capital Reserve	25,000	1.00%	10,000,000		1.00%	0	0.00%

Amount Available for Investment	2,079,208	83.17%	872,112,047		87.21%	379,340,000	99.83%

(1) If we raise the maximum offering amount and our debt financing is equal to 30% of the cost of our investments, then acquisition and origination fees would be $12,458,744. We expect that once we have fully invested the proceeds of this offering, our debt financing will be 30% or less of the cost of our investments, although it may exceed this level during our offering stage. Our charter limits our borrowings to 75% of the cost of our tangible assets; however, we may exceed that limit if a majority of the conflicts committee approves each borrowing in excess of our charter limitation and we disclose such borrowing to our stockholders in our next quarterly report with an explanation from the conflicts committee of the justification for the excess borrowing. If we raise the maximum offering amount and our debt financing is equal to 75% of the cost of our investments, then acquisition and origination fees would be $34,884,482.

What kind of offering is this?

We are offering up to 140,000,000 shares of common stock on a “best efforts” basis. We are offering 100,000,000 of these shares in our primary offering at $10 per share, with volume discounts available to investors who purchase more than $1,000,000 in shares through the same participating broker-dealer. Discounts are also available for investors who purchase shares through certain distribution channels. We are offering up to 40,000,000 shares pursuant to our dividend reinvestment plan at a purchase price initially equal to $9.50 per share.

How does a “best efforts” offering work? What happens if you don’t raise at least $2,500,000 in gross offering proceeds?

When shares are offered on a “best efforts” basis, the dealer manager will be required to use only its best efforts to sell the shares and it has no firm commitment or obligation to purchase any of the shares. Therefore, we may not sell all or any of the shares that we are offering.

We will not sell any shares unless we raise a minimum of $2,500,000 in gross offering proceeds from persons who are not affiliated with us or our advisor. Pending satisfaction of this condition, all subscription payments will be placed in an account held by the escrow agent in trust for our subscribers’ benefit, pending release to us. You are entitled to receive the interest earned on your subscription payment while it is held in the escrow account. Once we have raised the minimum offering amount and instructed the escrow agent to disburse the funds in the account, funds representing the gross purchase price for the shares will be distributed to us and the escrow agent will disburse directly to you, without reduction for fees, any interest earned on your subscription payment while it was held in the escrow account. If we do not raise $2,500,000 in gross offering proceeds by                     , we will terminate this offering and promptly return all subscribers’ funds in the escrow account (plus interest). Funds in escrow will be invested in short-term investments that mature on or before the termination of the escrow period or that can be readily sold or otherwise disposed of for cash by such date without any dissipation of the offering proceeds invested. We will not deduct any fees if we return funds from the escrow account because we are unable to raise the minimum offering amount. Because of the higher minimum offering requirement for Pennsylvania and Tennessee investors (described below), subscription payments made by such investors will not count toward the $2,500,000 minimum offering for all other jurisdictions.

Notwithstanding our $2,500,000 minimum offering amount for all other jurisdictions, we will not sell any shares to Pennsylvania investors unless we raise a minimum of $33.4 million in gross offering proceeds (including sales made to residents of other jurisdictions). Pending satisfaction of this condition, all subscription payments by Pennsylvania investors will be placed in a segregated account held by the escrow agent in trust for Pennsylvania subscribers’ benefit, pending release to us. If we have not reached this $33.4 million threshold within 120 days of the date that we first accept a subscription payment from a Pennsylvania investor, we will, within 10 days of the end of that 120-day period, notify Pennsylvania investors in writing of their right to receive refunds, with interest. If you request a refund within 10 days of receiving that notice, we will arrange for the escrow agent to promptly return by check your subscription amount with interest. Amounts held in the Pennsylvania escrow account from Pennsylvania investors not requesting a refund will continue to be held for subsequent 120-day periods until we raise at least $33.4 million or until the end of the subsequent escrow periods. At the end of each subsequent escrow period, we will again notify you of your right to receive a refund of your subscription amount with interest. In the event we do not raise gross offering proceeds of $33.4 million within one year of breaking escrow in this offering, we will promptly return all funds held in escrow for the benefit of Pennsylvania investors (in which case, Pennsylvania investors will not be required to request a refund of their investment). Purchases by persons affiliated with us or our advisor will not count toward the Pennsylvania minimum.

In addition, we will not sell any shares to Tennessee investors unless we raise a minimum of $20 million in gross offering proceeds (including sales made to residents of other jurisdictions). Pending satisfaction of this condition, all subscription payments by Tennessee investors will be placed in a segregated account held by the escrow agent in trust for Tennessee subscribers’ benefit, pending release to us. In the event we do not raise gross offering proceeds of $20 million within one year of breaking escrow in this offering, we will promptly return all funds held in escrow for the benefit of Tennessee investors. Purchases by persons affiliated with us or our advisor will not count toward the Tennessee minimum.

How long will this offering last?

We expect to sell the 100,000,000 shares offered in our primary offering within one year of breaking escrow. If we have not sold all of the shares within one year of breaking escrow, we may continue this offering until                     . Under rules promulgated by the SEC, in some circumstances we could continue our primary offering until as late as                     . If we decide to extend the primary offering period, we will provide that information in a prospectus supplement. We may continue to offer shares under our dividend reinvestment plan beyond these dates until we have sold 40,000,000 shares through the reinvestment of distributions. In many states, we will need to renew the registration statement or file a new registration statement annually to continue the offering. We may terminate this offering at any time.

If our board of directors determines that it is in our best interest, we may conduct follow-on offerings upon the termination of this offering. Our charter does not restrict our ability to conduct offerings in the future.

Who can buy shares?

An investment in our shares is only suitable for persons who have adequate financial means and who will not need immediate liquidity from their investment. Residents of most states may buy shares in this offering provided that they have either (i) a net worth of at least $70,000 and an annual gross income of at least $70,000 or (ii) a net worth of at least $250,000. For the purpose of determining suitability, net worth does not include an investor’s home, home furnishings or personal automobiles. The minimum suitability standards are more stringent for investors in Alabama, California, Iowa, Kansas, Kentucky, Massachusetts, Michigan, Oregon, Pennsylvania and Tennessee.

Who might benefit from an investment in our shares?

An investment in our shares may be beneficial for you if you meet the minimum suitability standards described in this prospectus, seek to diversify your personal portfolio with a mortgage REIT investment focused on real estate-related loans, real estate-related debt securities and other real estate-related investments, seek to receive current income, seek to preserve capital, seek to obtain the benefits of potential long-term capital appreciation and are able to hold your investment for a time period consistent with our liquidity strategy. On the other hand, we caution persons who require immediate liquidity or guaranteed income, or who seek a short-term investment, that an investment in our shares will not meet those needs.

Is there any minimum investment required?

Yes. We require a minimum investment of $4,000, except that we require a $5,000 minimum investment from Tennessee investors. If you own the minimum investment applicable to this offering in shares of KBS REIT I, KBS REIT II or any future KBS-sponsored public program, such as KBS Legacy Apartment REIT, you may invest less than the minimum amount set forth above, but in no event less than $100. After you have satisfied the minimum investment requirement, any additional purchases must be in increments of at least $100. The investment minimum for subsequent purchases does not apply to shares purchased pursuant to our dividend reinvestment plan.

Are there any special restrictions on the ownership or transfer of shares?

Yes. Our charter contains restrictions on the ownership of our shares that prevent any one person from owning more than 9.8% of our aggregate outstanding shares unless exempted by our board of directors. These restrictions are designed to enable us to comply with ownership restrictions imposed on REITs by the Internal Revenue Code.

Our charter also limits your ability to sell your shares. Subsequent purchasers, i.e., potential purchasers of your shares, must also meet the net worth or income standards, and unless you are transferring all of your shares, you may not transfer your shares in a manner that causes you or your transferee to own fewer than the number of shares required to meet the minimum purchase requirements, except for the following transfers without consideration: transfers by gift, transfers by inheritance, intrafamily transfers, family dissolutions, transfers to affiliates and transfers by operation of law.

Are there any special considerations that apply to employee benefit plans subject to ERISA or other retirement plans that are investing in shares?

Yes. The section of this prospectus entitled “ERISA Considerations” describes the effect the purchase of shares will have on individual retirement accounts and retirement plans subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA), and/or the Internal Revenue Code. ERISA is a federal law that regulates the operation of certain tax-advantaged retirement plans. Any retirement plan trustee or individual considering purchasing shares for a retirement plan or an individual retirement account should carefully read this section of the prospectus.

We may make some investments that generate “excess inclusion income” which, when passed through to our tax-exempt stockholders, can be taxed as unrelated business taxable income (UBTI) or, in certain circumstances, can result in a tax being imposed on us. Although we do not expect the amount of such income to be significant, there can be no assurance in this regard.

May I make an investment through my IRA, SEP or other tax-deferred account?

Yes. You may make an investment through your individual retirement account (IRA), a simplified employee pension (SEP) plan or other tax-deferred account. In making these investment decisions, you should consider, at a minimum, (i) whether the investment is in accordance with the documents and instruments governing your IRA, plan or other account, (ii) whether the investment satisfies the fiduciary requirements associated with your IRA, plan or other account, (iii) whether the investment will generate UBTI to your IRA, plan or other account, (iv) whether there is sufficient liquidity for such investment under your IRA, plan or other account, (v) the need to value the assets of your IRA, plan or other account annually or more frequently, and (vi) whether the investment would constitute a prohibited transaction under applicable law.

How do I subscribe for shares?

If you choose to purchase shares in this offering, you will need to complete and sign a subscription agreement (in the form attached to this prospectus as Appendix A) for a specific number of shares and pay for the shares at the time of your subscription.

If I buy shares in this offering, how may I later sell them?

At the time you purchase the shares, they will not be listed for trading on any securities exchange or over-the-counter market. In fact, we expect that there will not be any public market for the shares when you purchase them, and we cannot be sure if one will ever develop. In addition, our charter imposes restrictions on the ownership of our common stock that will apply to potential purchasers of your shares. As a result, if you wish to sell your shares, you may not be able to do so promptly or at all, or you may only be able to sell them at a substantial discount from the price you paid.

After you have held your shares for at least one year, you may be able to have your shares repurchased by us pursuant to our share redemption program. The prices at which we will initially redeem shares are as follows:

•	The lower of $9.25 or 92.5% of the price paid to acquire the shares from us for stockholders who have held their shares for at least one year;

•	The lower of $9.50 or 95.0% of the price paid to acquire the shares from us for stockholders who have held their shares for at least two years;

•	The lower of $9.75 or 97.5% of the price paid to acquire the shares from us for stockholders who have held their shares for at least three years; and

•	The lower of $10.00 or 100% of the price paid to acquire the shares from us for stockholders who have held their shares for at least four years.

Notwithstanding the above, once we establish an estimated value per share of our common stock that is not based on the price to acquire a share in our primary offering or a follow-on public or private offering, the redemption price per share for all stockholders would be equal to the estimated value per share, as determined by our advisor or another firm chosen for that purpose. We expect to establish an estimated value per share after the completion of our offering stage. We will consider our offering stage complete when we are no longer offering equity securities – whether through this offering or follow-on public or private offerings – and have not done so for 18 months.

The terms of our share redemption program are more generous with respect to redemptions sought upon a stockholder’s death, qualifying disability or determination of incompetence:

•	There is no one-year holding requirement;

•

Until we establish an estimated value per share, which we expect to be after the completion of our offering stage (as described above), the redemption price is the amount paid to acquire the shares from us; and

•	Once we have established an estimated value per share, the redemption price would be the estimated value of the shares, as determined by our advisor or another firm chosen for that purpose.

In order for a determination of disability or incompetence to entitle a stockholder to these special redemption terms, the determination of disability or incompetence must be made by the government entities specified in the share redemption program.

The share redemption program contains numerous other restrictions on your ability to sell your shares to us. During each calendar year, redemptions are limited to the amount of net proceeds from the sale of shares under our dividend reinvestment plan during the prior calendar year. Further, during any calendar year, we may redeem no more than 5% of the weighted average number of shares outstanding during the prior calendar year. We also have no obligation to redeem shares if the redemption would violate the restrictions on distributions under Maryland law, which prohibits distributions that would cause a corporation to fail to meet statutory tests of solvency. We may amend, suspend or terminate the program for any reason upon 30 days’ notice.

When will the company seek to list its shares of common stock or liquidate its assets?

We may seek to list our shares of common stock if our independent directors believe listing would be in the best interests of our stockholders. If we do not list our shares of common stock on a national securities exchange by July 31, 2019, our charter requires that we either:

•	seek stockholder approval of the liquidation of the company; or

•	if a majority of the conflicts committee determines that liquidation is not then in the best interests of our stockholders, postpone the decision of whether to liquidate the company.

If a majority of the conflicts committee does determine that liquidation is not then in the best interests of our stockholders, our charter requires that the conflicts committee revisit the issue of liquidation at least annually. Further postponement of listing or stockholder action regarding liquidation would only be permitted if a majority of the conflicts committee again determined that liquidation would not be in the best interest of our stockholders. If we sought and failed to obtain stockholder approval of our liquidation, our charter would not require us to list or liquidate and would not require the conflicts committee to revisit the issue of liquidation, and we could continue to operate as before. If we sought and obtained stockholder approval of our liquidation, we would begin an orderly sale of our assets. The precise timing of such sales would take account of the prevailing real estate finance markets and the debt markets generally as well as the federal income tax consequences to our stockholders. In making the decision to apply for listing of our shares, our directors will try to determine whether listing our shares or liquidating our assets will result in greater value for stockholders.

One of the factors our board of directors will consider when making this determination is the liquidity needs of our stockholders. In assessing whether to list or liquidate, our board of directors would likely solicit input from financial advisors as to the likely demand for our shares upon listing. If, after listing, the board believed that it would be difficult for stockholders to dispose of their shares, then that factor would weigh against listing. However, this would not be the only factor considered by the board. If listing still appeared to be in the best long-term interest of our stockholders, despite the prospects of a relatively small market for our shares upon the initial listing, the board may still opt to list our shares of common stock in keeping with its obligations under Maryland law. The board would also likely consider whether there was a large demand to sell our shares when making decisions regarding listing or liquidation. The degree of participation in our dividend reinvestment plan and the number of requests for redemptions under the share redemption program at this time could be an indicator of stockholder demand to liquidate their investment.

Will I be notified of how my investment is doing?

Yes, we will provide you with periodic updates on the performance of your investment in us, including:

•	detailed quarterly dividend reports;

•	an annual report;

•	supplements to the prospectus, provided quarterly during the primary offering; and

•	three quarterly financial reports.

We will provide this information to you via one or more of the following methods, in our discretion and with your consent, if necessary:

•	U.S. mail or other courier;

•	facsimile;

•	electronic delivery; or

•	posting on our web site at .

Within 30 days after any document described above is provided electronically or on our web site, Oregon investors may request that a paper copy of such document be sent by U.S. mail to such investor by contacting KBS Capital Markets Group at (866) KBS-4CMG or (866) 527-4264 or by contacting his or her registered representative.

To assist the Financial Industry Regulatory Authority (“FINRA”) members and their associated persons that participate in this offering, pursuant to FINRA Conduct Rule 5110, we will disclose in each annual report distributed to stockholders a per share estimated value of our shares, the method by which it was developed, and the date of the data used to develop the estimated value. In addition, KBS Capital Advisors, our advisor, will prepare annual statements of estimated share values to assist fiduciaries of retirement plans subject to the annual reporting requirements of ERISA in the preparation of their reports relating to an investment in our shares. Our advisor has indicated that it intends to use the most recent price paid to acquire a share in this offering (ignoring purchase price discounts for certain categories of purchasers) or a follow-on public or private offering as its estimated per share value of our shares until we have completed our offering stage. We will consider our offering stage complete when we are no longer offering equity securities – whether through this offering or follow-on public or private offerings – and have not done so for 18 months. If our board of directors determines that it is in our best interest, we may conduct follow-on offerings upon the termination of this offering. Our charter does not restrict our ability to conduct offerings in the future. (For purposes of this definition, we do not consider an “equity offering” to include offerings on behalf of selling stockholders or offerings related to a dividend reinvestment plan, employee benefit plan or the redemption of interests in our Operating Partnership.)

Although the initial estimated value will represent the most recent price at which most investors will purchase shares an offering, this reported value will likely differ from the price at which a stockholder could resell his or her shares because (i) there is no public trading market for the shares at this time; (ii) the estimated value will not reflect, and will not be derived from, the fair market value of our assets, nor will it represent the amount of net proceeds that would result from an immediate liquidation of our assets, because the amount of proceeds available for investment from an offering will be net of selling commissions, dealer manager fees, other organization and offering costs and acquisition and origination fees and expenses; (iii) the estimated value will not take into account how market fluctuations will affect the value of our investments, including how the current disruptions in the financial and real estate markets may affect the values of our investments; and (iv) the estimated value will not take into account how developments related to individual assets may increase or decrease the value of our portfolio.

When will I get my detailed tax information?

Your Form 1099-DIV tax information, if required, will be mailed by January 31 of each year.

Who can help answer my questions about the offering?

If you have more questions about the offering, or if you would like additional copies of this prospectus, you should contact your registered representative or contact:

KBS Capital Markets Group LLC

660 Newport Center Drive, Suite 1200

Newport Beach, California 92660

Telephone: (866) KBS-4CMG or (866) 527-4264

Fax: (949) 717-6201

www.kbs-cmg.com

RISK FACTORS

An investment in our common stock involves various risks and uncertainties. You should carefully consider the following risk factors in conjunction with the other information contained in this prospectus before purchasing our common stock. The risks discussed in this prospectus could adversely affect our business, operating results, prospects and financial condition. This could cause the value of our common stock to decline and could cause you to lose all or part of your investment. The risks and uncertainties described below are not the only ones we face but do represent those risks and uncertainties that we believe are material to us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also harm our business.

Risks Related to an Investment in Us

Because no public trading market for your shares currently exists, it will be difficult for you to sell your shares and, if you are able to sell your shares, you will likely sell them at a substantial discount to the public offering price.

Our charter does not require our directors to seek stockholder approval to liquidate our assets by a specified date, nor does our charter require our directors to list our shares for trading on a national securities exchange by a specified date. There is no public market for our shares and we currently have no plans to list our shares on a national securities exchange. Until our shares are listed, if ever, you may not sell your shares unless the buyer meets the applicable suitability and minimum purchase standards. In addition, our charter prohibits the ownership of more than 9.8% of our stock, unless exempted by our board of directors, which may inhibit large investors from purchasing your shares. In its sole discretion, our board of directors could amend, suspend or terminate our share redemption program upon 30 days’ notice. Further, the share redemption program includes numerous restrictions that would limit your ability to sell your shares. We describe these restrictions in more detail under “Description of Shares—Share Redemption Program.” Therefore, it will be difficult for you to sell your shares promptly or at all. If you are able to sell your shares, you would likely have to sell them at a substantial discount to their public offering price. It is also likely that your shares would not be accepted as the primary collateral for a loan. Because of the illiquid nature of our shares, you should purchase our shares only as a long-term investment and be prepared to hold them for an indefinite period of time.

If we are unable to find suitable investments, we may not be able to achieve our investment objectives or pay distributions.

Our ability to achieve our investment objectives and to pay distributions depends upon the performance of KBS Capital Advisors, our advisor, in the acquisition of our investments, including the determination of any financing arrangements, and the ability of our advisor to source loan origination opportunities for us. Competition from competing entities may reduce the number of suitable investment opportunities offered to us or increase the bargaining power of counterparties in transactions. We will also depend upon the performance of third-party loan servicers to service our loan investments. The more shares we sell in this offering, the greater our challenge will be to invest all of the net offering proceeds on attractive terms. Except for investments that may be described in supplements to this prospectus, you will have no opportunity to evaluate the economic merits or the terms of our investments. You must rely entirely on the management abilities of KBS Capital Advisors, the loan servicers KBS Capital Advisors selects and the oversight of our board of directors. We cannot assure you that KBS Capital Advisors will be successful in obtaining suitable investments on financially attractive terms or that, if KBS Capital Advisors makes investments on our behalf, our objectives will be achieved. If we, through KBS Capital Advisors, are unable to find suitable investments promptly, we will hold the proceeds from this offering in an interest-bearing account or invest the proceeds in short-term assets. If we would continue to be unsuccessful in locating suitable investments, we may ultimately decide to liquidate. In the event we are unable to timely locate suitable investments, we may be unable or limited in our ability to pay distributions and we may not be able to meet our investment objectives.

Continued disruptions in the financial markets and deteriorating economic conditions could adversely impact our ability to implement our business strategy and generate returns to you.

The capital and credit markets have been experiencing extreme volatility and disruption for more than two years and the U.S. economy has gone into recession. Turmoil in the capital markets has constrained equity and debt capital available for investment in the commercial real estate market, resulting in fewer buyers seeking to acquire commercial properties, increases in cap rates and lower property values. Furthermore, deteriorating economic conditions have negatively impacted residential and commercial real estate fundamentals. Risks of defaults on loans and foreclosures on mortgages have increased over the past two years. Financial market and economic conditions may deteriorate further; we cannot foresee when these conditions will stabilize or improve.

We intend to acquire a portfolio of real estate-related loans, real estate-related debt securities and other real estate-related investments. Current economic conditions greatly increase the risks of these investments (see “—Risks Related to Our Investments”). The value of collateral securing any loan investment we may make could decrease below the outstanding principal amount of such loan. In addition, revenues on the properties and other assets underlying any loan investments we may make could decrease, making it more difficult for borrowers to meet their payment obligations to us. Each of these factors would increase the likelihood of default and foreclosure, which would likely have a negative impact on the value of our loan investment. More generally, the risks arising from the current financial market and economic conditions are applicable to all of the investments we may make. They apply to both commercial and residential real estate loans, whether mortgage, mezzanine or bridge loans. They apply to residential and commercial mortgage-backed securities and collateralized debt obligations, the performance of which depends on the performance of the underlying loans. They also apply to the debt and equity securities of companies that have investment objectives similar to ours.

Continued disruptions in the financial markets and deteriorating economic conditions may also impact the market for our investments and the volatility of our investments. The returns available to investors in our targeted investments are determined, in part, by: (i) the supply and demand for such investments and (ii) the existence of a market for such investments, which includes the ability to sell or finance such investments. During periods of volatility the number of investors participating in the market may change at an accelerated pace. As liquidity or “demand” increases the returns available to investors will decrease. Conversely, a lack of liquidity will cause the returns available to investors to increase.

Over the past two years, liquidity in the market for non-prime and sub-prime residential mortgage loans, and the real estate-related investments that depend on the performance of such loans, has decreased dramatically. Concerns pertaining to the increased rates of delinquency, foreclosure and loss in residential mortgages have expanded to almost all areas of the debt capital markets including corporate bonds, asset-backed securities and commercial real estate bonds and loans. This has lead to a general decline in liquidity for such investments, a corresponding reduction in their market value and an increase in market volatility. This instability may interfere with the successful implementation of our business strategy.

A protracted economic downturn will also likely have a negative impact on our ability to originate, sell and securitize loans. Borrowers often use increases in the value of their existing properties to support the purchase of or investment in additional properties. If real property values decline, real estate investors will have a difficult time making new acquisitions and demand for loan originations will decline. In addition, creditworthy investors may be less likely to look to debt financing for acquisitions in a recessionary environment. Furthermore, we may have difficulty selling loans, loan participations and structured debt products in a recessionary environment. These factors may hinder our ability to generate revenue by originating, selling and securitizing loans.

We expect to finance a portion of our investments with debt. As a result of the ongoing credit market turmoil, we may not be able to obtain debt financing on attractive terms. As such, we may be forced to use a greater proportion of our offering proceeds to finance our acquisitions and originations, reducing the number of investments we would otherwise make. If the current debt market environment persists we may modify our investment strategy in order to optimize our portfolio performance. Our options would include limiting or eliminating the use of debt and focusing on those investments that do not require the use of leverage to meet our portfolio goals.

All of the factors described above could adversely impact our ability to implement our business strategy and make distributions to our investors and could decrease the value of an investment in us.

We may suffer from delays in locating suitable investments, which could limit our ability to make distributions and lower the overall return on your investment.

We rely upon our sponsors and the other real estate and debt finance professionals at our advisor, including Peter M. Bren, Keith D. Hall, Peter McMillan III and Charles J. Schreiber, Jr., to identify suitable investments. The private KBS-sponsored programs, especially those that are currently raising offering proceeds, as well as the institutional investors for whom KBS affiliates serve as investment advisors, also rely upon Messrs. Bren and Schreiber for investment opportunities. In addition, KBS REIT I, KBS REIT II and KBS Legacy Apartment REIT, which are also externally advised by our advisor, rely or will rely upon Messrs. Bren, Hall, McMillan and Schreiber to identify potential investments and actively manage their assets. To the extent that our sponsors and the other real estate and debt finance professionals at our advisor face competing demands upon their time at times when we have capital ready for investment, we may face delays in locating suitable investments. Further, the more money we raise in this offering, the more difficult it will be to invest the net offering proceeds promptly and on attractive terms. Therefore, the large size of this offering and the competition from other entities that may be better positioned to acquire the types of investments we desire to make increase the risk of delays in investing our net offering proceeds. Delays we encounter in the selection and acquisition or origination of income-producing assets would likely limit our ability to pay distributions to our stockholders and lower their overall returns.

Because this is a blind-pool offering, you will not have the opportunity to evaluate our investments before we make them, which makes your investment more speculative.

Because we have not yet made any investments or identified any investments that we may make, we are not able to provide you with any information to assist you in evaluating the merits of any specific investments that we may make, except for investments that may be described in supplements to this prospectus. We will seek to invest substantially all of the net proceeds from the primary offering after the payment of fees and expenses, in real estate-related loans, real estate-related debt securities and other real estate-related investments. However, because you will be unable to evaluate the economic merit of assets before we invest in them, you will have to rely entirely on the ability of our advisor to select suitable and successful investment opportunities. Furthermore, our board of directors will have broad discretion in implementing policies regarding mortgagor creditworthiness and you will not have the opportunity to evaluate potential borrowers. These factors increase the risk that your investment may not generate returns comparable to our competitors.

If we are unable to raise substantial funds, we will be limited in the number and type of investments we make and the value of your investment in us will fluctuate with the performance of the specific assets we acquire.

This offering is being made on a “best efforts” basis, meaning that our dealer manager is only required to use its best efforts to sell our shares and has no firm commitment or obligation to purchase any of the shares. As a result, the amount of proceeds we raise in this offering may be substantially less than the amount we would need to achieve a diversified portfolio of investments. We may be unable to raise even the minimum offering amount. If we are unable to raise substantial funds, we will make fewer investments resulting in less diversification in terms of the type, number and size of investments that we make. In that case, the likelihood that any single asset’s performance would adversely affect our profitability will increase. Additionally, we are not limited in the number or size of our investments or the percentage of net proceeds we may dedicate to a single investment. Your investment in our shares will be subject to greater risk to the extent that we lack a diversified portfolio of investments. Further, we will have certain fixed operating expenses, including certain expenses as a publicly offered REIT, regardless of whether we are able to raise substantial funds in this offering. Our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and cash flow and limiting our ability to make distributions.

We are a recently formed company with no operating history and our advisor has a limited operating history, which makes our future performance difficult to predict.

We are a recently formed company and have no operating history. We were incorporated in the State of Maryland on October 8, 2008. As of the date of this prospectus, we have not made any investments, and our total assets consist of $200,000 cash. You should not assume that our performance will be similar to the past performance of other real estate investment programs sponsored by affiliates of our advisor, including KBS REIT I and KBS REIT II.

Our advisor was formed on October 18, 2004 and as of the date of this prospectus its operations have consisted solely of serving as the external advisor to KBS REIT I, which launched its initial public offering and commenced real estate operations in 2006, and KBS REIT II, which launched its initial public offering and commenced real estate operations in 2008. KBS REIT I was the first publicly offered investment program sponsored by Messrs. Bren, Hall, McMillan and Schreiber. The private KBS-sponsored programs were not subject to the up-front commissions, fees and expenses associated with a public offering nor all of the laws and regulations that will apply to us. For all of these reasons, you should be especially cautious when drawing conclusions about our future performance and you should not assume that it will be similar to the prior performance of other KBS-sponsored programs. Our lack of an operating history and our advisor’s limited operating history and the differences between us and the private KBS-sponsored programs significantly increase the risk and uncertainty you face in making an investment in our shares.

Because we are dependent upon our advisor and its affiliates to conduct our operations, any adverse changes in the financial health of our advisor or its affiliates or our relationship with them could hinder our operating performance and the return on your investment.

We are dependent on KBS Capital Advisors, its affiliates and the key real estate and debt finance professionals at KBS Capital Advisors to manage our operations and our portfolio of real estate-related loans, real estate-related debt securities and other real estate-related investments. Our advisor has a limited operating history and it will depend upon the fees and other compensation that it will receive from us, KBS REIT I, KBS REIT II, KBS Legacy Apartment REIT and other future public KBS-sponsored programs in connection with the origination, purchase, management and sale of assets to conduct its operations. Any adverse changes in the financial condition of KBS Capital Advisors or its affiliates or our relationship with KBS Capital Advisors or its affiliates could hinder their ability to successfully manage our operations and our portfolio of investments. Furthermore, if some or all of the key real estate and debt finance professionals at KBS Capital Advisors are internalized by KBS REIT I, KBS REIT II or KBS Legacy Apartment REIT, KBS Capital Advisors may need to replace such professionals, or we may need to find employees or an advisor to replace the management services KBS Capital Advisors provides to us. In such event our operating performance and the return on your investment could suffer.

Our dealer manager, KBS Capital Markets Group, has a limited operating history and our ability to implement our investment strategy is dependent, in part, upon the ability of KBS Capital Markets Group to successfully conduct this offering, which makes an investment in us more speculative.

We have retained KBS Capital Markets Group, an affiliate of our advisor, to conduct this offering. KBS Capital Markets Group has a limited operating history. The initial public offering of KBS REIT I, which commenced its initial public offering in January 2006 and ceased offering shares in its primary initial public offering in May 2008, was the first offering conducted by our dealer manager. The initial public offering of KBS REIT II, which commenced in April 2008, is the second public offering conducted by our dealer manager. The success of this offering, and our ability to implement our business strategy, is dependent upon the ability of KBS Capital Markets Group to build and maintain a network of broker-dealers to sell our shares to their clients. If KBS Capital Markets Group is not successful in establishing, operating and managing this network of broker-dealers, our ability to raise proceeds through this offering will be limited and we may not have adequate capital to implement our investment strategy. If we are unsuccessful in implementing our investment strategy, you could lose all or a part of your investment.

If we pay distributions from sources other than our cash flow from operations, we will have less funds available for investments and your overall return may be reduced.

Our organizational documents permit us, to the extent permitted by Maryland law, to pay distributions from any source. If we fund distributions from financings, the net proceeds from this offering or sources other than our cash flow from operations, we will have less funds available for investment in real estate-related loans, real estate-related debt securities and other real estate-related investments and your overall return may be reduced. We expect to have little, if any, cash flow from operations available for distribution until we make substantial investments. Further, because we may receive income at various times during our fiscal year and because we may need cash flow from operations during a particular period to fund expenses, we expect that at least during the early stages of our development and from time to time during our operational stage, we will declare distributions in anticipation of cash flow that we expect to receive during a later period and we will pay these distributions in advance of our actual receipt of these funds. In these instances, we expect to look to third-party borrowings to fund our distributions. We may also fund such distributions from advances from our advisor or sponsors or from our advisor’s deferral of its fees under the advisory agreement.

The loss of or the inability to obtain key real estate and debt finance professionals at our advisor and key employees at our dealer manager could delay or hinder implementation of our investment strategies, which could limit our ability to make distributions and decrease the value of your investment.

Our success depends to a significant degree upon the contributions of Peter M. Bren, Keith D. Hall, Peter McMillan III, Charles J. Schreiber, Jr., each of whom would be difficult to replace. Neither we nor our affiliates have employment agreements with Messrs. Bren, Hall, McMillan or Schreiber. Messrs. Bren, Hall, McMillan and Schreiber may not remain associated with us. If any of these persons were to cease their association with us, our operating results could suffer. We do not intend to maintain key person life insurance on any person. We believe that our future success depends, in large part, upon our advisor’s and its affiliates’ ability to attract and retain highly skilled managerial, operational and marketing professionals. Competition for such professionals is intense, and our advisor and its affiliates may be unsuccessful in attracting and retaining such skilled individuals. If we lose or are unable to obtain the services of highly skilled professionals our ability to implement our investment strategies could be delayed or hindered, and the value of your investment may decline.

Our rights and the rights of our stockholders to recover claims against our independent directors are limited, which could reduce your and our recovery against them if they negligently cause us to incur losses.

Maryland law provides that a director has no liability in that capacity if he performs his duties in good faith, in a manner he reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Our charter provides that no independent director shall be liable to us or our stockholders for monetary damages and that we will generally indemnify them for losses unless they are grossly negligent or engage in willful misconduct. As a result, you and we may have more limited rights against our independent directors than might otherwise exist under common law, which could reduce your and our recovery from these persons if they act in a negligent manner. In addition, we may be obligated to fund the defense costs incurred by our independent directors (as well as by our other directors, officers, employees (if we ever have employees) and agents) in some cases, which would decrease the cash otherwise available for distribution to you.

We may change our targeted investments without stockholder consent.

We may change our targeted investments and investment guidelines at any time without the consent of our stockholders, which could result in our making investments that are different from, and possibly riskier than, the investments described in this prospectus. A change in our targeted investments or investment guidelines may increase our exposure to interest rate risk, default risk and real estate market fluctuations, all of which could adversely affect the value of our common stock and our ability to make distributions to you.

Risks Related to Conflicts of Interest

KBS Capital Advisors and its affiliates, including all of our executive officers and some of our directors and other key real estate and debt finance professionals, will face conflicts of interest caused by their compensation arrangements with us, which could result in actions that are not in the long-term best interests of our stockholders.

All of our executive officers and some of our directors and other key real estate and debt finance professionals are also officers, directors, managers, key professionals and/or holders of a direct or indirect controlling interest in our advisor, our dealer manager and other affiliated KBS entities. KBS Capital Advisors and its affiliates will receive substantial fees from us. These fees could influence our advisor’s advice to us as well as the judgment of affiliates of KBS Capital Advisors. Among other matters, these compensation arrangements could affect their judgment with respect to:

•	the continuation, renewal or enforcement of our agreements with KBS Capital Advisors and its affiliates, including the advisory agreement and the dealer manager agreement;

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public offerings of equity by us, which entitle KBS Capital Markets Group to dealer-manager fees and will likely entitle KBS Capital Advisors to increased acquisition and origination fees and asset management fees;

•	sales of investments, which entitle KBS Capital Advisors to disposition fees and possible subordinated incentive fees;

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acquisitions of investments and originations of loans, which entitle KBS Capital Advisors to acquisition and origination fees and asset management fees and, in the case of acquisitions of investments from other KBS-sponsored programs, might entitle affiliates of KBS Capital Advisors to disposition fees and possible subordinated incentive fees in connection with its services for the seller;

•	borrowings to acquire investments and to originate loans, which borrowings will increase the acquisition and origination fees and asset management fees payable to KBS Capital Advisors;

•	whether and when we seek to list our common stock on a national securities exchange, which listing could entitle KBS Capital Advisors to a subordinated incentive listing fee;

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whether we seek stockholder approval to internalize our management, which may entail acquiring assets (such as office space, furnishings and technology costs) and negotiating compensation for key real estate and debt finance professionals at our advisor and its affiliates that may result in the real estate and debt finance professionals at our advisor receiving more compensation from us than they currently receive from our advisor; and

•	whether and when we seek to sell the company or its assets, which sale could entitle KBS Capital Advisors to a subordinated incentive fee.

The fees our advisor receives in connection with transactions involving the acquisition or origination of an asset are based on the cost of the investment, and not based on the quality of the investment or the quality of the services rendered to us. This may influence our advisor to recommend riskier transactions to us.

KBS Capital Advisors will face conflicts of interest relating to the origination and acquisition of investments and such conflicts may not be resolved in our favor, meaning that we could invest in less attractive assets, which could limit our ability to make distributions and reduce your overall investment return.

We rely on our sponsors and other key real estate and debt finance professionals of our advisor, including Peter M. Bren, Keith D. Hall, Peter McMillan III and Charles J. Schreiber, Jr., to identify suitable investment opportunities for us. KBS REIT I, KBS REIT II and KBS Legacy Apartment REIT are also advised by KBS Capital Advisors and rely or will rely on our sponsors and many of the same real estate and debt finance professionals as will future public KBS-sponsored programs. Messrs. Bren and Schreiber and several of the other key real estate and debt finance professionals at KBS Capital Advisors are also the key real estate and debt finance professionals at KBS Realty Advisors and its affiliates, the advisors to the private KBS-sponsored programs and the investment advisors to institutional investors in real estate and real estate-related assets. As such, the other KBS-sponsored programs that are currently raising funds for investment rely on many of the same real estate and debt finance professionals. Many investment opportunities that are suitable for us may also be suitable for other KBS programs and investors. When these real estate and debt finance professionals direct an investment opportunity to any KBS-sponsored program or KBS-advised investor, they, in their sole discretion, will offer the opportunity to the program or investor for which the investment opportunity is most suitable based on the investment objectives, portfolio and criteria of each program or investor. For so long as we are externally advised, our charter provides that it shall not be a proper purpose of the corporation for us to purchase any significant asset unless the advisor has recommended the investment to us. Thus, the real estate and debt finance professionals of KBS Capital Advisors could direct attractive investment opportunities to other entities or investors. Such events could result in us investing in assets that provide less attractive returns, reducing the level of distributions we may be able to pay to you.

Further, existing and future KBS-sponsored programs and KBS-advised investors and Messrs. Bren, Hall, McMillan and Schreiber are not prohibited from engaging, directly or indirectly, in any business or from possessing interests in any other business venture or ventures, including businesses and ventures involved in the acquisition, origination or sale of real estate-related investments. For a detailed description of the conflicts of interest that our advisor will face, see “Conflicts of Interest.”

KBS Capital Advisors, the real estate and debt finance professionals assembled by our advisor, their affiliates and our officers will face competing demands on their time and this may cause our operations and your investment to suffer.

We rely on KBS Capital Advisors and the real estate and debt finance professionals our advisor has assembled, including Messrs. Bren, Hall, McMillan and Schreiber, for the day-to-day operation of our business. Messrs. Bren, Hall, McMillan and Schreiber are also executive officers of KBS REIT I and KBS REIT II, and Messrs. Bren and McMillan are executive officers of KBS Legacy Apartment REIT. In addition, Messrs. Bren and Schreiber are executive officers of KBS Realty Advisors and its affiliates, the advisors of the private KBS-sponsored programs and the investment advisors to institutional investors in real estate and real estate-related assets. As a result of their interests in other KBS programs, their obligations to other investors and the fact that they engage in and they will continue to engage in other business activities on behalf of themselves and others, Messrs. Bren, Hall, McMillan and Schreiber will face conflicts of interest in allocating their time among us, KBS REIT I, KBS REIT II, KBS Legacy Apartment REIT, KBS Capital Advisors and other KBS-sponsored programs as well as other business activities in which they are involved. In addition, KBS Capital Advisors and KBS Realty Advisors and its affiliates share many of the same key real estate and debt finance professionals. During times of intense activity in other programs and ventures, these individuals may devote less time and fewer resources to our business than are necessary or appropriate to manage our business. Furthermore, some or all of these individuals may become employees of another KBS-sponsored program in an internalization transaction or, if we internalize our advisor, may not become our employees as a result of their relationship with other KBS-sponsored programs. If these events occur, the returns on our investments, and the value of your investment, may decline.

All of our executive officers and some of our directors and the key real estate and debt finance professionals assembled by our advisor face conflicts of interest related to their positions and/or interests in KBS Capital Advisors and its affiliates, including our dealer manager, which could hinder our ability to implement our business strategy and to generate returns to you.

All of our executive officers, some of our directors and other key real estate and debt finance professionals assembled by our advisor are also executive officers, directors, managers, key professionals and/or holders of a direct or indirect controlling interest in our advisor, our dealer manager and other affiliated KBS entities. Through KBS-affiliated entities, some of these persons also serve as the investment advisors to institutional investors in real estate and real estate-related assets and through KBS Capital Advisors and its affiliates these persons serve as the advisor to KBS REIT I, KBS REIT II, KBS Legacy Apartment REIT and other KBS-sponsored programs. As a result, they owe fiduciary duties to each of these entities, their members and limited partners and these investors, which fiduciary duties may from time to time conflict with the fiduciary duties that they owe to us and our stockholders. Their loyalties to these other entities and investors could result in action or inaction that is detrimental to our business, which could harm the implementation of our business strategy and our investment and leasing opportunities. If we do not successfully implement our business strategy, we may be unable to generate the cash needed to make distributions to you and to maintain or increase the value of our assets.

Risks Related to This Offering and Our Corporate Structure

Our charter limits the number of shares a person may own, which may discourage a takeover that could otherwise result in a premium price to our stockholders.

Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT. To help us comply with the REIT ownership requirements of the Internal Revenue Code, our charter prohibits a person from directly or constructively owning more than 9.8% of our outstanding shares, unless exempted by our board of directors. This restriction may have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for holders of our common stock.

Our charter permits our board of directors to issue stock with terms that may subordinate the rights of our common stockholders or discourage a third party from acquiring us in a manner that could result in a premium price to our stockholders.

Our board of directors may classify or reclassify any unissued common stock or preferred stock and establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of redemption of any such stock. Thus, our board of directors could authorize the issuance of preferred stock with priority as to distributions and amounts payable upon liquidation over the rights of the holders of our common stock. Such preferred stock could also have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price to holders of our common stock.

Your investment return may be reduced if we are required to register as an investment company under the Investment Company Act; if we become an unregistered investment company, we could not continue our business.

We do not intend to register as an investment company under the Investment Company Act. If we were obligated to register as an investment company, we would have to comply with a variety of substantive requirements under the Investment Company Act that impose, among other things:

•	limitations on capital structure;

•	restrictions on specified investments;

•	prohibitions on transactions with affiliates; and

•	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly increase our operating expenses.

Under the relevant provisions of Section 3(a)(1) of the Investment Company Act, we will not be deemed to be an “investment company” if:

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we are not engaged primarily, nor hold ourselves out as being engaged primarily, nor propose to engage primarily, in the business of investing, reinvesting or trading in securities (the “Primarily Engaged Test”); and

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we are not engaged and do not propose to engage in the business of investing, reinvesting, owning, holding or trading in securities and do not own or propose to acquire “investment securities” having a value exceeding 40% of the value of our total assets on an unconsolidated basis (the “40% Test”). “Investment securities” excludes U.S. government securities and securities of majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) (relating to private investment companies).

Depending on the nature of our portfolio, we believe that we and our Operating Partnership may be able to satisfy both tests above. With respect to the 40% Test, we expect that most of the entities through which we and our Operating Partnership own our assets will be majority-owned subsidiaries that are not themselves investment companies and are not relying on the exceptions from the definition of investment company under Section 3(c)(1) or Section 3(c)(7).

With respect to the Primarily Engaged Test, we and our Operating Partnership are holding companies and do not intend to invest or trade in securities ourselves. Rather, through the majority-owned subsidiaries of our Operating Partnership, we and our Operating Partnership will be primarily engaged in the non-investment company businesses of these subsidiaries.

We expect that most of the subsidiaries of our Operating Partnership will be able to rely on Section 3(c)(5)(C) of the Investment Company Act for an exception from the definition of an investment company. (Any other subsidiaries of our Operating Partnership should be able to rely on the exceptions for private investment companies pursuant to Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.) The SEC staff’s position on Section 3(c)(5)(C) generally requires that an issuer maintain at least 55% of its assets in “mortgages and other liens on and interests in real estate” (“Qualifying Assets”); at least 80% of its assets in Qualifying Assets plus real estate-related assets (“Real Estate-Related Assets”); and no more than 20% of the value of its assets in other than Qualifying Assets and Real Estate-Related Assets (“Miscellaneous Assets”). To constitute a Qualifying Asset under this 55% requirement, a real estate interest must meet various criteria; therefore, certain of our subsidiaries will be limited with respect to the value and nature of the assets that they may own at any given time.

If, however, the value of the subsidiaries of our Operating Partnership that must rely on Section 3(c)(1) or Section 3(c)(7) is greater than 40% of the value of the assets of our Operating Partnership (which is most likely to occur if such subsidiaries do not own a sufficient amount of Qualifying Assets or Real Estate-Related Assets to rely on Section 3(c)(5)(C)), then we and our Operating Partnership may seek to rely on the exception from registration under Section 3(c)(6) if we and our Operating Partnership are “primarily engaged,” through majority-owned subsidiaries, in the business of purchasing or otherwise acquiring mortgages and other interests in real estate. Although the SEC staff has issued little interpretive guidance with respect to Section 3(c)(6), we believe that we and our Operating Partnership may rely on Section 3(c)(6) if 55% of the assets of our Operating Partnership consist of, and at least 55% of the income of our Operating Partnership is derived from, majority-owned subsidiaries that rely on Section 3(c)(5)(C).

To maintain compliance with the Investment Company Act, our subsidiaries may be unable to sell assets we would otherwise want them to sell and may need to sell assets we would otherwise wish them to retain. In addition, our subsidiaries may have to acquire additional assets that they might not otherwise have acquired or may have to forego opportunities to make investments that we would otherwise want them to make and would be important to our investment strategy. Moreover, SEC staff interpretations with respect to various types of assets are subject to change and may not be determinative to a court, which increases the risk of non-compliance and the risk that we may be forced to make adverse changes to our portfolio.

If we were required to register as an investment company but failed to do so, we would be prohibited from engaging in our business and criminal and civil actions could be brought against us. In addition, our contracts would be unenforceable unless a court required enforcement and a court could appoint a receiver to take control of us and liquidate our business. For more information related to compliance with the Investment Company Act, see “Investment Objectives and Criteria— Investment Limitations to Avoid Registration as an Investment Company.”

Rapid changes in the values of our assets may make it more difficult for us to maintain our qualification as a REIT or our exception from the definition of an investment company under the Investment Company Act.

If the market value or income potential of our qualifying real estate assets changes as compared to the market value or income potential of our non-qualifying assets, or if the market value or income potential of our assets that are considered “real estate-related assets” under the Investment Company Act or REIT qualification tests changes as compared to the market value or income potential of our assets that are not considered “real estate-related assets” under the Investment Company Act or REIT qualification tests, whether as a result of increased interest rates, prepayment rates or other factors, we may need to modify our investment portfolio in order to maintain our REIT qualification or exception from the definition of an investment company. If the decline in asset values or income occurs quickly, this may be especially difficult, if not impossible, to accomplish. This difficulty may be exacerbated by the illiquid nature of many of the assets that we may own. We may have to make investment decisions that we otherwise would not make absent REIT and Investment Company Act considerations.

You will have limited control over changes in our policies and operations, which increases the uncertainty and risks you face as a stockholder.

Our board of directors determines our major policies, including our policies regarding financing, growth, debt capitalization, REIT qualification and distributions. Our board of directors may amend or revise these and other policies without a vote of the stockholders. Under Maryland General Corporation Law and our charter, our stockholders have a right to vote only on limited matters. Our board’s broad discretion in setting policies and our stockholders’ inability to exert control over those policies increases the uncertainty and risks you face as a stockholder.

Because our charter does not require our listing or liquidation by a specified date, you should only purchase our shares as a long-term investment and be prepared to hold them for an indefinite period of time.

We may seek to list our shares of common stock if our independent directors believe listing would be in the best interests of our stockholders. If we do not list our shares of common stock on a national securities exchange by July 31, 2019, our charter requires that we either seek stockholder approval of the liquidation of the company; or if a majority of the conflicts committee determines that liquidation is not then in the best interests of our stockholders, postpone the decision of whether to liquidate the company. If a majority of the conflicts committee does determine that liquidation is not then in the best interests of our stockholders, our charter requires that the conflicts committee revisit the issue of liquidation at least annually. Further postponement of listing or stockholder action regarding liquidation would only be permitted if a majority of the conflicts committee again determined that liquidation would not be in the best interest of our stockholders. If we sought and failed to obtain stockholder approval of our liquidation, our charter would not require us to list or liquidate and would not require the conflicts committee to revisit the issue of liquidation, and we could continue to operate as before. Because our charter does not require our listing or liquidation by a specified date, you should only purchase our shares as a long-term investment and be prepared to hold them for an indefinite period of time.

You may not be able to sell your shares under our share redemption program and, if you are able to sell your shares under the program, you may not be able to recover full the amount of your investment in our shares.

Our share redemption program includes numerous restrictions that limit your ability to sell your shares. You must hold your shares for at least one year in order to participate in the share redemption program, except for redemptions sought upon a stockholder’s death, “qualifying disability” or “determination of incompetence.” We limit the number of shares redeemed pursuant to the share redemption program as follows: (i) during any calendar year, we may redeem no more than 5% of the weighted-average number of shares outstanding during the prior calendar year and (ii) during each calendar year, redemptions will be limited to the amount of net proceeds from the sale of shares under our dividend reinvestment plan during the prior calendar year. Further, we have no obligation to redeem shares if the redemption would violate the restrictions on distributions under Maryland law, which prohibits distributions that would cause a corporation to fail to meet statutory tests of solvency. These limits may prevent us from accommodating all redemption requests made in any year. Our board is free to amend, suspend or terminate the share redemption program upon 30 days’ notice.

The prices at which we will initially redeem shares under the program are as follows:

•	The lower of $9.25 or 92.5% of the price paid to acquire the shares from us for stockholders who have held their shares for at least one year;

•	The lower of $9.50 or 95.0% of the price paid to acquire the shares from us for stockholders who have held their shares for at least two years;

•	The lower of $9.75 or 97.5% of the price paid to acquire the shares from us for stockholders who have held their shares for at least three years; and

•	The lower of $10.00 or 100% of the price paid to acquire the shares from us for stockholders who have held their shares for at least four years.

Notwithstanding the above, once we establish an estimated value per share of our common stock that is not based on the price to acquire a share in our primary offering or a follow-on public or private offering, the redemption price per share for all stockholders would be equal to the estimated value per share, as determined by our advisor or another firm chosen for that purpose. We expect to establish an estimated value per share after the completion of our offering stage. We will consider our offering stage complete when we are no longer offering equity securities – whether through this offering or follow-on public or private offerings – and have not done so for 18 months. See “Description of Shares — Share Redemption Program” for more information about the program. The restrictions of our share redemption program will severely limit your ability to sell your shares should you require liquidity and will limit your ability to recover the value you invest in us.

The offering price of our shares was not established on an independent basis; the actual value of your investment may be substantially less than what you pay. We may use the most recent price paid to acquire a share in our offering or a follow-on public or private offering as the estimated value of our shares until we have completed our offering stage. Even when our advisor begins to use other valuation methods to estimate the value of our shares, the value of our shares will be based upon a number of assumptions that may not be accurate or complete.

We established the offering price of our shares on an arbitrary basis. The selling price of our shares bears no relationship to our book or asset values or to any other established criteria for valuing shares. Because the offering price is not based upon any independent valuation, the offering price may not be indicative of the proceeds that you would receive upon liquidation. Further, the offering price may be significantly more than the price at which the shares would trade if they were to be listed on an exchange or actively traded by broker-dealers.

To assist FINRA members and their associated persons that participate in this public offering of common stock, pursuant to FINRA Conduct Rule 5110, we will disclose in each annual report distributed to stockholders a per share estimated value of the shares, the method by which it was developed, and the date of the data used to develop the estimated value. In addition, KBS Capital Advisors, our advisor, will prepare annual statements of estimated share values to assist fiduciaries of retirement plans subject to the annual reporting requirements of ERISA in the preparation of their reports relating to an investment in our shares. Our advisor has indicated that it intends to use the most recent price paid to acquire a share in this offering (ignoring purchase price discounts for certain categories of purchasers) or a follow-on public or private offering as its estimated per share value of our shares until we have completed our offering stage. We will consider our offering stage complete when we are no longer offering equity securities – whether through this offering or follow-on public or private offerings – and have not done so for 18 months. If our board of directors determines that it is in our best interest, we may conduct follow-on offerings upon the termination of this offering. (For purposes of this definition, we do not consider an “equity offering” to include offerings on behalf of selling stockholders or offerings related to a dividend reinvestment plan, employee benefit plan or the redemption of interests in our Operating Partnership.) Our charter does not restrict our ability to conduct offerings in the future.

Although this initial estimated value will represent the most recent price at which most investors will purchase shares an offering, this reported value will likely differ from the price at which a stockholder could resell his or her shares because (i) there is no public trading market for the shares at this time; (ii) the estimated value will not reflect, and will not be derived from, the fair market value of our assets, nor will it represent the amount of net proceeds that would result from an immediate liquidation of our assets, because the amount of proceeds available for investment from an offering will be net of selling commissions, dealer manager fees, other organization and offering costs and acquisition and origination fees and expenses; (iii) the estimated value will not take into account how market fluctuations affect the value of our investments, including how the current disruptions in the financial and real estate markets may affect the values of our investments; and (iv) the estimated value will not take into account how developments related to individual assets may increase or decrease the value of our portfolio.

When determining the estimated value of our shares by methods other than the last price paid to acquire a share in an offering, our advisor, or another firm we choose for that purpose, will estimate the value of our shares based upon a number of assumptions that may not be accurate or complete. Accordingly, these estimates may not be an accurate reflection of the fair market value of our investments and will not likely represent the amount of net proceeds that would result from an immediate sale of our assets.

Because the dealer manager is one of our affiliates, you will not have the benefit of an independent due diligence review of us, which is customarily performed in underwritten offerings; the absence of an independent due diligence review increases the risks and uncertainty you face as a stockholder.

Our dealer manager, KBS Capital Markets Group, is one of our affiliates. Because KBS Capital Markets Group is an affiliate, its due diligence review and investigation of us and the prospectus cannot be considered to be an independent review. Therefore, you do not have the benefit of an independent review and investigation of this offering of the type normally performed by an unaffiliated, independent underwriter in a public securities offering.

Your interest in us will be diluted if we issue additional shares, which could reduce the overall value of your investment.

Potential investors in this offering do not have preemptive rights to any shares we issue in the future. Our charter authorizes us to issue 1,010,000,000 shares of capital stock, of which 1,000,000,000 shares are designated as common stock and 10,000,000 shares are designated as preferred stock. Our board of directors may increase the number of authorized shares of capital stock without stockholder approval. After your purchase in this offering, our board may elect to (i) sell additional shares in this or future public offerings, including through the dividend reinvestment plan, (ii) issue equity interests in private offerings, (iii) issue shares to our advisor, or its successors or assigns, in payment of an outstanding fee obligation or (iv) issue shares of our common stock to sellers of assets we acquire in connection with an exchange of limited partnership interests of the Operating Partnership. To the extent we issue additional equity interests after your purchase in this offering, whether in a primary offering, the dividend reinvestment plan or otherwise, your percentage ownership interest in us will be diluted. In addition, depending upon the terms and pricing of any additional offerings, the use of the proceeds and the value of our investments, you may also experience dilution in the book value and fair value of your shares and in the earnings and distributions per share.

Payment of fees to KBS Capital Advisors and its affiliates will reduce cash available for investment and distribution and increases the risk that you will not be able to recover the amount of your investment in our shares.

KBS Capital Advisors and its affiliates will perform services for us in connection with the selection, acquisition, origination, management, and administration of our investments. We will pay them substantial fees for these services, which will result in immediate dilution to the value of your investment and will reduce the amount of cash available for investment or distribution to stockholders. Compensation to be paid to our advisor may be increased subject to approval by our conflicts committee and the other limitations in our charter, which would further dilute your investment and reduce the amount of cash available for investment or distribution to stockholders. Depending primarily upon the number of shares we sell in our primary offering and assuming a $10.00 purchase price for shares sold in the primary offering, we estimate that we will use 83.17% to 87.21% of the gross proceeds from the primary offering, or between $8.32 and $8.72 per share, for investments.

We may also pay significant fees during our listing/liquidation stage. Although most of the fees payable during our listing/liquidation stage are contingent on our investors first enjoying agreed-upon investment returns, the investment-return thresholds may be reduced subject to approval by our conflicts committee and the other limitations in our charter. In addition, affiliates of KBS Capital Advisors could receive significant payments even without our reaching the investment-return thresholds should we seek to become self-managed. Due to the apparent preference of the public markets for self-managed companies, a decision to list our shares on a national securities exchange might well be preceded by a decision to become self-managed. And given our advisor’s familiarity with our assets and operations, we might prefer to become self-managed by acquiring entities affiliated with our advisor. Such an internalization transaction could result in significant payments to affiliates of our advisor irrespective of whether you enjoyed the returns on which we have conditioned other incentive compensation.

Therefore, these fees increase the risk that the amount available for distribution to common stockholders upon a liquidation of our portfolio would be less than the purchase price of the shares in this offering. These substantial fees and other payments also increase the risk that you will not be able to resell your shares at a profit, even if our shares are listed on a national securities exchange. For a discussion of our fee arrangement with KBS Capital Advisors and its affiliates, see “Management Compensation.”

Failure to procure adequate capital and funding would negatively impact our results and may, in turn, negatively affect our ability to make distributions to our stockholders.

We will depend upon the availability of adequate funding and capital for our operations. The failure to secure acceptable financing could reduce our taxable income, as our investments would no longer generate the same level of net interest income due to the lack of funding or increase in funding costs. A reduction in our net income could reduce our liquidity and our ability to make distributions to our stockholders. We cannot assure you that any, or sufficient, funding or capital will be available to us in the future on terms that are acceptable to us. Therefore, in the event that we cannot obtain sufficient funding on acceptable terms, there may be a negative impact our ability to make distributions.

You may be more likely to sustain a loss on your investment because our sponsors do not have as strong an economic incentive to avoid losses as do sponsors who have made significant equity investments in their companies.

Our sponsors have only invested $200,000 in us through the purchase of 20,000 shares of our common stock at $10 per share. Therefore, if we are successful in raising enough proceeds to reimburse our sponsors for our significant organization and offering expenses, our sponsors will have little exposure to loss in the value of our shares. Without this exposure, our investors may be at a greater risk of loss because our sponsors do not have as much to lose from a decrease in the value of our shares as do those sponsors who make more significant equity investments in their companies.

Although we will not currently be afforded the protection of the Maryland General Corporation Law relating to deterring or defending hostile takeovers, our board of directors could opt into these provisions of Maryland law in the future, which may discourage others from trying to acquire control of us and may prevent our stockholders from receiving a premium price for their stock in connection with a business combination.

Under Maryland law, “business combinations” between a Maryland corporation and certain interested stockholders or affiliates of interested stockholders are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Also under Maryland law, control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, an officer of the corporation or an employee of the corporation who is also a director of the corporation are excluded from the vote on whether to accord voting rights to the control shares. Should our board opt into these provisions of Maryland law, it may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer. Similarly, provisions of Title 3, Subtitle 8 of the Maryland General Corporation Law could provide similar anti-takeover protection. For more information about the business combination, control share acquisition and Subtitle 8 provisions of Maryland law, see “Description of Shares – Business Combinations,” “Description of Shares – Control Share Acquisitions” and “Description of Shares – Subtitle 8.”

Our charter includes an anti-takeover provision that may discourage a stockholder from launching a tender offer for our shares.

Our charter provides that any tender offer made by a stockholder, including any “mini-tender” offer, must comply with most provisions of Regulation 14D of the Securities Exchange Act of 1934, as amended. The offering stockholder must provide our company notice of such tender offer at least 10 business days before initiating the tender offer. If the offering stockholder does not comply with these requirements, our company will have the right to redeem that stockholder’s shares and any shares acquired in such tender offer. In addition, the noncomplying stockholder shall be responsible for all of our company’s expenses in connection with that stockholder’s noncompliance. This provision of our charter may discourage a stockholder from initiating a tender offer for our shares and prevent you from receiving a premium price for your shares in such a transaction.

Risks Related to Our Investments

Our investments in real estate-related investments will be subject to the risks typically associated with real estate.

Our loans held for investment will generally be directly or indirectly secured by a lien on real property (or the equity interests in an entity that owns real property) that, upon the occurrence of a default on the loan, could result in our acquiring ownership of the property. We will not know whether the values of the properties ultimately securing our loans will remain at the levels existing on the dates of origination or acquisition of those loans. If the values of the underlying properties drop, our risk will increase because of the lower value of the security associated with such loans. In this manner, real estate values could impact the values of our loan investments. Our investments in residential and commercial mortgage-backed securities, collateralized debt obligations and other real estate-related investments (including potential investments in real property) may be similarly affected by real estate property values. Therefore, our investments will be subject to the risks typically associated with real estate.

The value of real estate may be adversely affected by a number of risks, including:

•	natural disasters such as hurricanes, earthquakes and floods;

•	acts of war or terrorism, including the consequences of terrorist attacks, such as those that occurred on September 11, 2001;

•	adverse changes in national and local economic and real estate conditions;

•	an oversupply of (or a reduction in demand for) space in the areas where particular properties are located and the attractiveness of particular properties to prospective tenants;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance therewith and the potential for liability under applicable laws;

•	costs of remediation and liabilities associated with environmental conditions affecting properties; and

•	the potential for uninsured or underinsured property losses.

The value of each property is affected significantly by its ability to generate cash flow and net income, which in turn depends on the amount of rental or other income that can be generated net of expenses required to be incurred with respect to the property. Many expenditures associated with properties (such as operating expenses and capital expenditures) cannot be reduced when there is a reduction in income from the properties. These factors may have a material adverse effect on the ability of our borrowers to pay their loans, as well as on the value that we can realize from assets we originate, own or acquire.

The mortgage loans we invest in and the mortgage loans underlying the mortgage securities we invest in are subject to delinquency, foreclosure and loss, which could result in losses to us.

Commercial real estate loans are secured by multifamily or commercial property and are subject to risks of delinquency and foreclosure. The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to repay the loan may be impaired. Net operating income of an income-producing property can be affected by, among other things: tenant mix, success of tenant businesses, property management decisions, property location and condition, competition from comparable types of properties, changes in laws that increase operating expenses or limit rents that may be charged, any need to address environmental contamination at the property, the occurrence of any uninsured casualty at the property, changes in national, regional or local economic conditions and/or specific industry segments, declines in regional or local real estate values, declines in regional or local rental or occupancy rates, increases in interest rates, real estate tax rates and other operating expenses, changes in governmental rules, regulations and fiscal policies, including environmental legislation, natural disasters, terrorism, social unrest and civil disturbances. We intend to invest in commercial mortgage loans directly and through commercial mortgage-backed securities (“CMBS”).

Residential mortgage loans are secured by single-family residential property and are subject to risks of delinquency, foreclosure and loss. The ability of a borrower to repay a loan secured by a residential property is dependent upon the income or assets of the borrower. A number of factors, including a general economic downturn, natural disasters, terrorism, social unrest and civil disturbances, may impair borrowers’ abilities to repay their loans. Though we do not intend to invest directly in residential mortgage loans, we may invest in pools of residential mortgage loans or residential mortgage-backed securities (“RMBS”).

In the event of any default under a mortgage loan held directly by us, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the mortgage loan, which could have a material adverse effect on our cash flow from operations. Foreclosure of a mortgage loan can be an expensive and lengthy process that could have a substantial negative effect on our anticipated return on the foreclosed mortgage loan. In the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law.

CMBS evidence interests in or are secured by a single commercial mortgage loan or a pool of commercial real estate loans and RMBS evidence interests in or are secured by pools of residential mortgage loans. Accordingly, the residential and commercial mortgage-backed securities we invest in are subject to all of the risks of the underlying mortgage loans.

The B-Notes in which we may invest may be subject to additional risks relating to the privately negotiated structure and terms of the transaction, which may result in losses to us.

We may invest in B-Notes. A B-Note is a mortgage loan typically (i) secured by a first mortgage on a single large commercial property or group of related properties and (ii) subordinated to an A-Note secured by the same first mortgage on the same collateral. As a result, if a borrower defaults, there may not be sufficient funds remaining for B-Note holders after payment to the A-Note holders. Since each transaction is privately negotiated, B-Notes can vary in their structural characteristics and risks. For example, the rights of holders of B-Notes to control the process following a borrower default may be limited in certain investments. We cannot predict the terms of each B-Note investment. Further, B-Notes typically are secured by a single property, and so reflect the increased risks associated with a single property compared to a pool of properties.

The mezzanine loans in which we may invest would involve greater risks of loss than senior loans secured by the same properties.

We may invest in mezzanine loans that take the form of subordinated loans secured by a pledge of the ownership interests of either the entity owning the real property or an entity that owns (directly or indirectly) the interest in the entity owning the real property. These types of investments may involve a higher degree of risk than long-term senior mortgage lending secured by income-producing real property because the investment may become unsecured as a result of foreclosure by the senior lender. In the event of a bankruptcy of the entity providing the pledge of its ownership interests as security, we may not have full recourse to the assets of such entity, or the assets of the entity may not be sufficient to satisfy our mezzanine loan. If a borrower defaults on our mezzanine loan or debt senior to our loan, or in the event of a borrower bankruptcy, our mezzanine loan will be satisfied only after the senior debt. As a result, we may not recover some or all of our investment. In addition, mezzanine loans may have higher loan-to-value ratios than conventional mortgage loans, resulting in less equity in the real property and increasing the risk of loss of principal.

Bridge loans may involve a greater risk of loss than conventional mortgage loans.

We may provide bridge loans secured by first-lien mortgages on properties to borrowers who are typically seeking short-term capital to be used in an acquisition, development or refinancing of real estate. The borrower may have identified an undervalued asset that has been undermanaged or is located in a recovering market. If the market in which the asset is located fails to recover according to the borrower’s projections, or if the borrower fails to improve the quality of the asset’s management or the value of the asset, the borrower may not receive a sufficient return on the asset to satisfy the bridge loan, and we may not recover some or all of our investment.

In addition, owners usually borrow funds under a conventional mortgage loan to repay a bridge loan. We may, therefore, be dependent on a borrower’s ability to obtain permanent financing to repay our bridge loan, which could depend on market conditions and other factors. Bridge loans are also subject to risks of borrower defaults, bankruptcies, fraud, losses and special hazard losses that are not covered by standard hazard insurance. In the event of any default under bridge loans held by us, we bear the risk of loss of principal and nonpayment of interest and fees to the extent of any deficiency between the value of the mortgage collateral and the principal amount of the bridge loan. To the extent we suffer such losses with respect to our investments in bridge loans, the value of our company and of our common stock may be adversely affected.

Investment in non-conforming and non-investment grade loans may involve increased risk of loss.

Loans we may acquire or originate may not conform to conventional loan criteria applied by traditional lenders and may not be rated or may be rated as non-investment grade. Non-investment grade ratings for these loans typically result from the overall leverage of the loans, the lack of a strong operating history for the properties underlying the loans, the borrowers’ credit history, the properties’ underlying cash flow or other factors. As a result, loans we acquire or originate may have a higher risk of default and loss than conventional loans. Any loss we incur may reduce distributions to stockholders and adversely affect the value of our common stock.

Our investments in subordinated loans and subordinated residential and commercial mortgage-backed securities may be subject to losses.

We intend to acquire or originate subordinated loans and invest in subordinated residential and commercial mortgage-backed securities. In the event a borrower defaults on a subordinated loan and lacks sufficient assets to satisfy our loan, we may suffer a loss of principal or interest. In the event a borrower declares bankruptcy, we may not have full recourse to the assets of the borrower, or the assets of the borrower may not be sufficient to satisfy the loan. If a borrower defaults on our loan or on debt senior to our loan, or in the event of a borrower bankruptcy, our loan will be satisfied only after the senior debt is paid in full. Where debt senior to our loan exists, the presence of intercreditor arrangements may limit our ability to amend our loan documents, assign our loans, accept prepayments, exercise our remedies (through “standstill periods”), and control decisions made in bankruptcy proceedings relating to borrowers.

In general, losses on a mortgage loan included in a securitization will be borne first by the equity holder of the property, then by a cash reserve fund or letter of credit, if any, and then by the “first loss” subordinated security holder. In the event of default and the exhaustion of any equity support, reserve fund, letter of credit and any classes of securities junior to those in which we invest, we may not be able to recover all of our investment in the securities we purchase. In addition, if the underlying mortgage portfolio has been overvalued by the originator, or if the values subsequently decline and, as a result, less collateral is available to satisfy interest and principal payments due on the related residential and commercial mortgage-backed securities, the securities in which we invest may effectively become the “first loss” position behind the more senior securities, which may result in significant losses to us.

Construction loans involve a high risk of loss if we are unsuccessful in raising the unfunded portion of the loan or if a borrower otherwise fails to complete the construction of a project. Land loans and pre-development loans involve similarly high risks of loss if construction financing cannot be obtained.

We may invest in construction loans. If we are unsuccessful in raising the unfunded portion of a construction loan, there could be adverse consequences associated with the loan, including a loss of the value of the property securing the loan if the construction is not completed and the borrower is unable to raise funds to complete it from other sources; a borrower claim against us for failure to perform under the loan documents; increased costs to the borrower that the borrower is unable to pay; a bankruptcy filing by the borrower; and abandonment by the borrower of the collateral for the loan. Further, other non-cash flowing assets such as land loans and pre-development loans may fail to qualify for construction financing and may need to be liquidated based on the “as-is” value as opposed to a valuation based on the ability to construct certain real property improvements. The occurrence of such events may have a negative impact on our results of operations. Other loan types may also include unfunded future obligations that could present similar risks.

Risks of cost overruns and non-completion of the construction or renovation of the properties underlying loans we make or acquire may materially and adversely affect our investment.

The renovation, refurbishment or expansion by a borrower under a mortgaged or leveraged property involves risks of cost overruns and non-completion. Costs of construction or improvements to bring a property up to standards established for the market position intended for that property may exceed original estimates, possibly making a project uneconomical. Other risks may include environmental risks and construction, rehabilitation and subsequent leasing of the property not being completed on schedule. If such construction or renovation is not completed in a timely manner, or if it costs more than expected, the borrower may experience a prolonged impairment of net operating income and may not be able to make payments on our investment.

Investments that are not United States government insured involve risk of loss.

We may originate and acquire uninsured loans and assets as part of our investment strategy. Such loans and assets may include mortgage loans, mezzanine loans and bridge loans. While holding such interests, we are subject to risks of borrower defaults, bankruptcies, fraud, losses and special hazard losses that are not covered by standard hazard insurance. In the event of any default under loans, we bear the risk of loss of principal and nonpayment of interest and fees to the extent of any deficiency between the value of the collateral and the principal amount of the loan. To the extent we suffer such losses with respect to our investments in such loans, the value of our company and the price of our common stock may be adversely affected.

The residential and commercial mortgage-backed securities in which we may invest are subject to the risks of the mortgage securities market as a whole and risks of the securitization process.

The value of residential and commercial mortgage-backed securities may change due to shifts in the market’s perception of issuers and regulatory or tax changes adversely affecting the mortgage securities market as a whole. Residential and commercial mortgage-backed securities are also subject to several risks created through the securitization process. Subordinate residential and commercial mortgage-backed securities are paid interest only to the extent that there are funds available to make payments. To the extent the collateral pool includes delinquent loans, there is a risk that the interest payment on subordinate residential and commercial mortgage-backed securities will not be fully paid. Subordinate residential and commercial mortgage-backed securities are also subject to greater credit risk than those residential and commercial mortgage-backed securities that are more highly rated.

In the future we may invest in RMBS backed by non-prime or sub-prime residential mortgage loans that are subject to higher delinquency, foreclosure and loss rates than prime residential mortgage loans, which could result in losses to us.

Non-prime and sub-prime residential mortgage loans are made to borrowers who have poor or limited credit histories and as a result they do not qualify for traditional mortgage products. Because of the poor, or lack of, credit history, non-prime and sub-prime borrowers have materially higher rates of delinquency, foreclosure and loss compared to prime credit quality borrowers. There is limited history with respect to the performance of RMBS over multiple economic cycles. Investments in RMBS backed by sub-prime or non-prime residential mortgage loans have higher risk than investments in RMBS backed by prime residential mortgage loans. We may realize credit losses if we invest in RMBS backed by sub-prime and non-prime residential mortgage loans because such RMBS are subject to all of the risks of the underlying sub-prime and non-prime residential mortgage loans.

We may invest in non-agency RMBS and RMBS backed by non-conforming residential mortgage loans.

We may invest in non-agency RMBS. Agency-backed securities include RMBS that represent the entire ownership interest in pools of residential mortgage loans secured by residential real property and are guaranteed as to principal and interest by federally chartered entities such as Fannie Mae and Freddie Mac and, in the case of Ginnie Mae, by the U.S. government. Non-agency RMBS are not guaranteed by Fannie Mae, Freddie Mac, Ginnie Mae, or the U.S. government; rather, their ratings are assigned by nationally recognized rating agencies such as Moody’s and Standard & Poor’s. Non-agency RMBS have a higher risk of loss than agency RMBS. We may realize credit losses on our investment in non-agency RMBS.

We may also invest in RMBS backed by non-conforming residential mortgage loans. We expect that the residential mortgage loans will be non-conforming due to non-credit factors including, but not limited to, the fact that the (i) mortgage loan amounts exceed the maximum amount for such mortgage loan to qualify as a conforming mortgage loan, and (ii) underwriting documentation for the mortgage loan does not meet the criteria for qualification as a conforming mortgage loan. Non-conforming residential mortgage loans may have higher risk of delinquency and foreclosure and losses than conforming mortgage loans. We may realize credit losses on our investment in RMBS backed by non-conforming residential mortgage loans.

The types of structured debt securities in which we may invest have caused large financial losses for many investors over the past two years and we can give no assurances that our investments in such securities will be successful.

We may invest in residential and commercial mortgage-backed securities, collateralized debt obligations and other structured debt securities. Many of these types of investments have become illiquid and considerably less valuable over the past two years. This reduced liquidity and decrease in value caused financial hardship for many investors in these securities. Many investors did not fully appreciate the risks of such investments. We can give you no assurances that our investments in these securities will be successful.

Changes in interest rates could negatively affect the value of our investments, which could result in reduced earnings or losses and negatively affect the cash available for distribution to our stockholders.

We may invest in fixed-rate residential and commercial mortgage-backed securities and other fixed-rate debt investments. Under a normal yield curve, an investment in these instruments will decline in value if long-term interest rates increase. We will also invest in floating-rate debt investments, for which decreases in interest rates will have a negative effect on value and interest income. Declines in market value may ultimately reduce earnings or result in losses to us, which may negatively affect cash available for distribution to our stockholders.

Prepayments can adversely affect the yields on our investments.

In the case of residential mortgage loans, there are seldom any restrictions on borrowers’ abilities to prepay their loans. Homeowners tend to prepay mortgage loans faster when interest rates decline. Consequently, owners of the loans may reinvest the money received from the prepayments at the lower prevailing interest rates. Conversely, homeowners tend not to prepay mortgage loans when interest rates increase. Consequently, owners of the loans are unable to reinvest money that would have otherwise been received from prepayments at the higher prevailing interest rates. This volatility in prepayment rates may affect our ability to maintain targeted amounts of leverage on our RMBS portfolio and may result in reduced earnings or losses for us and negatively affect the cash available for distribution to our stockholders.

The yield of our other assets may be affected by the rate of prepayments differing from our projections. Prepayments on debt instruments, where permitted under the debt documents, are influenced by changes in current interest rates and a variety of economic, geographic and other factors beyond our control, and consequently, such prepayment rates cannot be predicted with certainty. If we are unable to invest the proceeds of any prepayments we receive in assets with at least an equivalent yield, the yield on our portfolio will decline. In addition, we may acquire assets at a discount or premium and if the asset does not repay when expected, our anticipated yield may be impacted. Under certain interest rate and prepayment scenarios we may fail to recoup fully our cost of acquisition of certain investments.

If credit spreads widen before we obtain long-term financing for our assets, the value of our assets may suffer.

We will price our assets based on our assumptions about future credit spreads for financing of those assets. We expect to obtain longer-term financing for our assets using structured financing techniques in the future. In such financings, interest rates are typically set at a spread over a certain benchmark, such as the yield on United States Treasury obligations, swaps, or LIBOR. If the spread that borrowers will pay over the benchmark widens and the rates we charge on our assets to be securitized are not increased accordingly, this may reduce our income or cause losses.

Hedging against interest rate exposure may adversely affect our earnings, limit our gains or result in losses, which could adversely affect cash available for distribution to our stockholders.

We may enter into interest rate swap agreements or pursue other interest rate hedging strategies. Our hedging activity will vary in scope based on the level of interest rates, the type of portfolio investments held, and other changing market conditions. Interest rate hedging may fail to protect or could adversely affect us because, among other things:

•	interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates;

•	available interest rate hedging may not correspond directly with the interest rate risk for which protection is sought;

•	the duration of the hedge may not match the duration of the related liability or asset;

•	the amount of income that a REIT may earn from hedging transactions to offset interest rate losses is limited by federal tax provisions governing REITs;

•	the credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction;

•	the party owing money in the hedging transaction may default on its obligation to pay; and

•	we may purchase a hedge that turns out not to be necessary, i.e., a hedge that is out of the money.

Any hedging activity we engage in may adversely affect our earnings, which could adversely affect cash available for distribution to our stockholders. Therefore, while we may enter into such transactions to seek to reduce interest rate risks, unanticipated changes in interest rates may result in poorer overall investment performance than if we had not engaged in any such hedging transactions. In addition, the degree of correlation between price movements of the instruments used in a hedging strategy and price movements in the portfolio positions being hedged or liabilities being hedged may vary materially. Moreover, for a variety of reasons, we may not seek to establish a perfect correlation between such hedging instruments and the portfolio holdings being hedged. Any such imperfect correlation may prevent us from achieving the intended accounting treatment and may expose us to risk of loss.

Hedging instruments often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities and involve risks and costs.

The cost of using hedging instruments increases as the period covered by the instrument increases and during periods of rising and volatile interest rates. We may increase our hedging activity and thus increase our hedging costs during periods when interest rates are volatile or rising and hedging costs have increased. In addition, hedging instruments involve risk since they often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities. Consequently, there are no requirements with respect to record keeping, financial responsibility or segregation of customer funds and positions. Furthermore, the enforceability of agreements underlying derivative transactions may depend on compliance with applicable statutory, commodity and other regulatory requirements and, depending on the identity of the counterparty, applicable international requirements. The business failure of a hedging counterparty with whom we enter into a hedging transaction will most likely result in a default. Default by a party with whom we enter into a hedging transaction may result in the loss of unrealized profits and force us to cover our resale commitments, if any, at the then current market price. Although generally we will seek to reserve the right to terminate our hedging positions, it may not always be possible to dispose of or close out a hedging position without the consent of the hedging counterparty, and we may not be able to enter into an offsetting contract in order to cover our risk. We cannot be certain that a liquid secondary market will exist for hedging instruments purchased or sold, and we may be required to maintain a position until exercise or expiration, which could result in losses.

Our investments in debt securities and preferred and common equity securities will be subject to the specific risks relating to the particular issuer of the securities and may involve greater risk of loss than secured debt financings.

Our investments in debt securities and preferred and common equity securities will involve special risks relating to the particular issuer of the securities, including the financial condition and business outlook of the issuer. Issuers that are REITs and other real estate companies are subject to the inherent risks associated with real estate and real estate-related investments discussed in this prospectus. Issuers that are debt finance companies are subject to the inherent risks associated with structured financing investments also discussed in this prospectus. Furthermore, debt securities and preferred and common equity securities may involve greater risk of loss than secured debt financings due to a variety of factors, including that such investments are generally unsecured and may also be subordinated to other obligations of the issuer. As a result, investments in debt securities and preferred and common equity securities are subject to risks of (i) limited liquidity in the secondary trading market, (ii) substantial market price volatility resulting from changes in prevailing interest rates, (iii) subordination to the senior claims of banks and other lenders to the issuer, (iv) the operation of mandatory sinking fund or call/redemption provisions during periods of declining interest rates that could cause the issuer to reinvest redemption proceeds in lower yielding assets, (v) the possibility that earnings of the issuer may be insufficient to meet its debt service and distribution obligations and (vi) the declining creditworthiness and potential for insolvency of the issuer during periods of rising interest rates and economic downturn. These risks may adversely affect the value of outstanding debt securities and preferred and common equity securities and the ability of the issuers thereof to make principal, interest and/or distribution payments to us.

We may invest up to 5% of our offering proceeds in Public-Private Investment Funds, or PPIFs, established under the Public-Private Investment Program, or PPIP. PPIFs and other real estate companies in which we may invest may acquire riskier debt-related assets than we would invest in directly.

Our dependence on the management of other entities in which we invest may adversely affect our business.

We will not control the management, investment decisions or operations of the companies in which we may invest. Management of those enterprises may decide to change the nature of their assets, or management may otherwise change in a manner that is not satisfactory to us. We will have no ability to affect these management decisions and we may have only limited ability to dispose of our investments.

Many of our investments will be illiquid and we may not be able to vary our portfolio in response to changes in economic and other conditions.

Certain of the securities that we may purchase in connection with privately negotiated transactions will not be registered under the relevant securities laws, resulting in a prohibition against their transfer, sale, pledge or other disposition except in a transaction that is exempt from the registration requirements of, or is otherwise in accordance with, those laws. Some of the residential and commercial mortgage-backed securities that we may purchase may be traded in private, unregistered transactions and are therefore subject to restrictions on resale or otherwise have no established trading market. The mezzanine and bridge loans we may purchase will be particularly illiquid investments due to their short life, their unsuitability for securitization and the greater difficulty of recoupment in the event of a borrower’s default. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited.

Declines in the market values of our investments may adversely affect periodic reported results of operations and credit availability, which may reduce earnings and, in turn, cash available for distribution to our stockholders.

A substantial portion of our assets will be classified for accounting purposes as “available-for-sale.” These investments are carried at estimated fair value and temporary changes in the market values of those assets will be directly charged or credited to stockholders’ equity without impacting net income on the income statement. Moreover, if we determine that a decline in the estimated fair value of an available-for-sale security below its amortized value is other-than-temporary, we will recognize a loss on that security on the income statement, which will reduce our earnings in the period recognized.

A decline in the market value of our assets may adversely affect us particularly in instances where we have borrowed money based on the market value of those assets. If the market value of those assets declines, the lender may require us to post additional collateral to support the loan. If we were unable to post the additional collateral, we may have to sell assets at a time when we might not otherwise choose to do so. A reduction in credit available may reduce our earnings and, in turn, cash available for distribution to stockholders.

Further, credit facility providers may require us to maintain a certain amount of cash reserves or to set aside unlevered assets sufficient to maintain a specified liquidity position, which would allow us to satisfy our collateral obligations. As a result, we may not be able to leverage our assets as fully as we would choose, which could reduce our return on equity. In the event that we are unable to meet these contractual obligations, our financial condition could deteriorate rapidly.

Market values of our investments may decline for a number of reasons, such as changes in prevailing interest rates, increases in defaults, increases in voluntary prepayments for those investments that we have that are subject to prepayment risk, widening of credit spreads and downgrades of ratings of the securities by ratings agencies.

Some of our portfolio investments will be carried at an estimated fair value and we will be required to disclose the fair value of other investments quarterly. The estimated fair value will be determined by us and, as a result, there may be uncertainty as to the value of these investments.

Some of our portfolio investments will be in the form of securities that are recorded at fair value but that have limited liquidity or are not publicly traded. In addition, we must disclose the fair value of our investments in loans each quarter. Such estimates are inherently uncertain. The fair value of securities and other investments, including loans, that have limited liquidity or are not publicly traded may not be readily determinable. We will estimate the fair value of these investments on a quarterly basis. Because such valuations are inherently uncertain, may fluctuate over short periods of time and may be based on numerous estimates, our determinations of fair value may differ materially from the values that would have been used if a ready market for these securities existed. The value of our common stock could be adversely affected if our determinations regarding the fair value of these investments are materially higher than the values that we ultimately realize upon their disposal.

Competition with third parties in acquiring and originating investments may reduce our profitability and the return on your investment.

We have significant competition with respect to our acquisition and origination of assets with many other companies, including other REITs, insurance companies, commercial banks, private investment funds, hedge funds, specialty finance companies and other investors, many of which have greater resources than us. We may also compete with companies that partner with and/or receive financing from the U.S. government, including TALF and PPIP participants. We may not be able to compete successfully for investments. In addition, the number of entities and the amount of funds competing for suitable investments may increase. If we pay higher prices for investments or originate loans on more generous terms than our competitors, our returns will be lower and the value of our assets may not increase or may decrease significantly below the amount we paid for such assets. If such events occur, you may experience a lower return on your investment.

Our joint venture partners could take actions that decrease the value of an investment to us and lower your overall return.

We may enter into joint ventures with third parties to make investments. We may also make investments in partnerships or other co-ownership arrangements or participations. Such investments may involve risks not otherwise present with other methods of investment, including, for example, the following risks:

•	that our co-venturer or partner in an investment could become insolvent or bankrupt;

•	that such co-venturer or partner may at any time have economic or business interests or goals that are or that become inconsistent with our business interests or goals; or

•	that such co-venturer or partner may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives.

Any of the above might subject us to liabilities and thus reduce our returns on our investment with that co-venturer or partner.

Our due diligence may not reveal all of a borrower’s liabilities and may not reveal other weaknesses in its business.

Before making a loan to a borrower or acquiring debt or equity securities of a company, we will assess the strength and skills of such entity’s management and other factors that we believe are material to the performance of the investment. In making the assessment and otherwise conducting customary due diligence, we will rely on the resources available to us and, in some cases, an investigation by third parties. This process is particularly important and subjective with respect to newly organized or private entities because there may be little or no information publicly available about the entities. There can be no assurance that our due diligence processes will uncover all relevant facts or that any investment will be successful.

We will depend on debtors for our revenue, and, accordingly, our revenue and our ability to make distributions to you will be dependent upon the success and economic viability of such debtors.

The success of our investments in real estate-related loans, real estate-related debt securities and other real estate-related investments will materially depend on the financial stability of the debtors underlying such investments. The inability of a single major debtor or a number of smaller debtors to meet their payment obligations could result in reduced revenue or losses.

Delays in liquidating defaulted mortgage loans could reduce our investment returns.

If we make or invest in mortgage loans and there are defaults under those mortgage loans, we may not be able to repossess and sell the underlying properties quickly. Borrowers often resist foreclosure actions by asserting numerous claims, counterclaims and defenses, including, without limitation, lender liability claims, in an effort to prolong the foreclosure action. In some states, foreclosure actions can take up to several years or more to litigate. At any time during the foreclosure proceedings, the borrower may file for bankruptcy, which would have the effect of staying the foreclosure action and further delaying the foreclosure process. Foreclosure litigation tends to create a negative public image of the collateral property and may result in disrupting ongoing leasing and management of the property. Foreclosure actions by senior lenders may substantially affect the amount that we may receive from an investment. These factors could reduce the value of our investment in the defaulted mortgage loans.

Delays in restructuring or liquidating non-performing debt-related securities could reduce the return on your investment.

Debt-related securities may become non-performing after acquisition for a wide variety of reasons. Such non-performing debt-related investments may require a substantial amount of workout negotiations and/or restructuring, which may entail, among other things, a substantial reduction in the interest rate and a substantial write-down of such loan or asset. However, even if a restructuring is successfully accomplished, upon maturity of such debt-related security, the borrower under the security may not be able to negotiate replacement “takeout” financing to repay the principal amount of the securities owed to us. We may find it necessary or desirable to foreclose on some of the collateral securing one or more of our investments. Intercreditor provisions may substantially interfere with our ability to do so. Even if foreclosure is an option, the foreclosure process can be lengthy and expensive as discussed above.

If the properties related to our investments are concentrated by type or geographic area, then we will be exposed to increased risk with respect to those property types or that geographic area.

Our investments may at times be concentrated in certain property types that are subject to a higher risk of foreclosure. In addition, our investments may be secured by properties concentrated in a limited number of geographic locations. Adverse conditions in the areas where the properties securing or otherwise underlying our investments are located (including business layoffs or downsizing, industry slowdowns, changing demographics and other factors) and local real estate conditions (such as oversupply or reduced demand) may have an adverse effect on the value of the properties underlying our investments. A material decline in demand or the ability of tenants to pay rent or of a buyer to consummate a purchase in these geographic areas may result in a material decline in our cash available for distribution.

We are exposed to environmental liabilities with respect to properties to which we take title.

In the course of our business, we may take title to real estate, and, if we do take title, we could be subject to environmental liabilities with respect to these properties. In such a circumstance, we may be held liable to a governmental entity or to third parties for property damage, personal injury, and investigation and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases, at a property. The costs associated with investigation or remediation activities could be substantial. If we ever become subject to significant environmental liabilities, our business, financial condition, liquidity and results of operations could be materially and adversely affected.

Risks Related to Our Financing Strategy

We expect to use leverage in connection with our investments, which increases the risk of loss associated with our investments.

We expect to finance the acquisition and origination of a portion of our investments with warehouse lines of credit, repurchase agreements, various types of securitizations and other borrowings. Although the use of leverage may enhance returns and increase the number of investments that we can make, it may also substantially increase the risk of loss. Our ability to execute this strategy will depend on various conditions in the financing markets that are beyond our control, including liquidity and credit spreads. There can be no assurance that leveraged financing will be available to us on favorable terms or that, among other factors, the terms of such financing will parallel the maturities of the underlying assets acquired. If our strategy is not viable, we will have to find alternative forms of long-term financing for our assets, as secured revolving credit facilities and repurchase facilities may not accommodate long-term financing. This could subject us to more restrictive recourse indebtedness and the risk that debt service on less efficient forms of financing would require a larger portion of our cash flows, thereby reducing cash available for distribution to you, for our operations and for future business opportunities. If alternative financing is not available, we may have to liquidate assets at unfavorable prices to pay off such financing. Our return on our investments and cash available for distribution to our stockholders may be reduced to the extent that changes in market conditions cause the cost of our financing to increase relative to the income that we can derive from the assets we acquire.

Short-term borrowing through repurchase agreements, bank credit facilities and warehouse facilities may put our assets and financial condition at risk. Repurchase agreements economically resemble short-term, variable-rate financing and usually require the maintenance of specific loan-to-collateral value ratios. If the market value of the assets subject to a repurchase agreement decline, we may be required to provide additional collateral or make cash payments to maintain the loan to collateral value ratio. If we are unable to provide such collateral or cash repayments, we may lose our economic interest in the underlying assets. Further, credit facility providers and warehouse facility providers may require us to maintain a certain amount of cash reserves or to set aside unleveraged assets sufficient to maintain a specified liquidity position that would allow us to satisfy our collateral obligations. In addition, such short-term borrowing facilities may limit the length of time that any given asset may be used as eligible collateral. As a result, we may not be able to leverage our assets as fully as we would choose, which could reduce our return on assets. In the event that we are unable to meet these collateral obligations, our financial condition could deteriorate rapidly.

We may not be able to acquire eligible investments for a CDO issuance or may not be able to issue CDO securities on attractive terms, either of which may require us to seek more costly financing for our investments or to liquidate assets.

We may use short-term financing arrangements to finance the acquisition of instruments until a sufficient quantity is accumulated, at which time we may refinance these lines through a securitization, such as a CDO issuance, or other long-term financing. As a result, we are subject to the risk that we will not be able to acquire, during the period that our short-term financing is available, a sufficient amount of eligible assets to maximize the efficiency of a CDO issuance. In addition, conditions in the capital markets may make the issuance of CDOs less attractive to us when we have accumulated a sufficient pool of collateral. If we are unable to issue a CDO to finance these assets, we may be required to seek other forms of potentially less attractive financing or liquidate the assets. In addition, while we generally will retain the equity component, or below investment grade component, of such CDOs and, therefore, still have exposure to any investments included in such securitizations, our inability to enter into securitization transactions will increase our overall exposure to risks associated with ownership of such investments, including the risk of default under warehouse facilities, bank credit facilities and repurchase agreements discussed above.

The use of CDO financings with over-collateralization requirements may have a negative impact on our cash flow.

We expect that the terms of CDOs we may issue will generally provide that the principal amount of assets must exceed the principal balance of the related bonds by a certain amount, commonly referred to as “over-collateralization.” We anticipate that the CDO terms will provide that, if certain delinquencies and/or losses exceed specified levels, which we will establish based on the analysis by the rating agencies (or any financial guaranty insurer) of the characteristics of the assets collateralizing the bonds, the required level of over-collateralization may be increased or may be prevented from decreasing as would otherwise be permitted had losses or delinquencies not exceeded those levels. Other tests (based on delinquency levels or other criteria) may restrict our ability to receive net income from assets collateralizing the obligations. We cannot assure you that the performance tests will be satisfied. In advance of completing negotiations with the rating agencies or other key transaction parties on our future CDO financings, we cannot assure you of the actual terms of the CDO delinquency tests, over-collateralization terms, cash flow release mechanisms or other significant factors regarding the calculation of net income to us. Failure to obtain favorable terms with regard to these matters may materially and adversely affect the availability of net income to us. If our assets fail to perform as anticipated, our over-collateralization or other credit enhancement expense associated with our CDO financings will increase.

We may be required to repurchase loans that we have sold or to indemnify holders of CDOs we issue.

If any of the loans we originate or acquire and sell or securitize do not comply with representations and warranties that we make about certain characteristics of the loans, the borrowers and the underlying properties, we may be required to repurchase those loans (including from a trust vehicle used to facilitate a structured financing of the assets through CDOs) or replace them with substitute loans. In addition, in the case of loans that we have sold instead of retained, we may be required to indemnify persons for losses or expenses incurred as a result of a breach of a representation or warranty. Repurchased loans typically require a significant allocation of working capital to be carried on our books, and our ability to borrow against such assets may be limited. Any significant repurchases or indemnification payments could materially and adversely affect our financial condition and operating results.

Lenders may require us to enter into restrictive covenants relating to our operations, which could limit our ability to make distributions to our stockholders.

When providing financing, a lender may impose restrictions on us that affect our distribution and operating policies and our ability to incur additional debt. Loan agreements we enter may contain covenants that limit our ability to further mortgage a property or that prohibit us from discontinuing insurance coverage or replacing KBS Capital Advisors as our advisor. These or other limitations would decrease our operating flexibility and our ability to achieve our operating objectives.

In a period of rising interest rates, our interest expense could increase while the interest we earn on our fixed-rate assets would not change, which would adversely affect our profitability.

Our operating results will depend in large part on differences between the income from our assets, net of credit losses and financing costs. Income from our assets may respond more slowly to interest rate fluctuations than the cost of our borrowings. Consequently, changes in interest rates, particularly short-term interest rates, may significantly influence our net income. Increases in these rates will tend to decrease our net income and market value of our assets. Interest rate fluctuations resulting in our interest expense exceeding our interest income would result in operating losses for us and may limit our ability to make distributions to our stockholders. In addition, if we need to repay existing debt during periods of rising interest rates, we could be required to liquidate one or more of our investments at times that may not permit realization of the maximum return on such investments.

We have broad authority to incur debt and high debt levels could hinder our ability to make distributions and decrease the value of your investment.

Our policies do not limit us from incurring debt until our borrowings would exceed 75% of the cost of our tangible assets, and we may exceed this limit with the approval of the conflicts committee of our board of directors. See “Investment Objectives and Criteria — Financing Strategy and Policies.” High debt levels would cause us to incur higher interest charges and higher debt service payments and could also be accompanied by restrictive covenants. These factors could limit the amount of cash we have available to distribute and could result in a decline in the value of your investment.

Risks Related to U.S. Government Programs

We operate in a highly competitive market for investment opportunities and competition with the U.S. government and others for discounted real estate-related assets may limit our ability to acquire desirable assets and could also affect the pricing of these assets.

In light of the Emergency Economic Stabilization Act of 2008 or the EESA, we may compete for the purchase of discounted real estate-related assets with the U.S. government. The EESA authorized the U.S. Secretary of the Treasury to create a Troubled Asset Relief Program (“TARP”) to, among other things, purchase up to $700 billion in residential and commercial mortgage related assets from financial institutions. The degree of U.S. government competition is yet unclear due to the evolving nature of the incentives and programs to be implemented, and the qualifications of the assets to be purchased as a part of the U.S. government’s efforts to ease the burden such discounted assets place on financial institutions. In addition, the American Recovery and Reinvestment Act of 2009 (“ARRA”) was signed into law in February 2009. ARRA includes a variety of programs intended to stimulate the economy, but ARAA also imposes certain new executive compensation and corporate expenditure limits on all current and future TARP recipients.

Like the possible entry of new competitors, including competitors that historically have focused on the acquisition of asset types other than discounted real estate-related assets, and the expected increase in competition from current market participants, the potential increase in competition from the U.S. government may reduce our access to discounted real estate-related asset opportunities. Aggressive pricing by our competitors could raise the price of such discounted real estate-related assets above levels that we are willing to pay, which could reduce the amount of such assets suitable for us to purchase or, if purchased by us, reduce the profits, if any, generated by such assets. If we are unable to purchase discounted real estate-related assets at favorable prices or at all, our revenues and our ability to cover operating expenses may be adversely impacted, which would reduce the return on your investment.

We may face competition from Public-Private Investment Funds or PPIFs.

On March 23, 2009, the U.S. Treasury, in conjunction with the FDIC, announced the creation of the Public-Private Investment Program or PPIP. The PPIP is designed to encourage the transfer of certain illiquid legacy real estate related assets off of the balance sheets of financial institutions and is composed of two programs, the Legacy Loans Program and the Legacy Securities Program. As proposed, PPIFs under the Legacy Loans Program may be established to purchase troubled loans from insured depository institutions. To date, the FDIC has announced only one pilot transaction under the Legacy Loans Program. However, the U.S. Treasury has chosen nine pre-qualified unaffiliated third-party fund managers to form PPIFs for the Legacy Securities Program. The PPIFs under the Legacy Securities Program have been established to purchase legacy non-agency RMBS and legacy CMBS that were originally AAA-rated and issued prior to 2009. The Legacy Securities Program is expected to have a term of no more than 10 years, unless extended. Legacy Loans PPIFs and Legacy Securities PPIFs will have access to equity capital from the U.S. Treasury or the FDIC as well as debt financing provided or guaranteed by the U.S. government. The PPIP may increase competition from PPIFs and reduce our access to discounted real estate-related asset opportunities.

Our business may not benefit from the actions of the U.S. government, the Federal Reserve and the U.S. Treasury, including the establishment of the TALF and the PPIP, or from further government or market developments, any of which could materially and adversely impact our business.

In November 2008, the Federal Reserve first announced the TALF program. Since that time, the TALF has been expanded in size and scope. Under the TALF, the Federal Reserve Bank of New York (“FRBNY”) makes loans (which, with certain exceptions, are non-recourse) to borrowers to fund their purchase of eligible assets, currently certain asset-backed securities. The nature of the eligible assets has been expanded several times. Beginning in June 2009, the TALF was expanded to include certain high-quality newly-issued CMBS as eligible assets and beginning in July 2009, the TALF was further expanded to include certain highly-rated legacy CMBS issued before January 1, 2009. At present, TALF loans secured by CMBS have either three-year or five-year terms, have interest due monthly, are exempt from mark to market rules and margin calls related to a decrease in the underlying collateral value, are pre-payable in whole or in part, and prohibit the substitution of any underlying collateral. Payments of principal on the collateral underlying a TALF loan are required to be applied to reduce the loan’s principal amount pro rata based upon the original loan-to-value ratio. Terms of the general TALF program may be modified by the FRBNY at any time. Accordingly, we may not be able to acquire assets through the TALF on favorable terms or at all.

The U.S. Congress and/or various states and local legislatures may enact additional legislation or regulatory action designed to address the current economic crisis or for other purposes that could have a material adverse effect on our ability to execute our business strategies. It is not possible to predict how the TALF, PPIP or other recent U.S. government actions will impact the financial markets, including current significant levels of volatility, or our future investments. To the extent the market does not respond favorably to these initiatives or they do not function as intended, they may not provide our business the positive impact we anticipate. We can provide no assurance that we will be eligible to use these programs or, if eligible, will be able to utilize them successfully. Further, the incentives provided by these programs may increase competition for, and the pricing of, our assets.

In addition, the U.S. government, the Federal Reserve, the U.S. Treasury and other governmental and regulatory bodies have taken or are considering taking other actions to address the financial crisis. There can be no assurances that such actions will have a beneficial impact on the financial markets, including the current extreme levels of volatility. Additionally, we cannot predict whether or when such actions may occur, and such actions could have a material adverse impact on our business, results of operations and financial condition.

There is no assurance that we will be able to obtain any TALF loans.

The TALF is operated by the FRBNY. If we choose to seek access to the TALF, the FRBNY has complete discretion regarding the extension of credit under the TALF and is under no obligation to make any loans to us even if we meet all of the applicable criteria. Requests for TALF loans may surpass the amount of funding authorized by the Federal Reserve and the U.S. Treasury, resulting in an early termination of the TALF. Depending on the demand for TALF loans and the general state of the credit markets, the Federal Reserve and the U.S. Treasury may decide to modify the terms and conditions of the TALF. Such actions may adversely affect our ability to obtain TALF loans and use the loan leverage to enhance our returns, and may otherwise affect expected returns on our investments.

To the extent we rely on TALF financing for a portion of our assets, we will be dependent on the activities of our primary dealers.

To obtain TALF loans, we must execute a customer agreement with at least one primary dealer, which will act on our behalf under the agreement with the FRBNY. The primary dealer will submit aggregate loan request amounts on behalf of its customers in the form and manner specified by the FRBNY. Each primary dealer is required to apply its internal customer identification program and due diligence procedures to each borrower, to represent that each borrower is an eligible borrower for purposes of the TALF, and to provide the FRBNY with information sufficient to describe the dealer’s customer risk assessment methodology. These customer agreements may impose additional requirements that could affect our ability to obtain TALF loans. Each primary dealer is expected to have relationships with other TALF borrowers, and a primary dealer may allocate more resources toward assisting other borrowers with whom it has other business dealings. Primary dealers are also responsible for distributing principal and interest after receipt thereof from The Bank of New York Mellon, as custodian for the TALF. Once funds or collateral are transferred to a primary dealer or at the direction of a primary dealer, neither the custodian nor the FRBNY has any obligation to account for whether the funds or collateral are transferred to the borrower. We will therefore be exposed to bankruptcy risk of our primary dealers.

The terms and conditions of the TALF may change, which could adversely affect our investments.

The terms and conditions of the TALF, including asset and borrower eligibility, could be changed at any time. Any such modifications may adversely affect the market value of any of our assets financed through the TALF and otherwise or our ability to obtain additional TALF financing. The TALF is scheduled to expire on March 31, 2010 for asset-backed securities other than CMBS and legacy CMBS, and on June 30, 2010 for newly-issued CMBS, unless extended. If the TALF is prematurely discontinued or reduced while our assets financed through the TALF are still outstanding, there may be no market for these assets and the market value of these assets could be adversely affected.

Federal Income Tax Risks

Failure to qualify as a REIT would reduce our net earnings available for investment or distribution.

DLA Piper LLP (US) has rendered an opinion to us that we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code for our taxable year ending December 31, 2009 and that our proposed method of operations will enable us to meet the requirements for qualification and taxation as a REIT beginning with our taxable year ending December 31, 2009. This opinion is based upon, among other things, our representations as to the manner in which we are and will be owned and the manner in which we will invest in and operate assets. However, our qualification as a REIT will depend upon our ability to meet requirements regarding our organization and ownership, distributions of our income, the nature and diversification of our income and assets and other tests imposed by the Internal Revenue Code. DLA Piper LLP (US) will not review our compliance with the REIT qualification standards on an ongoing basis, and we may fail to satisfy the REIT requirements in the future. Also, this opinion represents the legal judgment of DLA Piper LLP (US) based on the law in effect as of the date of the opinion. The opinion of DLA Piper LLP (US) is not binding on the Internal Revenue Service or the courts. Future legislative, judicial or administrative changes to the federal income tax laws could be applied retroactively, which could result in our disqualification as a REIT.

If we fail to qualify as a REIT for any taxable year after electing REIT status, we will be subject to federal income tax on our taxable income at corporate rates. In addition, we would generally be disqualified from treatment as a REIT for the four taxable years following the year of losing our REIT status. Losing our REIT status would reduce our net earnings available for investment or distribution to stockholders because of the additional tax liability. In addition, distributions to stockholders would no longer qualify for the dividends paid deduction and we would no longer be required to make distributions. If this occurs, we might be required to borrow funds or liquidate some investments in order to pay the applicable tax. For a discussion of the REIT qualification tests and other considerations relating to our election to be taxed as REIT, see “Federal Income Tax Considerations.”

Failure to qualify as a REIT would subject us to federal income tax, which would reduce the cash available for distribution to you.

We expect to operate in a manner that will allow us to qualify as a REIT for federal income tax purposes commencing with our taxable year ending December 31, 2009. However, the federal income tax laws governing REITs are extremely complex, and interpretations of the federal income tax laws governing qualification as a REIT are limited. Qualifying as a REIT requires us to meet various tests regarding the nature of our assets and our income, the ownership of our outstanding stock, and the amount of our distributions on an ongoing basis. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, including the tax treatment of certain investments we may make, and the possibility of future changes in our circumstances, no assurance can be given that we will so qualify for any particular year. If we fail to qualify as a REIT in any calendar year and we do not qualify for certain statutory relief provisions, we would be required to pay federal income tax on our taxable income. We might need to borrow money or sell assets to pay that tax. Our payment of income tax would decrease the amount of our income available for distribution to you. Furthermore, if we fail to maintain our qualification as a REIT and we do not qualify for certain statutory relief provisions, we no longer would be required to distribute substantially all of our REIT taxable income to our stockholders. Unless our failure to qualify as a REIT were excused under federal tax laws, we would be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost.

You may have current tax liability on distributions you elect to reinvest in our common stock.

If you participate in our dividend reinvestment plan, you will be deemed to have received, and for income tax purposes will be taxed on, the amount reinvested in shares of our common stock to the extent the amount reinvested was not a tax-free return of capital. In addition, you will be treated for tax purposes as having received an additional distribution to the extent the shares are purchased at a discount to fair market value. As a result, unless you are a tax-exempt entity, you may have to use funds from other sources to pay your tax liability on the value of the shares of common stock received. See “Description of Shares — Dividend Reinvestment Plan — Tax Consequences of Participation.”

Even if we qualify as a REIT for federal income tax purposes, we may be subject to other tax liabilities that reduce our cash flow and our ability to make distributions to you.

Even if we qualify as a REIT for federal income tax purposes, we may be subject to some federal, state and local taxes on our income or property. For example:

•

In order to qualify as a REIT, we must distribute annually at least 90% of our REIT taxable income to our stockholders (which is determined without regard to the dividends paid deduction or net capital gain). To the extent that we satisfy the distribution requirement but distribute less than 100% of our REIT taxable income, we will be subject to federal corporate income tax on the undistributed income.

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We will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions we pay in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years.

•

If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may avoid the 100% tax on gain from a resale of that property, but the income from the sale or operation of that property may be subject to corporate income tax at the highest applicable rate.

•

If we sell an asset, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business, our gain would be subject to the 100% “prohibited transaction” tax unless such sale were made by one of our taxable REIT subsidiaries.

Our investments in debt instruments may cause us to recognize “phantom income” for federal income tax purposes even though no cash payments have been received on the debt instruments.

It is expected that we may acquire debt instruments in the secondary market for less than their face amount. The amount of such discount will generally be treated as “market discount” for federal income tax purposes. We may acquire distressed debt investments that are subsequently modified by agreement with the borrower. If the amendments to the outstanding debt are “significant modifications” under the applicable Treasury regulations, the modified debt may be considered to have been reissued to us in a debt-for-debt exchange with the borrower. This deemed reissuance may prevent the modified debt from qualifying as a good REIT asset if the underlying security has declined in value.

In general, we will be required to accrue original issue discount on a debt instrument as taxable income in accordance with applicable federal income tax rules even though no cash payments may be received on such debt instrument.

In the event a borrower with respect to a particular debt instrument encounters financial difficulty rendering it unable to pay stated interest as due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income. Similarly, we may be required to accrue interest income with respect to subordinate residential and commercial mortgage-backed securities at the stated rate regardless of when their corresponding cash payments are received.

As a result of these factors, there is a significant risk that we may recognize substantial taxable income in excess of cash available for distribution. In that event, we may need to borrow funds or take other action to satisfy the REIT distribution requirements for the taxable year in which this “phantom income” is recognized.

REIT distribution requirements could adversely affect our ability to execute our business plan.

We generally must distribute annually at least 90% of our REIT taxable income, subject to certain adjustments and excluding any net capital gain, in order for federal corporate income tax not to apply to earnings that we distribute. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our REIT taxable income, we will be subject to federal corporate income tax on our undistributed REIT taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our stockholders in a calendar year is less than a minimum amount specified under federal tax laws. We intend to make distributions to our stockholders to comply with the REIT requirements of the Internal Revenue Code.

From time to time, we may generate taxable income greater than our taxable income for financial reporting purposes, or our taxable income may be greater than our cash flow available for distribution to stockholders (for example, where a borrower defers the payment of interest in cash pursuant to a contractual right or otherwise). If we do not have other funds available in these situations we could be required to borrow funds, sell investments at disadvantageous prices or find another alternative source of funds to make distributions sufficient to enable us to pay out enough of our taxable income to satisfy the REIT distribution requirement and to avoid corporate income tax and the 4% excise tax in a particular year. These alternatives could increase our costs or reduce our equity. Thus, compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.

To maintain our REIT status, we may be forced to forego otherwise attractive opportunities, which may delay or hinder our ability to meet our investment objectives and reduce your overall return.

To qualify as a REIT, we must satisfy certain tests on an ongoing basis concerning, among other things, the sources of our income, nature of our assets and the amounts we distribute to our stockholders. We may be required to make distributions to stockholders at times when it would be more advantageous to reinvest cash in our business or when we do not have funds readily available for distribution. Compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits and the value of your investment.

Potential characterization of distributions or gain on sale may be treated as unrelated business taxable income to tax-exempt investors.

If (i) all or a portion of our assets are subject to the rules relating to taxable mortgage pools, (ii) we are a “pension-held REIT,” (iii) a tax-exempt stockholder has incurred debt to purchase or hold our common stock, or (iv) the residual Real Estate Mortgage Investment Conduit interests, or REMICs, we buy (if any) generate “excess inclusion income,” then a portion of the distributions to and, in the case of a stockholder described in clause (iii), gains realized on the sale of common stock by such tax-exempt stockholder may be subject to federal income tax as unrelated business taxable income under the Internal Revenue Code. See “Federal Income Tax Considerations—Taxation of KBS Strategic Opportunity REIT, Inc.—Taxable Mortgage Pools and Excess Inclusion Income.”

The “taxable mortgage pool” rules may increase the taxes that we or our stockholders incur and may limit the manner in which we conduct securitizations or financing arrangements.

We may be deemed to be ourselves or make investments in entities that own or are themselves deemed to be taxable mortgage pools. As a REIT, provided that we own 100% of the equity interests in a taxable mortgage pool, we generally would not be adversely affected by the characterization of the securitization as a taxable mortgage pool. Certain categories of stockholders, however, such as foreign stockholders eligible for treaty or other benefits, stockholders with net operating losses, and certain tax-exempt stockholders that are subject to unrelated business income tax, could be subject to increased taxes on a portion of their dividend income from us that is attributable to the taxable mortgage pool. In addition, to the extent that our stock is owned by tax-exempt “disqualified organizations,” such as certain government-related entities that are not subject to tax on unrelated business income, we will incur a corporate-level tax on a portion of our income from the taxable mortgage pool. In that case, we are authorized to reduce and intend to reduce the amount of our distributions to any disqualified organization whose stock ownership gave rise to the tax by the amount of such tax paid by us that is attributable to such stockholder’s ownership.

Similarly, certain of our securitizations or other borrowings could be considered to result in the creation of a taxable mortgage pool for federal income tax purposes. We intend to structure our securitization and financing arrangements as to not create a taxable mortgage pool. However, if we have borrowings with two or more maturities and (i) those borrowings are secured by mortgages or residential or commercial mortgage-backed securities and (ii) the payments made on the borrowings are related to the payments received on the underlying assets, then the borrowings and the pool of mortgages or residential or commercial mortgage-backed securities to which such borrowings relate may be classified as a taxable mortgage pool under the Internal Revenue Code. If any part of our investments were to be treated as a taxable mortgage pool, then our REIT status would not be impaired, provided we own 100% of such entity, but a portion of the taxable income we recognize may be characterized as “excess inclusion” income and allocated among our stockholders to the extent of and generally in proportion to the distributions we make to each stockholder. Any excess inclusion income would:

•	not be allowed to be offset by a stockholder’s net operating losses;

•	be subject to a tax as unrelated business income if a stockholder were a tax-exempt stockholder;

•

be subject to the application of federal income tax withholding at the maximum rate (without reduction for any otherwise applicable income tax treaty) with respect to amounts allocable to foreign stockholders; and

•

be taxable (at the highest corporate tax rate) to us, rather than to you, to the extent the excess inclusion income relates to stock held by disqualified organizations (generally, tax-exempt companies not subject to tax on unrelated business income, including governmental organizations).

The tax on prohibited transactions will limit our ability to engage in transactions, including certain methods of securitizing mortgage loans, that would be treated as sales for federal income tax purposes.

A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of assets, other than foreclosure property, deemed held primarily for sale to customers in the ordinary course of business. We might be subject to this tax if we were to dispose of or securitize loans in a manner that was treated as a sale of the loans for federal income tax purposes. Therefore, in order to avoid the prohibited transactions tax, we may choose not to engage in certain sales of loans at the REIT level, and may limit the structures we utilize for our securitization transactions, even though the sales or structures might otherwise be beneficial to us.

It may be possible to reduce the impact of the prohibited transaction tax by conducting certain activities through taxable REIT subsidiaries. However, to the extent that we engage in such activities through taxable REIT subsidiaries, the income associated with such activities may be subject to full corporate income tax.

Complying with REIT requirements may force us to liquidate otherwise attractive investments.

To qualify as a REIT, we must ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets, including certain mortgage loans and residential and commercial mortgage-backed securities. The remainder of our investment in securities (other than government securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, and no more than 25% of the value of our total assets can be represented by securities of one or more taxable REIT subsidiaries. See “Federal Income Tax Considerations—Taxation of KBS Strategic Opportunity REIT, Inc.” If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate from our portfolio otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.

Liquidation of assets may jeopardize our REIT qualification.

To qualify as a REIT, we must comply with requirements regarding our assets and our sources of income. If we are compelled to liquidate our investments to repay obligations to our lenders, we may be unable to comply with these requirements, ultimately jeopardizing our qualification as a REIT, or we may be subject to a 100% tax on any resultant gain if we sell assets that are treated as dealer property or inventory.

Characterization of any repurchase agreements we enter into to finance our investments as sales for tax purposes rather than as secured lending transactions would adversely affect our ability to qualify as a REIT.

We may enter into repurchase agreements with a variety of counterparties to achieve our desired amount of leverage for the assets in which we invest. When we enter into a repurchase agreement, we generally sell assets to our counterparty to the agreement and receive cash from the counterparty. The counterparty is obligated to resell the assets back to us at the end of the term of the transaction. We believe that for federal income tax purposes we will be treated as the owner of the assets that are the subject of repurchase agreements and that the repurchase agreements will be treated as secured lending transactions notwithstanding that such agreement may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the Internal Revenue Service could successfully assert that we did not own these assets during the term of the repurchase agreements, in which case we could fail to qualify as a REIT if tax ownership of these assets was necessary for us to meet the income and/or asset tests discussed in “Federal Income Tax Considerations—Taxation of KBS Strategic Opportunity REIT, Inc.”

Complying with REIT requirements may limit our ability to hedge effectively.

The REIT provisions of the Internal Revenue Code may limit our ability to hedge our assets and operations. Under these provisions, any income that we generate from transactions intended to hedge our interest rate, inflation and/or currency risks will be excluded from gross income for purposes of the REIT 75% and 95% gross income tests if the instrument hedges (i) interest rate risk on liabilities incurred to carry or acquire real estate or (ii) risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the REIT 75% or 95% gross income tests, and such instrument is properly identified under applicable Treasury Regulations. Income from hedging transactions that do not meet these requirements will generally constitute nonqualifying income for purposes of both the REIT 75% and 95% gross income tests. See “Federal Income Tax Considerations—Taxation of KBS Strategic Opportunity REIT, Inc.—Derivatives and Hedging Transactions.” As a result of these rules, we may have to limit our use of hedging techniques that might otherwise be advantageous, which could result in greater risks associated with interest rate or other changes than we would otherwise incur.

Ownership limitations may restrict change of control or business combination opportunities in which you might receive a premium for their shares.

In order for us to qualify as a REIT for each taxable year after 2009, no more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of any calendar year. “Individuals” for this purpose include natural persons, and some entities such as private foundations. To preserve our REIT qualification, our charter generally prohibits any person from directly or indirectly owning more than 9.8% in value of our capital stock. This ownership limitation could have the effect of discouraging a takeover or other transaction in which holders of our common stock might receive a premium for their shares over the then prevailing market price or which holders might believe to be otherwise in their best interests.

Our ownership of and relationship with our taxable REIT subsidiaries will be limited and a failure to comply with the limits would jeopardize our REIT status and may result in the application of a 100% excise tax.

A REIT may own up to 100% of the stock of one or more taxable REIT subsidiaries. A taxable REIT subsidiary may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a taxable REIT subsidiary. A corporation of which a taxable REIT subsidiary directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a taxable REIT subsidiary. Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more taxable REIT subsidiaries. A domestic taxable REIT subsidiary will pay federal, state and local income tax at regular corporate rates on any income that it earns. In addition, the taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to its parent REIT to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a taxable REIT subsidiary and its parent REIT that are not conducted on an arm’s-length basis. We cannot assure you that we will be able to comply with the 25% value limitation on ownership of taxable REIT subsidiary stock and securities on an ongoing basis so as to maintain REIT status or to avoid application of the 100% excise tax imposed on certain non-arm’s length transactions.

The Internal Revenue Service may challenge our characterization of certain income from offshore taxable REIT subsidiaries.

We may form offshore corporate entities treated as taxable REIT subsidiaries. If we form such subsidiaries, we may receive certain “income inclusions” with respect to our equity investments in these entities. We intend to treat such income inclusions, to the extent matched by repatriations of cash in the same taxable year, as qualifying income for purposes of the 95% gross income test but not the 75% gross income test. See “Federal Income Tax Considerations — Taxation of KBS Strategic Opportunity REIT, Inc. — Income Tests.” Because there is no clear precedent with respect to the qualification of such income inclusions for purposes of the REIT gross income tests, no assurance can be given that the Internal Revenue Service will not assert a contrary position. If such income does not qualify for the 95% gross income test, we could be subject to a penalty tax or we could fail to qualify as a REIT, in both events only if such inclusions (along with certain other non-qualifying income) exceed 5% of our gross income.

If our CDO issuers that are taxable REIT subsidiaries are subject to federal income tax at the entity level, it would greatly reduce the amounts those entities would have available to distribute to us and to pay their creditors.

There is a specific exemption from federal income tax for non-U.S. corporations that restrict their activities in the United States to trading stock and securities (or any activity closely related thereto) for their own account whether such trading (or such other activity) is conducted by the corporation or its employees through a resident broker, commission agent, custodian or other agent. We intend that any of our CDO issuers that are taxable REIT subsidiaries will rely on that exemption or otherwise operate in a manner so that they will not be subject to federal income tax on their net income at the entity level. If the Internal Revenue Service were to succeed in challenging that tax treatment, it could greatly reduce the amount that those CDO issuers would have available to distribute to us and to pay to their creditors.

We may be subject to adverse legislative or regulatory tax changes.

At any time, the federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be amended. We cannot predict when or if any new federal income tax law, regulation or administrative interpretation, or any amendment to any existing federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective and any such law, regulation or interpretation may take effect retroactively. We and our stockholders could be adversely affected by any such change in, or any new, federal income tax law, regulation or administrative interpretation.

Dividends payable by REITs do not qualify for the reduced tax rates.

Legislation enacted in 2003 and modified in 2005 generally reduces the maximum tax rate for dividends payable to domestic stockholders that are individuals, trusts and estates to 15% (through 2010). Dividends payable by REITs, however, are generally not eligible for the reduced rates. Although this legislation does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to regular corporate dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in stock of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common stock.

Retirement Plan Risks

If the fiduciary of an employee pension benefit plan subject to ERISA (such as profit sharing, Section 401(k) or pension plan) or any other retirement plan or account fails to meet the fiduciary and other standards under ERISA or the Internal Revenue Code as a result of an investment in our stock, the fiduciary could be subject to criminal and civil penalties.

There are special considerations that apply to employee benefit plans subject to ERISA (such as profit sharing, Section 401(k) or pension plans) and other retirement plans or accounts subject to Section 4975 of the Internal Revenue Code (such as an IRA) that are investing in our shares. Fiduciaries investing the assets of such a plan or account in our common stock should satisfy themselves that:

•	the investment is consistent with their fiduciary obligations under ERISA and the Internal Revenue Code;

•	the investment is made in accordance with the documents and instruments governing the plan or IRA, including the plan’s or account’s investment policy;

•	the investment satisfies the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA and other applicable provisions of ERISA and the Internal Revenue Code;

•	the investment will not impair the liquidity of the plan or IRA;

•	the investment will not produce an unacceptable amount of “unrelated business taxable income” for the plan or IRA;

•	our stockholders will be able to value the assets of the plan annually in accordance with ERISA requirements and applicable provisions of the plan or IRA; and

•	the investment will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code.

Failure to satisfy the fiduciary standards of conduct and other applicable requirements of ERISA and the Internal Revenue Code may result in the imposition of civil and criminal penalties and could subject the fiduciary to equitable remedies. In addition, if an investment in our shares constitutes a prohibited transaction under ERISA or the Internal Revenue Code, the fiduciary who authorized or directed the investment may be subject to the imposition of excise taxes with respect to the amount invested.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements about our business, including, in particular, statements about our plans, strategies and objectives. You can generally identify forward-looking statements by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue” or other similar words. You should not rely on these forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our actual results, performance and achievements may be materially different from that expressed or implied by these forward-looking statements.

You should carefully review the “Risk Factors” section of this prospectus for a discussion of the risks and uncertainties that we believe are material to our business, operating results, prospects and financial condition. Except as otherwise required by federal securities laws, we do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ESTIMATED USE OF PROCEEDS

The following tables set forth information about how we intend to use the proceeds raised in this offering assuming that we sell the minimum of 250,000 shares, a mid-point range of 70,000,000 shares and the maximum of 140,000,000 shares of common stock. Many of the amounts set forth below represent management’s best estimate since they cannot be precisely calculated at this time. Depending primarily upon the number of shares we sell in our primary offering and assuming a $10.00 purchase price for shares sold in the primary offering, we estimate that we will use 83.17% to 87.21% of the gross proceeds from the primary offering, or between $8.32 and $8.72 per share, for investments, assuming we raise the minimum and maximum offering amounts, respectively. We will use the remainder of the gross proceeds from the primary offering to pay offering expenses, including selling commissions and the dealer manager fee, to maintain a working capital reserve and, upon investment in real estate-related loans, real estate-related debt securities and other real estate-related investments, to pay a fee to our advisor for its services in connection with the selection and acquisition or origination of our investments. Though our board has the authority under our organizational documents, to the extent permitted by Maryland law, to pay distributions from any source, our distribution policy is not to use the proceeds of this offering to pay distributions.

We expect to use substantially all of the net proceeds from the sale of shares under our dividend reinvestment plan for general corporate purposes, including, but not limited to, the repurchase of shares under our share redemption program; reserves required by any financings of our investments; future funding obligations under any real estate loan receivable we acquire; the acquisition or origination of assets, which would include payment of acquisition and origination fees to our advisor; the repayment of debt; and expenses relating to our investments, such as purchasing a loan senior to ours to protect our junior position in the event of a default by the borrower on the senior loan, making protective advances to preserve collateral securing a loan, or making capital and tenant improvements or paying leasing costs and commissions related to real property obtained through foreclosure or otherwise. We cannot predict with any certainty how much, if any, dividend reinvestment plan proceeds will be available for specific purposes. To the extent proceeds from our dividend reinvestment plan are used for investments, sales under our dividend reinvestment plan will result in greater fee income for our advisor because of acquisition and origination fees and asset management fees. See “Management Compensation.”

	250,000 Shares		70,000,000 Shares
	Minimum Offering ($10.00/share)		Primary Offering (50,000,000 shares) ($10.00/share)		Div. Reinv. Plan (20,000,000 shares) ($9.50/share)
	$	%	$	%	$	%
Gross Offering Proceeds	2,500,000	100.00%	500,000,000	100.00%	190,000,000	100.00%

Selling Commissions	150,000	6.00%	30,000,000	6.00%	0	0.00%

Dealer Manager Fee	87,500	3.50%	17,500,000	3.50%	0	0.00%

Other Organization and Offering Expenses (1)	137,500	5.50%	8,383,313	1.68%	396,000	0.21%

Acquisition and Origination Fees (2)	20,792	0.83%	4,347,690	0.87%	0	0.00%

Initial Working Capital Reserve (3)	25,000	1.00%	5,000,000	1.00%	0	0.00%

Amount Available for Investment (4)	2,079,208	83.17%	434,768,997	86.95%	189,604,000	99.79%

	140,000,000 Shares
	Primary Offering (100,000,000 shares) ($10.00/share)		Div. Reinv. Plan (40,000,000 shares) ($9.50/share)
	$	%	$	%
Gross Offering Proceeds	1,000,000,000	100.00%	380,000,000	100.00%

Selling Commissions	60,000,000	6.00%	0	0.00%

Dealer Manager Fee	35,000,000	3.50%	0	0.00%

Other Organization and Offering Expenses (1)	14,166,833	1.42%	660,000	0.17%

Acquisition and Origination Fees (2)	8,721,120	0.87%	0	0.00%

Initial Working Capital Reserve (3)	10,000,000	1.00%	0	0.00%

Amount Available for Investment (4)	872,112,047	87.21%	379,340,000	99.83%

(1) Includes all expenses (other than selling commissions and the dealer manager fee) to be paid by us in connection with the offering, including our legal, accounting, printing, mailing and filing fees, charges of our escrow holder and transfer agent, a $35 fee per subscription agreement payable to our advisor for reviewing and processing subscription agreements (which aggregate fees are expected to be approximately $1,000,000 if we raise the maximum offering amount in the primary offering), reimbursement of the bona fide due diligence expenses of broker-dealers, amounts to reimburse KBS Capital Advisors for costs in connection with preparing supplemental sales materials, the cost of bona fide training and education meetings held by us (primarily the travel, meal and lodging costs of registered representatives of broker-dealers), attendance and sponsorship fees and travel, meal and lodging costs for registered persons associated with our dealer manager and officers and employees of our affiliates to attend retail seminars conducted by broker-dealers and, in special cases, reimbursement to participating broker-dealers for technology costs associated with the offering, costs and expenses related to such technology costs, and costs and expenses associated with the facilitation of the marketing of our shares and the ownership of our shares by such broker-dealers’ customers. KBS Capital Advisors has agreed to reimburse us to the extent selling commissions, the dealer manager fee and other organization and offering expenses incurred by us exceed 15% of aggregate gross offering proceeds. See “Plan of Distribution.”

(2) For all investments that we make, we will pay our advisor an acquisition and origination fee equal to 1.0% of the cost of the investments acquired by us, or the amounts funded by us to acquire or originate loans, including acquisition and origination expenses and any debt attributable to such investments. We may also incur customary acquisition and origination expenses in connection with the acquisition or origination (or attempted acquisition or origination) of an asset. See note 4 below.

This table excludes debt proceeds. To the extent we fund our investments with debt, as we expect, the amount available for investment and the amount of acquisition and origination fees will be proportionately greater. If we raise the maximum offering amount and our debt financing is equal to 30% of the cost of our investments, then acquisition and origination fees would be $12,458,744. We expect that once we have fully invested the proceeds of this offering, our debt financing will be 30% or less of the cost of our investments, although it may exceed this level during our offering stage. Our charter limits our borrowings to 75% of the cost of our tangible assets; however, we may exceed that limit if a majority of the conflicts committee approves each borrowing in excess of our charter limitation and we disclose such borrowing to our stockholders in our next quarterly report with an explanation from the conflicts committee of the justification for the excess borrowing. If we raise the maximum offering amount and our debt financing is equal to 75% of the cost of our investments, then acquisition and origination fees would be $34,884,482.

The estimate of acquisition and origination fees is based on the current compensation structure under the advisory agreement. Compensation to be paid to KBS Capital Advisors may be increased subject to approval by our conflicts committee and the other limitations in our charter. Our charter limits our ability to make an investment if the total of all acquisition and origination fees and expenses relating to the investment exceeds 6% of the contract purchase price or 6% of the total funds advanced. This limit may only be exceeded if the conflicts committee approves (by majority vote) the fees and expenses and finds the transaction to be commercially competitive, fair and reasonable to us.

This table assumes that we will not use the net proceeds from the sale of shares under our dividend reinvestment plan to invest in real estate-related loans, real estate-related debt securities and other real estate-related investments. To the extent we use the net proceeds from the dividend reinvestment plan to invest in real estate-related loans, real estate-related debt securities and other real estate-related investments, our advisor or its subsidiary would earn the related acquisition and origination fees.

(3) We may incur expenses relating to our investments, such as purchasing a loan senior to ours to protect our junior position in the event of a default by the borrower on the senior loan, making protective advances to preserve collateral securing a loan, or making capital and tenant improvements or paying leasing costs and commissions related to real property obtained through foreclosure or otherwise. At the time we make an investment, we will establish estimates of the capital needs of such investment through the anticipated hold period of the investment. We do not expect to use more than 1.0% of the gross proceeds from our primary offering for working capital reserves. We may also use debt proceeds, our cash flow from operations and proceeds from our dividend reinvestment plan to meet our needs for working capital and to build a moderate level of cash reserves.

(4) Amount available for investment from the primary offering will include customary acquisition and origination expenses (including expenses relating to potential investments that we do not close), such as legal fees and expenses (including fees of in-house counsel that are not employees or affiliates of the advisor), costs of due diligence, accounting fees and expenses and other closing costs and miscellaneous expenses relating to the acquisition or origination of real estate-related loans, real estate-related debt securities and other real estate-related investments. Until required in connection with investment in real estate-related loans, real estate-related debt securities and other real estate-related investments, substantially all of the net proceeds of the offering and, thereafter, our working capital reserves, may be invested in short-term, highly liquid investments, including government obligations, bank certificates of deposit, short-term debt obligations and interest-bearing accounts or other authorized investments as determined by our board of directors.

MANAGEMENT

Board of Directors

We operate under the direction of our board of directors, the members of which are accountable to us and our stockholders as fiduciaries. The board is responsible for the management and control of our affairs. The board has retained KBS Capital Advisors to manage our day-to-day operations and our portfolio of real estate-related loans, real estate-related debt securities and other real estate-related investments, subject to the board’s supervision. Because of the conflicts of interest created by the relationships among us, KBS Capital Advisors and various affiliates, many of the responsibilities of the board have been delegated to a committee that consists solely of independent directors. This committee is the conflicts committee and is discussed below and under “Conflicts of Interest.”

We have three independent directors. An “independent director” is a person who is not one of our officers or employees or an officer or employee of KBS Capital Advisors or its affiliates, has not been so for the previous two years and meets the other requirements set forth in our charter. Our independent directors also meet the director independence standards of the New York Stock Exchange, Inc.

Each director will serve until the next annual meeting of stockholders and until his successor has been duly elected and qualified. The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at any stockholder meeting constitutes a quorum. With respect to the election of directors, each candidate nominated for election to the board of directors must receive a majority of the votes present, in person or by proxy, in order to be elected. Therefore, if a nominee receives fewer “for” votes than “withhold” votes in an election, then the nominee will not be elected.

Although our board of directors may increase or decrease the number of directors, a decrease may not have the effect of shortening the term of any incumbent director. Any director may resign at any time or may be removed with or without cause by the stockholders upon the affirmative vote of at least a majority of all the votes entitled to be cast at a meeting called for the purpose of the proposed removal. The notice of the meeting will indicate that the purpose, or one of the purposes, of the meeting is to determine if the director shall be removed.

Unless otherwise provided by Maryland law, the board of directors is responsible for selecting its own nominees and recommending them for election by the stockholders, provided that the conflicts committee nominates replacements for any vacancies among the independent director positions. Unless filled by a vote of the stockholders as permitted by the Maryland General Corporation Law, a vacancy that results from the removal of a director will be filled by a vote of a majority of the remaining directors. Any vacancy on the board of directors for any other cause will be filled by a majority of the remaining directors, even if such majority is less than a quorum.

Our directors are accountable to us and our stockholders as fiduciaries. This means that our directors must perform their duties in good faith and in a manner each director believes to be in our and our stockholders’ best interests. Further, our directors must act with such care as a prudent person in a similar position would use under similar circumstances, including exercising reasonable inquiry when taking actions. However, our directors and executive officers are not required to devote all of their time to our business and must only devote such time to our affairs as their duties may require. We do not expect that our directors will be required to devote a substantial portion of their time to us in discharging their duties.

In addition to meetings of the various committees of the board, which committees we describe below, we expect our directors to hold at least four regular board meetings each year. Our board has the authority to fix the compensation of all officers that it selects and may pay compensation to directors for services rendered to us in any other capacity, although we expect our conflicts committee would act on these matters.

Our general investment and borrowing policies are set forth in this prospectus. Our directors may establish further written policies on investments and borrowings and will monitor our administrative procedures, investment operations and performance to ensure that our executive officers and advisor follow these policies and that these policies continue to be in the best interests of our stockholders. Unless modified by our directors, we will follow the policies on investments and borrowings set forth in this prospectus.

Committees of the Board of Directors

Our board of directors may delegate many of its powers to one or more committees. Our charter requires that each committee consist of at least a majority of independent directors, and our board has two committees, the audit committee and the conflicts committee, that consist solely of independent directors.

Audit Committee

Our board of directors has established an audit committee that consists solely of independent directors. The audit committee assists the board in overseeing:

•	our accounting and financial reporting processes;

•	the integrity and audits of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent auditors; and

•	the performance of our internal and independent auditors.

The audit committee selects the independent public accountants to audit our annual financial statements, reviews with the independent public accountants the plans and results of the audit engagement and considers and approves the audit and non-audit services and fees provided by the independent public accountants. The members of the audit committee are Michael L. Meyer, William M. Petak and Eric J. Smith.

Conflicts Committee

In order to reduce or eliminate certain potential conflicts of interest, our charter creates a conflicts committee of our board of directors consisting solely of all of our independent directors, that is, all of our directors who are not affiliated with our advisor. Our charter authorizes the conflicts committee to act on any matter permitted under Maryland law. Both the board of directors and the conflicts committee must act upon those conflict-of-interest matters that cannot be delegated to a committee under Maryland law. Our charter also empowers the conflicts committee to retain its own legal and financial advisors. See “Conflicts of Interest — Certain Conflict Resolution Measures.”

Our charter requires that the conflicts committee discharge the board’s responsibilities relating to the nomination of independent directors and the compensation of our independent directors. Our conflicts committee will also discharge the board’s responsibilities relating to the compensation of our executives. Subject to the limitations in our charter and with stockholder approval, the conflicts committee may also create stock-award plans.

Executive Officers and Directors

We have provided below certain information about our executive officers and directors.

Name*	Age**	Positions
Keith D. Hall	51	Chief Executive Officer and Director
Peter McMillan III	52	Chairman of the Board, President and Director
David E. Snyder	38	Chief Financial Officer, Treasurer and Secretary
Stacie K. Yamane	45	Chief Accounting Officer
Michael L. Meyer	70	Independent Director
William M. Petak	48	Independent Director
Eric J. Smith	52	Independent Director

* The address of each executive officer and director listed is 620 Newport Center Drive, Suite 1300, Newport Beach, California 92660.

** As of November 12, 2009.

Keith D. Hall is our Chief Executive Officer and serves as one of our directors. He is also the Executive Vice President of KBS REIT I and KBS REIT II, positions he has held since the respective formations of these entities in June 2005 and August 2007, and a sponsor of KBS Legacy Apartment REIT, which was formed in 2009. Mr. Hall also owns and controls a 50% interest in GKP Holding LLC. GKP Holding owns a 33 1/3% interest in KBS Holdings LLC, which entity is the sole owner of our advisor and the dealer manager of this offering. Mr. Hall is also a member of the investment committee formed by KBS Capital Advisors to evaluate and authorize new investment opportunities for KBS Strategic Opportunity REIT.

Mr. Hall is a co-founder of Willowbrook Capital Group, LLC, an asset management company. Prior to forming Willowbrook in 2000, Mr. Hall was a Managing Director at CS First Boston, where he managed CSFB’s distribution strategy and business development for the Principal Transaction Group’s $18.0 billion real estate securities portfolio. Mr. Hall’s two primary business unit responsibilities were Mezzanine Lending and Commercial Real Estate Development. Before joining CSFB in 1996, he served as a Director in the Real Estate Products Group at Nomura Securities, with responsibility for the company’s $6.0 billion annual pipeline of fixed-income commercial mortgage-backed securities. Mr. Hall spent the 1980s as a Senior Vice President in the High Yield Department of Drexel Burnham Lambert’s Beverly Hills office, where he was responsible for distribution of the group’s high-yield real estate securities. Mr. Hall received a Bachelor of Arts Degree with honors in Finance from California State University, Sacramento.

Peter McMillan III is our President and the chairman of our board of directors. He is also Executive Vice President, Treasurer, Secretary and a director of KBS REIT I and KBS REIT II, positions he has held since the respective formations of these entities in June 2005 and August 2007, and an Executive Vice President of KBS Legacy Apartment REIT, which was formed in 2009. Mr. McMillan also owns and controls a 50% interest in GKP Holding LLC. GKP Holding owns a 33 1/3% interest in KBS Holdings LLC, which entity is the sole owner of our advisor and the dealer manager of this offering. Mr. McMillan is also a member of the investment committee formed by KBS Capital Advisors to evaluate and authorize new investment opportunities for KBS Strategic Opportunity REIT.

Mr. McMillan is a co-founder and the Managing Partner of Willowbrook Capital Group, LLC. Prior to forming Willowbrook in 2000, Mr. McMillan served as the Executive Vice President and Chief Investment Officer of SunAmerica Investments, Inc., which was later acquired by AIG. As Chief Investment Officer, he was responsible for over $75.0 billion in assets, including residential and commercial mortgage-backed securities, public and private investment grade and non-investment grade corporate bonds and commercial mortgage loans and real estate investments. Before joining SunAmerica in 1989, he served as Assistant Vice President for Aetna Life Insurance and Annuity Company with responsibility for the company’s $6.0 billion fixed income portfolios. Mr. McMillan received his Master of Business Administration in Finance from the Wharton Graduate School of Business at the University of Pennsylvania and his Bachelor of Arts Degree with honors in Economics from Clark University. Mr. McMillan is a director of Steinway Musical Instruments, Inc. and Metropolitan West Funds.

David E. Snyder is our Chief Financial Officer, Treasurer and Secretary. He is also the Chief Financial Officer of KBS REIT I and KBS REIT II, positions he has held since December 2008, and Chief Financial Officer of KBS Legacy Apartment REIT, which was formed in 2009. In addition, in late November 2008, Mr. Snyder was also appointed Chief Financial Officer of KBS Capital Advisors.

From January 1998 to May 2008, Mr. Snyder was at Nationwide Health Properties, Inc. (“NHP”), a real estate investment trust specializing in healthcare related property. He served as the Vice President and Controller from July 2005 to February 2008 and Controller from January 1998 to July 2005. At NHP, Mr. Snyder was responsible for internal and external financial reporting, Sarbanes-Oxley compliance, budgeting, debt compliance, negotiation and documentation of debt and equity financing and the negotiation of acquisition and leasing documentation. In addition, Mr. Snyder was part of the senior management team that approved investments, determined appropriate financing and developed strategic goals and plans. As part of his investment and financing responsibilities, Mr. Snyder participated in the origination, modification and refinancing of mortgage loans made to customers, mortgages obtained on real estate and unsecured credit facilities.

Mr. Snyder was an adjunct accounting professor at Biola University from 1998 to 2005, teaching courses in auditing and accounting. He was the director of financial reporting at Regency Health Services, Inc., a skilled nursing provider, from November 1996 to December 1997. From October 1993 to October 1996, Mr. Snyder worked for Arthur Andersen LLP. Mr. Snyder received a Bachelor of Arts Degree in Business Administration with an emphasis in Accounting from Biola University in La Mirada, California. Mr. Snyder is a Certified Public Accountant.

Stacie K. Yamane is our Chief Accounting Officer. She is also the Chief Accounting Officer of KBS REIT I and KBS REIT II, positions she has held since October 2008, and Chief Accounting Officer of KBS Legacy Apartment REIT, which was formed in 2009. Ms. Yamane is also the Fund Controller of our advisor. She has been an officer of our advisor since its formation in 2004 and an officer of KBS REIT I and KBS REIT II since their respective formations in June 2005 and August 2007.

In addition, Ms. Yamane serves as Senior Vice President/Controller, Portfolio Accounting for KBS Realty Advisors LLC, a position she has held since 2004. She served as a Vice President/ Portfolio Accounting with KBS-affiliated investment advisors from 1995 to 2004. At KBS Realty Advisors, Ms. Yamane is responsible for client accounting/ reporting for four real estate portfolios. These portfolios consist of industrial, office and retail properties as well as land parcels. Ms. Yamane works closely with portfolio managers, asset managers, property managers and clients to ensure the completion of timely and accurate accounting, budgeting and financial reporting. In addition, she assists in the supervision and management of KBS Realty Advisors’ accounting department.

Prior to joining an affiliate of KBS Realty Advisors in February of 1995, Ms. Yamane was an audit manager at Kenneth Leventhal & Company, a CPA firm specializing in real estate. During her eight years at Kenneth Leventhal & Company, Ms. Yamane performed or supervised a variety of auditing, accounting and consulting engagements including the audit of financial statements presented under the U.S. generally accepted accounting principles (“GAAP”) basis, as well as financial statements presented on a cash and tax basis, the valuation of asset portfolios and the review and analysis of internal control systems. Her experiences at KBS and Kenneth Leventhal & Company give her 20 years of real estate experience.

Ms. Yamane received a Bachelor of Arts Degree in Business Administration with a dual concentration in Accounting and Management Information Systems from California State University, Fullerton. She is a Certified Public Accountant (inactive California).

Michael L. Meyer is one of our independent directors. Mr. Meyer is a private real estate investor and since 1999 has been the Chief Executive Officer of the Michael L. Meyer Company. The Michael L. Meyer Company is a principal of and/or manager of real estate entities that provides those entities with property acquisition, financing and management services and advice. Since June 2006, Mr. Meyer has also been a principal of AMG Realty Investors, LLC, a commercial real estate investment company. From 2000 to 2003, Mr. Meyer was a principal in Advantage 4 LLC, a provider of telecommunications systems for real estate projects. From 1999 to 2003, Mr. Meyer was also a principal of Pacific Capital Investors, which acquired non-performing loans secured by real estate in Japan. From 1974 to 1998, Mr. Meyer was Managing Partner—Orange County of the E&Y Kenneth Leventhal Real Estate Group of Ernst & Young LLP and its predecessor. Mr. Meyer is a director of City National Bank, City National Corporation and Paladin Realty Income Properties, Inc.

Mr. Meyer was inducted into the California Building Industry Foundation Hall of Fame in June of 1999 for outstanding achievements in the real estate industry and community. Mr. Meyer was also the recipient of the University of California Irvine Graduate School of Management Real Estate Program Lifetime Achievement Award. Mr. Meyer is a graduate of the University of Iowa.

William M. Petak is one of our independent directors. Since April 2009, Mr. Petak has served as the Managing Principal of CorAmerica Capital LLC, a commercial real estate loan investment manager. CorAmerica Capital was established to acquire discounted performing mortgage and real estate-related assets as well as originate new real estate investments. Mr. Petak has over 26 years of experience in the real estate industry and 20 years of experience investing in real estate-related debt investments. From January 2005 to April 2009, Mr. Petak served as Senior Vice President and Director for AIG Mortgage Capital, LLC, a subsidiary of American International Group, Inc. (AIG). Mr. Petak also served as National Head of Mortgage Lending and Real Estate for the retirement services company, SunAmerica, Inc., from January 1999 to August 2001, and served as Managing Director for AIG Investments, Inc. as well as National Head of Mortgage Lending and Real Estate for both SunAmerica and the life insurance company American General from August 2001 to April 2009. Both SunAmerica and American General were acquired by AIG in 1999 and 2001, respectively, and were managed on a mutually exclusive basis. Mr. Petak joined AIG with the merger of SunAmerica with AIG in 1999. Ultimately, Mr. Petak was responsible for AIG Mortgage Capital’s regulated insurance portfolios fixed income real estate investments nationwide. He served on both the Securitized Products Group Committee and Global Asset Allocation Committee for the regulated insurance companies of American International Group, Inc.

Prior to joining AIG in 1999, Mr. Petak was SunAmerica Investments’ Senior Vice President. Mr. Petak was responsible for SunAmerica’s national mortgage lending and real estate investments as well as its leveraged lease real estate acquisitions. From 1996 to 2007, Mr. Petak served as a Loan Committee member and as a member of the Board of Directors for GreenPark Financial, one of the nation’s largest Fannie Mae DUS lenders. From 1983 to 1989, he worked with Pacific Financial Group, a privately held Beverly Hills real estate investment company, as Vice President of Acquisitions.

Mr. Petak is a graduate of the University of Southern California with a B.S. in Finance and Business Economics. He is a member of the Mortgage Bankers Association, the Commercial Mortgage Securities Association, a member of the Life Mortgage & Real Estate Officer Council and is a founding member of the Board for the Richard S. Ziman Center for Real Estate at UCLA and currently serves as Chairman.

Eric J. Smith is one of our independent directors. Mr. Smith has over 25 years experience in the real estate finance industry. From September 2004 to February 2009, he was the Managing Director, Fixed Income Sales for Credit Suisse Group’s Securitized Products unit. From 2002 to September 2004, he was Managing Director, San Francisco Branch Manager for Credit Suisse Group’s Fixed Income unit. From 1998 to 2001, he was Director Fixed Income Sales for Credit Suisse Group’s Securitized Products unit. From November 1985 to 1997, he was Vice President, Fixed Income Sales for Credit Suisse Group’s Securitized Products unit. While at Credit Suisse, he was responsible for the acquisition and disposition of residential and commercial whole loans, public and private investment grade and non-investment grade residential and commercial mortgage-backed securities and CDOs. He also executed trades in U.S. Government Securities, asset-backed securities, corporate bonds and repurchase lending. Prior to working for Credit Suisse, Mr. Smith was with Farmer’s Savings as a regional director for real estate mortgage acquisitions and with Wells Fargo Mortgage as a Vice President in their Secondary Mortgage Division. Mr. Smith received a Bachelor of Science in Finance from California State University Sacramento.

Compensation of Directors

We compensate each of our independent directors with an annual retainer of $40,000. In addition, we pay independent directors for attending board and committee meetings as follows:

•	$2,500 in cash for each board meeting attended.

•	$2,500 in cash for each committee meeting attended, except that the chairman of the committee is paid $3,000 for each meeting attended.

•	$2,000 in cash for each teleconference meeting of the board.

•	$2,000 in cash for each teleconference meeting of any committee, except that the chairman of the committee is paid $3,000 for each teleconference meeting of the committee.

All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors. If a director is also one of our officers, we will not pay any compensation for services rendered as a director. No independent director fees or director reimbursements are payable unless we raise the minimum offering amount of $2,500,000; until we raise the minimum offering amount, fees and other amounts payable to our board of directors will accrue without interest.

Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents

Our charter limits the liability of our directors and officers to us and our stockholders for monetary damages and requires us to indemnify our directors, officers, KBS Capital Advisors and its affiliates for losses they may incur by reason of their service in that capacity if all of the following conditions are met:

•	the party seeking exculpation or indemnification has determined, in good faith, that the course of conduct that caused the loss or liability was in our best interests;

•	the party seeking exculpation or indemnification was acting on our behalf or performing services for us;

•	in the case of an independent director, the liability or loss was not the result of gross negligence or willful misconduct by the independent director;

•

in the case of a non-independent director, KBS Capital Advisors or one of its affiliates, the liability or loss was not the result of negligence or misconduct by the party seeking exculpation or indemnification; and

•	the indemnification is recoverable only out of our net assets and not from the common stockholders.

The SEC takes the position that indemnification against liabilities arising under the Securities Act of 1933 is against public policy and unenforceable. Furthermore, our charter prohibits the indemnification of our directors, KBS Capital Advisors, its affiliates or any person acting as a broker-dealer for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:

•	there has been a successful adjudication on the merits of each count involving alleged securities law violations;

•	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

•

a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which the securities were offered as to indemnification for violations of securities laws.

Our charter further provides that the advancement of funds to our directors and to KBS Capital Advisors and its affiliates for reasonable legal expenses and other costs incurred in advance of the final disposition of a proceeding for which indemnification is being sought is permissible only if all of the following conditions are satisfied: the proceeding relates to acts or omissions with respect to the performance of duties or services on our behalf; the legal proceeding was initiated by a third party who is not a common stockholder or, if by a common stockholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement; and the person seeking the advancement undertakes to repay the amount paid or reimbursed by us, together with the applicable legal rate of interest thereon, if it is ultimately determined that such person is not entitled to indemnification.

We will also purchase and maintain insurance on behalf of all of our directors and officers against liability asserted against or incurred by them in their official capacities with us, whether or not we are required or have the power to indemnify them against the same liability.

The Advisor

Our advisor is KBS Capital Advisors. KBS Capital Advisors is a limited liability company that was formed in the State of Delaware on October 18, 2004. Our advisor has a limited operating history. As our advisor, KBS Capital Advisors has contractual and fiduciary responsibilities to us and our stockholders.

Peter M. Bren and Charles J. Schreiber, Jr. indirectly own a controlling interest in and are the managers of KBS Capital Advisors. Keith D. Hall and Peter McMillan III also indirectly own an ownership interest in KBS Capital Advisors. Messrs. Bren, Hall, McMillan and Schreiber all actively participate in the management and operations of the advisor. For more information regarding the background and experience of Messrs. Hall and McMillan, see “Management — Executive Officers and Directors” and “— Other Affiliates — Our Sponsors.”

Below is a brief description of the background and experience of the key real estate and debt finance professionals at KBS Capital Advisors, other than Messrs. Hall and McMillan, who are the members of the investment committee formed by KBS Capital Advisors to evaluate and authorize new investment opportunities for KBS Strategic Opportunity REIT.

Peter M. Bren, 76, is the President of our advisor, KBS Capital Advisors, and President of KBS REIT I and KBS REIT II. Mr. Bren has served as President of these entities since their formations in 2004, 2005 and 2007, respectively. In addition, Mr. Bren is President and a director of KBS Legacy Apartment REIT, which was formed in 2009. Other than de minimis amounts owned by family members or family trusts, Mr. Bren indirectly owns and controls a 33 1/3% interest in KBS Holdings LLC, which entity is the sole owner of our advisor and the dealer manager of this offering.

Mr. Bren is also a principal of KBS Realty Advisors, LLC and Koll Bren Schreiber Realty Advisors, Inc., each an active and nationally recognized real estate investment advisor. These entities were first registered as investment advisors with the SEC in 2002 and 1999, respectively. The first investment advisor affiliated with Messrs. Bren and Schreiber was formed in 1992. KBS Realty Advisors, together with KBS affiliates, including KBS Capital Advisors, has been involved in the investment in or management of over $10.0 billion of real estate investments on behalf of institutional investors, including public and private pension plans, endowments and foundations, and the investors in KBS REIT I and KBS REIT II. These investments have included investment in and/ or management of real estate-related debt investments such as mortgage loans and commercial mortage-backed securities.

Mr. Bren has been involved in real estate development, management, acquisition, disposition and financing for 40 years and with the acquisition, origination, management, disposition and financing of real estate-related debt investments for more than 16 years as the President of The Bren Company; a former Senior Partner of Lincoln Property Company; President of Lincoln Property Company, Europe; and Chairman of the Board and President of KBS Realty Advisors and KBS Capital Advisors. Mr. Bren is also a founding member of The Richard S. Ziman Center for Real Estate at the UCLA Anderson School of Management.

Charles J. Schreiber, Jr., 58, is the Chief Executive Officer of our advisor and the Chief Executive Officer and chairman of the board of directors of KBS REIT I and KBS REIT II. Mr. Schreiber has served in these positions since the formation of these entities in 2004, 2005 and 2007, respectively. He is also a sponsor of KBS Legacy Apartment REIT, which was formed in 2009. Other than de minimis amounts owned by family members or family trusts, Mr. Schreiber indirectly owns and controls a 33 1/3% interest in KBS Holdings LLC, which entity is the sole owner of our advisor and the dealer manager of this offering.

Mr. Schreiber is also a principal of KBS Realty Advisors, LLC and Koll Bren Schreiber Realty Advisors, Inc., each an active and nationally recognized real estate investment advisor. These entities were first registered as investment advisors with the SEC in 2002 and 1999, respectively. The first investment advisor affiliated with Messrs. Bren and Schreiber was formed in 1992. KBS Realty Advisors, together with KBS affiliates, including KBS Capital Advisors, has been involved in the investment in or management of over $10.0 billion of real estate investments on behalf of institutional investors and the investors in KBS REIT I and KBS REIT II. These investments have included investment in and/ or management of real estate-related debt investments such as mortgage loans and commercial mortage-backed securities.

Mr. Schreiber has been involved in real estate development, management, acquisition, disposition and financing for more than 35 years and with the acquisition, origination, management, disposition and financing of real estate-related debt investments for more than 16 years. Prior to teaming with Mr. Bren in 1992, he served as the Executive Vice President of Koll Investment Management Services and Executive Vice President of Acquisitions/Dispositions for The Koll Company. During the mid-1970s through the 1980s, he was Founder and President of Pacific Development Company and was previously Senior Vice President/Southern California Regional Manager of Ashwill-Burke Commercial Brokerage.

Mr. Schreiber graduated from the University of Southern California with a Bachelor’s Degree in Finance with an emphasis in Real Estate. During his four years at USC, he did graduate work in the then newly-formed Real Estate Department in the USC Graduate School of Business. He is currently an Executive Board Member for the USC Lusk Center for Real Estate at the University of Southern California Marshall School of Business/School of Policy, Planning and Development.

Geoffrey Hawkins, 46, has served as Vice President of KBS Capital Advisors since he joined KBS Capital Advisors in 2006. As Vice President, Mr. Hawkins oversees acquisition, asset management and disposition activities with respect to commercial mortgage-backed securities and collateralized debt obligations. Mr. Hawkins is also a member of the investment committee formed by KBS Capital Advisors to evaluate and authorize new investment opportunities for KBS Strategic Opportunity REIT. From 2002 to 2006, Mr. Hawkins was an Executive Director and Senior Portfolio Manager for Forum Partners, an international commercial real estate private equity group with $1.5 billion in assets as of 2006. At Forum, Mr. Hawkins managed real estate-related investments in the United States, Europe and Asia. He was in charge of the fixed income group, which invested in residential and commercial mortgage-backed securities, asset-backed securities and whole loans for its family of funds, which included a mutual fund, an ETF, and several different opportunity funds. From 1992 to 2002, Mr. Hawkins was a Portfolio Manager at the Capital Group Companies. At Capital Group, he was in charge of managing fixed income portfolios in excess of $2 billion, with assets in the structured finance (residential and commercial mortgage-backed securities, asset-backed securities and collateralized debt obligations), REIT and specialty finance company sectors in the United States, Europe, Latin American and Asia. Mr. Hawkins managed bond portfolios for subsidiaries of the Capital Group, which included the American Funds, Capital Guardian & Trust Company, and Capital International. From 1991 to 1992, Mr. Hawkins worked for FHLMC (Freddie Mac) as a Senior Financial Analyst in the Structured Finance Group. His responsibilities included the structuring and modeling of collateralized mortgage obligations. From 1988 to 1991, Mr. Hawkins worked as an accountant and then the controller of Highland Management and Development Company, a regional commercial real estate company. Mr. Hawkins has over 20 years experience investing in the global commercial real estate and structured finance markets, with 18 years of experience specifically related to real estate-related debt investments. Mr. Hawkins holds a BBA in Finance from the University of Iowa and a MBA from DePaul University.

Brian Ragsdale, 49, has served as Executive Vice President, Head of Credit for KBS Capital Advisors since he joined KBS Capital Advisors in 2007. As Executive Vice President, Head of Credit, Brian Ragsdale oversees underwriting, origination, acquisition, asset management and disposition activities with respect to loan investments. Mr. Ragsdale is also a member of the investment committee formed by KBS Capital Advisors to evaluate and authorize new investment opportunities for KBS Strategic Opportunity REIT. From 2002 to 2007, Mr. Ragsdale was Vice President, Mortgage Lending and Real Estate at AIG Global Investment Corp. where he was responsible for the supervision of refinance transactions in AIG’s real estate-related loan portfolio consisting of approximately 1500 loans valued at approximately $13 billion. From 2000 to 2002, Mr. Ragsdale was Senior Vice President, Client Portfolio Management for Trammell Crow Company, where he was responsible for the development, brokerage and management of portfolios of commercial real estate consisting of approximately 26 locations and totaling more than 7.2 million square feet of office and industrial space. From 1999 to 2000, Mr. Ragsdale was Vice President, Asset and Portfolio Management for PM Realty Advisors where he oversaw a 30-asset, $450 million commercial real estate portfolio owned by a state employee retirement fund. From 1989 to 1999, Mr. Ragsdale worked for Metropolitan Life Insurance Company. At MetLife, Mr. Ragsdale analyzed and negotiated real estate-related debt and equity investment opportunities as an Investment Analyst and then subsequently managed and supervised such investment opportunities as an Investment Manager. From 1995 to 1998, Mr. Ragsdale served as a Senior Committee member of the investment committee responsible for the review and approval of all transactions associated with MetLife’s $20 billion debt and equity real estate portfolio. Mr. Ragsdale has over 18 years experience identifying, supervising and managing real estate-related investment opportunities, with nine years of experience specifically related to real estate-related debt investments. Mr. Ragsdale graduated from the University of Arizona with a BS degree and later received his MBA from Southern Methodist University in Dallas, Texas. He is also the recipient of a Costa School of Real Estate Certificate, Southern Methodist University.

The Advisory Agreement

Under the terms of the advisory agreement, KBS Capital Advisors will use its best efforts to present to us investment opportunities that provide a continuing and suitable investment program for us consistent with our investment policies and objectives as adopted by our board of directors. Pursuant to the advisory agreement, KBS Capital Advisors will manage our day-to-day operations, retain the loan servicers for our loan investments (subject to the authority of our board of directors and officers) and perform other duties, including, but not limited to, the following:

•	finding, presenting and recommending investment opportunities to us consistent with our investment policies and objectives;

•	making investment decisions for us, subject to the limitations in our charter and the direction and oversight of our board of directors;

•	structuring the terms and conditions of our investments, sales and joint ventures;

•	acquiring investments on our behalf in compliance with our investment objectives and policies;

•	sourcing and structuring our loan originations;

•	arranging for financing and refinancing of investments;

•	entering into service contracts for our loans;

•	supervising and evaluating each loan servicer’s and property manager’s performance;

•	reviewing and analyzing the operating and capital budgets of properties underlying our investments and properties we may acquire;

•	entering into leases and service contracts for our real properties;

•	assisting us in obtaining insurance;

•	generating an annual budget for us;

•	reviewing and analyzing financial information for each of our assets and the overall portfolio;

•	formulating and overseeing the implementation of strategies for the administration, promotion, management, financing and refinancing, marketing, servicing and disposition of our investments;

•	performing investor-relations services;

•	maintaining our accounting and other records and assisting us in filing all reports required to be filed with the SEC, the Internal Revenue Service and other regulatory agencies;

•	engaging and supervising the performance of our agents, including our registrar and transfer agent; and

•	performing any other services reasonably requested by us.

See “Management Compensation” for a detailed discussion of the fees payable to KBS Capital Advisors under the advisory agreement. We also describe in that section our obligation to reimburse KBS Capital Advisors for organization and offering expenses, the costs of providing services to us (other than for services for which it earns acquisition and origination fees or disposition fees for sales of investments) and payments made by KBS Capital Advisors for amounts it pays in connection with the selection, acquisition or origination of an investment, whether or not we ultimately acquire or originate the investment.

The advisory agreement has a one-year term but may be renewed for an unlimited number of successive one year periods upon the mutual consent of KBS Capital Advisors and us. Additionally, either party may terminate the advisory agreement without penalty upon 60 days’ written notice and, in such event, KBS Capital Advisors must cooperate with us and our directors in making an orderly transition of the advisory function. Upon termination of the advisory agreement, KBS Capital Advisors may be entitled to a termination fee if (based upon an independent appraised value of the portfolio) KBS Capital Advisors would have been entitled to a subordinated participation in net cash flows had the portfolio been liquidated on the termination date. The termination fee would be payable in the form of a promissory note that becomes due only upon the sale of one or more assets or upon maturity or payoff of our debt investments. The fee is payable solely from the proceeds from the sale, maturity or payoff of an asset and future asset sales, maturities or payoffs, and all of such proceeds must be used to repay the promissory note until it is fully repaid. The amount of the termination fee would be 15% of the amount by which (i) the hypothetical liquidation proceeds exceed (ii) the amount necessary to provide investors with a return of their net capital contributions and a 7.0% per year cumulative, noncompounded return through the termination date; however, the agreement does not require that the investors actually have received such return prior to issuance of the promissory note or payments under it. The amount due under the promissory note would not be adjusted upwards or downwards to reflect any difference in the appraised value of our portfolio at termination and the amount ultimately realized by us. For more information regarding the terms of the advisory agreement, see “Management Compensation.”

KBS Capital Advisors and its affiliates expect to engage in other business ventures, and, as a result, they will not dedicate their resources exclusively to our business. However, pursuant to the advisory agreement, KBS Capital Advisors must devote sufficient resources to our business to discharge its obligations to us. KBS Capital Advisors may assign the advisory agreement to an affiliate upon our approval. We may assign or transfer the advisory agreement to a successor entity.

Initial Investment by Our Advisor

Our sponsors have invested $200,000 in us through the purchase of 20,000 shares of our common stock at $10 per share. KBS Capital Advisors is the owner of these 20,000 shares. As of the date of this prospectus, this constitutes 100% of our issued and outstanding stock. KBS Capital Advisors may not sell any of these shares during the period it serves as our advisor. Although nothing prohibits KBS Capital Advisors or its affiliates from acquiring additional shares of our common stock, KBS Capital Advisors currently has no options or warrants to acquire any shares. KBS Capital Advisors has agreed to abstain from voting any shares it acquires in any vote for the election of directors or any vote regarding the approval or termination of any contract with KBS Capital Advisors or any of its affiliates. KBS Capital Advisors is indirectly owned and controlled by Peter M. Bren, Keith D. Hall, Peter McMillan III and Charles J. Schreiber, Jr., who are our sponsors.

In the event the advisory agreement is terminated, the shares owned by KBS Capital Advisors would not be automatically redeemed. KBS Capital Advisors would, however, be able to participate in the share redemption program, subject to all of the restrictions of the share redemption program applicable to all other common stockholders.

Other Affiliates

Our Sponsors

Peter M. Bren, Keith D. Hall, Peter McMillan III and Charles J. Schreiber, Jr. control and indirectly own our advisor and the dealer manager of this offering. We refer to these individuals as our “sponsors.” Messrs. Bren and Schreiber are the managers of our advisor, although all four of our sponsors actively participate in the management and operations of our advisor. Our sponsors each have over 16 years of experience investing in real estate-related debt investments.

In 2004, Messrs. Bren, Hall, McMillan and Schreiber founded KBS Capital Advisors, our advisor. Our sponsors work together at KBS Capital Advisors with their team of real estate and debt finance professionals. These senior real estate and debt finance professionals have been through multiple financial cycles in their careers and have the expertise gained through hands-on experience in acquisitions, originations, loan workouts, asset management, dispositions, development, leasing and property and portfolio management. In particular, Geoffrey Hawkins has over 20 years of experience investing in real estate-related investments, with 18 years of experience specifically related to real estate-related debt investments, and Brian Ragsdale has over 18 years of experience investing in real estate-related investments, with nine years of experience specifically related to real estate-related debt investments. Together with our four sponsors, Messrs. Hawkins and Ragsdale comprise the investment committee of KBS Capital Advisors that is responsible for our investment decisions. Subject to the limitations in our charter and the oversight of our board of directors, the investment committee of KBS Capital Advisors evaluates and approves our investments and financings.

The business strategy of our sponsors is threefold: first, identify attractive investment opportunities that meet the investment objectives of their clients; second, aggressively manage each asset acquired; third, execute a well-defined exit strategy for each investment made.

We believe the experience and disciplined investment approach of our sponsors and the team of real estate and debt finance professionals they have assembled will allow us to successfully execute our business model. On January 27, 2006, our four sponsors launched the initial public offering of KBS Real Estate Investment Trust, Inc., which we refer to as KBS REIT I in this prospectus. As of December 31, 2008, KBS REIT I had accepted aggregate gross offering proceeds of approximately $1.8 billion, including $71.3 million from shares issued pursuant to its dividend reinvestment plan. Of the amount raised pursuant to its dividend reinvestment plan, as of December 31, 2008, $15.4 million has been used to fund share redemptions pursuant to its share redemption program. KBS REIT I ceased offering shares in its primary initial public offering on May 30, 2008. On April 22, 2008, our four sponsors launched the initial public offering of KBS Real Estate Investment Trust II, Inc., which we refer to as KBS REIT II in this prospectus. As of December 31, 2008, KBS REIT II had accepted aggregate gross offering proceeds of approximately $314.2 million, including $1.9 million from shares issued pursuant to its dividend reinvestment plan. Of the amount raised pursuant to its dividend reinvestment plan, as of December 31, 2008, none had been used to fund share redemptions pursuant to its share redemption program as no shares were yet eligible for redemption under the program. KBS REIT II’s offering is expected to last until April 22, 2010, but KBS REIT II may extend its offering beyond that date. Together with Legacy Partners Residential Realty LLC and certain of its affiliates, our sponsors are also sponsoring another public real estate investment trust, KBS Legacy Apartment Community REIT, Inc. As of the date of this prospectus, KBS Legacy Apartment Community REIT, Inc.’s initial public offering is in registration with the SEC. We refer to KBS Legacy Apartment Community REIT, Inc. as KBS Legacy Apartment REIT in this prospectus.

Our advisor, KBS Capital Advisors, is the external advisor of KBS REIT I, KBS REIT II and KBS Legacy Apartment REIT, and some or all of our sponsors are directors and/or executive officers of KBS REIT I, KBS REIT II and KBS Legacy Apartment REIT. Through their affiliations with KBS REIT I, KBS REIT II and KBS Capital Advisors, as of December 31, 2008, our sponsors have overseen the investment in and management of approximately $3.6 billion of real estate and real estate-related investments on behalf of the investors in KBS REIT I and KBS REIT II, including $1.2 billion of real estate-related debt investments.

Since 1992, Messrs. Bren and Schreiber have teamed to invest in, manage and sell real estate and real estate-related investments on behalf of institutional investors. Together, Messrs. Bren and Schreiber founded KBS Realty Advisors, a registered investment advisor with the SEC and a nationally recognized real estate investment advisor. When we refer to a “KBS-sponsored” fund or program, we are referring to the private entities sponsored by an investment advisor affiliated with Messrs. Bren and Schreiber and KBS REIT I, KBS REIT II and KBS Legacy Apartment REIT, the public, non-traded REITs that are currently being sponsored by Messrs. Bren, Hall, McMillan and Schreiber. When we refer to a “KBS-advised” investor, we are referring to institutional investors that have engaged an investment advisor affiliated with Messrs. Bren and Schreiber to provide real estate-related investment advice.

Messrs. Bren and Schreiber each have been involved in real estate development, management, acquisition, disposition and financing for more than 30 years, and with the acquisition, origination, management, disposition and financing of real estate-related debt investments for more than 16 years. Since 1992, the experience of the investment advisors affiliated with Messrs. Bren and Schreiber includes (as of December 31, 2008):

•	Sponsoring 14 private real estate funds that have invested over $3.1 billion (including equity, debt and investment of income and sales proceeds) in 286 real estate assets;

•	Through these 14 private real estate funds, raising over $2.0 billion of equity from 38 institutional investors;

•	Selling 245 of the 286 real estate assets acquired by these 14 private real estate funds; and

•	Through five of these private funds, acquiring and originating mortgage loans, investing in commercial mortgage-backed securities, and managing and disposing of such investments.

Below is a list of some of the largest investors in the 14 private real estate funds. All are among the 20 largest investors (based on dollar amount invested) in these funds.

• BASF Corporation Pension Master Trust	• International Bank for Reconstruction & Development - Staff Retirement Plan	• State of Wisconsin Investment Board
• Blue Cross and Blue Shield Association National Retirement Trust	• International Monetary Fund Staff Retirement Plan	• The Rockefeller Foundation
• Deseret Mutual Employee Pension Plan Trust	• Kodak Retirement Income Plan	• U.S. Steel Retirement Plan Trust
• DRM Associates	• Omaha School Employees’ Retirement System	• UMWA Health & Retirement Funds 1974 Pension Trust
• Howard Hughes Medical Institute	• Pew Memorial Trust	• Virginia Retirement System
• IBM Retirement Trust	• Public Employees’ Retirement Association of Colorado
• Illinois State Board of Investment	• School Employees’ Retirement Board of Ohio

In addition to their experience with the 14 funds described above, investment advisors affiliated with Messrs. Bren and Schreiber have also been engaged by four institutional investors to recommend real estate acquisitions and manage some of their investments. The two largest of these investors (based on dollar amount invested) are the State Treasurer of the State of Michigan and the Teachers’ Retirement System of the State of Illinois. The investment proceeds of these investors were not commingled. The investments were made pursuant to management agreements or partnership agreements that permitted the institutional investors to reject acquisitions recommended by the investment advisor. Because the investors were not as passive as those in the 14 funds described above or as those who invest in this offering, we have not described the performance of the real estate assets acquired or managed for these four investors. The amounts paid for the assets acquired and/or managed pursuant to these arrangements and for subsequent capital expenditures totaled over $3.9 billion. The investments of one of these four institutional investors included the acquisition of $236 million in mortgage loans. On behalf of these four institutional investors, investment advisors affiliated with Messrs. Bren and Schreiber have sold 187 real estate assets.

You should note that we believe that the institutional investors named above and that invested in private KBS-sponsored funds or that have been advised by KBS affiliates are more likely to invest in offerings that can be conducted with lower offering expenses than those found in a public offering, such as this one, in which the securities are sold by participating broker-dealers on a best-efforts basis. If institutional investors do participate in this offering, they would likely invest in amounts entitling them to volume discounts such that their returns, if any, would likely be greater than those who purchase shares in this offering at $10 per share.

None of the institutional investors named above have endorsed this offering. By including their names, we do not suggest that any of these investors approved of the services provided by any affiliate of our advisor. We included their names only for purposes of your evaluation of the experience and reputation of our sponsors and their team of real estate and debt finance professionals.

With respect to the experience of Messrs. Hall and McMillan, each has over 25 years of experience in real estate-related debt investments. Prior to founding KBS Capital Advisors with Messrs. Bren and Schreiber in 2004, Messrs. Hall and McMillan founded Willowbrook Capital Group, LLC, an asset-management company. Prior to forming Willowbrook in 2000, Mr. McMillan served as the Executive Vice President and Chief Investment Officer of SunAmerica Investments, Inc., which was later acquired by AIG. As Chief Investment Officer, he was responsible for over $75 billion in assets, including residential and commercial mortgage-backed securities, public and private investment grade and non-investment grade corporate bonds and commercial mortgage loans and real estate investments.

Prior to forming Willowbrook, Mr. Hall was a Managing Director at CS First Boston, where he managed CSFB’s distribution strategy and business development for the Principal Transaction Group’s $18 billion real estate securities portfolio. Before joining CSFB in 1996, he served as a Director in the Real Estate Products Group at Nomura Securities, with responsibility for the company’s $6 billion annual pipeline of fixed-income securities. Mr. Hall spent the 1980s as a Senior Vice President in the High Yield Department of Drexel Burnham Lambert’s Beverly Hills office, where he was responsible for distribution of the group’s high-yield real estate securities.

Dealer Manager

We have retained KBS Capital Markets Group LLC, an affiliate of our advisor, to conduct this offering. KBS Capital Markets Group has a limited operating history. KBS Capital Markets Group will provide wholesaling, sales, promotional and marketing assistance services to us in connection with the distribution of the shares offered pursuant to this prospectus. It may also sell shares at the retail level. The principal business of KBS Capital Markets Group will be participating in and facilitating the distribution of securities of KBS-sponsored programs. KBS Capital Markets Group served as dealer manager for KBS REIT I’s initial public offering and continues to serve as the dealer manager for KBS REIT I’s offering under its dividend reinvestment plan. KBS Capital Markets Group also currently serves as dealer manager for KBS REIT II’s initial public offering and will serve as the dealer manager for KBS Legacy Apartment REIT.

Our sponsors, Peter M. Bren, Keith D. Hall, Peter McMillan III and Charles J. Schreiber, Jr., indirectly own a controlling interest in KBS Capital Markets Group.

Below is a brief description of the background and experience of the Managing Director and Chief Executive Officer of KBS Capital Markets Group:

Mike Crimmins was appointed Managing Director and Chief Executive Officer of KBS Capital Markets Group on June 2, 2009. As Managing Director, Mr. Crimmins is responsible for overseeing the day-to-day operations of the company and for oversight of both internal and external wholesaling operations and activities. Mr. Crimmins has been employed by KBS Capital Markets Group since February 2006. From February 2006 to April 2009, he was a Divisional Sales Manager, and on April 2009, Mr. Crimmins was named National Sales Manager. From October 2000 to October 2005, Mr. Crimmins was Western Division Sales Manager for AXA Distributors, LLC. Prior to AXA, Mr. Crimmins served from April 1991 to October 2000 as an Executive Sales Consultant for The Guardian Life Insurance Company. Mr. Crimmins holds a Bachelor of Science in Business Administration and Finance from the University of Missouri.

Management Decisions

The primary responsibility for the management decisions of our advisor and its affiliates reside with Peter M. Bren, Keith D. Hall, Peter McMillan III and Charles J. Schreiber, Jr. and the primary responsibility for the selection of investments, the negotiation for these investments and asset-management decisions will reside in the investment committee of our advisor. KBS Capital Advisors also has the authority to make all of the decisions regarding our investments, subject to the limitations in our charter and the direction and oversight of our board of directors.

MANAGEMENT COMPENSATION

Although we have executive officers who will manage our operations, we have no paid employees. Our advisor, KBS Capital Advisors, and the real estate and debt finance professionals at the advisor will manage our day-to-day affairs and our portfolio of real estate-related loans, real estate-related debt securities and other real estate-related investments, subject to the board’s supervision. The following table summarizes all of the compensation and fees that we will pay to KBS Capital Advisors and its affiliates, including amounts to reimburse their costs in providing services, and amounts that we will pay to our independent directors. Selling commissions and dealer manager fees may vary for different categories of purchasers as described under “Plan of Distribution.” This table assumes that we sell all shares at the highest possible selling commissions and dealer manager fees (with no discounts to any categories of purchasers) and assumes a $9.50 price for each share sold through our dividend reinvestment plan. No selling commissions or dealer manager fees are payable on shares sold through our dividend reinvestment plan.

Form of Compensation and Recipient	Determination of Amount	Estimated Amount for Minimum Offering/ Maximum Offering (1)
Organization and Offering Stage

Selling Commissions – KBS Capital Markets Group (2)	Up to 6.0% of gross offering proceeds before reallowance of commissions earned by participating broker-dealers, except no selling commissions are payable on shares sold under the dividend reinvestment plan. KBS Capital Markets Group, our dealer manager, will reallow 100% of commissions earned to participating broker-dealers.	$150,000/ $60,000,000

Dealer Manager Fee – KBS Capital Markets Group (2)	Up to 3.5% of gross offering proceeds, except no dealer manager fee is payable on shares sold under the dividend reinvestment plan. KBS Capital Markets Group may reallow to any participating broker-dealer up to 1.0% of the gross offering proceeds attributable to that participating broker-dealer as a marketing fee and in special cases the dealer manager may increase the reallowance. See “Plan of Distribution.”	$87,500/ $35,000,000

Other Organization and Offering Expenses – KBS Capital Advisors and KBS Capital Markets Group (3)(4)(5)	To date, KBS Capital Advisors has paid organization and offering expenses on our behalf. We will reimburse KBS Capital Advisors for these costs and future organization and offering costs it may incur on our behalf but only to the extent that the reimbursement would not cause the selling commissions, the dealer manager fee and the other organization and offering expenses borne by us to exceed 15.0% of gross offering proceeds as of the date of the reimbursement. If we raise the maximum offering amount in the primary offering and under the dividend reinvestment plan, we expect organization and offering expenses (other than selling commissions and the dealer manager fee) to be $14,826,833 or 1.07% of gross offering proceeds. These organization and offering expenses include all expenses (other than selling commissions and the dealer manager fee) to be paid by us in connection with the offering, including our legal, accounting, printing, mailing and filing fees, charges of our escrow holder and transfer agent, a $35 fee per subscription agreement payable to our advisor for reviewing and processing subscription agreements (which aggregate fees are expected to be approximately $1,000,000 if we raise the maximum offering amount in the primary offering), reimbursement of bona fide due	$137,500/ $14,826,833

Form of Compensation and Recipient	Determination of Amount	Estimated Amount for Minimum Offering/ Maximum Offering (1)
Organization and Offering Stage

diligence expenses of broker-dealers, reimbursement of our advisor for costs in connection with preparing supplemental sales materials, the cost of bona fide training and education meetings held by us (primarily the travel, meal and lodging costs of registered representatives of broker-dealers), attendance and sponsorship fees and travel, meal and lodging costs for registered persons associated with our dealer manager and officers and employees of our affiliates to attend retail seminars conducted by broker-dealers and, in special cases, reimbursement to participating broker-dealers for technology costs associated with the offering, costs and expenses related to such technology costs, and costs and expenses associated with the facilitation of the marketing of our shares and the ownership of our shares by such broker-dealers’ customers.

Acquisition and Development Stage

Acquisition and Origination Fees – KBS Capital Advisors (4)(6)

1.0% of the cost of investments acquired by us, or the amount funded by us to acquire or originate loans, including acquisition and origination expenses and any debt attributable to such investments. Under our charter, a majority of the independent directors would have to approve any increase in the acquisition and origination fee payable to our advisor.

Our charter limits our ability to make an investment if the total of all acquisition and origination fees and expenses relating to the investment exceeds 6% of the contract purchase price or 6% of the total funds advanced. This limit may only be exceeded if the conflicts committee approves (by majority vote) the fees and expenses and finds the transaction to be commercially competitive, fair and reasonable to us.

$20,792 (minimum offering and no debt)/ $8,721,120 (maximum offering and no debt)/ $12,458,744 (maximum offering, assuming leverage of 30% of the cost of our investments (which is our expected leverage once we have fully invested the proceeds of this offering))/ $34,884,482 (maximum offering, assuming leverage of 75% of the cost of our investments (which is the maximum leverage permitted under our charter, unless a majority of our conflicts committee approves additional borrowings))

Acquisition and Origination Expenses	Reimbursement of customary acquisition and origination expenses (including expenses relating to potential investments that we do not close), such as legal fees and expenses (including fees of independent contractor in-house counsel that are not employees of the advisor), costs of due diligence (including, as necessary, updated appraisals, surveys and environmental site assessments), accounting fees and expenses and other closing costs and miscellaneous expenses relating to the acquisition or origination of real estate-related loans, real estate-related debt securities and other real estate-related investments.	Actual amounts are dependent upon the total equity and debt capital we raise, the cost of our investments and the results of our operations; we cannot determine these amounts at the present time.

Form of Compensation and Recipient	Determination of Amount	Estimated Amount for Minimum Offering/ Maximum Offering (1)

Operational Stage

Asset Management Fees – KBS Capital Advisors (4)(7)	With respect to investments in loans and any investments other than real property, the asset management fee will be a monthly fee calculated, each month, as one-twelfth of 0.75% of the lesser of (i) the amount actually paid or allocated to acquire or fund the loan or other investment, inclusive of fees and expenses related thereto and the amount of any debt associated with or used to acquire or fund such investment and (ii) the outstanding principal amount of such loan or other investment, plus the fees and expenses related to the acquisition or funding of such investment, as of the time of calculation. With respect to investments in real property, the asset management fee will be a monthly fee equal to one-twelfth of 0.75% of the sum of the amount paid or allocated to acquire the investment, inclusive of fees and expenses related thereto and the amount of any debt associated with or used to acquire such investment. In the case of investments made through joint ventures, the asset management fee will be determined based on our proportionate share of the underlying investment.	Actual amounts are dependent upon the total equity and debt capital we raise, the cost of our investments and the results of our operations; we cannot determine these amounts at the present time.

Other Operating Expenses – KBS Capital Advisors (7)	We will reimburse the expenses incurred by KBS Capital Advisors in connection with its provision of services to us, including our allocable share of the advisor’s overhead, such as rent, employee costs, utilities and IT costs. Though our advisor may seek reimbursement for employee costs under the advisory agreement, the advisor does not intend to do so at this time. If our advisor does decide to seek reimbursement for employee costs, such costs may include our proportionate share of the salaries of persons involved in the preparation of documents to meet SEC reporting requirements. We will not reimburse the advisor or its affiliates for employee costs in connection with services for which our advisor earns acquisition and origination fees or disposition fees or for the salaries and benefits our advisor or its affiliates may pay to our executive officers.	Actual amounts are dependent upon the total equity and debt capital we raise, the cost of our investments and the results of our operations; we cannot determine these amounts at the present time.

Independent Director Compensation	We will pay each of our independent directors an annual retainer of $40,000. We will also pay our independent directors for attending meetings as follows: (i) $2,500 for each board meeting attended, (ii) $2,500 for each committee meeting attended (except that the committee chairman will be paid $3,000 for each meeting attended), (iii) $2,000 for each teleconference board meeting attended, and (iv) $2,000 for each teleconference committee meeting attended (except that the committee chairman will be paid $3,000 for each teleconference committee meeting attended). All directors will receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors. No independent director fees or director reimbursements are payable unless we raise the minimum offering amount of $2,500,000; until we raise the minimum offering amount, fees and other amounts payable to our board of directors will accrue without interest.	Actual amounts are dependent upon the total number of board and committee meetings that each independent director attends; we cannot determine these amounts at the present time.

Form of Compensation and Recipient	Determination of Amount	Estimated Amount for Minimum Offering/ Maximum Offering (1)

Operational and Liquidation/Listing Stage

Subordinated Participation in Net Cash Flows – KBS Capital Advisors (4)(8)

After investors in our offering have received a return of their net capital contributions and a 7.0% per year cumulative, noncompounded return, KBS Capital Advisors is entitled to receive 15.0% of our net cash flows, whether from continuing operations, net sale proceeds or otherwise. Net sales proceeds means the net cash proceeds realized by us after deduction of all expenses incurred in connection with a sale, including disposition fees paid to KBS Capital Advisors. The 7.0% per year cumulative, noncompounded return is calculated based on the amount of capital invested in the offering. In making this calculation, an investor’s net capital contribution is reduced to the extent distributions in excess of a cumulative, noncompounded, annual return of 7.0% are paid (from whatever source), except to the extent such distributions would be required to supplement prior distributions paid in order to achieve a cumulative, noncompounded, annual return of 7.0%. This fee is payable only if we are not listed on an exchange.

Actual amounts are dependent upon the results of our operations; we cannot determine these amounts at the present time.

Liquidation/Listing Stage

Disposition Fees – KBS Capital Advisors or its affiliates (4)(9)	For substantial assistance in connection with the sale of investments, we will pay our advisor or its affiliates 1.0% of the contract sales price of each loan, debt-related security, real property or other investment sold (including residential or commercial mortgage-backed securities or collateralized debt obligations issued by a subsidiary of ours as part of a securitization transaction); provided, however, that if in connection with such disposition commissions are paid to third parties unaffiliated with our advisor, the fee paid to our advisor and its affiliates may not exceed the commissions paid to such unaffiliated third parties, and provided further that the disposition fees paid to our advisor, its affiliates and unaffiliated third parties may not exceed 6.0% of the contract sales price. The conflicts committee will determine whether the advisor or its affiliate has provided substantial assistance to us in connection with the sale of an asset. We will not pay a disposition fee upon the maturity, prepayment or workout of a loan or other debt-related investment, provided that if we take ownership of a property as a result of a workout or foreclosure of a loan, we will pay a disposition fee upon the sale of such property. We do not intend to sell assets to affiliates. However, if we do sell an asset to an affiliate, our organizational documents would not prohibit us from paying our advisor a disposition fee. Before we sold an asset to an affiliate, the charter would require that our conflicts committee conclude, by a majority vote, that the transaction is fair and reasonable to us and on terms and conditions no less favorable to us than those available from third parties.	Actual amounts are dependent upon the results of our operations; we cannot determine these amounts at the present time.

Form of Compensation and Recipient	Determination of Amount	Estimated Amount for Minimum Offering/ Maximum Offering (1)

Liquidation/Listing Stage

Subordinated Incentive Listing Fee – KBS Capital Advisors (4)(8)(10)	Upon listing our common stock on a national securities
exchange, a fee equal to 15.0% of the amount by which (i) the market value of our outstanding stock plus distributions paid by us prior to listing exceeds (ii) the sum of the total amount of capital raised from investors and the amount of cash flow
necessary to generate a 7.0% per year cumulative,
	noncompounded return to investors.	Actual amounts are dependent upon the results of our operations; we cannot determine these amounts at the present time.

(1) The estimated minimum dollar amounts are based on the sale of the minimum of 250,000 shares to the public. The estimated maximum dollar amounts are based on the sale of the maximum of 100,000,000 shares to the public in the primary offering, and with respect to other organization and offering expenses are based on the sale of the maximum of 100,000,000 shares to the public in the primary offering and the sale of 40,000,000 shares in the offering under the dividend reinvestment plan. In addition, the estimated minimum and maximum dollar amounts are based on the current compensation structure under the advisory agreement. Compensation to be paid to KBS Capital Advisors may be increased subject to approval by our conflicts committee and the other limitations in our charter.

(2) All or a portion of the selling commissions will not be charged with regard to shares sold to certain categories of purchasers. A reduced dealer manager fee is payable with respect to certain volume discount sales. See “Plan of Distribution.”

(3) After raising at least $2,500,000 in gross offering proceeds from persons who are not affiliated with us or KBS Capital Advisors, we expect to begin incurring some organization and offering expenses directly. After the termination of the primary offering, KBS Capital Advisors has agreed to reimburse us to the extent total organization and offering expenses borne by us exceed 15% of the gross proceeds raised in the primary offering. KBS Capital Advisors will do the same after termination of the offering pursuant to our dividend reinvestment plan.

(4) Our advisor in its sole discretion may defer any fee payable to it under the advisory agreement. These fees may consist of a $35 fee per subscription agreement payable to our advisor for reviewing and processing subscription agreements (which aggregate fees are expected to be approximately $1,000,000 if we raise the maximum offering amount in the primary offering), acquisition and origination fees, asset management fees, disposition fees, the subordinated participation in net cash flows and the subordinated incentive listing fee. All or any portion of such fees not taken may be deferred without interest and paid when the advisor determines.

(5) Some of the amounts described under “Other Organization and Offering Expenses” will be considered underwriting compensation under the rules of FINRA in connection with this offering. These amounts include (i) the attendance and sponsorship fees payable to participating broker-dealers hosting a retail seminar, (ii) the travel, meal and lodging costs of registered persons associated with our dealer manager and officers and employees of our affiliates to attend retail seminars, and (iii) the travel, meal and lodging costs of registered persons associated with our dealer manager and registered representatives of the participating broker-dealers to attend bona fide training and education meetings held by us. See “Plan of Distribution” for a discussion of underwriting compensation to be paid in connection with this offering.

(6) Because the acquisition and origination fee we pay our advisor is a percentage of the purchase price of an investment or the amount funded by us to acquire or originate a loan, this fee will be greater to the extent we fund acquisitions and originations through (i) the incurrence of debt (which we expect to represent 30% or less of the purchase price of our investments if we sell the maximum number of shares offered hereby), (ii) retained cash flow from operations, (iii) issuances of equity in exchange for assets and (iv) proceeds from the sale of shares under our dividend reinvestment plan.

(7) Commencing on the earlier of four fiscal quarters after (i) we make our first investment or (ii) six months after commencement of this offering, KBS Capital Advisors must reimburse us the amount by which our aggregate total operating expenses for the four fiscal quarters then ended exceed the greater of 2% of our average invested assets or 25% of our net income, unless the conflicts committee has determined that such excess expenses were justified based on unusual and non-recurring factors. “Average invested assets” means the average monthly book value of our assets during the 12-month period before deducting depreciation, bad debts or other non-cash reserves. “Total operating expenses” means all expenses paid or incurred by us, as determined under GAAP, that are in any way related to our operation, including advisory fees, but excluding (a) the expenses of raising capital such as organization and offering expenses, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of our stock; (b) interest payments; (c) taxes; (d) non-cash expenditures such as depreciation, amortization and bad debt reserves; (e) reasonable incentive fees based on the gain in the sale of our assets; and (f) acquisition and origination fees, acquisition and origination expenses (including expenses relating to potential investments that we do not close), disposition fees on the sale of real property and other expenses connected with the acquisition, origination, disposition and ownership of real estate interests, loans or other property (other than disposition fees on the sale of assets other than real property), such as the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property.

(8) Our charter requires that any gain from the sale of assets that we may pay KBS Capital Advisors be reasonable. Under our charter, an interest in gain from the sale of assets is “presumptively reasonable” if it does not exceed 15% of the balance of net sale proceeds remaining after investors have received a return of their net capital contributions and a 6% per year cumulative, noncompounded return. Under our advisory agreement, an incentive fee may be paid only if the stockholders first enjoy a 7% per year cumulative, noncompounded return. Any lowering of the threshold set forth in the advisory agreement would require the approval of a majority of the members of the conflicts committee. The subordinated incentive fee payable under the advisory agreement is a subordinated participation in net cash flows, whether from continuing operations, net sale proceeds or otherwise; however, to the extent that this incentive fee is derived from cash flows other than net sales proceeds, the incentive fee will count against the limit on “total operating expenses” described in note 7 above.

Upon termination of the advisory agreement, KBS Capital Advisors may be entitled to a similar fee if KBS Capital Advisors would have been entitled to a subordinated participation in net cash flows had the portfolio been liquidated (based on an independent appraised value of the portfolio) on the date of termination. The termination fee would be payable in the form of a promissory note that becomes due only upon the sale of one or more assets or upon maturity or payoff of our debt investments, and the fee is payable solely from the proceeds from the sale, maturity or payoff of an asset and future asset sales, maturities or payoffs. See “Management – The Advisory Agreement.”

KBS Capital Advisors cannot earn both the subordinated participation in net cash flows and the subordinated incentive listing fee. Any portion of the subordinated participation in net cash flows that KBS Capital Advisors receives prior to our listing will offset the amount otherwise due pursuant to the subordinated incentive listing fee.

(9) Although we are most likely to pay disposition fees to KBS Capital Advisors or an affiliate in the event of our liquidation, these fees may also be incurred during our operational stage. Under our charter, a majority of the independent directors would have to approve any increase in the disposition fees payable to our advisor and its affiliates above 1% of the contract sales price. Our charter also limits the maximum amount of the disposition fees payable to the advisor and its affiliates to 3% of the contract sales price.

To the extent this disposition fee is paid upon the sale of any assets other than real property, it will count against the limit on “total operating expenses” described in note 7 above.

(10) The market value of our outstanding stock will be calculated based on the average market value of the shares issued and outstanding at listing over the 30 trading days beginning 180 days after the shares are first listed on a stock exchange. In the event the subordinated incentive listing fee is earned by KBS Capital Advisors as a result of the listing of the shares, any previous payments of the subordinated participation in net cash flows will offset the amounts due pursuant to the subordinated incentive listing fee, and we will not be required to pay KBS Capital Advisors any further subordinated participation in net cash flows. The subordinated incentive listing fee will count against the limit on “total operating expenses” described in note 7 above.

Due to the public market’s preference for self-managed companies, a decision to list our shares on a national securities exchange might well be preceded by a decision to become self-managed. Given our advisor’s familiarity with our assets and operations, we might prefer to become self-managed by acquiring entities affiliated with our advisor. Such an internalization transaction could result in significant payments to affiliates of our advisor irrespective of whether you enjoyed the returns on which we have conditioned other incentive compensation. We cannot predict whether, and on what terms, an internalization transaction would occur in the future. If we internalize the advisor before listing the subordinated incentive listing fee would not be payable; however, when negotiating the purchase price of the advisor or an affiliate of the advisor pursuant to an internalization transaction, the amount of any foregone incentive fee would likely be a consideration. Our charter would require that the conflicts committee conclude, by a majority vote, that an internalization transaction is fair and reasonable to us and on terms and conditions no less favorable to us than those available from third parties.

STOCK OWNERSHIP

The following table sets forth the beneficial ownership of our common stock as of the date of this prospectus for each person or group that holds more than 5% of our common stock, for each director and executive officer and for our directors and executive officers as a group.

Name of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)	Percent of All Shares

KBS Capital Advisors LLC	20,000	100.0%
Peter M. Bren, Sponsor	20,000	100.0
Keith D. Hall, Chief Executive Officer , Director and Sponsor	20,000	100.0
Peter McMillan III, Chairman of the Board, President, Director and Sponsor	20,000	100.0
Charles J. Schreiber, Jr., Sponsor	20,000	100.0
David E. Snyder, Chief Financial Officer, Treasurer and Secretary	-	-
Stacie K. Yamane, Chief Accounting Officer	-	-
Michael L. Meyer, Independent Director	-	-
William M. Petak, Independent Director	-	-
Eric J. Smith, Independent Director	-	-

All directors and executive officers as a group	20,000	100.0%

(1) The address of each beneficial owner listed is 620 Newport Center Drive, Suite 1300, Newport Beach, California 92660.

(2) As of the date of this prospectus, KBS Capital Advisors owns all of our issued and outstanding stock. KBS Capital Advisors is indirectly owned and controlled by Peter M. Bren, Keith D. Hall, Peter McMillan III and Charles J. Schreiber, Jr.

CONFLICTS OF INTEREST

We are subject to various conflicts of interest arising out of our relationship with our advisor, KBS Capital Advisors, and its affiliates, some of whom serve as our executive officers and directors. We discuss these conflicts below and conclude this section with a discussion of the corporate governance measures we have adopted to ameliorate some of the risks posed by these conflicts.

Our Affiliates’ Interests in Other KBS Real Estate Programs

General

All of our executive officers and some of our directors and other key real estate and debt finance professionals at our advisor are also officers, directors, managers, key professionals and/or holders of a direct or indirect controlling interest in our advisor, our dealer manager and other KBS investment advisors that are the sponsors of other real estate programs as well as executive officers and directors and/or key professionals of KBS REIT I, KBS REIT II and KBS Legacy Apartment REIT, the other public, non-traded REITs advised by KBS Capital Advisors. Through affiliates of our advisor, key real estate and debt finance professionals at our advisor also serve as investment advisors to institutional investors in real estate and real estate-related assets. These persons have legal and financial obligations with respect to those programs, entities and investors that are similar to their obligations to us. In the future, these persons and other affiliates of our advisor may organize other real estate- or debt-related programs, serve as the investment advisor to other investors and acquire for their own account real estate-related investments that may be suitable for us.

Since 1992, investment advisors affiliated with Peter M. Bren and Charles J. Schreiber, Jr. have sponsored 14 privately offered real estate programs. Ten of these programs are still operating. Our sponsors, Messrs. Bren, Hall, McMillan and Schreiber, are also the sponsors of KBS REIT I and KBS REIT II, and, together with Legacy Partners Residential Realty LLC and certain of its affiliates, our sponsors are also sponsoring another public real estate investment trust, KBS Legacy Apartment REIT. All of these programs have investment objectives that are similar to ours. Conflicts of interest may arise between us and the programs that have not yet been liquidated, between us and future programs and between us and the investors for which a KBS entity serves as an investment advisor.

Allocation of Investment Opportunities

We rely on our sponsors, Peter M. Bren, Keith D. Hall, Peter McMillan III and Chares J. Schreiber, Jr., and the real estate and debt finance professionals of our advisor to identify suitable investments. KBS REIT I, KBS REIT II and KBS Legacy Apartment REIT are also advised by KBS Capital Advisors and rely or will rely on these same key real estate and debt finance professionals. Messrs. Bren and Schreiber and other real estate and debt finance professionals at KBS Capital Advisors are also the key real estate and debt finance professionals of KBS Realty Advisors and its affiliates, the advisors to the private KBS-sponsored programs and the investment advisors to institutional investors in real estate and real estate-related assets. As such, the other KBS-sponsored programs that are raising funds for investment as of the date of this prospectus rely on many of the same real estate and debt finance professionals as will future programs. Many investment opportunities that are suitable for us may also be suitable for other KBS programs and investors. When these real estate and debt finance professionals direct an investment opportunity to any KBS-sponsored program or KBS-advised investor, they, in their sole discretion, will offer the opportunity to the program or investor for which the investment opportunity is most suitable based on the investment objectives, portfolio and criteria of each program or investor. As a result, these KBS real estate and debt finance professionals could direct attractive investment opportunities to other entities or investors. For so long as we are externally advised, our charter provides that it shall not be a proper purpose of the corporation for us to purchase any significant asset unless the advisor has recommended the investment to us. See “— Certain Conflict Resolution Measures.”

Allocation of Our Affiliates’ Time

We rely on KBS Capital Advisors and the key real estate and debt finance professionals our advisor has assembled, including Messrs. Bren, Hall, McMillan and Schreiber, for the day-to-day operation of our business. Messrs. Bren, Hall, McMillan and Schreiber are also executive officers of KBS REIT I and KBS REIT II, and Messrs. Bren and McMillan are executive officers of KBS Legacy Apartment REIT. In addition, Messrs. Bren and Schreiber are executive officers of KBS Realty Advisors and its affiliates, the advisors of the private KBS-sponsored programs and the investment advisors to institutional investors in real estate and real estate-related assets. As a result of their interests in other KBS programs, their obligations to other investors and the fact that they engage in and they will continue to engage in other business activities on behalf of themselves and others, Messrs. Bren, Hall, McMillan and Schreiber will face conflicts of interest in allocating their time among us, KBS Capital Advisors and other KBS-sponsored programs and other business activities in which they are involved. In addition, KBS Capital Advisors and KBS Realty Advisors and its affiliates share many of the same key real estate and debt finance professionals. However, our sponsors believe that KBS Capital Advisors and KBS Realty Advisors and its affiliates have sufficient real estate and debt finance professionals to fully discharge their responsibilities to the KBS programs and ventures in which they are involved.

Receipt of Fees and Other Compensation by KBS Capital Advisors and its Affiliates

KBS Capital Advisors and its affiliates will receive substantial fees from us, which fees will not be negotiated at arm’s length. These fees could influence our advisor’s advice to us as well as the judgment of affiliates of KBS Capital Advisors, some of whom also serve as our executive officers and directors and the key real estate and debt finance professionals at our advisor. Among other matters, these compensation arrangements could affect their judgment with respect to:

•	the continuation, renewal or enforcement of our agreements with KBS Capital Advisors and its affiliates, including the advisory agreement and the dealer manager agreement;

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public offerings of equity by us, which entitle KBS Capital Markets Group to dealer-manager fees and will likely entitle KBS Capital Advisors to increased acquisition and origination fees and asset management fees;

•	sales of investments, which entitle KBS Capital Advisors to disposition fees and possible subordinated incentive fees;

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acquisitions of investments and originations of loans, which entitle KBS Capital Advisors to acquisition and origination fees and asset management fees and, in the case of acquisitions of investments from other KBS-sponsored programs, might entitle affiliates of KBS Capital Advisors to disposition fees and possible subordinated incentive fees in connection with its services for the seller;

•	borrowings to acquire investments and to originate loans, which borrowings will increase the acquisition and origination fees and asset management fees payable to KBS Capital Advisors;

•	whether and when we seek to list our common stock on a national securities exchange, which listing could entitle KBS Capital Advisors to a subordinated incentive listing fee;

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whether we seek stockholder approval to internalize our management, which may entail acquiring assets (such as office space, furnishings and technology costs) and negotiating compensation for key real estate and debt finance professionals at our advisor and its affiliates that may result in these individuals receiving more compensation from us than they receive from our advisor and its affiliates; and

•	whether and when we seek to sell the company or its assets, which sale could entitle KBS Capital Advisors to a subordinated incentive fee.

Fiduciary Duties Owed by Some of Our Affiliates to Our Advisor and Our Advisor’s Affiliates

All of our executive officers and some of our directors and the key real estate and debt finance professionals at our advisor are also officers, directors, managers, key professionals and/or holders of a direct or indirect controlling interest in:

•	KBS Capital Advisors, our advisor;

•	KBS Capital Markets Group, our dealer manager; and/or

•	other KBS-sponsored programs (see the “Prior Performance Summary” section of this prospectus).

Through KBS-affiliated entities, these persons also serve as the investment advisors to institutional investors in real estate and real estate-related assets. As a result, they owe fiduciary duties to each of these programs, their stockholders, members and limited partners and the institutional investors advised by KBS-affiliated entities. These fiduciary duties may from time to time conflict with the fiduciary duties that they owe to us.

Affiliated Dealer Manager

Since KBS Capital Markets Group, our dealer manager, is an affiliate of KBS Capital Advisors, you will not have the benefit of an independent due diligence review and investigation of the type normally performed by an independent underwriter in connection with the offering of securities. See “Plan of Distribution.”

Certain Conflict Resolution Measures

Conflicts Committee

In order to ameliorate the risks created by conflicts of interest, our charter creates a conflicts committee of our board of directors composed of all of our independent directors. An “independent director” is a person who is not one of our officers or employees or an officer or employee of KBS Capital Advisors or its affiliates and has not been so for the previous two years and meets the other requirements set forth in our charter. Our charter authorizes the conflicts committee to act on any matter permitted under Maryland law. Both the board of directors and the conflicts committee must act upon those conflict-of-interest matters that cannot be delegated to a committee under Maryland law. Our charter also empowers the conflicts committee to retain its own legal and financial advisors. Among the matters we expect the conflicts committee to act upon are:

•	the continuation, renewal or enforcement of our agreements with KBS Capital Advisors and its affiliates, including the advisory agreement and the dealer manager agreement;

•	public offerings of securities;

•	the provision of direction and oversight to our advisor in connection with its authority to make the decisions regarding our investments;

•	transactions with affiliates;

•	compensation of our officers and directors who are affiliated with our advisor;

•	whether and when we seek to list our shares of common stock on a national securities exchange;

•	whether and when we seek to become self-managed, which decision could lead to our acquisition of entities affiliated with KBS Capital Advisors at a substantial price; and

•	whether and when we seek to sell the company or substantially all of its assets.

Other Charter Provisions Relating to Conflicts of Interest

In addition to the creation of the conflicts committee, our charter contains many other restrictions relating to conflicts of interest including the following:

Advisor Compensation. The conflicts committee will evaluate at least annually whether the compensation that we contract to pay to KBS Capital Advisors and its affiliates is reasonable in relation to the nature and quality of services performed and whether such compensation is within the limits prescribed by the charter. The conflicts committee will supervise the performance of KBS Capital Advisors and its affiliates and the compensation we pay to them to determine whether the provisions of our compensation arrangements are being carried out. This evaluation will be based on the following factors as well as any other factors deemed relevant by the conflicts committee:

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the amount of the fees and any other compensation, including stock-based compensation, paid to KBS Capital Advisors and its affiliates in relation to the size, composition and performance of our investments;

•	whether the total fees and expenses incurred by us are reasonable in light of our investment performance, net assets, net income and the fees and expenses of other comparable unaffiliated REITs;

•	the success of KBS Capital Advisors in generating appropriate investment opportunities;

•	the rates charged to other companies, including other REITs, by advisors performing similar services;

•	additional revenues realized by KBS Capital Advisors and its affiliates through their relationship with us, including whether we pay them or they are paid by others with whom we do business;

•	the quality and extent of service and advice furnished by KBS Capital Advisors and its affiliates;

•	the performance of our investment portfolio; and

•	the quality of our portfolio relative to the investments generated by KBS Capital Advisors and its affiliates for their own account and for their other clients.

Under our charter, we can only pay KBS Capital Advisors a disposition fee in connection with the sale of an asset if it provides a substantial amount of the services in the effort to sell the asset, the commission does not exceed 3% of the sales price of the asset, and, if in connection with a disposition commissions are paid to third parties unaffiliated with our advisor, the commission paid to our advisor does not exceed the commissions paid to such unaffiliated third parties. Although our charter limits the disposition fee we may pay to our advisor to 3% of the sales price, our advisory agreement provides for a 1% fee. Any increase in this fee would require the approval of a majority of the members of our conflicts committee. Moreover, our charter also provides that the commission, when added to all other disposition fees paid to unaffiliated parties in connection with the sale, may not exceed the lesser of a competitive real estate commission or 6% of the sales price of the asset. To the extent this disposition fee is paid upon the sale of any assets other than real property, it will count against the limit on “total operating expenses” described below. We do not intend to sell assets to affiliates. However, if we do sell an asset to an affiliate, our organizational documents would not prohibit us from paying our advisor a disposition fee. Before we sold an asset to an affiliate, our charter would require that the conflicts committee conclude, by a majority vote, that the transaction is fair and reasonable to us and on terms and conditions no less favorable to us than those available from third parties.

Our charter also requires that any gain from the sale of assets that we may pay our advisor or an entity affiliated with our advisor be reasonable. Such an interest in gain from the sale of assets is presumed reasonable if it does not exceed 15% of the balance of the net sale proceeds remaining after payment to common stockholders, in the aggregate, of an amount equal to 100% of the original issue price of the common stock, plus an amount equal to 6% of the original issue price of the common stock per year cumulative. Under our advisory agreement, an incentive fee may be paid only if the stockholders first enjoy a 7% per year cumulative, noncompounded return. Any lowering of the threshold set forth in the advisory agreement would require the approval of a majority of the members of the conflicts committee. The subordinated incentive fee payable under the advisory agreement is a subordinated participation in net cash flows, whether from continuing operations, net sale proceeds or otherwise; however, to the extent that this incentive fee is derived from cash flows other than net sales proceeds, the incentive fee will count against the limit on “total operating expenses” described below.

If we ever decided to become self-managed by acquiring entities affiliated with our advisor, our charter would require that the conflicts committee conclude, by a majority vote, that such internalization transaction is fair and reasonable to us and on terms and conditions no less favorable to us than those available from third parties.

Our charter also limits the amount of acquisition and origination fees and expenses we can incur to a total of 6% of the contract purchase price for the asset or, in the case of a loan we originate, 6% of the funds advanced. This limit may only be exceeded if the conflicts committee approves (by majority vote) the fees and expenses and finds the transaction to be commercially competitive, fair and reasonable to us. Although our charter permits combined acquisition and origination fees and expenses to equal 6% of the purchase price or funds advanced, our advisory agreement limits the acquisition and origination fee to 1.0% of the purchase price or funds advanced. Any increase in the acquisition and origination fee stipulated in the advisory agreement would require the approval of a majority of the members of the conflicts committee.

Term of Advisory Agreement. Each contract for the services of our advisor may not exceed one year, although there is no limit on the number of times that we may retain a particular advisor. The conflicts committee or our advisor may terminate our advisory agreement with KBS Capital Advisors without cause or penalty on 60 days’ written notice. In such event, KBS Capital Advisors must cooperate with us and our directors in making an orderly transition of the advisory function.

Upon termination of the advisory agreement, KBS Capital Advisors may be entitled to a termination fee if (based upon an independent appraised value of the portfolio) KBS Capital Advisors would have been entitled to a subordinated participation in net cash flows had the portfolio been liquidated on the termination date. The termination fee would be payable in the form of a promissory note that becomes due only upon the sale of one or more assets or upon maturity or payoff of our debt investments. The fee is payable solely from the proceeds from the sale, maturity or payoff of an asset and future asset sales, maturities or payoffs, and all of such proceeds must be used to repay the promissory note until it is fully repaid. The amount of the termination fee would be 15% of the amount by which (i) the hypothetical liquidation proceeds exceed (ii) the amount necessary to provide investors with a return of their net capital contributions and a 7.0% per year cumulative, noncompounded return through the termination date; however, the agreement does not require that the investors actually have received such return prior to issuance of the promissory note or payments under it. The amount due under the promissory note would not be adjusted upwards or downwards to reflect any difference in the appraised value of our portfolio at termination and the amount ultimately realized by us.

Our Acquisitions. We will not purchase or lease assets in which KBS Capital Advisors, any of our directors or officers or any of their affiliates has an interest without a determination by a majority of the conflicts committee that such transaction is fair and reasonable to us and at a price to us no greater than the cost of the asset to the affiliated seller or lessor, unless there is substantial justification for the excess amount. In no event may we acquire any such real property at an amount in excess of its current appraised value.

Our charter provides that the consideration we pay for real property will ordinarily be based on the fair market value of the property as determined by a majority of the members of the board of directors, or the approval of a majority of a committee of the board, provided that the members of the committee approving the transaction would also constitute a majority of the board. In cases in which a majority of our independent directors so determine, and in all cases in which real property is acquired from KBS Capital Advisors, any of our directors or officers or any of their affiliates, the fair market value shall be determined by an independent expert selected by our independent directors not otherwise interested in the transaction.

Mortgage Loans Involving Affiliates. Our charter prohibits us from investing in or making mortgage loans in which the transaction is with KBS Capital Advisors, our directors or officers or any of their affiliates, unless an independent expert appraises the underlying property. We must keep the appraisal for at least five years and make it available for inspection and duplication by any of our stockholders. In addition, a mortgagee’s or owner’s title insurance policy or commitment as to the priority of the mortgage or the condition of the title must be obtained. Our charter prohibits us from making or investing in any mortgage loans that are subordinate to any mortgage or equity interest of KBS Capital Advisors, our directors or officers or any of their affiliates.

Other Transactions Involving Affiliates. A majority of the conflicts committee must conclude that all other transactions between us and KBS Capital Advisors, any of our officers or directors or any of their affiliates, are fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

Limitation on Operating Expenses. Commencing on the earlier of four fiscal quarters after (i) we make our first investment or (ii) six months after commencement of this offering, KBS Capital Advisors must reimburse us the amount by which our aggregate total operating expenses for the four fiscal quarters then ended exceed the greater of 2% of our average invested assets or 25% of our net income, unless the conflicts committee has determined that such excess expenses were justified based on unusual and non-recurring factors. “Average invested assets” means the average monthly book value of our assets during the 12-month period before deducting depreciation, bad debts or other non-cash reserves. “Total operating expenses” means all expenses paid or incurred by us, as determined under GAAP, that are in any way related to our operation, including advisory fees, but excluding (a) the expenses of raising capital such as organization and offering expenses, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of our stock; (b) interest payments; (c) taxes; (d) non-cash expenditures such as depreciation, amortization and bad debt reserves; (e) reasonable incentive fees based on the gain from the sale of our assets; and (f) acquisition fees and origination fees, acquisition and origination expenses (including expenses relating to potential investments that we do not close), disposition fees on the sale of real property and other expenses connected with the acquisition, origination, disposition and ownership of real estate interests, loans or other property (other than disposition fees on the sale of assets other than real property), including the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property.

Issuance of Options and Warrants to Certain Affiliates. Until our shares of common stock are listed on a national securities exchange, we will not issue options or warrants to purchase our common stock to KBS Capital Advisors, our directors, the sponsors or any of their affiliates, except on the same terms as such options or warrants are sold to the general public. We may issue options or warrants to persons other than KBS Capital Advisors, our directors, the sponsors and their affiliates prior to listing our common stock on a national securities exchange, but not at exercise prices less than the fair market value of the underlying securities on the date of grant and not for consideration (which may include services) that in the judgment of the conflicts committee has a market value less than the value of such option or warrant on the date of grant. Any options or warrants we issue to KBS Capital Advisors, our directors, the sponsors or any of their affiliates shall not exceed an amount equal to 10% of the outstanding shares of our common stock on the date of grant.

Repurchase of Our Shares. Our charter provides that we may not voluntarily repurchase shares of our common stock if such repurchase would impair our capital or operations. In addition, our charter prohibits us from paying a fee to KBS Capital Advisors or our directors or officers or any of their affiliates in connection with our repurchase of our common stock.

Loans. We will not make any loans to KBS Capital Advisors or to our directors or officers or any of their affiliates. In addition, we will not borrow from these affiliates unless a majority of the conflicts committee approves the transaction as being fair, competitive and commercially reasonable and no less favorable to us than comparable loans between unaffiliated parties. These restrictions on loans will only apply to advances of cash that are commonly viewed as loans, as determined by the board of directors. By way of example only, the prohibition on loans would not restrict advances of cash for legal expenses or other costs incurred as a result of any legal action for which indemnification is being sought nor would the prohibition limit our ability to advance reimbursable expenses incurred by directors or officers or KBS Capital Advisors or its affiliates.

Reports to Stockholders. Our charter requires that we prepare an annual report and deliver it to our common stockholders within 120 days after the end of each fiscal year. Our directors are required to take reasonable steps to ensure that the annual report complies with our charter provisions. Among the matters that must be included in the annual report or included in a proxy statement delivered with the annual report are:

•	financial statements prepared in accordance with GAAP that are audited and reported on by independent certified public accountants;

•	the ratio of the costs of raising capital during the year to the capital raised;

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the aggregate amount of advisory fees and the aggregate amount of other fees paid to KBS Capital Advisors and any affiliates of KBS Capital Advisors by us or third parties doing business with us during the year;

•	our total operating expenses for the year stated as a percentage of our average invested assets and as a percentage of our net income;

•	a report from the conflicts committee that our policies are in the best interests of our common stockholders and the basis for such determination; and

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a separately stated, full disclosure of all material terms, factors and circumstances surrounding any and all transactions involving us and our advisor, a director or any affiliate thereof during the year, which disclosure has been examined and commented upon in the report by the conflicts committee with regard to the fairness of such transactions.

Voting of Shares Owned by Affiliates. Before becoming a common stockholder, KBS Capital Advisors, our directors and officers and their affiliates must agree not to vote their shares of common stock regarding (i) the removal of any of these affiliates or (ii) any transaction between them and us.

Ratification of Charter Provisions. Our board of directors and the conflicts committee have approved and ratified our charter by the vote of a majority of their respective members, as required by our charter.

Allocation of Investment Opportunities

Many investment opportunities that are suitable for us may also be suitable for other KBS-sponsored programs, as well as for the institutional investors for whom KBS Realty Advisors and its affiliates serve as investment advisors. KBS Capital Advisors, our advisor and the advisor to KBS REIT I, KBS REIT II and KBS Legacy Apartment REIT, and KBS Realty Advisors and its affiliates share many of the same key real estate and debt finance professionals. When these KBS real estate and debt finance professionals direct an investment opportunity to any KBS-sponsored program or one of the institutional investors, they, in their sole discretion, will have to determine the program or investor for which the investment opportunity is most suitable based on the investment objectives, portfolio and criteria of each program or investor. Our advisory agreement with KBS Capital Advisors requires that this determination be made in a manner that is fair without favoring any other KBS-sponsored program or investor. The factors that the KBS real estate and debt finance professionals will consider when determining the KBS-sponsored program or investor for which an investment opportunity would be the most suitable are the following:

•	the investment objectives and criteria of each program or investor;

•	the cash requirements of each program or investor;

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the effect of the investment on the diversification of each program’s or investor’s portfolio by type of investment, risk of investment, type of commercial property, geographic location of properties, and tenants of properties and, in the case of debt-related investments, the characteristics of the underlying property;

•	the policy of each program or investor relating to leverage;

•	the anticipated cash flow of the property or asset to be acquired;

•	the income tax effects of the purchase on each program or investor;

•	the size of the investment; and

•	the amount of funds available to each program or investor and the length of time such funds have been available for investment.

If a subsequent event or development, such as a delay in the closing of a property or investment or a delay in the construction of a property, causes any investment, in the opinion of the KBS real estate and debt finance professionals, to be more appropriate for another KBS program or investor, they may offer the investment to another KBS program or investor. It shall be the duty of our board of directors, including the independent directors, to ensure that the allocation method described above is applied fairly to us.

Our advisory agreement with KBS Capital Advisors requires that KBS Capital Advisors inform the conflicts committee each quarter of the investments that have been purchased by other KBS programs and investors for whom KBS Capital Advisors, KBS Realty Advisors or one of their affiliates serves as an investment advisor so that the conflicts committee can evaluate whether we are receiving our fair share of opportunities. KBS Capital Advisors’ success in generating investment opportunities for us and the fair allocation of opportunities among KBS programs and investors are important factors in the conflicts committee’s determination to continue or renew our arrangements with KBS Capital Advisors and its affiliates. The conflicts committee has a duty to ensure that favorable investment opportunities are not disproportionately allocated to other KBS-sponsored programs and investors. For so long as we are externally advised, our charter provides that it shall not be a proper purpose of the corporation for us to make any significant investment unless the advisor has recommended the investment to us.

INVESTMENT OBJECTIVES AND CRITERIA

General

We expect to use substantially all of the net proceeds from this offering to invest in and manage a diverse portfolio of real estate-related loans, real estate-related debt securities and other real estate-related investments. We intend to originate and acquire mortgage, mezzanine, bridge and other real estate-related loans and to invest in real estate-related debt securities such as residential and commercial mortgage-backed securities and collateralized debt obligations. In addition, we may acquire equity securities of companies that make similar investments. We may make our investments through loan origination and the acquisition of individual assets or by acquiring portfolios of assets, other mortgage REITs or companies with investment objectives similar to ours. We plan to diversify our portfolio by investment type, investment size and investment risk with the goal of attaining a portfolio of income-producing assets that provide attractive and stable returns to our investors. We generally expect our investments to be related to real estate located in the United States and that our loans will be made to U.S.-based borrowers and denominated in U.S. currency. Our funds will be invested in accordance with our charter, which places numerous limitations on us with respect to the manner in which we may invest (see “—Charter-imposed Investment Limitations”).

Our primary investment objectives are:

•	to provide you with attractive and stable returns; and

•	to preserve and return your capital contribution.

We will also seek to realize growth in the value of our investments by timing asset sales to maximize their value. We intend to actively pursue lending and investment opportunities that we believe provide an attractive risk-adjusted return.

We may return all or a portion of your capital contribution in connection with the sale of the company or the investments we will make or upon maturity or payoff of our debt investments. Alternatively, you may be able to obtain a return of all or a portion of your capital contribution in connection with the sale of your shares.

We may seek to list our shares of common stock if our independent directors believe listing would be in the best interests of our stockholders. If we do not list our shares of common stock on a national securities exchange by July 31, 2019, our charter requires that we either:

•	seek stockholder approval of the liquidation of the company; or

•	if a majority of the conflicts committee determines that liquidation is not then in the best interests of our stockholders, postpone the decision of whether to liquidate the company.

If a majority of the conflicts committee does determine that liquidation is not then in the best interests of our stockholders, our charter requires that the conflicts committee revisit the issue of liquidation at least annually. Further postponement of listing or stockholder action regarding liquidation would only be permitted if a majority of the conflicts committee again determined that liquidation would not be in the best interest of our stockholders. If we sought and failed to obtain stockholder approval of our liquidation, our charter would not require us to list or liquidate and would not require the conflicts committee to revisit the issue of liquidation, and we could continue to operate as before. If we sought and obtained stockholder approval of our liquidation, we would begin an orderly sale of our assets. The precise timing of such sales would take account of the prevailing real estate finance markets and the debt markets generally as well as the federal income tax consequences to our stockholders. In making the decision to apply for listing of our shares, our directors will try to determine whether listing our shares or liquidating our assets will result in greater value for stockholders.

One of the factors our board of directors will consider when making this determination is the liquidity needs of our stockholders. In assessing whether to list or liquidate, our board of directors would likely solicit input from financial advisors as to the likely demand for our shares upon listing. If, after listing, the board believed that it would be difficult for stockholders to dispose of their shares, then that factor would weigh against listing. However, this would not be the only factor considered by the board. If listing still appeared to be in the best long-term interest of our stockholders, despite the prospects of a relatively small market for our shares upon the initial listing, the board may still opt to list our shares of common stock in keeping with its obligations under Maryland law. The board would also likely consider whether there was a large demand to sell our shares when making decisions regarding listing or liquidation. The degree of participation in our dividend reinvestment plan and the number of requests for redemptions under the share redemption program at this time could be an indicator of stockholder demand to liquidate their investment.

Our board may revise our investment policies, which we describe in more detail below, without the approval of our stockholders. Our conflicts committee will review our investment policies at least annually to determine whether our policies are in the best interests of our stockholders. Our charter requires that the conflicts committee include the basis for its determination in its minutes and in an annual report delivered to our stockholders.

Investment Policies

Primary Investment Focus

We intend to focus our investment activities on, and use the proceeds of this offering principally for, real estate-related loans and real estate-related debt securities. We may also make other real estate-related investments. In addition, we may acquire equity securities of companies that make investments similar to ours. We may make our investments through loan origination and the acquisition of individual assets or by acquiring portfolios of assets, other mortgage REITs or companies with investment objectives similar to ours. We believe that we are most likely to meet our investment objectives through the careful selection and underwriting of assets. When making an investment, we will emphasize the performance and risk characteristics of that investment, how that investment will fit with our portfolio-level performance objectives, the other assets in our portfolio and how the returns and risks of that investment compare to the returns and risks of available investment alternatives.

Investments in Real Estate-Related Loans

We intend to invest in real estate-related loans, including first and second mortgage loans, mezzanine loans, B-Notes, bridge loans, convertible mortgages, wraparound mortgage loans, construction mortgage loans and participations in such loans. We intend to structure, underwrite and originate many of the debt products in which we invest. Our underwriting process will involve comprehensive financial, structural, operational and legal due diligence to assess the risks of investments so that we can optimize pricing and structuring. By originating loans directly, we will be able to efficiently structure a diverse range of products. For instance, we may sell some components of the debt we originate while retaining attractive, risk-adjusted strips of the debt for ourselves. Our advisor or a wholly owned subsidiary of our advisor will source our debt investments. We will pay our advisor or its subsidiary acquisition and origination fees for loans that we make or acquire and asset management fees for the loans that we hold for investment.

We may sell some of the loans (or portions of the loans after separating them into tranches) that we originate to third parties for a profit. We expect to hold other loans (or portions of loans) for investment and in some instances securitize these loans through a CDO structure (discussed below).

Described below are some of the types of loans we may originate or acquire:

Mortgage Loans. We may originate or acquire mortgage loans structured to permit us (i) to retain the entire loan, (ii) to sell or securitize the lower yielding senior portions of the loan and retain the higher yielding subordinate investment (or vice-versa) or (iii) to contribute all or a portion of the loan to a CDO. We expect these loans to be secured by commercial properties and range in size from $5 million to $50 million, generally, with exceptions, such as high-quality loans with low loan-to-value ratios. We may also acquire seasoned mortgage loans in the secondary market secured by single assets as well as portfolios of performing and sub-performing loans that were originated by third-party lenders such as banks, life insurance companies and other owners.

Second Mortgages. We may invest in second mortgages, which are loans secured by second deeds of trust on real property that is already subject to prior mortgage indebtedness, in an amount which, when added to the existing indebtedness, does not generally exceed 75% of the appraised value of the mortgage property.

B-Notes. B-Notes are junior participations in a first mortgage loan on a single property or group of related properties. The senior participation is known as an A-Note. Although a B-Note may be evidenced by its own promissory note, it shares a single borrower and mortgage with the A-Note and is secured by the same collateral. Though B-Note lenders have the same obligations, collateral and borrower as the A-Note lender, in most instances B-Note lenders are contractually limited in rights and remedies in the event of a default. The B-Note is subordinate to the A-Note by virtue of a contractual or intercreditor arrangement between the A-Note lender and the B-Note lender. For the B-Note lender to actively pursue its available remedies (if any), it must, in most instances, purchase the A-Note or maintain its performing status in the event of a default on the B-Note. The B-Note lender may in some instances require a security interest in the stock or partnership interests of the borrower as part of the transaction. If the B-Note holder can obtain a security interest, it may be able to accelerate gaining control of the underlying property, subject to the rights of the A-Note holder. These debt instruments are senior to the mezzanine debt tranches described below, though they may be junior to another junior participation in the first mortgage loan. B-Notes may or may not be rated by a recognized rating agency.

B-Notes typically are secured by a single property, and the associated credit risk is concentrated in that single property. B-Notes share certain credit characteristics with second mortgages in that both are subject to more credit risk with respect to the underlying mortgage collateral than the corresponding first mortgage or the A-Note. Our management believes that B-Notes are one of the safest subordinated debt instruments because B-Notes share a single mortgage with the A-Note and, as a result, its position survives an event of foreclosure. After the A-Note is satisfied, any remaining recoveries go next to the B-Note holder.

Mezzanine Loans. The mezzanine loans we may originate or acquire will generally take the form of subordinated loans secured by a pledge of the ownership interests of an entity that directly or indirectly owns real property. We may hold senior or junior positions in mezzanine loans, such senior or junior position denoting the particular leverage strip that may apply.

We may require other collateral to provide additional security for mezzanine loans, including letters of credit, personal guarantees or collateral unrelated to the property. We may structure our mezzanine loans so that we receive a stated fixed or variable interest rate on the loan as well as a percentage of gross revenues and a percentage of the increase in the fair market value of the property securing the loan, payable upon maturity, refinancing or sale of the property. Our mezzanine loans may also have prepayment lockouts, penalties, minimum profit hurdles and other mechanisms to protect and enhance returns in the event of premature repayment.

These investments typically range in size from $10 to $50 million, have terms from two to 10 years and bear interest at a rate of 275 to 800 basis points over the applicable interest rate index. Mezzanine loans may have maturities that match the maturity of the related mortgage loan but may have shorter terms. Mezzanine loans usually have loan-to-value ratios between 66% and 90%.

These types of investments generally involve a lower degree of risk than an equity investment in an entity that owns real property because the mezzanine investment is generally secured by the ownership interests in the property-owning entity and, as a result, is senior to the equity. Upon a default by the borrower under the mezzanine loan, the mezzanine lender generally can take immediate control and ownership of the property-owning entity, subject to the senior mortgage on the property that stays in place in the event of a mezzanine default and change of control of the borrower.

These types of investments involve a higher degree of risk relative to the long-term senior mortgage secured by the underlying real property because the investment may become unsecured as a result of foreclosure by the senior lender. In the event of a bankruptcy of the entity providing the pledge of its ownership interests as security, we may not have full recourse to the assets of such entity, or the assets of the entity may not be sufficient to satisfy the mezzanine loan. If a borrower defaults on our mezzanine loan or debt senior to our loan, or in the event of a borrower bankruptcy, our mezzanine loan will be satisfied only after the senior debt.

Bridge Loans. We may offer bridge financing products to borrowers who are typically seeking short-term capital to be used in an acquisition, development or refinancing of a given property. From the borrower’s perspective, shorter-term bridge financing is advantageous because it allows time to improve the property value through repositioning without encumbering it with restrictive long-term debt. The terms of these loans generally do not exceed three years.

Convertible Mortgages. Convertible mortgages are similar to equity participations. We may invest in and/or originate convertible mortgages if our directors conclude that we may benefit from the cash flow or any appreciation in the value of the subject property.

Wraparound Mortgages. A wraparound mortgage loan is secured by a wraparound deed of trust on a real property that is already subject to prior mortgage indebtedness, in an amount which, when added to the existing indebtedness, does not generally exceed 75% of the appraised value of the mortgage property. A wraparound loan is one or more junior mortgage loans having a principal amount equal to the outstanding balance under the existing mortgage loan, plus the amount actually to be advanced under the wraparound mortgage loan. Under a wraparound loan, we would generally make principal and interest payments on behalf of the borrower to the holders of the prior mortgage loans.

Construction Loans. Construction loans are loans made for either original development or renovation of property. Construction loans in which we would generally consider an investment would be secured by first deeds of trust on real property for terms of six months to two years.

Pre-development Loans and Land Loans. We may provide financing to fund the costs of property pre-development as well as land acquisitions. These loans are frequently done in conjunction with construction loans and are often structured as a component of the construction loan. Due to the complexity and underwriting requirements of a construction loan, borrowers often need to secure financing prior to being able to satisfy all of the requirements for the construction loan. Funds are used for acquisition of the land, pre-development and site work and to fund other costs until a guaranteed maximum construction price can be put into place. The terms of these loans generally do not exceed three years.

Distressed Debt. We may also invest in distressed debt, which may include sub- and non-performing real estate loans acquired from financial institutions and performing loans acquired from distressed sellers. We will make these investments when we believe our underwriting, credit, financing and asset management experience will enable us to generate above-average risk-adjusted returns by resolving these distressed loans expeditiously through refinancings, negotiated repayments with borrowers or foreclosure and subsequent sale of the underlying property. A sub-performing loan is a loan with a very high loan-to-value ratio and a low debt service coverage ratio and that is likely to default at maturity because the property securing the loan cannot support a refinancing of the loan’s entire unpaid principal balance. A non-performing loan is a loan that is in default of its covenants, is past due in interest payments, or is past its final maturity date and has not been repaid. Sub- and non-performing loans are typically purchased at a discount to the note’s face amount.

Loans on Leasehold Interests. Loans on leasehold interests are secured by an assignment of the borrower’s leasehold interest in the particular real property. These loans are generally for terms of six months to 15 years. Leasehold interest loans are either amortized over a period that is shorter than the lease term or have a maturity date prior to the date the lease terminates. These loans would generally permit us to cure any default under the lease.

Fund Level or Corporate Level Debt. We may invest in various real estate ventures by providing financing to or purchasing the debt obligations of funds or corporate entities with a primary focus on the commercial real estate and real estate finance industries.

Participations. Participation investments are investments in partial interests of loans of the type described above that are made and administered by third-party lenders.

Underwriting Criteria

In evaluating prospective investments in and originations of loans, our management and our advisor will consider factors such as the following:

•	the ratio of the amount of the investment to the value of the property by which it is secured;

•	the amount of existing debt on the property and the priority thereof relative to our prospective investment;

•	the property’s potential for capital appreciation;

•	expected levels of rental and occupancy rates;

•	current and projected cash flow of the property;

•	potential for rental increases;

•	the degree of liquidity of the investment;

•	the geographic location of the property;

•	the condition and use of the property;

•	the property’s income-producing capacity;

•	the quality, experience and creditworthiness of the borrower; and

•	general economic conditions in the area where the property is located.

Our advisor will evaluate all potential loan investments to determine if the security for the loan and the loan-to-value ratio meets our investment criteria and objectives. One of the real estate and debt finance professionals at our advisor or its subsidiary or their agent may inspect material properties during the loan approval process, if such an inspection is deemed necessary. Inspection of a property may be deemed necessary if that property is considered material to the transaction (such as a property representing a significant portion of the collateral underlying a pool of loans) or if there are unique circumstances related to such property such as recent capital improvements or possible functional obsolescence. We also may engage trusted third-party professionals to inspect properties on our behalf.

Most loans that we will consider for investment would provide for monthly payments of interest and some may also provide for principal amortization, although we expect that most of the loans in which we will invest will provide for payments of interest only during the loan term and a payment of principal in full at the end of the loan term.

Our loan investments may be subject to regulation by federal, state and local authorities and subject to laws and judicial and administrative decisions imposing various requirements and restrictions, including, among other things, regulating credit granting activities, establishing maximum interest rates and finance charges, requiring disclosure to customers, governing secured transactions and setting collection, repossession and claims handling procedures and other trade practices. In addition, certain states have enacted legislation requiring the licensing of mortgage bankers or other lenders, and these requirements may affect our ability to effectuate our proposed investments in loans. Commencement of operations in these or other jurisdictions may be dependent upon a finding of our financial responsibility, character and fitness. We may determine not to make loans in any jurisdiction in which the regulatory authority believes that we have not complied in all material respects with applicable requirements.

We will not make or invest in mortgage loans unless an appraisal concerning the underlying property is available, except for mortgage loans insured or guaranteed by a government or government agency. We will maintain each appraisal in our records for at least five years and will make it available during normal business hours for inspection and duplication by any stockholder at such stockholder’s expense. In addition to the appraisal, we will seek to obtain a customary lender’s title insurance policy or commitment as to the priority of the mortgage or condition of the title.

We will not make or invest in mortgage loans on any one property if the aggregate amount of all mortgage loans outstanding on the property, including our borrowings, would exceed an amount equal to 85% of the appraised value of the property, unless we find substantial justification due to the presence of other underwriting criteria.

Our charter does not limit the amount of gross offering proceeds that we may apply to loan investments. Our charter also does not place any limit or restriction on:

•	the percentage of our assets that may be invested in any type of loan or in any single loan; or

•	the types of properties subject to mortgages or other loans in which we may invest.

When determining whether to make investments in mortgage and other loans, we will consider such factors as: positioning the overall portfolio to achieve an optimal mix of real estate-related investments; the diversification benefits of the loans relative to the rest of the portfolio; the potential for the investment to deliver high current income and attractive risk-adjusted total returns; and other factors considered important to meeting our investment objectives. As discussed above, some of the loans we make will be sold shortly after origination.

Investments in Real Estate-Related Debt Securities

In addition to our investments in real estate-related loans, we may also invest in real estate-related debt securities such as commercial and residential mortgage-backed securities and collateralized debt obligations. We may invest in any residential and commercial mortgage-backed securities, collateralized debt obligations or other real estate-related debt security that we believe will provide an attractive risk-adjusted return. While we may invest in any real estate-related debt securities, we expect that the majority of these investments would be commercial mortgage-backed securities. A brief description of commercial mortgage-backed securities and collateralized debt obligations follows.

Commercial Mortgage-Backed Securities. Commercial mortgage-backed securities, or CMBS, are securities that evidence interests in, or are secured by, a single commercial mortgage loan or a pool of commercial mortgage loans. Accordingly, these securities are subject to all of the risks of the underlying mortgage loans.

CMBS are generally pass-through certificates that represent beneficial ownership interests in common law trusts whose assets consist of defined portfolios of one or more commercial mortgage loans. They are typically issued in multiple tranches whereby the more senior classes are entitled to priority distributions from the trust’s income. Losses and other shortfalls from expected amounts to be received on the mortgage pool are borne by the most subordinate classes, which receive payments only after the more senior classes have received all principal and/or interest to which they are entitled. The equity tranche, which is the “first loss” position, bears most of the risk associated with the collateral pool. It is possible for a relatively few number of defaults in the collateral pool to cause large losses for the equity tranche. However, if the collateral pool performs well, the equity tranche has a greater potential return than the more senior tranches, which typically have returns capped at the coupon rates of the notes created in the structure.

In addition to tranche seniority, the credit quality of CMBS depends on the credit quality of the underlying mortgage loans, the real estate finance market and the parties directly involved in the transaction, which is a function of factors such as:

•	the principal amount of the loans relative to the value of the related properties;

•	the mortgage loan terms (e.g. amortization);

•	market assessment and geographic location;

•	construction quality of the property;

•	the creditworthiness of the borrowers;

•	macroeconomic variables that affect the supply and demand for commercial real estate;

•	structural features of the transaction, such as subordination levels, advancing terms and other credit enhancements;

•	the originator of the loan and its motivation to sell it;

•	the underwriter and issuer of the transaction and their ability to trade and support it in the secondary markets; and

•	the servicers and trustees responsible for running and maintaining the transaction on a daily basis.

To the extent available to us, we may acquire CMBS through financing under the TALF. CMBS financed under the TALF may not be junior to other securities with claims on the same pool of underlying commercial mortgage loans, must have a credit rating in the highest long-term investment-grade rating category from at least two TALF CMBS-eligible rating agencies and must not have a credit rating below the highest investment-grade rating category from any TALF CMBS-eligible agency.

Collateralized Debt Obligations. CDOs are multiple class debt securities, or bonds, secured by pools of assets, such as residential and commercial mortgage-backed securities, B-Notes, mezzanine loans, REIT debt and credit default swaps. Like typical securitization structures, in a collateralized debt obligation the assets are pledged to a trustee for the benefit of the holders of the bonds. Like the CMBS described above, CDOs are typically issued in multiple tranches with varying risk/reward attributes.

CDOs can be structured in many different ways. Some of the more common structural classifications include the following:

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Cash flow vs. market value. Cash flow CDOs pay interest and principal to investors from the cash flows produced by the assets owned by the CDO, while market value CDOs make principal and interest payments to investors from the cash flows produced by the assets owned by the CDO and by generating cash from trading such assets. The market value structure is often used when the collateral pool consists of assets that do not generate predictable cash flow streams, but have significant market value upside potential (such as a collateral pool of defaulted bonds or loans).

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Managed vs. unmanaged. Cash flow CDOs can be managed or unmanaged. The manager of a cash flow CDO is chosen for credit expertise rather than trading expertise and generally focuses on managing credit quality of the underlying portfolio. A cash flow CDO may be unmanaged only if it has a static pool of assets. Market value CDOs require a manager to generate returns through trading.

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Cash vs. synthetic. Cash CDOs are structures backed by a portfolio of cash assets owned by the CDO (such as a pool of bonds, loans and/or asset-backed securities), while synthetic CDOs are backed by credit default swaps, which are derivatives instruments that can reference any type of cash obligation. Hybrid CDOs may contain both cash assets as wells as credit default swaps.

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Funded vs. unfunded. A synthetic CDO tranche may be funded or unfunded. If it is unfunded, the investor will not contribute any capital initially but will have to make loss payments in the event the portfolio’s losses reach the investor’s tranche. Typically, a synthetic CDO has both funded tranches (for the more junior and risky tranches) and an unfunded tranche (for the most senior and least risky tranche).

We do not expect to invest in any significant amounts of synthetic or hybrid CDOs.

Ratings of Real Estate-Related Debt Securities. For residential and commercial mortgage-backed securities and collateralized debt obligations, the securitization process is governed by one or more of the rating agencies, including Fitch, Moody’s and Standard & Poor’s, who determine the respective bond class sizes, generally based on a sequential payment structure. Bonds that are rated from AAA to BBB by the rating agencies are considered “investment grade.” Bond classes that are subordinate to the BBB class are considered “non-investment” grade. The respective bond class sizes are determined based on the review of the underlying collateral by the rating agencies. The payments received from the underlying loans are used to make the payments on the securities. Based on the sequential payment priority, the risk of nonpayment for the AAA securities is lower than the risk of nonpayment for the non-investment grade bonds. Accordingly, the AAA class is typically sold at a lower yield compared to the non-investment grade classes that are sold at higher yields. However, we will not acquire residential or commercial mortgage-backed securities, collateralized debt obligations or other structured debt securities (exclusive of investments in certificates that represent all of the beneficial interests in a pool of mortgages, which are referred to as a “whole pool” certificates and are akin to owning the underlying mortgages directly) that are not rated AA or higher. However, we may invest in such securities indirectly through investment in equity securities of other mortgage REITs and companies with investment objectives similar to ours, including through investment in the equity securities of PPIFs, as discussed below under “—Investments in Public-Private Investment Funds.”

We evaluate the risk of residential and commercial mortgage-backed securities and collateralized debt obligations based on the credit risk of the underlying collateral and the risk of the transactional structure. The credit risk of the underlying collateral is crucial in evaluating the expected performance of an investment. Key variables in this assessment include rent levels, vacancy rates, supply and demand forecasts and tenant incentives (build-out incentives or other rent concessions) related to the underlying properties. We utilize third -party data providers to review loan level performance such as delinquencies and threats to credit performance. We also review monthly servicing reports of the master and special servicers as well as reports from rating agencies. We perform specific asset-level underwriting on all significant loans in the securities structure. We utilize sensitivity analysis and other statistical underwriting when evaluating the cash flows generated by a transaction. With respect to transactional structure, we assess the structure of a particular securities transaction as well as utilize third -party data providers for a structural sensitivity analysis. After assessing loan-level data and structural data, we combine this information to forecast expected cash flows, probability of default and loss given a default.

Investments in Equity Securities

We may make equity investments in mortgage REITs and other companies with investment objectives similar to ours. We may purchase the common or preferred stock of these entities or options to acquire their stock. We will target a public company that owns real estate-related loans, real estate-related debt securities and other real estate-related investments when we believe its stock is trading at a discount to that company’s net asset value. We may eventually seek to acquire or gain a controlling interest in the companies that we target.

Generally, we will make investments in other entities when we consider it more efficient to acquire an entity that already owns assets meeting our investment objectives than to acquire such assets directly. We may also participate with other entities in investments through joint ventures, limited liability companies, partnerships and other types of common ownership or participations. We may also invest in the equity securities of PPIFs as discussed below.

Investments in Public-Private Investment Funds

We may also invest up to 5% of our offering proceeds in Public-Private Investment Funds, or PPIFs, established under the Public-Private Investment Program, or PPIP. The PPIP is composed of two programs, the Legacy Loans Program and the Legacy Securities Program. As proposed, PPIFs under the Legacy Loans Program will be established to purchase troubled loans from insured depository institutions and PPIFs under the Legacy Securities Program have been established to purchase legacy non-agency RMBS and CMBS that were originally AAA-rated and issued prior to 2009. The U.S. Treasury has chosen nine pre-qualified fund managers to form PPIFs for the Legacy Securities Program based upon over 100 applications for pre-qualification of fund managers submitted in April of 2009. The Legacy Securities Program is expected to have a term of no more than 10 years, unless extended. To date, the FDIC has announced only one pilot transaction under the Legacy Loans Program. If available, Legacy Loan PPIFs will have access to equity capital from the U.S. Treasury or the FDIC as well as debt financing provided or guaranteed by the U.S. Treasury or the FDIC. If our advisor deems appropriate, we may seek to invest in Legacy Loans PPIFs and Legacy Securities PPIFs established and managed by unaffiliated third parties. If we do seek to invest in the PPIFs, our participation will be conducted in a manner consistent with our investment strategy and investment guidelines, including maintaining our REIT qualification and our Investment Company Act exception.

Investments in Real Property

We expect that the real estate-related debt investments described above, in particular investments in distressed debt, will, in certain circumstances, result in us owning real property as a result of a loan workout, foreclosure or similar circumstances. Our sponsors and the real estate professionals at our advisor have extensive experience in acquiring, managing and disposing of real property. We will manage and dispose of any real property assets we acquire in the manner that our advisor determines is most advantageous to us.

In addition, although we do not intend to make any direct investments in real property at this time, we may make a limited number of investments in real property to take advantage of attractive investment opportunities, which may include residential lot inventory and opportunistic real estate. We will limit our investments in real property to not more than 20% of our total assets, excluding real property that we take title to (i) as part of a portfolio of debt investments, (ii) through a loan workout, foreclosure or similar circumstances or (iii) through convertible debt investments.

Other Possible Investments

Although we expect that most of our investments will be of the types described above, we may make other investments, such as international investments. In fact, we may invest in whatever types of interests in real estate- or debt-related assets that we believe are in our best interests. Although we can purchase any type of interest in real estate- or debt-related assets, our charter does limit certain types of investments. See “—Charter-Imposed Investment Limitations.” We do not intend to underwrite securities of other issuers.

Investment Decisions and Asset Management: The KBS Approach

KBS Capital Advisors has the authority to make all of the decisions regarding our investments, subject to the limitations in our charter and the direction and oversight of our board of directors. Our conflicts committee will review our investment policies at least annually to determine whether our investment policies continue to be in the best interests of our common stockholders.

KBS Capital Advisors believes that successful investment requires the implementation of strategies that permit favorable purchases and originations, effective asset management and timely disposition of those assets. As such, KBS Capital Advisors has developed a disciplined investment approach that combines the experience of its team of real estate and debt finance professionals with a structure that emphasizes thorough market research, stringent underwriting standards and an extensive down-side analysis of the risks of each investment. The KBS approach also includes active and aggressive management of each asset acquired. KBS Capital Advisors believes that active management is critical to creating value. Our advisor will also develop a well-defined exit strategy for each investment we make. KBS Capital Advisors will then continually re-evaluate the exit strategy of each asset in response to the performance of the individual asset, market conditions and our overall portfolio objectives to determine the optimal time to hold the asset.

Our sponsors each have over 16 years of experience in real estate-related debt investments. Our sponsors will work together with their team of real estate and debt finance professionals in the identification, origination, acquisition and management of our investments. The senior real estate and debt finance professionals at KBS Capital Advisors have been through multiple financial cycles in their careers and have the expertise gained through hands-on experience in acquisitions, originations, loan workouts, asset management, dispositions, development, leasing and property and portfolio management.

To execute KBS Capital Advisors’ disciplined investment approach, a team of our advisor’s real estate and debt finance professionals takes responsibility for the business plan of each investment. The following practices summarize KBS Capital Advisors’ investment approach:

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National Market Research - The investment team extensively researches the acquisition and/or origination and underwriting of each transaction, utilizing both “real time” market data and the transactional knowledge and experience of KBS Capital Advisors’ network of professionals.

•

Underwriting Discipline - KBS Capital Advisors follows a tightly controlled and managed process to examine all elements of a potential investment. Only those assets meeting our investment criteria will be accepted for inclusion in our portfolio. In an effort to keep an asset in compliance with those standards, the underwriting team remains involved through the investment life cycle of the asset and consults with the other KBS professionals responsible for the asset. This team of experts reviews and develops comprehensive reports for each asset throughout the holding period.

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Risk Management - Risk management is a fundamental principle in our advisor’s construction of portfolios and in the management of each investment. Diversification of portfolios by investment type, investment size and investment risk is critical to controlling portfolio-level risk. KBS Capital Advisors’ senior management continuously reviews the operating performance of investments against projections and provides the oversight necessary to detect and resolve issues as they arise.

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Asset Management - Prior to the purchase of an individual asset or portfolio, the asset managers work closely with the acquisition and underwriting teams to assess the asset business strategy and confirm the borrower submitted market operating information. This is a forecast of the action items to be taken and the capital needed to achieve the anticipated returns. KBS Capital Advisors reviews asset business strategies quarterly to anticipate changes or opportunities in the market during a given phase of a market cycle. KBS Capital Advisors designed this process to allow for realistic yet aggressive enhancement of value throughout the investment period.

Joint Venture Investments

We may enter into joint ventures, partnerships and other co-ownership arrangements (including preferred equity investments) or participations for the purpose of making investments. Joint venture investments permit us to own interests in large investments without unduly restricting the diversity of our portfolio. In determining whether to invest in a particular joint venture, KBS Capital Advisors will evaluate the assets that such joint venture owns or is being formed to own under the same criteria described elsewhere in this prospectus for the selection of our investments.

KBS Capital Advisors will also evaluate the potential joint venture partner as to its financial condition, operating capabilities and integrity. We will only enter into joint ventures with non-affiliated third parties. At such time during the term of this offering that KBS Capital Advisors believes that there is a reasonable probability that we will enter into a joint venture for the origination or acquisition of a significant investment, we will supplement this prospectus to disclose the terms of such investment transaction. You should not rely upon such initial disclosure of any proposed transaction as an assurance that we will ultimately consummate the proposed transaction or that the information we provide in any supplement to this prospectus concerning any proposed transaction will not change after the date of the supplement.

We have not established the specific terms we will require in the joint venture agreements we may enter. Instead, we will establish the terms with respect to any particular joint venture agreement on a case-by-case basis after our board of directors considers all of the facts that are relevant, such as the nature and attributes of our other potential joint venture partners, the proposed structure of the joint venture, the nature of the operations, the liabilities and assets associated with the proposed joint venture and the size of our interest when compared to the interests owned by other partners in the venture. With respect to any joint venture we enter, we expect to consider the following types of concerns and safeguards:

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Our ability to manage and control the joint venture. — We will consider whether we should obtain certain approval rights in joint ventures we do not control. For proposed joint ventures in which we are to share control with another entity, we will consider the procedures to address decisions in the event of an impasse.

•	Our ability to exit a joint venture. — We consider requiring buy/sell rights, redemption rights or forced liquidation rights.

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Our ability to control transfers of interests held by other partners to the venture. — We will consider requiring consent provisions, a right of first refusal and/or forced redemption rights in connection with transfers.

Financing Strategy and Policies

We will fund our investments with proceeds from this offering and expect to finance a portion of our investments with debt. We will use debt financing in various forms in an effort to increase the size of our portfolio and potential returns to our stockholders. Access to low-cost capital is crucial to our business, since we earn income based on the spread between the yield on our investments and the cost of our borrowings.

We expect to use short-term financing in the form of revolving credit facilities, repurchase agreements, bridge financings and bank warehousing facilities. For longer-term funding, we may utilize securitization structures, if available. We may also use borrowings that may be available to us under the TALF and other federal programs. A description of financing arrangements through repurchase agreements, warehouse facilities, securitization structures, and the TALF follows.

Repurchase Agreements. With repurchase agreements, we may borrow against the loans, residential and commercial mortgage-backed securities and other investments we own. Under these agreements, we may sell loans and other investments to a counterparty and agree to repurchase the same assets from the counterparty at a price equal to the original sales price plus an interest factor. Repurchase agreements economically resemble short-term, variable-rate financings and usually require the maintenance of specific loan-to-collateral value ratios. If the market value of the assets subject to a repurchase agreement decline, we may be required to provide additional collateral or make cash payments to maintain the loan-to-collateral value ratio. If we are unable to provide such collateral or cash repayments, we may lose our economic interest in the underlying assets.

Warehouse Facilities. We may rely on warehouse credit facilities for capital needed to fund our investments. These facilities are typically lines of credit from commercial and investment banks that we can draw from to fund our investments. Warehouse facilities are typically collateralized loans made to investors who invest in securities and loans and, in return for financing, pledge their securities and loans to the warehouse lender. Third-party custodians, usually banks, typically hold the securities and loans funded with the warehouse facility borrowings, including the securities, loans, notes, mortgages and other important loan documentation, for the benefit of the investor who is deemed to own the securities and loans and, if there is a default under the warehouse credit facility, for the benefit of the warehouse lender.

Securitizations. We may seek to enhance the returns on our investments through CMBS, CDO, and other securitizations, if available. For example, we may securitize the senior portion of our investments in whole mortgage loan by selling A-notes, while retaining the subordinated securities in our investment portfolio. In order to facilitate the securitization market, the TALF (described below) provides financings to buyers of AAA-rated CMBS. Therefore, we may sell AAA-rated CMBS to buyers who utilize TALF financing while retaining the subordinate securities. We expect to see interest in the credit markets for such financings at reasonable cost of fund levels that would generate a positive net spread and enhance returns for our stockholders.

TALF. The U.S. Department of the Treasury and the Federal Reserve created the TALF. Under the TALF, the FRBNY makes non-recourse loans to borrowers to fund their purchase of asset-backed securities, or ABS, collateralized by certain eligible assets, which initially excluded CMBS and RMBS. Beginning in June 2009, the TALF was expanded to include certain high-quality newly-issued CMBS as eligible assets and beginning in July 2009, the TALF was further expanded to include certain highly-rated legacy CMBS issued before January 1, 2009. However, the FRBNY may limit the volume of TALF loans secured by legacy CMBS. We believe that the expansion of the TALF to include highly-rated newly-issued and legacy CMBS may provide us with attractively priced limited-recourse term borrowings that we could use to purchase CMBS that are eligible for funding under this program. However, there can be no assurance we will be able to utilize the TALF to finance the acquisition of newly-issued or legacy CMBS or that the financing terms will be attractive.

Warehouse facilities, bank credit facilities and repurchase agreements generally include a recourse component, meaning that lenders retain a general claim against us as an entity. Further, such borrowings may also provide the lender with the ability to make margin calls and may limit the length of time that any given asset may be used as eligible collateral.

We may incur indebtedness in other forms that may be appropriate. The form of our indebtedness may be long-term or short-term, fixed or floating rate, and secured or unsecured. KBS Capital Advisors will seek to obtain financing on our behalf on the most favorable terms available. We may use borrowing proceeds to finance loan originations or new investments; to pay for capital improvements, repairs or tenant build-outs on foreclosure or other properties; to refinance existing indebtedness; to pay distributions; or to provide working capital.

We intend to focus our investment activities on obtaining a diverse portfolio of real estate-related loans, real estate-related debt securities and other real estate-related investments. Careful use of debt will help us to achieve our diversification goals because we will have more funds available for investment. We expect that once we have fully invested the proceeds of this offering, our debt financing will be 30% or less of the cost of our investments, although it may exceed this level during our offering stage. There is no limitation on the amount we may borrow for any single investment. Our charter limits our borrowings to 75% of the cost of our tangible assets; however, we may exceed that limit if a majority of the conflicts committee approves each borrowing in excess of our charter limitation and we disclose such borrowing to our common stockholders in our next quarterly report with an explanation from the conflicts committee of the justification for the excess borrowing.

To the extent that we do not finance our investments, our ability to make additional investments will be restricted. When interest rates are high or financing is otherwise unavailable on a timely basis, we may make certain investments with cash with the intention of obtaining a loan for a portion of the cost of the investment at a later time. For a discussion of the risks associated with the use of debt, see “Risk Factors — Risks Related to Our Financing Strategy.”

Except with respect to the borrowing limits contained in our charter, we may reevaluate and change our debt policy in the future without a stockholder vote. Factors that we would consider when reevaluating or changing our debt policy include: then-current economic conditions, the relative cost and availability of debt and equity capital, any investment opportunities, the ability of our investments to generate sufficient cash flow to cover debt service requirements and other similar factors. Further, we may increase or decrease our ratio of debt to book value in connection with any change of our borrowing policies.

We will not borrow from our advisor or its affiliates to make investments unless a majority of the conflicts committee approves the transaction as being fair, competitive and commercially reasonable and no less favorable to us than comparable loans between unaffiliated parties.

Operating Policies

Credit Risk Management. We may be exposed to various levels of credit and special hazard risk depending on the nature of our underlying assets and the nature and level of credit enhancements supporting our assets. Our advisor and our executive officers will review and monitor credit risk and other risks of loss associated with each investment. In addition, we will seek to diversify our portfolio of assets to avoid undue geographic, issuer, industry and certain other types of concentrations. Our board of directors will monitor the overall portfolio risk and levels of provision for loss.

Interest Rate Risk Management. To the extent consistent with maintaining our qualification as a REIT, we will follow an interest rate risk management policy intended to mitigate the negative effects of major interest rate changes. We intend to minimize our interest rate risk from borrowings by attempting to structure the key terms of our borrowings to generally correspond to the interest rate term of our assets and through hedging activities.

Hedging Activities. We may engage in hedging transactions to protect our investment portfolio from interest rate fluctuations and other changes in market conditions. These transactions may include interest rate swaps, the purchase or sale of interest rate collars, caps or floors, options, mortgage derivatives and other hedging instruments. These instruments may be used to hedge as much of the interest rate risk as we determine is in the best interest of our stockholders, given the cost of such hedges and the need to maintain our qualification as a REIT. We may from time to time enter into interest rate swap agreements to offset the potential adverse effects of rising interest rates under certain short-term repurchase agreements. We may elect to bear a level of interest rate risk that could otherwise be hedged when we believe, based on all relevant facts, that bearing such risk is advisable.

Equity Capital Policies. Our board of directors may increase the number of authorized shares of capital stock without stockholder approval. After your purchase in this offering, our board may elect to (i) sell additional shares in this or future public offerings, including through the dividend reinvestment plan, (ii) issue equity interests in private offerings, (iii) issue shares to our advisor, or its successors or assigns, in payment of an outstanding fee obligation or (iv) issue shares of our common stock to sellers of assets we acquire in connection with an exchange of limited partnership interests of the Operating Partnership. To the extent we issue additional equity interests after your purchase in this offering, whether in a primary offering, through the dividend reinvestment plan or otherwise, your percentage ownership interest in us will be diluted. In addition, depending upon the terms and pricing of any additional offerings, the use of the proceeds and the value of our investments, you may also experience dilution in the book value and fair value of your shares and in the earnings and distributions per share.

Disposition Policies

The period that we will hold our investments in real estate-related loans, real estate-related debt securities and other real estate-related investments will vary depending on the type of asset, interest rates and other factors. Our advisor will develop a well-defined exit strategy for each investment we make. KBS Capital Advisors will continually perform a hold-sell analysis on each asset in order to determine the optimal time to hold the asset and generate a strong return for you. Economic and market conditions may influence us to hold our investments for different periods of time. We may sell an asset before the end of the expected holding period if we believe that market conditions have maximized its value to us or the sale of the asset would otherwise be in the best interests of our stockholders.

If we do not list our shares of common stock on a national securities exchange by July 31, 2019, our charter requires that we seek stockholder approval of the liquidation of the company, unless a majority of the conflicts committee determines that liquidation is not then in the best interests of our stockholders. If a majority of the conflicts committee does determine that liquidation is not then in the best interests of our stockholders, our charter requires that the conflicts committee revisit the issue of liquidation at least annually. Further postponement of listing or stockholder action regarding liquidation would only be permitted if a majority of the conflicts committee again determined that liquidation would not be in the best interest of our stockholders. If we sought and failed to obtain stockholder approval of our liquidation, our charter would not require us to list or liquidate and would not require the conflicts committee to revisit the issue of liquidation, and we could continue to operate as before. If we sought and obtained stockholder approval of our liquidation, we would begin an orderly sale of our assets. The precise timing of such sales would take account of the prevailing real estate finance markets and the debt markets generally as well as the federal income tax consequences to our stockholders. In making the decision to apply for listing of our shares, our directors will try to determine whether listing our shares or liquidating our assets will result in greater value for our stockholders. One of the factors our board of directors will consider when making this determination is the liquidity needs of our stockholders. See the discussion above under “Investment Objectives and Criteria — General.”

Charter-imposed Investment Limitations

Our charter places the following limitations on us with respect to the manner in which we may invest our funds or issue securities:

•	borrow in excess of 75% of the aggregate cost of tangible assets owned by us, unless approved by a majority of the conflicts committee;

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invest more than 10% of our total assets in unimproved property or mortgage loans on unimproved property, which we define as property not acquired for the purpose of producing rental or other operating income or on which there is no development or construction in progress or planned to commence within one year;

•	make or invest in mortgage loans unless an appraisal is available concerning the underlying property, except for those mortgage loans insured or guaranteed by a government or government agency;

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make or invest in mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans on such property would exceed an amount equal to 85% of the appraised value of such property as determined by appraisal, unless substantial justification exists for exceeding such limit because of the presence of other underwriting criteria;

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make an investment if the related acquisition and origination fees and expenses are not reasonable or exceed 6% of the contract purchase price for the asset or, in the case of a loan we originate, 6% of the funds advanced, provided that in either case the investment may be made if a majority of the conflicts committee determines that the transaction is commercially competitive, fair and reasonable to us;

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acquire equity securities unless a majority of our directors (including a majority of our independent directors) not otherwise interested in the transaction approves such investment as being fair, competitive and commercially reasonable, provided that investments in equity securities in “publicly traded entities” that are otherwise approved by a majority of our directors (including a majority of our independent directors) shall be deemed fair, competitive and commercially reasonable if we acquire the equity securities through a trade that is effected in a recognized securities market (a “publicly traded entity” shall mean any entity having securities listed on a national securities exchange or included for quotation on an inter–dealer quotation system) and provided further that this limitation does not apply to (i) acquisitions effected through the purchase of all of the equity securities of an existing entity, (ii) the investment in wholly owned subsidiaries of ours or (iii) investments in asset-backed securities;

•	invest in real estate contracts of sale, otherwise known as land sale contracts, unless the contract is in recordable form and is appropriately recorded in the chain of title;

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invest in commodities or commodity futures contracts, except for futures contracts when used solely for the purpose of hedging in connection with our ordinary business of investing in real estate assets and mortgages;

•	issue equity securities on a deferred payment basis or other similar arrangement;

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issue debt securities in the absence of adequate cash flow to cover debt service unless the historical debt service coverage (in the most recently completed fiscal year), as adjusted for known changes, is sufficient to service that higher level of debt as determined by the board of directors or a duly authorized executive officer;

•	issue equity securities that are assessable after we have received the consideration for which our board of directors authorized their issuance; or

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issue equity securities redeemable solely at the option of the holder, which restriction has no effect on our share redemption program or the ability of our Operating Partnership to issue redeemable partnership interests.

In addition, our charter includes many other investment limitations in connection with conflict-of-interest transactions, which limitations are described above under “Conflicts of Interest.” Our charter also includes restrictions on roll-up transactions, which are described under “Description of Shares” below.

Investment Limitations to Avoid Registration as an Investment Company

General

We intend to conduct our operations so that neither we nor any of our subsidiaries will be required to register as an investment company under the Investment Company Act. Under the relevant provisions of Section 3(a)(1) of the Investment Company Act, we will not be deemed to be an “investment company” if:

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we are not engaged primarily, nor hold ourselves out as being engaged primarily, nor propose to engage primarily, in the business of investing, reinvesting or trading in securities (the “Primarily Engaged Test”); and

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we are not engaged and do not propose to engage in the business of investing, reinvesting, owning, holding or trading in securities and do not own or propose to acquire “investment securities” having a value exceeding 40% of the value of our total assets on an unconsolidated basis (the “40% Test”). “Investment securities” excludes U.S. government securities and securities of majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) (relating to private investment companies).

Depending on the nature of our portfolio, we believe that we and our Operating Partnership may be able to satisfy both tests above. With respect to the 40% Test, we expect that most of the entities through which we and our Operating Partnership own our assets will be majority-owned subsidiaries that are not themselves investment companies and are not relying on the exceptions from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) (relating to private investment companies).

With respect to the Primarily Engaged Test, we and our Operating Partnership are holding companies and do not intend to invest or trade in securities ourselves. Rather, through the majority-owned subsidiaries of our Operating Partnership, we and our Operating Partnership will be primarily engaged in the non-investment company businesses of these subsidiaries. We intend for our public statements to reference our proposed ownership structure and to inform investors that we are not an investment company. Although the SEC staff has issued little guidance with respect to the Primarily Engaged Test, we are not aware of any court decisions or SEC staff interpretations finding a holding company that satisfies the 40% Test to nevertheless be an investment company under the Primarily Engaged Test.

We expect that most of the subsidiaries of our Operating Partnership will be able to rely on Section 3(c)(5)(C) of the Investment Company Act for an exception from the definition of an investment company. (Any other subsidiaries of our Operating Partnership should be able to rely on the exceptions for private investment companies pursuant to Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.) The SEC staff’s position on Section 3(c)(5)(C) generally requires that an issuer maintain at least 55% of its assets in “mortgages and other liens on and interests in real estate” (“Qualifying Assets”); at least 80% of its assets in Qualifying Assets plus real estate-related assets (“Real Estate-Related Assets”); and no more than 20% of the value of its assets in other than Qualifying Assets and Real Estate-Related Assets (“Miscellaneous Assets”). To constitute a Qualifying Asset under this 55% requirement, a real estate interest must meet various criteria; therefore, certain of our subsidiaries will be limited by the provisions of the Investment Company Act with respect to the value of the assets that they may own at any given time.

If, however, the value of the subsidiaries of our Operating Partnership that must rely on Section 3(c)(1) or Section 3(c)(7) is greater than 40% of the value of the assets of our Operating Partnership (which is most likely to occur if such subsidiaries do not own a sufficient amount of Qualifying Assets or Real Estate-Related Assets to rely on Section 3(c)(5)(C)), then we and our Operating Partnership may seek to rely on the exception from registration under Section 3(c)(6) if we and our Operating Partnership are “primarily engaged,” through majority-owned subsidiaries, in the business of purchasing or otherwise acquiring mortgages and other interests in real estate. Although the SEC staff has issued little interpretive guidance with respect to Section 3(c)(6), we believe that we and our Operating Partnership may rely on Section 3(c)(6) if 55% of the assets of our Operating Partnership consist of, and at least 55% of the income of our Operating Partnership is derived from, majority-owned subsidiaries that rely on Section 3(c)(5)(C).

Regardless of whether we and our Operating Partnership must rely on Section 3(c)(6) to avoid registration as an investment company, we expect to limit the investments that we make, directly or indirectly, in assets that are not Qualifying Assets and in assets that are not Real Estate-Related Assets. We discuss below how we will treat our potential investments and our interests in the subsidiaries of our Operating Partnership that own them under the Investment Company Act.

Real Property

We will treat an investment in real property as a Qualifying Asset.

Mortgage Loans

We will treat a first mortgage loan as a Qualifying Asset provided that the loan is fully secured, i.e., the value of the real estate securing the loan is greater than the value of the note evidencing the loan. If the loan is not fully secured, the entire value of the loan will be classified as a Real Estate-Related Asset if 55% of the fair market value of the loan is secured by real estate. We will treat mortgage loans that are junior to a mortgage owned by another lender (“Second Mortgages”) as Qualifying Assets if the real property fully secures the Second Mortgage.

Participations

A participation interest in a loan will be treated as a Qualifying Asset only if the interest is a participation in a mortgage loan, such as an A-Note or a B-Note, that meets the criteria recently set forth in an SEC no-action letter, that is:

•	the note is a participation interest in a mortgage loan that is fully secured by real property;

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our subsidiary as note holder has the right to receive its proportionate share of the interest and the principal payments made on the mortgage loan by the borrower, and our subsidiary’s returns on the note are based on such payments;

•	our subsidiary invests in the note only after performing the same type of due diligence and credit underwriting procedures that it would perform if it were underwriting the underlying mortgage loan;

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our subsidiary as note holder has approval rights in connection with any material decisions pertaining to the administration and servicing of the mortgage loan and with respect to any material modification to the mortgage loan agreements; and

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in the event that the mortgage loan becomes non-performing, our subsidiary as note holder has effective control over the remedies relating to the enforcement of the mortgage loan, including ultimate control of the foreclosure process, by having the right to: (a) appoint the special servicer to manage the resolution of the loan; (b) advise, direct or approve the actions of the special servicer; (c) terminate the special servicer at any time without cause; (d) cure the default so that the mortgage loan is no longer non-performing; and (e) with respect to a junior note, purchase the senior note at par plus accrued interest, thereby acquiring the entire mortgage loan.

If these conditions are not met, we will treat the note as a Real Estate-Related Asset.

Mezzanine Loans

We intend for a portion of our investments to consist of real estate loans secured by 100% of the equity securities of a special purpose entity that owns real estate (“Mezzanine Loans”). We will treat our Mezzanine Loans as Qualifying Assets when our subsidiary’s investment in the loan meets the criteria set forth in an SEC no-action letter, that is:

•	the loan is made specifically and exclusively for the financing of real estate;

•	the loan is underwritten based on the same considerations as a second mortgage and after our subsidiary performs a hands-on analysis of the property being financed;

•	our subsidiary as lender exercises ongoing control rights over the management of the underlying property;

•	our subsidiary as lender has the right to readily cure defaults or purchase the mortgage loan in the event of a default on the mortgage loan;

•	the true measure of the collateral securing the loan is the property being financed and any incidental assets related to the ownership of the property; and

•	our subsidiary as lender has the right to foreclose on the collateral and through its ownership of the property-owning entity become the owner of the underlying property.

Convertible Mortgages

A convertible mortgage is a mortgage loan coupled with an option to purchase the underlying real estate. Although the SEC staff has not taken a position with respect to convertible mortgages, we intend to treat a convertible mortgage as two assets: a mortgage and an option. We will value the mortgage as though the option did not exist and treat it as either a Qualifying Asset or a Real Estate-Related Asset according to the positions set forth above. We will assign the option an independent value and treat the option as a Real Estate-Related Asset.

Fund-Level or Corporate-Level Debt

If one of our subsidiaries provides financing to an entity that is primarily engaged in the real estate business, we intend to treat such loan as a Miscellaneous Asset in the absence of guidance from the SEC’s Division of Investment Management (whether formal or informal) that such loans may be treated as Real Estate-Related Assets depending on the nature of the business and assets of the borrower.

Other Real Estate-Related Loans

We will treat the other real estate-related loans described in this prospectus, i.e., bridge loans, wraparound mortgage loans, construction loans, pre-development loans, land loans, investments in distressed debt and loans on leasehold interests, as Qualifying Assets if such loans are fully secured by real estate. With respect to construction loans, we will treat only the amount outstanding at any given time as a Qualifying Asset if the value of the property securing the loan at that time exceeds the outstanding loan amount plus any amounts owed on loans senior or equal in priority to our construction loan.

Residential and Commercial Mortgage-Backed Securities and Collateralized Debt Obligations

We will treat a residential or commercial mortgage-backed security as a Qualifying Asset if the certificate represents all of the beneficial interests in a pool of mortgages, referred to as a “whole pool” certificate. However, we expect to treat a partial pool certificate as a Real Estate-Related Asset unless counsel advises us that the SEC’s Division of Investment Management has provided guidance (whether formal or informal) that a partial pool certificate may be treated as a Qualifying Asset and that our partial pool certificate meets the criteria stipulated by the SEC.

We do not expect investments in CDOs to be Qualifying Assets. To the extent our investments in CDOs are backed by mortgage loans or other interests in real estate, we intend to treat them as Real Estate-Related Assets. However, we note that the SEC has not provided guidance with respect to CDOs and may in the future take a view different than or contrary to our analysis. To the extent that the SEC staff publishes guidance with respect to CDOs different than or contrary to our analysis, we may be required to adjust our strategy accordingly.

Joint Venture Interests

When measuring Section 3(c)(6) and Section 3(c)(5)(C) compliance, we will calculate asset values on an unconsolidated basis, which means that when assets are held through another entity, we will treat the value of our interest in the entity as follows:

1.    If we own less than a majority of the voting securities of the entity, then we will treat the value of our interest in the entity as Real Estate-Related Assets if the entity engages in the real estate business, such as a REIT relying on Section 3(c)(5)(C), and otherwise as Miscellaneous Assets.

2.    If we own a majority of the voting securities of the entity, then we will allocate the value of our interest in the entity among Qualifying Assets, Real Estate-Related Assets and Miscellaneous Assets in proportion to the entity’s ownership of Qualifying Assets, Real Estate-Related Assets and Miscellaneous Assets.

3.    If we are the general partner or managing member of a entity, then (i) we will treat the value of our interest in the entity as in item 2 above if we are actively involved in the management and operation of the venture and our consent is required for all major decisions affecting the venture and (ii) we will treat the value of our interest in the entity as in item 1 above if we are not actively involved in the management and operation of the venture or our consent is not required for all major decisions affecting the venture.

Absence of No-Action Relief

If certain of our subsidiaries fail to own a sufficient amount of Qualifying Assets or Real Estate-Related Assets, we could be characterized as an investment company. We have not sought a no-action letter from the SEC staff regarding how our investment strategy fits within the exceptions from registration under the Investment Company Act on which we and our subsidiaries intend to rely. To the extent that the SEC’s Division of Investment Management provides more specific or different guidance regarding the treatment of assets as Qualifying Assets or Real Estate-Related Assets, we may be required to adjust our investment strategy accordingly. Any additional guidance from the SEC’s Division of Investment Management could provide additional flexibility to us, or it could further inhibit our ability to pursue the investment strategy we have chosen.

PLAN OF OPERATION

General

We are a newly organized Maryland corporation that intends to qualify as a REIT beginning with the taxable year that will end December 31, 2009. We intend to acquire and manage a diverse portfolio of real estate-related loans, real estate-related debt securities and other real estate-related investments. We intend to originate and acquire mortgage, mezzanine, bridge and other real estate-related loans and to invest in real estate-related debt securities such as residential and commercial mortgage-backed securities and collateralized debt obligations. In addition, we may acquire equity securities of companies that make similar investments. We plan to diversify our portfolio by investment type, investment size and investment risk with the goal of attaining a portfolio of income-producing assets that provide attractive and stable returns to our investors. We may make our investments through loan origination and the acquisition of individual assets or by acquiring portfolios of assets, other mortgage REITs or companies with investment objectives similar to ours. As of the date of this prospectus, we have not commenced operations nor have we identified any investments in which there is a reasonable probability that we will invest.

KBS Capital Advisors is our advisor. As our advisor, KBS Capital Advisors will manage our day-to-day operations and our portfolio of real estate-related loans, real estate-related debt securities and other real estate-related investments. KBS Capital Advisors also has the authority to make all of the decisions regarding our investments, subject to the limitations in our charter and the direction and oversight of our board of directors. KBS Capital Advisors will also provide asset-management, marketing, investor-relations and other administrative services on our behalf.

We intend to make an election to be taxed as a REIT under the Internal Revenue Code, beginning with the taxable year ending December 31, 2009. If we qualify as a REIT for federal income tax purposes, we generally will not be subject to federal income tax to the extent we distribute qualifying dividends to our stockholders. If we fail to qualify as a REIT in any taxable year after electing REIT status, we will be subject to federal income tax on our taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year in which our qualification is denied. Such an event could materially and adversely affect our net income and cash available for distribution. However, we believe that we will be organized and will operate in a manner that will enable us to qualify for treatment as a REIT for federal income tax purposes beginning with our taxable year ending December 31, 2009, and we intend to continue to operate so as to remain qualified as a REIT for federal income tax purposes thereafter.

Competition

Our net income depends, in large part, on our ability to originate investments with spreads over our borrowing cost. In originating these investments, we compete with other mortgage REITs, specialty finance companies, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, institutional investors, investment banking firms, other lenders, governmental bodies and other entities, many of which have greater financial resources and lower costs of capital available to them than we have. In addition, there are numerous mortgage REITs with asset acquisition objectives similar to ours, and others may be organized in the future, which may increase competition for the investments suitable for us. Competitive variables include market presence and visibility, size of loans offered and underwriting standards. To the extent that a competitor is willing to risk larger amounts of capital in a particular transaction or to employ more liberal underwriting standards when evaluating potential loans than we are, our origination volume and profit margins for our investment portfolio could be impacted. Our competitors may also be willing to accept lower returns on their investments and may succeed in buying the assets that we have targeted for acquisition. Although we believe that we are well positioned to compete effectively in each facet of our business, there is enormous competition in our market sector and there can be no assurance that we will compete effectively or that we will not encounter increased competition in the future that could limit our ability to conduct our business effectively.

Liquidity and Capital Resources

We are dependent upon the net proceeds from this offering to conduct our proposed operations. We will obtain the capital required to purchase and originate real estate-related investments and conduct our operations from the proceeds of this offering and any future offerings we may conduct, from secured or unsecured financings from banks and other lenders and from any undistributed funds from our operations. As of the date of this prospectus, we have not made any investments, and our total assets consist of $200,000 cash. For information regarding the anticipated use of proceeds from this offering, see “Estimated Use of Proceeds.”

We will not sell any shares in this offering unless we raise a minimum of $2,500,000 in gross offering proceeds from persons who are not affiliated with us or our advisor. If we are unable to raise substantially more funds in the offering than the minimum offering amount, we will make fewer investments resulting in less diversification in terms of the type, number and size of investments we make and the value of an investment in us will fluctuate with the performance of the specific assets we acquire. Further, we will have certain fixed operating expenses, including certain expenses as a publicly offered REIT, regardless of whether we are able to raise substantial funds in this offering. Our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and limiting our ability to make distributions.

We currently have no outstanding debt. Once we have fully invested the proceeds of this offering, we expect that our debt financing will be 30% or less of the cost of our investments, although it may exceed this level during our offering stage. Our charter does not limit us from incurring debt until our borrowings would exceed 75% of the cost of our tangible assets, though we may exceed this limit under certain circumstances.

In addition to making investments in accordance with our investment objectives, we expect to use our capital resources to make certain payments to our advisor and the dealer manager. During our organization and offering stage, these payments will include payments to the dealer manager for selling commissions and the dealer manager fee and payments to the dealer manager and our advisor for reimbursement of certain organization and offering expenses. However, our advisor has agreed to reimburse us to the extent that selling commissions, the dealer manager fee and other organization and offering expenses incurred by us exceed 15% of our gross offering proceeds. During our acquisition and development stage, we expect to make payments to our advisor in connection with the selection and origination or purchase of investments, the management of our assets and costs incurred by our advisor in providing services to us. For a discussion of the compensation to be paid to our advisor and the dealer manager, see “Management Compensation.” The advisory agreement has a one-year term but may be renewed for an unlimited number of successive one-year periods upon the mutual consent of KBS Capital Advisors and our conflicts committee.

We intend to elect to be taxed as a REIT and to operate as a REIT beginning with our taxable year ending December 31, 2009. To maintain our qualification as a REIT, we will be required to make aggregate annual distributions to our stockholders of at least 90% of our REIT taxable income (computed without regard to the dividends paid deduction and excluding net capital gain). Our board of directors may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our board of directors deems relevant. Provided we have sufficient available cash flow, we intend to authorize and declare distributions based on daily record dates and pay distributions on a monthly basis. We have not established a minimum distribution level.

Results of Operations

We were formed on October 8, 2008 and, as of the date of this prospectus, we have not commenced operations. We expect to use substantially all of the net proceeds from this offering to invest in and manage a diverse portfolio of real estate-related loans, real estate-related debt securities and other real estate-related investments. We intend to originate and acquire mortgage, mezzanine, bridge and other real estate-related loans and to invest in real estate-related debt securities such as residential and commercial mortgage-backed securities and collateralized debt obligations. In addition, we may acquire equity securities of companies that make investments similar to ours. We will not commence any significant operations until we have raised the minimum offering amount of $2,500,000 from persons who are not affiliated with us or our advisor.

Market Outlook - Real Estate and Real Estate Finance Markets

During 2008 and 2009, significant and widespread concerns about credit risk, access to capital and deflation have been present in the global capital markets. Both the national and most global economies have experienced substantially increased unemployment, sagging consumer confidence and a downturn in economic activity. In addition, the failure or near failure of several large financial institutions early in this period and the continued failures of smaller financial institutions and businesses, together with government interventions in the financial system, including interventions in bankruptcy proceedings and restrictions on businesses, have led to increased uncertainty and volatility for the markets and businesses in general. Despite certain recent positive economic indicators, improved stock market performance and improved access to capital for some companies, the aforementioned conditions, combined with stagnant business activity and low consumer confidence, have resulted in an unprecedented global recession and continue to contribute to a challenging macro-economic environment that may interfere with the implementation of our business strategy or force us to modify it.

As a result of the decline in general economic conditions, the U.S. commercial real estate industry has also been experiencing deteriorating fundamentals across all major property types and most geographic markets. Recently, leasing activity in New York City has increased and tempered optimism has started making its way into this market; however, this trend only recently began and an improvement in one market does not provide an indication of a general market recovery or provide any indication of the duration of the existing downturn or the speed of any expected recovery. In general, tenant defaults are on the rise, rental rates are falling, and demand for commercial real estate space in most markets is contracting. It is expected that this will create a highly competitive leasing environment that should result in downward pressure on both occupancy and rental rates, resulting in leasing incentives becoming more common. Mortgage delinquencies and defaults have trended upward, with many industry analysts predicting significant credit defaults, foreclosures and capital losses, in particular for subordinate securitized debt instruments.

From a financing perspective, severe dislocations and liquidity disruptions in the credit markets in late 2008 and early 2009 impacted both the cost and availability of commercial real estate debt. The CMBS market, formerly a significant source of liquidity and debt capital, has become virtually inactive and has left a void in the market for long-term, affordable, fixed rate debt. This void has been partially filled by portfolio lenders such as insurance companies, but at very different terms than were available in the past five years. These remaining lenders have generally increased credit spreads, lowered the amount of available proceeds, required recourse security and credit enhancements, and otherwise tightened underwriting standards considerably, while simultaneously generally limiting lending to existing relationships with borrowers that invest in high quality assets in top tier markets. In addition, lenders have limited the amount of financing available to existing relationships in an effort to manage capital allocations and credit risk. Nevertheless, in some recent positive developments, risk premiums on AAA CMBS, public REIT unsecured corporate bonds and corporate bonds in general have tightened significantly and a number of public REITs have recently issued new debt at lower costs, leading many to believe that commercial real estate lending will be revived as the market’s appetite for risk slowly returns.

Currently, benchmark interest rates, such as LIBOR, are at historic lows, allowing some borrowers with variable rate real estate loans to continue making debt service payments even as the properties securing these loans experience decreased occupancy and lower rental rates. These low rates have benefitted borrowers with floating rate debt who have experienced lower revenues due to decreased occupancy or lower rental rates. Low short term rates have allowed them to meet their debt obligations but the borrowers would not meet the current underwriting requirements needed to refinance this debt today. As these loans near maturity, borrowers will find it increasingly difficult to refinance these loans in the current underwriting environment.

Additionally, overall transaction volume for real estate acquisitions has declined dramatically across all property types. Lack of available credit and poor investor confidence have translated into generally declining real estate values and a corresponding rise in required investment returns and capitalization rates. Although many owners of real estate prefer not to be sellers in a declining market, the tight credit conditions and increased refinancing risk may force an increasing number of real property owners into distressed sales, or to otherwise consider liquidating their holdings in an effort to enhance liquidity on their own balance sheet. Following a prolonged period of inactivity, some transactions have been closed over the last few months; however, the volume is well below that seen just a year ago.

We expect to finance a portion of our investments with debt. As a result of the ongoing credit market turmoil, we may not be able to obtain debt financing on attractive terms. As such, we may be forced to use a greater proportion of our offering proceeds to finance our acquisitions and originations, reducing the number of investments we would otherwise make. If the current debt market environment persists we may modify our investment strategy in order to optimize our portfolio performance. Our options would include limiting or eliminating the use of debt and focusing on those investments that do not require the use of leverage to meet our portfolio goals.

Over the short-term, management expects continued volatility in the capital markets and with that, continued volatility in the commercial real estate, the real estate finance and the structured finance markets. This may present a short-term opportunity to acquire real estate-related loans, real estate-related debt securities and other real estate-related investments that are undervalued. However, the opportunity is hampered by the increased cost of capital and uncertainty as to when credit markets and the general economy will stabilize.

Critical Accounting Policies

Below is a discussion of the accounting policies that management believes will be critical once we commence operations. We consider these policies critical because we believe that understanding these policies is critical to understanding and evaluating our reported financial results. Additionally, these policies may involve significant management judgments and assumptions, or require estimates about matters that are inherently uncertain. These judgments will affect the reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses.

Revenue Recognition

We will recognize interest income on real estate loans receivable on an accrual basis over the life of the investment using the interest method. Direct loan origination or acquisition fees and costs, as well as acquisition premiums or discounts, will be amortized over the term of the loan as an adjustment to interest income. We will place loans on nonaccrual status when any portion of principal or interest is 90 days past due, or earlier when concern exists as to the ultimate collection of principal or interest. When a loan is placed on nonaccrual status, we will reverse the accrual for unpaid interest and will not recognize interest income until the cash is received, or the loan returns to accrual status. Generally, a loan may be returned to accrual status when all delinquent principal and interest are brought current in accordance with the terms of the loan agreement and certain performance criteria have been met.

We will recognize interest income on loans purchased at discounts to face value where we expect to collect less than the contractual amounts due under the loan when that expectation is due, at least in part, to the credit quality of the borrower. Income is recognized at an interest rate equivalent to the estimated yield on the loan, as calculated using the carrying value of the loan and the expected cash flows. Changes in estimated cash flows are recognized through an adjustment to the yield on the loan on a prospective basis. Projecting cash flows for these types of loans requires a significant amount of assumptions and judgment, which may have a significant impact on the amount and timing of revenue recognized on these investments.

We will recognize interest income on real estate securities on an accrual basis according to the contractual terms of the securities. Discounts or premiums will be amortized to interest income over the life of the investment using the interest method.

We will recognize interest income on real estate debt securities that are beneficial interests in securitized financial assets that are rated below “AA.” We will periodically project estimated cash flows related to these securities and accrue interest income at an interest rate equivalent to the estimated yield on the security, as calculated using the revised estimated cash flows and the security’s carrying value, or reference amount. Changes in the estimated cash flows are recognized through an adjustment to the yield on the security on a prospective basis. Projecting cash flows for these types of securities requires a significant amount of assumptions and judgment, which may have a significant impact on the amount and timing of revenue recognized on these investments.

Real Estate Loans Receivable and Loan Loss Reserves

Real estate loans will be classified as held for investment based on management’s intent and ability to hold the loans for the foreseeable future. Real estate loans held for investment will be recorded at amortized cost and evaluated for impairment at each balance sheet date. The amortized cost of a loan is the outstanding unpaid principal balance, net of unamortized acquisition premiums or discounts and unamortized costs and fees directly associated with the origination or acquisition of the loan. The amount of impairment, if any, will be measured by comparing the recorded amount of the loan to the present value of the expected cash flows discounted at the loan’s effective interest rate, the loan’s observable market price, or the fair value of the collateral. If a loan is deemed to be impaired, we will record a loan loss reserve and a provision for loan losses to recognize impairment.

The reserve for loan losses is a valuation allowance that reflects management’s estimate of loan losses inherent in the loan portfolio as of the balance sheet date. The reserve will be increased through a charge to “Provision for loan losses” on our consolidated statements of operations and will be decreased by charge-offs to specific loans when losses are confirmed. The reserve for loan losses may include an asset-specific component and a portfolio-based component.

The asset-specific reserve component would relate to reserves for losses on loans considered impaired. We will consider a loan to be impaired when, based upon current information and events, we believe that it is probable that we will be unable to collect all amounts due under the contractual terms of the loan agreement. If we purchase a loan at a discount to face value and at the acquisition date we expect to collect less than the contractual amounts due under the terms of the loan based, at least in part, on our assessment of the credit quality of the borrower, we will consider such a loan to be impaired when, based upon current information and events, we believe that it is probable that we will be unable to collect all amounts we estimated to be collected at the time of acquisition. We will also consider a loan to be impaired if we grant the borrower a concession through a modification of the loan terms or if we expect to receive assets (including equity interests in the borrower) in partial satisfaction of the loan. A reserve will be established when the present value of payments expected to be received, observable market prices, the estimated fair value of the collateral (for loans that are dependent on the collateral for repayment) or amounts expected to be received in partial satisfaction of an impaired loan are lower than the carrying value of that loan.

The portfolio-based reserve component covers the pool of loans that do not have asset-specific reserves. A provision for loan losses will be recorded when available information as of each balance sheet date indicates that it is probable that the pool of loans will recognize a loss and the amount of the loss can be reasonably estimated. Required reserve balances for this pool of loans will be derived from estimated probabilities of default and estimated loss severities assuming a default occurs. On a quarterly basis, our management will assign estimated probabilities of default and loss severities to each loan in the portfolio based on factors such as the debt service coverage of the underlying collateral, the estimated fair value of the collateral, the significance of the borrower’s investment in the collateral, the financial condition of the borrower and/or its sponsors, the likelihood that the borrower and/or its sponsors would allow the loan to default, our willingness and ability to step in as owner in the event of default, and other pertinent factors.

We will record real estate loans held for sale at the lower of amortized cost or fair value. We will determine fair value for loans held for sale by using current secondary market information for loans with similar terms and credit quality. If current secondary market information is not available, we will consider other factors in estimating fair value, including modeled valuations using assumptions we believe a reasonable market participant would use in valuing similar assets (assumptions may include loss rates, prepayment rates, interest rates and credit spreads). If fair value is lower than the amortized cost basis of the loan, we will record a valuation allowance to write the loan down to fair value.

Failure to recognize impairments would result in the overstatement of earnings and the carrying value of our real estate loans held for investment. Actual losses, if any, could differ from estimated amounts.

Real Estate Securities

We will classify our investments in real estate securities as trading, available-for-sale or held to maturity. We anticipate that the majority of the securities we purchase will be classified as available-for-sale. We will record available-for-sale securities at fair value with unrealized gains and losses, net of deferred taxes, recorded to accumulated other comprehensive income (loss) within stockholders’ equity. Estimated fair values will generally be based on quoted market prices, when available, or on estimates provided by independent pricing sources or dealers who make markets in such securities. If we are unable to obtain prices for our securities from third parties, or conclude that prices obtained from third parties are influenced by distressed market activity, we will perform internal valuations to arrive at a fair value measurement. Generally, changes in the fair value of available-for-sale securities will not affect reported earnings or cash flows, but will impact stockholders’ equity and, accordingly, book value per share. Upon the sale of a security, we will reverse the unrealized gain (loss) from accumulated comprehensive income and record the realized gain (loss) to earnings. Securities classified as held-to-maturity will be recorded at amortized cost with acquisition premiums and discounts amortized to interest income over the life of the security using the interest method.

On a quarterly basis, we will evaluate our real estate securities for impairment. We will review the projected future cash flows under a security for changes in assumptions due to prepayments, credit loss experience and other factors. If, based on our quarterly estimate of cash flows, there has been an adverse change in the estimated cash flows from the cash flows previously estimated such that we do not have the ability to hold the securities for a period of time sufficient to allow for recovery of the amortized cost basis, an other-than-temporary impairment will be deemed to have occurred. Determining whether impairment of a security is other-than-temporary involves a significant amount of judgment by management.

When we hold an other-than-temporarily impaired security that we do not intend to sell and where it is not likely that we will be required to sell the security prior to the anticipated recovery of its amortized cost basis, we will separate the other-than-temporary impairment loss into a credit component and a component related to other factors (e.g., market fluctuations). We will calculate the credit component of the other-than-temporary impairment as the difference between the amortized cost basis of the security and the present value of our estimated cash flows discounted at the yield used to recognize interest income. The credit component will be charged to earnings and the component related to other factors will be recorded to other comprehensive income (loss).

Fair Value Measurements

Under GAAP, we are required to measure certain financial instruments at fair value on a recurring basis. In addition, we are required to measure other financial instruments and balances at fair value on a non-recurring basis (e.g., carrying value of impaired real estate loans receivable and long-lived assets). Fair value, as defined under GAAP, is the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The GAAP fair value framework uses a three-tiered approach. Fair value measurements will be classified and disclosed in one of the following three categories:

•	Level 1: unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities;

•

Level 2: quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model derived valuations in which significant inputs and significant value drivers are observable in active markets; and

•	Level 3: prices or valuation techniques where little or no market data is available that requires inputs that are both significant to the fair value measurement and unobservable.

When available, we will utilize quoted market prices from an independent third-party source to determine fair value and classify such items in Level 1 or Level 2. In instances where the market for a financial instrument is not active, regardless of the availability of a nonbinding quoted market price, observable inputs might not be relevant and could require us to make a significant adjustment to derive a fair value measurement. Additionally, in an inactive market, a market price quoted from an independent third party may rely more on models with inputs based on information available only to that independent third party. When we determine the market for a financial instrument owned by us to be illiquid or when market transactions for similar instruments do not appear orderly, we will use several valuation sources (including internal valuations, discounted cash flow analysis and quoted market prices) and establish a fair value by assigning weights to the various valuation sources.

Changes in assumptions or estimation methodologies can have a material effect on these estimated fair values. In this regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, may not be realized in an immediate settlement of the instrument.

We consider the following factors to be indicators of an inactive market: (i) there are few recent transactions, (ii) price quotations are not based on current information, (iii) price quotations vary substantially either over time or among market makers (for example, some brokered markets), (iv) indexes that previously were highly correlated with the fair values of the asset or liability are demonstrably uncorrelated with recent indications of fair value for that asset or liability, (v) there is a significant increase in implied liquidity risk premiums, yields, or performance indicators (such as delinquency rates or loss severities) for observed transactions or quoted prices when compared with our estimate of expected cash flows, considering all available market data about credit and other nonperformance risk for the asset or liability, (vi) there is a wide bid ask spread or significant increase in the bid ask spread, (vii) there is a significant decline or absence of a market for new issuances (that is, a primary market) for the asset or liability or similar assets or liabilities, and (viii) little information is released publicly (for example, a principal to principal market).

We consider the following factors to be indicators of non-orderly transactions: (i) there was not adequate exposure to the market for a period before the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets or liabilities under current market conditions, (ii) there was a usual and customary marketing period, but the seller marketed the asset or liability to a single market participant, (iii) the seller is in or near bankruptcy or receivership (that is, distressed), or the seller was required to sell to meet regulatory or legal requirements (that is, forced), and (iv) the transaction price is an outlier when compared with other recent transactions for the same or similar assets or liabilities.

In August 2009, the Financial Accounting Standards Board issued Accounting Standards Update No. 2009-05, Fair Value Measurements and Disclosures (Topic 820), Measuring Liabilities at Fair Value. This update provides amendments to the Accounting Standards Codification (“ASC”) for the fair value measurement of liabilities. In circumstances in which a quoted price in an active market for the identical liability is not available, the reporting entity is required to measure fair value using (i) a valuation technique that uses the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities or similar liabilities when traded as assets or (ii) another valuation technique that is consistent with the principles of fair value measurement, such as the income approach or the market approach. The amendments in this update also clarify that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. These amendments to the ASC are effective upon issuance and did not have a significant impact on our financial statements.

Income Taxes

We intend to elect to be taxed as a REIT under the Internal Revenue Code and intend to operate as such beginning with our taxable year ending December 31, 2009. We expect to have little or no taxable income prior to electing REIT status. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our annual REIT taxable income to our stockholders (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). As a REIT, we generally will not be subject to federal income tax to the extent we distribute qualifying dividends to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which qualification is lost unless the Internal Revenue Service grants us relief under certain statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to stockholders. However, we intend to organize and operate in such a manner as to qualify for treatment as a REIT.

Distribution Policy

We expect to authorize and declare distributions based on daily record dates that will be paid on a monthly basis. Generally, our policy will be to pay distributions from cash flow from operations. However, we expect to have little, if any, cash flow from operations available for distribution until we make substantial investments. Further, because we may receive income at various times during our fiscal year and because we may need cash flow from operations during a particular period to fund expenses, we expect that at least during the early stages of our development and from time to time during our operational stage, we will declare distributions in anticipation of cash flow that we expect to receive during a later period and we will pay these distributions in advance of our actual receipt of these funds. In these instances, we expect to look to third-party borrowings to fund our distributions. We may also fund such distributions from advances from our advisor or sponsors or from our advisor’s deferral of its asset management fee.

Our distribution policy is not to use the proceeds of this offering to pay distributions. However, our board has the authority under our organizational documents, to the extent permitted by Maryland law, to pay distributions from any source, including proceeds from this offering or the proceeds from the issuance of securities in the future.

To maintain our qualification as a REIT, we must make aggregate annual distributions to our stockholders of at least 90% of our REIT taxable income (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). If we meet the REIT qualification requirements, we generally will not be subject to federal income tax on the income that we distribute to our stockholders each year.

We have not established a minimum distribution level, and our charter does not require that we make distributions to our stockholders.

Industry Segments

We will invest in real estate-related loans, real estate-related debt securities and other real estate-related assets, which may include commercial properties, and as a result, we may operate in two business segments (investments in real estate-related assets and investments in real property).

PRIOR PERFORMANCE SUMMARY

In January 2006, our sponsors teamed to launch the initial public offering of their first public non-traded REIT, KBS Real Estate Investment Trust, Inc., which we refer to as KBS REIT I, and they are currently sponsoring the initial public offering of KBS Real Estate Investment Trust II, Inc., which we refer to as KBS REIT II. As described below, KBS REIT I and KBS REIT II are targeting to acquire a portfolio of commercial properties and enhanced-return real estate-related debt and equity investments. Our advisor, KBS Capital Advisors, is also the external advisor to KBS REIT I and KBS REIT II. Together with Legacy Partners Residential Realty LLC and certain of its affiliates, our sponsors are also sponsoring another public real estate investment trust, KBS Legacy Apartment Community REIT, Inc. KBS Capital Advisors will also serve as the advisor to KBS Legacy Apartment Community REIT, Inc., which we refer to as KBS Legacy Apartment REIT in this prospectus. As of the date of this prospectus, KBS Legacy Apartment REIT’s initial public offering is in registration with the SEC.

Since 1992, two of our sponsors, Peter M. Bren and Charles J. Schreiber, Jr., have partnered to acquire, manage, develop and sell high-quality U.S. commercial real estate assets as well as real estate-related investments on behalf of institutional investors. Since the formation of the first investment advisor affiliated with Messrs. Bren and Schreiber in 1992, investment advisors affiliated with Messrs. Bren and Schreiber have sponsored 14 private real estate funds that have raised over $2.0 billion of equity from institutional investors. Together, Messrs. Bren and Schreiber founded KBS Realty Advisors, LLC, a registered investment advisor with the SEC and a nationally recognized real estate investment advisor. We refer to the investment advisors affiliated with Messrs. Bren and Schreiber as KBS investment advisors.

Unless otherwise indicated, the information presented below represents the historical experience of KBS REIT I, KBS REIT II and the private real estate funds sponsored by KBS investment advisors as of the 10 years ending December 31, 2008. By purchasing shares in this offering, you will not acquire any ownership interest in any funds to which the information in this section relates and you should not assume that you will experience returns, if any, comparable to those experienced by the investors in the real estate funds discussed. Further, the private funds discussed in this section were conducted through privately held entities that were subject neither to the up-front commissions, fees and expenses associated with this offering nor all of the laws and regulations that will apply to us as a publicly offered REIT. We have omitted from this discussion information regarding the prior performance of entities for which an institutional investor engaged a KBS investment advisor if the investor had the power to reject the real estate acquisitions proposed by the KBS investment advisor. Such entities are not considered “funds” or “programs” as those terms are used in this prospectus.

KBS REIT I

On January 27, 2006, our sponsors launched the initial public offering of KBS REIT I, a publicly registered, non-traded REIT. Its initial public offering was for a maximum of 200,000,000 shares of common stock at a price of $10.00 per share, plus an additional 80,000,000 shares of common stock at $9.50 per share pursuant to its dividend reinvestment plan. As of December 31, 2008, KBS REIT I had accepted gross offering proceeds of $1.8 billion, including $71.3 million from shares issued pursuant to its dividend reinvestment plan, from approximately 42,553 investors. Of the amount raised pursuant to its dividend reinvestment plan, $15.4 million has been used to fund share redemptions pursuant to its share redemption program. KBS REIT I ceased offering shares in its primary public offering on May 30, 2008, and KBS REIT I continues to offer shares under its dividend reinvestment plan.

As of December 31, 2008, KBS REIT I owned 22 office buildings, one light industrial property, three corporate research properties, two distribution facilities, one industrial portfolio consisting of nine distribution and office/warehouse properties, one office/ flex portfolio consisting of four properties and an 80% membership interest in a joint venture that owns a portfolio of 23 institutional quality industrial properties and holds a master lease with a remaining term of 14.25 years with respect to another industrial property (by “institutional quality” we mean properties with certain features (tenancy, location, construction quality, management, functionality, etc.) and benefits that help distinguish them as desirable investments to relatively risk adverse high net worth entities). At December 31, 2008, the portfolio was approximately 93% leased. In addition, KBS REIT I owned seven mezzanine real estate loans, two B-notes, a partial ownership interest in three mezzanine real estate loans, a partial ownership interest in a senior mortgage loan, two loans representing senior subordinated debt of a private REIT and two first mortgage loans. KBS REIT I had also originated three secured loans and one mezzanine loan and holds two investments in securities directly or indirectly backed by commercial mortgage loans. KBS REIT I used the net proceeds from its initial public offering and debt financing to purchase or fund $3.1 billion of real estate and real estate-related investments as of December 31, 2008, including $34.5 million in acquisition fees and closing costs. As of December 31, 2008, KBS REIT I had used $0.8 billion and $0.8 billion of the net proceeds from its initial public offering for real estate and real estate-related assets, respectively, and had used $1.2 billion and $0.3 billion of debt financing on its real estate and real estate-related assets, respectively.

KBS REIT I has investment objectives that are similar to ours. Like ours, its primary investment objectives are to provide investors with attractive and stable returns and to preserve and return their capital contributions and, like us, it will seek to realize growth in the value of its investments by timing asset sales to maximize asset value. In addition, investments in real estate and real estate-related assets involve similar assessments of the risks and rewards of the operation of the underlying real estate and financing thereof as well as an understanding of the real estate and real estate-finance markets.

KBS REIT I has acquired and manages a diverse portfolio of real estate and real estate-related assets. It has diversified the portfolio by property type, geographic region, investment size and investment risk with the goal of attaining a portfolio of income-producing real estate and real estate-related assets that provide attractive and stable returns to its investors. In constructing its portfolio, KBS REIT I has targeted approximately 70% core investments (which are generally existing properties with at least 80% occupancy and minimal near-term lease rollover) and approximately 30% enhanced-return properties (which are higher-yield and higher-risk investments than core properties, such as properties with moderate vacancies or near-term lease rollovers, poorly managed and positioned properties, properties owned by distressed sellers and built-to-suit properties) and real estate-related investments, including mortgage loans, mezzanine debt, commercial mortgage-backed securities and other similar structured finance investments. Though this is its target portfolio, KBS REIT I’s portfolio may vary from its expected composition to the extent that KBS Capital Advisors presents KBS REIT I with good investment opportunities that allow it to meet the REIT requirements under the Internal Revenue Code. As of December 31, 2008, as a percentage of its total investments, the purchase price of KBS REIT I’s real estate properties represented 65% of its portfolio and the purchase price of its real estate-related investments represented 35% of its portfolio.

As of December 31, 2008, as a percentage of amount invested (based on purchase price), KBS REIT I had invested in the following types of assets (including its investments through a consolidated joint venture): 36% in 22 office properties, 29% in 42 industrial properties and a master lease with a remaining term of 14.25 years in another industrial property, 25% in interests in 10 mezzanine loans, 5% in interests in seven mortgage loans, 2% in interests in two loans representing subordinated debt of a private REIT, 2% in two investments in securities directly or indirectly backed by commercial mortgage loans and 1% in interests in two B-notes. All of KBS REIT I’s real property investments have been made within the United States. Also as of December 31, 2008 and as a percentage of amount invested (based on purchase price), the geographic locations of KBS REIT I’s investments in real properties were as follows (including its investments through a consolidated joint venture): 41% in 26 properties and a master lease with a remaining term of 14.25 years in another property in the East; 30% in 22 properties in the South; 15% in nine properties in the West; and 14% in seven properties in the Midwest. All of the real properties purchased by KBS REIT I had prior owners and operators.

For more detailed information regarding acquisitions by KBS REIT I as of December 31, 2008, see Table VI contained in Part II of the registration statement, which is not part of this prospectus. We will provide a copy of Table VI to you upon written request and without charge.

KBS REIT I had not sold any properties or other investments as of December 31, 2008. KBS REIT I intends to hold its properties and other investments for an extended period, typically four to seven years for real properties. In November 2007, the borrowers of a mezzanine loan in which KBS REIT I held a $21 million interest paid off the loan in full, including a spread maintenance premium.

KBS REIT I’s primary public offering was subject to the up-front commissions, fees and expenses associated with this offering and KBS REIT I has fee arrangements with KBS affiliates structured similar to ours. For more information regarding the fees paid to KBS affiliates by KBS REIT I and the operating results of KBS REIT I, see Tables II and III under Prior Performance Tables in this prospectus.

The KBS REIT I prospectus disclosed that KBS REIT I may seek to list its shares of common stock if its independent directors believe listing would be in the best interests of its stockholders. To date, the independent directors have not made such a determination. If KBS REIT I does not list its shares of common stock on a national securities exchange by November 2012, its charter requires that KBS REIT I either (i) seek stockholder approval of the liquidation of the company or (ii) if a majority of its conflicts committee determines that liquidation is not then in the best interests of the stockholders, postpone the decision of whether to liquidate the company. As we have not reached November 2012, none of the actions described in (i) or (ii) above have occurred. However, KBS REIT I has disclosed that due to the continuing impact of the disruptions in the financial markets on the values of KBS REIT I’s investments, it is increasingly likely that KBS REIT I will postpone such a liquidity event in order to improve the prospects for investors to realize a profit on their investment, likely through sales of individual or pooled assets.

If a majority of its conflicts committee does determine that liquidation is not then in the best interests of KBS REIT I’s stockholders, its charter requires that the conflicts committee revisit the issue of liquidation at least annually. Further postponement of listing or stockholder action regarding liquidation would only be permitted if a majority of the conflicts committee again determined that liquidation would not be in the best interest of the stockholders. If KBS REIT I sought and failed to obtain stockholder approval of its liquidation, the KBS REIT I charter would not require KBS REIT I to list or liquidate and would not require the conflicts committee to revisit the issue of liquidation, and KBS REIT I could continue to operate as before. If KBS REIT I sought and obtained stockholder approval of its liquidation, KBS REIT I would begin an orderly sale of its properties and other assets. The precise timing of such sales would take account of the prevailing real estate and financial markets, the economic conditions in the submarkets where its properties are located and the federal income tax consequences to the stockholders. In making the decision to apply for listing of its shares, KBS REIT I’s directors will try to determine whether listing its shares or liquidating its assets will result in greater value for stockholders.

The continued disruptions in the financial markets and deteriorating economic conditions have adversely affected the fair values and recoverability of certain of KBS REIT I’s investments. KBS REIT I disclosed fair values below its book values for certain assets in its financial statements and recognized impairments related to a limited number of assets.

On a quarterly basis, KBS REIT I evaluates its real estate securities for impairment. KBS REIT I reviews the projected future cash flows under these securities for changes in assumptions due to prepayments, credit loss experience and other factors. If, based on KBS REIT I’s quarterly estimate of cash flows, there has been an adverse change in the estimated cash flows from the cash flows previously estimated and the present value of the revised cash flows is less than the present value previously estimated, an other-than-temporary impairment is deemed to have occurred. During the year ended December 31, 2008, KBS REIT I recognized other-than-temporary impairments of marketable real estate securities totaling approximately $50.1 million, $18.2 million of which related to the total impairment of its floating rate CMBS and $31.9 million related to its fixed rate securities. For the nine months ended September 30, 2009, KBS REIT I recognized an other-than-temporary impairment related to its fixed rate securities of $5.1 million. These securities had an aggregate acquisition cost of $62 million.

Continued stress in the economy in general and the CMBS market in particular could result in additional other-than-temporary impairments on the fixed rate securities in the future.

With respect to its loan portfolio, KBS REIT I considers a loan held for investment to be impaired when it becomes probable, based on current information, that it will be unable to collect all amounts estimated to be collected at the time of acquisition. The amount of impairment, if any, will be measured by comparing the recorded amount of the loan to (i) the present value of the expected cash flows discounted at the loan’s effective interest rate, (ii) the loan’s observable market price or (iii) the fair value of the collateral. During the year ended December 31, 2008, KBS REIT I recorded an impairment charge for the full amount of a $50 million subordinated debt investment. In addition, as of December 31, 2008, KBS REIT I recorded a provision for portfolio-based loan losses of $54.0 million related to its investment in the remaining real estate loans receivable. The portfolio-based reserve covers the pool of KBS REIT I’s loans that do not have asset-specific reserves. A provision for loan losses is recorded when available information as of each balance sheet date indicates that it is probable that the pool of loans will recognize a loss and the amount of the loss can be reasonably estimated.

For the nine months ended September 30, 2009, KBS REIT I’s provision for loan losses increased by $178.6 million due to the determination that the 200 Professional Drive Mortgage was impaired as of March 31, 2009; the determination that the Tribeca Mezzanine Loans, 18301 Von Karman Loans, the 2600 Michelson Mezzanine Loan and the full amount of its investment in the Arden Portfolio Mezzanine Loans were impaired as of June 30, 2009; and the determination that the Sandmar Mezzanine Loan was impaired as of September 30, 2009. As a result, as of September 30, 2009, KBS REIT I’s total reserve for loan losses of $133.4 million consisted of $109.4 million of asset-specific reserves against investments with an amortized cost basis of $188.2 million and $24.0 million of portfolio-based reserves against investments with an amortized cost basis of $652.7 million. On July 8, 2009, KBS REIT I released the borrowers under the Arden Portfolio Mezzanine Loans from liability and received preferred membership interests in a joint venture that indirectly owns the properties that had served as collateral for the loans. As of June 30, 2009, KBS REIT I had determined the fair value of its investment in the Arden Portfolio Mezzanine Loans, which were purchased in January 2008 for $144.0 million plus closing costs, to be $0 and as such the preferred membership interests were initially recorded by the Company at a fair value of $0.

In the future, especially given the current market instability, KBS REIT I may recognize material charges for impairment with respect to investments other than those described above or a different impairment charge for investments described above. Moreover, even if KBS REIT I does not recognize any material charge for impairment with respect to an asset, the fair value of the asset may have declined based on general economic conditions or other factors.

Due to the level of share redemption requests already received in 2009 and the amounts KBS REIT I had budgeted from net proceeds from the dividend reinvestment plan for capital expenditures, tenant improvement costs and other funding obligations, on March 25, 2009, KBS REIT I amended and restated its share redemption program. Pursuant to the amended and restated share redemption program, KBS REIT I will limit ordinary redemptions to the net proceeds from the sale of shares under its dividend reinvestment plan during the prior calendar year less amounts it deems necessary from such proceeds to fund current and future capital expenditures, tenant improvements and other costs and obligations related to its investments. Based on its budgeted expenditures, and except with respect to redemptions sought upon a stockholder’s death, qualifying disability or determination of incompetence, KBS REIT I has disclosed it does not expect to have funds available for redemption for the remainder of the year.

Upon request, prospective investors may obtain from us without charge copies of offering materials and any public reports prepared in connection with KBS REIT I, including a copy of the most recent Annual Report on Form 10-K filed with the SEC. For a reasonable fee, we also will furnish upon request copies of the exhibits to the Form 10-K. Many of the offering materials and reports prepared in connection with KBS REIT I are also available on its web site at www.kbsreit.com. Neither the contents of that web site nor any of the materials or reports relating to KBS REIT I are incorporated by reference in or otherwise a part of this prospectus. In addition, the SEC maintains a web site at www.sec.gov that contains reports, proxy and other information that KBS REIT I files electronically as KBS Real Estate Investment Trust, Inc. with the SEC.

KBS REIT II

On April 22, 2008, our sponsors launched the initial public offering of KBS REIT II, a publicly registered, non-traded REIT. Its initial public offering is for a maximum of 200,000,000 shares of common stock at a price of $10.00 per share, plus an additional 80,000,000 shares of common stock at $9.50 per share pursuant to its dividend reinvestment plan. As of December 31, 2008, KBS REIT II had accepted aggregate gross offering proceeds of approximately $314.2 million, including $1.9 million issued pursuant to its dividend reinvestment plan, from approximately 8,900 investors. Of the amount raised pursuant to its dividend reinvestment plan, none had been used to fund share redemptions pursuant to its share redemption program as no shares were yet eligible for redemption under the program. KBS REIT II’s offering is expected to last until April 22, 2010, but KBS REIT II may extend its offering beyond that date.

KBS REIT II has used the net proceeds from its initial public offering and debt financing to purchase or fund $495.5 million of real estate and real estate-related assets as of December 31, 2008, including $10.1 million in acquisition fees and closing costs. As of December 31, 2008, KBS REIT II had used $166 million and $58.1 million of the net proceeds from its initial public offering for real estate and real estate-related assets, respectively, and had used $271.4 million and $0 of debt financing on its real estate and real estate-related assets, respectively.

KBS REIT II has investment objectives that are similar to ours. Like ours, its primary investment objectives are to provide investors with attractive and stable returns and to preserve and return their capital contributions and, like us, it will seek to realize growth in the value of its investments by timing asset sales to maximize asset value. In addition, both real estate or real estate-related assets involve similar assessments of the risks and rewards of operation of the underlying real estate and financing thereof as well as an understanding of the real estate and real estate-finance markets.

KBS REIT II intends to acquire and manage a diverse portfolio of real estate and real estate-related assets. It plans to diversify its portfolio by investment type, investment size and investment risk with the goal of attaining a portfolio of income-producing real estate and real estate-related assets that provide attractive and stable returns to its investors. It intends to allocate between 60% and 70% of its portfolio to investments in core properties and between 30% and 40% of its portfolio to other real estate-related investments such as mortgage, mezzanine, bridge and other loans, debt and derivative securities related to real estate assets, including mortgage-backed securities, and the equity securities of other REITs and real estate companies. It does not expect its non-controlling equity investments in other public companies to exceed 5% of the proceeds of its offering, assuming it sells the maximum offering amount, or to represent a substantial portion of its assets at any one time. Though this is its target portfolio, KBS REIT II’s portfolio may vary from its expected composition to the extent that KBS Capital Advisors presents KBS REIT II with good investment opportunities that allow it to meet the REIT requirements under the Internal Revenue Code.

As of December 31, 2008, KBS REIT II owned four real estate properties encompassing 1.4 million rentable square feet and one real estate loan receivable. As of December 31, 2008, as a percentage of amount invested (based on purchase price), KBS REIT II had invested in the following types of assets: 81% in three office properties, 12% in the A-Note of a mortgage loan and 7% in one office/ flex property. All of KBS REIT II’s real property investments have been made within the United States. As of December 31, 2008, as a percentage of amount invested (based on purchase price), the geographic locations of KBS REIT II’s investments in real properties were as follows: 92% in three properties in New Jersey and 8% in one property in Calfornia. All of the real properties purchased by KBS REIT II had prior owners and operators.

For more detailed information regarding acquisitions by KBS REIT II as of December 31, 2008, see Table VI contained in Part II of the registration statement, which is not part of this prospectus. We will provide a copy of Table VI to you upon written request and without charge.

KBS REIT II has not sold any assets and intends to hold its properties for an extended period, typically four to seven years. The period KBS REIT II will hold its real estate-related assets will vary depending upon the type of asset, interest rates and other factors.

KBS REIT II is subject to the up-front commissions, fees and expenses associated with this offering and it has fee arrangements with KBS affiliates structured similar to ours. See Table II under “Prior Performance Tables” for more information regarding the fees paid to KBS affiliates by KBS REIT II.

The KBS REIT II prospectus discloses that KBS REIT II may seek to list its shares of common stock if its independent directors believe listing would be in the best interests of its stockholders. To date, the independent directors have not made such a determination. If KBS REIT II does not list its shares of common stock on a national securities exchange by March 2018, its charter requires that KBS REIT II either (i) seek stockholder approval of the liquidation of the company or (ii) if a majority of its conflicts committee determines that liquidation is not then in the best interests of the stockholders, postpone the decision of whether to liquidate the company. As we have not reached March 2018, none of the actions described in (i) or (ii) above have occurred.

If a majority of its conflicts committee does determine that liquidation is not then in the best interests of KBS REIT II’s stockholders, its charter requires that the conflicts committee revisit the issue of liquidation at least annually. Further postponement of listing or stockholder action regarding liquidation would only be permitted if a majority of the conflicts committee again determined that liquidation would not be in the best interest of the stockholders. If KBS REIT II sought and failed to obtain stockholder approval of its liquidation, the KBS REIT II charter would not require KBS REIT II to list or liquidate and would not require the conflicts committee to revisit the issue of liquidation, and KBS REIT II could continue to operate as before. If KBS REIT II sought and obtained stockholder approval of its liquidation, KBS REIT II would begin an orderly sale of its properties and other assets. The precise timing of such sales would take account of the prevailing real estate and financial markets, the economic conditions in the submarkets where its properties are located and the federal income tax consequences to the stockholders. In making the decision to apply for listing of its shares, KBS REIT II’s directors will try to determine whether listing its shares or liquidating its assets will result in greater value for stockholders.

Upon request, prospective investors may obtain from us without charge copies of offering materials and any public reports prepared in connection with KBS REIT II, including a copy of the most recent Annual Report on Form 10-K filed with the SEC. For a reasonable fee, we also will furnish upon request copies of the exhibits to the Form 10-K. Many of the offering materials and reports prepared in connection with KBS REIT II are also available on its web site at www.reitii.com. Neither the contents of that web site nor any of the materials or reports relating to KBS REIT II are incorporated by reference in or otherwise a part of this prospectus. In addition, the SEC maintains a web site at www.sec.gov that contains reports, proxy and other information that KBS REIT II files electronically as KBS Real Estate Investment Trust II, Inc. with the SEC.

Private Programs

During the 10-year period ending December 31, 2008, KBS investment advisors managed 14 private real estate funds, six of which were multi-investor, commingled funds and eight of which were single-client, separate accounts. All of these private funds were limited partnerships for which affiliates of Messrs. Bren and Schreiber act or acted as a general partner. In all cases, affiliates of Messrs. Bren and Schreiber had responsibility for acquiring, investing, managing, developing and selling the real estate and real estate-related assets of each of the funds. Six of the 14 private funds managed by KBS investment advisors during the 10-year period ending December 31, 2008 used private REITs to structure the ownership of some of their investments.

Ten of the 14 private real estate funds managed by KBS investment advisors raised approximately $605.5 million of equity capital from 20 institutional investors during the 10-year period ending December 31, 2008. The institutional investors investing in the private funds include public and corporate pension funds, endowments and foundations. See Table I and Table II under “Prior Performance Tables” in this prospectus for more information regarding the experience of our sponsors in raising funds from investors. During this 10-year period, four of the 14 private funds managed by KBS investment advisors did not raise any capital and three other private funds did not buy any new assets but raised capital only for on-going capital expenditure requirements.

During the 10-year period ending December 31, 2008, KBS investment advisors acquired 58 real estate investments and invested over $1.2 billion in these assets (including equity, debt and reinvestment of income and sales proceeds) on behalf of the seven private funds raising capital for new investments during this period. Debt financing was used in acquiring the properties in all of these seven private funds.

Each of the private funds managed by KBS investment advisors during the 10-year period ending December 31, 2008 have or had (four of the funds have been fully liquidated) investment objectives that are similar to ours. Like ours, their primary investment objectives are to provide investors with attractive and stable returns and to preserve and return their capital contributions and, like us, they seek to realize growth in the value of their investments by timing asset sales to maximize asset value. In addition, investments in real estate and real estate-related assets involve similar assessments of the risks and rewards of the operation of the underlying real estate and financing thereof as well as an understanding of the real estate and real estate-finance markets.

For each of the private funds, the KBS investment advisor has focused on acquiring a diverse portfolio of real estate investments. The KBS investment advisor typically diversified the portfolios of the private funds by property type and geographic region as well as investment size and investment risk. In constructing the portfolios for 12 of the 14 private funds, the KBS investment advisor specialized in acquiring a mix of value-added, enhanced-return and core real estate assets, focusing primarily on value-added and enhanced-return properties. Value-added and enhanced-return assets are assets that are undervalued or that could be repositioned to enhance their value. For two of the 14 private funds, the KBS investment advisor is focusing on the acquisition of core real estate assets.

Substantially all of the assets acquired by the private funds have involved commercial properties. During the 10-year period ending December 31, 2008, amount invested (based on purchase price) by property type by KBS investment advisors on behalf of the private funds was: 83% of amount invested in 51 office properties, 9% of amount invested in four industrial properties, 7% of amount invested in commercial mortgage-backed securities, and 1% of amount invested in one retail property and a mortgage loan.

KBS Investment Advisors – Private Programs

Capital Invested by Property Type

The KBS investment advisors for the private funds also sought to diversify the investments of the funds by geographic region as illustrated by the chart below. This chart shows investments in different geographic regions by amount invested (based on purchase price) during the 10-year period ending December 31, 2008. KBS investment advisors have emphasized their investment activity within those regions that have exhibited the potential for strong or sustainable growth. All investments by the private funds were within the United States. Amount invested (based on purchase price) in acquired properties during the 10-year period ending December 31, 2008 by geographic region is as follows: 39% of amount invested in the South in 23 properties, 36% of amount invested in the East in 18 properties, 18% of amount invested in the West in 12 properties and 7% of amount invested in the Midwest in five properties.

KBS Investment Advisors – Private Programs

Capital Invested by Region

In seeking to diversify the portfolios of the private funds by investment risk, KBS investment advisors have purchased both low risk, high-quality properties and high-quality but under-performing properties in need of repositioning. Substantially all of the properties purchased by the private funds had prior owners and operators.

For more detailed information regarding acquisitions by the private funds during the three years ending December 31, 2008, see Table VI contained in Part II of the registration statement, which is not part of this prospectus. We will provide a copy of Table VI to you upon written request and without charge.

During the 10-year period ending December 31, 2008, KBS investment advisors have invested over $1.2 billion (including equity, debt and reinvestment of income and sales proceeds) for its clients through seven private funds. Of the properties acquired during the 10-year period ending December 31, 2008, KBS investment advisors had sold 29 properties on behalf of these seven private funds, which represents 50% of all properties these seven private funds had acquired during this period. These seven funds also sold one property during the 10-year period ending December 31, 2008 that had been acquired before January 1, 1999. During the 10-year period ending December 31, 2008, KBS investment advisors sold another 215 properties on behalf of the seven funds that had acquired properties prior to January 1, 1999. KBS investment advisors continue to actively manage the unsold properties of these private funds.

Though the private funds were not subject to the up-front commissions, fees and expenses associated with this offering, the private funds have fee arrangements with KBS affiliates structured similar to ours. The percentage of the fees varied based on the market factors at the time the particular fund was formed. Historically a majority of the private funds paid (i) asset management fees, (ii) acquisition fees and (iii) real estate commissions, disposition fees and/or incentive fees based on participation interests in the net cash flows of the funds’ assets after achieving a stipulated return for the investors or based on gains from the sale of assets.

Please see Tables II and III under “Prior Performance Tables” in this prospectus for more information regarding the fees paid to KBS affiliates by these private funds and the operating results of these private funds. Only one of the private funds represented in Table II, which we refer to as Commingled Account 6/99, paid incentive fees during the three years ended December 31, 2008. Two of the 10 private funds in Table II, Commingled Account 6/98 and Commingled Account 6/99, pay incentive fees based on gains from the sale of assets, and both of these funds are in their liquidation stage. The incentive fees for the remaining eight private funds represented in Table II, which we refer to as Commingled Account 12/96, Separate Account 10/97, Separate Account 12/98, Separate Account 6/05, Separate Account 8/05, Separate Account 5/06, Separate Account 10/06 and Separate Account 01/07, are back-end fees based on participation interests in the net cash flows of the funds’ assets after achieving a stipulated return for the investors. These back-end incentive fees will be paid during the final liquidation stage of the private funds. Two of the private funds with back-end fees based on participation interests (Commingled Account 12/96 and Separate Account 10/97) are in their liquidation stage.

Adverse changes in general economic conditions have occasionally affected the performance of the private funds. For example, in the mid-1990s, in an effort to take advantage of what the KBS investment advisors believed was attractive, discounted portfolio pricing, five of the private funds invested in real estate portfolios in the Southwest, primarily in Arizona and Texas. These portfolios were composed principally of smaller Class B buildings. The recession, beginning around 1999, resulted in more business failures among smaller tenants typical to Class B buildings. This resulted in higher vacancy rates for these buildings and in the funds investing additional capital to cover the costs of re-letting the properties. The private funds also retained the buildings for a longer period of time so that the buildings would be sufficiently leased for disposition. The five private funds that made such investments were Commingled Account 12/96, Commingled Account 6/98, Commingled Account 6/99, Separate Account 10/97 and Separate Account 12/98. Also in the late 1990s, three private funds, Commingled Account 6/98, Commingled Account 6/99 and Separate Account 12/98, made investments in real estate located in the Northeast, primarily in Massachusetts. At that time, this area had a high concentration of tenants that were technology companies. While the private funds did not have a significant number of technology companies as their tenants, the collapse of the dot-com market did result in a significant amount of office-building space being returned to the marketplace, increasing vacancy rates and substantially lowering market rents. As a result, rental rates on newly leased space and renewals in the buildings owned by these funds decreased. The area’s higher vacancy rates also increased the period of time it took the KBS investment advisors to get the properties to the planned stabilized occupancy level for disposition. These adverse market conditions reduced the distributions made by these private funds and may cause the total returns to investors to be lower than they otherwise would. Separate Account 12/98 is still in its operating stage. The other four funds (Commingled Account 12/96, Separate Account 10/97, Commingled Account 6/98 and Commingled Account 6/99) are currently in their liquidation stage. However, the recent reduction in availability of financing and deterioration of general economic conditions has led to a more difficult environment for selling properties and other real estate assets. As a result, over the past 12 months, our prior programs that are liquidating their assets have needed more time to sell their assets than they have historically required.

Please see Tables III, IV and V under “Prior Performance Tables” in this prospectus for more information regarding the operating results of the private funds sponsored by KBS investment advisors, information regarding the results of the completed funds and information regarding the sales or disposals of properties by these private funds.

FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences of an investment in our common stock. The law firm of DLA Piper LLP (US) has acted as our tax counsel and reviewed this summary. For purposes of this section under the heading “Federal Income Tax Considerations,” references to “KBS Strategic Opportunity REIT, Inc.,” “we,” “our” and “us” mean only KBS Strategic Opportunity REIT, Inc. and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department, rulings and other administrative pronouncements issued by the Internal Revenue Service, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and do not currently expect to seek an advance ruling from the Internal Revenue Service regarding any matter discussed in this prospectus. The summary is also based upon the assumption that we will operate KBS Strategic Opportunity REIT, Inc. and its subsidiaries and affiliated entities in accordance with their applicable organizational documents. This summary is for general information only and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances or to investors subject to special tax rules, such as:

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	partnerships and trusts;

•	persons who hold our stock on behalf of other persons as nominees;

•	persons who receive our stock through the exercise of employee stock options (if we ever have employees) or otherwise as compensation;

•	persons holding our stock as part of a “straddle,” “hedge,” “conversion transaction,” “constructive ownership transaction,” “synthetic security” or other integrated investment;

•	“S” corporations;

and, except to the extent discussed below:

•	tax-exempt organizations; and

•	foreign investors.

This summary assumes that investors will hold their common stock as a capital asset, which generally means as property held for investment.

The federal income tax treatment of holders of our common stock depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular stockholder of holding our common stock will depend on the stockholder’s particular tax circumstances. For example, a stockholder that is a partnership or trust that has issued an equity interest to certain types of tax-exempt organizations may be subject to a special entity-level tax if we make distributions attributable to “excess inclusion income.” See “—Taxation of KBS Strategic Opportunity REIT, Inc. —Taxable Mortgage Pools and Excess Inclusion Income.” A similar tax may be payable by persons who hold our stock as nominees on behalf of tax-exempt organizations. You are urged to consult your tax advisor regarding the federal, state, local and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our common stock.

Taxation of KBS Strategic Opportunity REIT, Inc.

We intend to elect to be taxed as a REIT, commencing with our taxable year ending December 31, 2009. We believe that we have been organized and expect to operate in such a manner as to qualify for taxation as a REIT.

The law firm of DLA Piper LLP (US), acting as our tax counsel in connection with this offering, has rendered an opinion that we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT for our taxable year ending December 31, 2009. It must be emphasized that the opinion of DLA Piper LLP (US) is based on various assumptions relating to our organization and operation and conditioned upon fact-based representations and covenants made by our management regarding our organization, assets, and income, and the past, present and future conduct of our business operations. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by DLA Piper LLP (US) or by us that we will qualify as a REIT for any particular year. The opinion is expressed as of the date issued and does not cover subsequent periods. Counsel will have no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the Internal Revenue Service, and no assurance can be given that the Internal Revenue Service will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of stock and asset ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code, the compliance with which will not be reviewed by DLA Piper LLP (US). Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below under “—Requirements for Qualification—General.” While we intend to operate so that we qualify as a REIT, no assurance can be given that the Internal Revenue Service will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”

Provided that we qualify as a REIT, generally we will be entitled to a deduction for distributions that we pay to our stockholders and therefore will not be subject to federal corporate income tax on our taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from investment in a corporation. In general, the income that we generate is taxed only at the stockholder level upon distribution to our stockholders.

For tax years through 2010, most domestic stockholders that are individuals, trusts or estates are taxed on corporate distributions at a maximum rate of 15% (the same as long-term capital gains). With limited exceptions, however, distributions from us or from other entities that are taxed as REITs are generally not eligible for this rate and will continue to be taxed at rates applicable to ordinary income, which will be as high as 35% through 2010. See “—Taxation of Stockholders—Taxation of Taxable Domestic Stockholders—Distributions.”

Any net operating losses and other tax attributes generally do not pass through to our stockholders, subject to special rules for certain items such as the capital gains that we recognize. See “— Taxation of Stockholders.”

If we qualify as a REIT, we will nonetheless be subject to federal tax in the following circumstances:

•	We will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains.

•	We may be subject to the “alternative minimum tax” on our items of tax preference, including any deductions of net operating losses.

•

If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “—Prohibited Transactions” and “—Foreclosure Property” below.

•

If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•

If we derive “excess inclusion income” from an interest in certain mortgage loan securitization structures (i.e., a “taxable mortgage pool” or a residual interest in a real estate mortgage investment conduit, or “REMIC”), we could be subject to corporate level federal income tax at a 35% rate to the extent that such income is allocable to specified types of tax-exempt stockholders known as “disqualified organizations” that are not subject to unrelated business income tax. See “—Taxable Mortgage Pools and Excess Inclusion Income” below. “Disqualified organizations” are any organization described in Section 860E(e)(5) of the Internal Revenue Code, including: (i) the United States; (ii) any state or political subdivision of the United States; (iii) any foreign government; and (iv) certain other organizations.

•

If we should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because we satisfy other requirements, we will be subject to a 100% tax on an amount based on the magnitude of the failure, as adjusted to reflect the profit margin associated with our gross income.

•

If we should violate the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, and yet maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to an excise tax. In that case, the amount of the excise tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure.

•

If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of (i) the amounts that we actually distributed and (ii) the amounts we retained and upon which we paid income tax at the corporate level.

•

We may be required to pay monetary penalties to the Internal Revenue Service in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Requirements for Qualification—General.”

•	A 100% tax may be imposed on transactions between us and a TRS (as described below) that do not reflect arm’s-length terms.

•

If we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Internal Revenue Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the 10-year period following their acquisition from the subchapter C corporation.

•

The earnings of our subsidiaries, including any subsidiary we may elect to treat as a TRS, are subject to federal corporate income tax to the extent that such subsidiaries are subchapter C corporations.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state and local and foreign income, property and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification—General

The Internal Revenue Code defines a REIT as a corporation, trust or association:

(i)	that is managed by one or more trustees or directors;

(ii)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(iii)	that would be taxable as a domestic corporation but for its election to be subject to tax as a REIT;

(iv)	that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

(v)	the beneficial ownership of which is held by 100 or more persons;

(vi)	in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include specified tax-exempt entities);

(vii)	that elects to be taxed as a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements that must be met to elect and maintain REIT qualification; and

(viii)	that meets other tests described below, including with respect to the nature of its income and assets.

The Internal Revenue Code provides that conditions (i) through (iv) must be met during the entire taxable year, and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (v) and (vi) need not be met during a corporation’s initial tax year as a REIT (which, in our case, will be 2009). Our charter provides restrictions regarding the ownership and transfer of our shares, which are intended to assist us in satisfying the share ownership requirements described in conditions (v) and (vi) above.

We believe that we will issue in this offering common stock with sufficient diversity of ownership to satisfy conditions (v) and (vi). In addition, our charter restricts the ownership and transfer of our stock so that we should continue to satisfy these requirements. The provisions of our charter restricting the ownership and transfer of our common stock are described in “Description of Shares—Restriction on Ownership of Shares.”

To monitor compliance with the share ownership requirements, we generally are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our distributions in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury regulations to submit a statement with your tax return disclosing your actual ownership of our shares and other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We have adopted December 31 as our year-end, and thereby satisfy this requirement.

The Internal Revenue Code provides relief from violations of the REIT gross income requirements, as described below under “—Income Tests,” in cases where a violation is due to reasonable cause and not to willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. In addition, certain provisions of the Internal Revenue Code extend similar relief in the case of certain violations of the REIT asset requirements (see “—Asset Tests” below) and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of a penalty tax. If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT, and, if such relief provisions are available, the amount of any resultant penalty tax could be substantial.

Effect of Subsidiary Entities

Ownership of Partnership Interests. An unincorporated domestic entity, such as a partnership, limited liability company, or trust, that has a single owner generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners generally is treated as a partnership for federal income tax purposes. If we are a partner in an entity that is treated as a partnership for federal income tax purposes, Treasury regulations provide that we are deemed to own our proportionate share of the partnership’s assets, and to earn our proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs. Our proportionate share of a partnership’s assets and income is based on our capital interest in the partnership (except that for purposes of the 10% value test, our proportionate share of the partnership’s assets is based on our proportionate interest in the equity and certain debt securities issued by the partnership). In addition, the assets and gross income of the partnership are deemed to retain the same character in our hands. Thus, our proportionate share of the assets and items of income of any of our subsidiary partnerships will be treated as our assets and items of income for purposes of applying the REIT requirements. For any period of time that we own 100% of our Operating Partnership, all of the Operating Partnership’s assets and income will be deemed to be ours for federal income tax purposes.

Disregarded Subsidiaries. If we own a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is generally disregarded for federal income tax purposes, and all of the subsidiary’s assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a TRS (as described below), that is directly or indirectly wholly owned by a REIT. Thus, in applying the requirements described herein, any qualified REIT subsidiary that we own will be ignored, and all assets, liabilities, and items of income, deduction and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction and credit. If we own 100% of the equity interests in a CDO issuer or other securitization vehicle that is treated as a corporation for tax purposes, that CDO issuer or other securitization vehicle would be a qualified REIT subsidiary, unless we and the CDO issuer or other securitization vehicle jointly elect to treat the CDO issuer or other securitization vehicle as a TRS. It is anticipated that CDO financings we enter into, if any, will be treated as qualified REIT subsidiaries. Other entities that are wholly owned by us, including single member limited liability companies that have not elected to be taxed as corporations for federal income tax purposes, are also generally disregarded as separate entities for federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary of ours ceases to be wholly owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary’s separate existence would no longer be disregarded for federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “—Asset Tests” and “—Income Tests.”

Taxable Corporate Subsidiaries. In the future we may jointly elect with any of our subsidiary corporations, whether or not wholly owned, to treat such subsidiary corporations as taxable REIT subsidiaries, or TRSs. A REIT is permitted to own up to 100% of the stock of one or more TRSs. A domestic TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation with respect to which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.

The separate existence of a TRS or other taxable corporation is not ignored for federal income tax purposes. Accordingly, a TRS or other taxable corporation generally would be subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our stockholders.

We are not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary to us is an asset in our hands, and we treat the distributions paid to us from such taxable subsidiary, if any, as income. This treatment can affect our income and asset test calculations, as described below. Because we do not include the assets and income of TRSs or other taxable subsidiary corporations in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we may use TRSs or other taxable subsidiary corporations to conduct activities that give rise to certain categories of income such as management fees or activities that would be treated in our hands as prohibited transactions.

Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, a TRS with a debt-equity ratio in excess of 1.5 to 1 may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between the REIT and a TRS that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. We intend to scrutinize all of our transactions with any of our subsidiaries that are treated as a TRS in an effort to ensure that we do not become subject to this excise tax; however, we cannot assure you that we will be successful in avoiding this excise tax.

We may own TRSs that are organized outside of the United States. For example, we may hold certain investments and instruments through TRSs to the extent that direct ownership by us could jeopardize our compliance with the REIT qualification requirements, and we may make TRS elections with respect to certain offshore issuers of CDOs and/or other instruments to the extent that we do not own 100% of the offshore issuer’s equity. Special rules apply in the case of income earned by a taxable subsidiary corporation that is organized outside of the United States. Depending upon the nature of the subsidiary’s income, the parent REIT may be required to include in its taxable income an amount equal to its share of the subsidiary’s income, without regard to whether, or when, such income is distributed by the subsidiary. See “—Income Tests” below. A TRS that is organized outside of the United States may, depending upon the nature of its operations, be subject to little or no federal income tax. There is a specific exemption from federal income tax for non-U.S. corporations that restrict their activities in the United States to trading stock and securities (or any activity closely related thereto) for their own account, whether such trading (or such other activity) is conducted by the corporation or its employees through a resident broker, commission agent, custodian or other agent. We currently expect that any offshore TRSs will rely on that exemption or otherwise operate in a manner so that they will generally not be subject to federal income tax on their net income at the entity level.

Income Tests

In order to qualify as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions,” generally must be derived from investments relating to real property or mortgages on real property, including interest income derived from mortgage loans secured by real property (including certain types of residential and commercial mortgage-backed securities), “rents from real property,” distributions received from other REITs, gains from the sale of real estate assets, and any amount includible in gross income with respect to a regular or residual interest in a REMIC, unless less than 95% of the REMIC’s assets are real estate assets, in which case only a proportionate amount of such income will qualify, as well as specified income from temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging transactions, must be derived from some combination of such income from investments in real property (i.e., income that qualifies under the 75% income test described above), as well as other distributions, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

Gross income from the sale of inventory property is excluded from both the numerator and the denominator in both income tests. Income and gain from hedging transactions that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets will generally be excluded from both the numerator and the denominator for purposes of both gross income tests. We intend to monitor the amount of our non-qualifying income and manage our investment portfolio to comply at all times with the gross income tests but we cannot assure you that we will be successful in this effort.

The term “interest,” as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person. However, interest generally includes the following: (i) an amount that is based on a fixed percentage or percentages of gross receipts or sales and (ii) an amount that is based on the income or profits of a borrower where the borrower derives substantially all of its income from the real property securing the debt by leasing substantially all of its interest in the property, but only to the extent that the amounts received by the borrower would be qualifying “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

Interest on debt secured by a mortgage on real property or on interests in real property is generally qualifying income for purposes of the 75% gross income test. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the REIT agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. Note that a “significant modification” of a debt instrument will result in a new debt instrument that requires new tests of the value of the underlying real estate. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property (i.e., the amount by which the loan exceeds the value of the real estate that is security for the loan).

Interest, including original issue discount or market discount, that we accrue on our real estate-related investments generally will be qualifying income for purposes of both gross income tests. However, some of our investments may not be secured by mortgages on real property or interests in real property. Our interest income from those investments will be qualifying income for purposes of the 95% gross income test but not the 75% gross income test. In addition, as discussed above, if the fair market value of the real estate securing any of our investments is less than the principal amount of the underlying loan as of a certain testing date, a portion of the income from that investment may be qualifying income for purposes of the 95% gross income test but not the 75% gross income test.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (a “shared appreciation provision”), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests provided that the real property is not held as inventory or dealer property or primarily for sale to customers in the ordinary course of business. To the extent that we derive interest income from a mortgage loan or income from the rental of real property (discussed below) where all or a portion of the amount of interest or rental income payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales and not on the net income or profits of the borrower or lessee. This limitation does not apply, however, where the borrower or lessee leases substantially all of its interest in the property to tenants or subtenants to the extent that the rental income derived by the borrower or lessee, as the case may be, would qualify as rents from real property had we earned the income directly.

We and our subsidiaries may invest in mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. The Internal Revenue Service has issued Revenue Procedure 2003-65, which provides a safe harbor applicable to mezzanine loans. Under the Revenue Procedure, if a mezzanine loan meets each of the requirements contained in the Revenue Procedure, (i) the mezzanine loan will be treated by the Internal Revenue Service as a real estate asset for purposes of the asset tests described below, and (ii) interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the 75% income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. We intend to structure any investments in mezzanine loans in a manner that generally complies with the various requirements applicable to our qualification as a REIT. However, the extent that any of our mezzanine loans do not meet all of the requirements for reliance on the safe harbor set forth in the Revenue Procedure, there can be no assurance that the Internal Revenue Service will not challenge the tax treatment of these loans.

We and our subsidiaries may also invest in real estate mortgage investment conduits, or REMICs, and we may invest in other types of residential and commercial mortgage-backed securities. See below under “—Asset Tests” for a discussion of the effect of such investments on our qualification as a REIT.

We may also hold certain participation interests, including B-Notes, in mortgage loans and mezzanine loans originated by other lenders. B-Notes are interests in underlying loans created by virtue of participations or similar agreements to which the originator of the loans is a party, along with one or more participants. The borrower on the underlying loans is typically not a party to the participation agreement. The performance of this investment depends upon the performance of the underlying loans and, if the underlying borrower defaults, the participant typically has no recourse against the originator of the loans. The originator often retains a senior position in the underlying loans and grants junior participations that absorb losses first in the event of a default by the borrower. We generally expect to treat our participation interests as qualifying real estate assets for purposes of the REIT asset tests described below and interest that we derive from such investments as qualifying mortgage interest for purposes of the 75% income test. The appropriate treatment of participation interests for federal income tax purposes is not entirely certain, however, and no assurance can be given that the Internal Revenue Service will not challenge our treatment of our participation interests. In the event of a determination that such participation interests do not qualify as real estate assets, or that the income that we derive from such participation interests does not qualify as mortgage interest for purposes of the REIT asset and income tests, we could be subject to a penalty tax, or could fail to qualify as a REIT. See “—Taxation of REITs in General,” “—Requirements for Qualification—General,” “—Asset Tests” and “—Failure to Qualify.”

We may acquire debt instruments in the secondary market for less than their face amount. The amount of such discount will generally be treated as “market discount” for federal income tax purposes. We may acquire distressed debt investments that are subsequently modified by agreement with the borrower. If the amendments to the outstanding debt are “significant modifications” under the applicable Treasury regulations, the modified debt may be considered to have been reissued to us in a debt-for-debt exchange with the borrower. This deemed reissuance may prevent the modified debt from qualifying as a good REIT asset if the underlying security has declined in value.

In general, we will be required to accrue original issue discount on a debt instrument as taxable income in accordance with applicable federal income tax rules even though no cash payments may be received on such debt instrument. With respect to market discount, although generally we are not required to accrue the discount annually as taxable income (absent an election to do so), interest payments with respect to any debt incurred to purchase the investment may not be deductible and a portion of any gain realized on the Operating Partnership’s disposition of the debt instrument may be treated as ordinary income rather than capital gain.

If we eventually collect less on a debt instrument than the amount we paid for it plus the market discount we had previously reported as income, there would potentially be an ordinary bad debt deduction (rather than capital loss) but this is not free from doubt, and may depend on the characteristics of the underlying obligation, and the amount of cash we collect on maturity, etc. Our ability to benefit from that bad debt deduction (or capital loss) would depend on our having taxable income (or capital gain) in that later taxable year. REITs may not carry back net operating losses, so this possible “income early, loss later” phenomenon could adversely affect us and our shareholders if it were persistent and in significant amounts.

Finally, in the event that any debt instruments acquired by us are delinquent as to mandatory principal and interest payments, or in the event a borrower with respect to a particular debt instrument acquired by the Operating Partnership encounters financial difficulty rendering it unable to pay stated interest as due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income. Similarly, we may be required to accrue interest income with respect to subordinate residential and commercial mortgage-backed securities at the stated rate regardless of whether corresponding cash payments are received.

Due to each of these potential timing differences between income recognition or expense deduction and cash receipts or disbursements, there is a risk that we may recognize substantial taxable income in excess of cash available for distribution. In that event, we may need to borrow funds or take other action to satisfy the REIT distribution requirements for the taxable year in which this “phantom income” is recognized. See “—Annual Distribution Requirements.”

Rents received by us will qualify as “rents from real property” in satisfying the gross income requirements described above only if several conditions are met. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the rent that is attributable to the personal property will not qualify as “rents from real property” unless it constitutes 15% or less of the total rent received under the lease. In addition, the amount of rent must not be based in whole or in part on the income or profits of any person. Amounts received as rent, however, generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of gross receipts or sales. Moreover, for rents received to qualify as “rents from real property,” we generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an “independent contractor” from which we derive no revenue. We are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and which are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide noncustomary services to tenants of our properties without disqualifying all of the rent from the property if the payments for such services do not exceed 1% of the total gross income from the properties. For purposes of this test, we are deemed to have received income from such non-customary services in an amount at least 150% of the direct cost of providing the services. Moreover, we are generally permitted to provide services to tenants or others through a TRS without disqualifying the rental income received from tenants for purposes of the income tests. Also, rental income will qualify as rents from real property only to the extent that we do not directly or constructively hold a 10% or greater interest, as measured by vote or value, in the lessee’s equity.

We may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any distributions that we receive from a REIT, however, will be qualifying income for purposes of both the 95% and 75% income tests.

We may receive various fees in connection with our operations relating to the origination or purchase of whole loans secured by first mortgages and other loans secured by real property. The fees will generally be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income and profits. Other fees generally are not qualifying income for purposes of either gross income test and will not be favorably counted for purposes of either gross income test. Any fees earned by any TRS will not be included for purposes of the gross income tests. We and our subsidiaries may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swap agreements, interest rate cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury regulations, any income from a hedging transaction we entered into (i) in the normal course of our business primarily to manage risk of interest rate, inflation and/or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the closing of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, or (ii) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests which is clearly identified as such before the closing of the day on which it was acquired, originated, or entered to, will not constitute gross income for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of the 75% or 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for such year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will be generally available if (i) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (ii) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the Internal Revenue Service setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury regulations yet to be issued. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify as a REIT. As discussed above under “—Taxation of REITs in General,” even where these relief provisions apply, the Internal Revenue Code imposes a tax based upon the amount by which we fail to satisfy the particular gross income test.

Asset Tests

At the close of each calendar quarter, we must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, and some kinds of residential and commercial mortgage-backed securities and mortgage loans. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

Second, the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets.

Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries and the 10% asset test does not apply to “straight debt” having specified characteristics and to certain other securities described below. Solely for purposes of the 10% asset test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Internal Revenue Code. Fourth, the aggregate value of all securities of taxable REIT subsidiaries that we hold may not exceed 25% of the value of our total assets.

Any regular or residual interest that we own in a REMIC will generally qualify as real estate assets. However, if less than 95% of the assets of a REMIC consist of assets that qualify as real estate assets, then we will be treated as holding directly our proportionate share of the assets of such REMIC for purposes of the asset tests.

We believe that most of the real estate-related securities that we expect to hold will be qualifying assets for purposes of the 75% asset test. However, our investment in other asset-backed securities, bank loans and other instruments that are not secured by mortgages on real property, if any, will not be qualifying assets for purposes of the 75% asset test.

Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership, if we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by another REIT may not so qualify (such debt, however, will not be treated as “securities” for purposes of the 10% asset test, as explained below).

Certain relief provisions are available to REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. One such provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (i) the REIT provides the Internal Revenue Service with a description of each asset causing the failure, (ii) the failure is due to reasonable cause and not willful neglect, (iii) the REIT pays a tax equal to the greater of (a) $50,000 per failure, and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%), and (iv) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (i) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets and $10,000,000, and (ii) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

Certain securities will not cause a violation of the 10% asset test described above. Such securities include instruments that constitute “straight debt,” which includes, among other things, securities having certain contingency features. A security does not qualify as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Internal Revenue Code provides that certain other securities will not violate the 10% asset test. Such securities include (i) any loan made to an individual or an estate, (ii) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (iii) any obligation to pay rents from real property, (iv) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (v) any security (including debt securities) issued by another REIT, and (vi) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “—Income Tests.” In applying the 10% asset test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in the equity and certain debt securities issued by that partnership.

Any interests that we hold in a REMIC will generally qualify as real estate assets and income derived from REMIC interests will generally be treated as qualifying income for purposes of the REIT income tests described above. If less than 95% of the assets of a REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC and income derived from the interest qualifies for purposes of the REIT asset and income tests. If we hold a “residual interest” in a REMIC from which we derive “excess inclusion income,” we will be required to either distribute the excess inclusion income or pay tax on it (or a combination of the two), even though we may not receive the income in cash. To the extent that distributed excess inclusion income is allocable to a particular stockholder, the income (i) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (ii) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax, and (iii) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction of any otherwise applicable income tax treaty, to the extent allocable to most types of foreign stockholders. Moreover, any excess inclusion income that we receive that is allocable to specified categories of tax-exempt investors which are not subject to unrelated business income tax, such as government entities, may be subject to corporate-level income tax in our hands, whether or not it is distributed. See “—Taxable Mortgage Pools and Excess Inclusion Income.”

To the extent that we hold mortgage participations or CMBS that do not represent REMIC interests, such assets may not qualify as real estate assets, and the income generated from them might not qualify for purposes of either or both of the REIT income tests, depending upon the circumstances and the specific structure of the investment.

We believe that our holdings of securities and other assets will comply with the foregoing REIT asset requirements, and we intend to monitor compliance on an ongoing basis. Certain mezzanine loans we make or acquire may qualify for the safe harbor in Revenue Procedure 2003-65 pursuant to which certain loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying assets for purposes of the 75% real estate asset test and the 10% vote or value test. See “—Income Tests.” We may make some mezzanine loans that do not qualify for that safe harbor and that do not qualify as “straight debt” securities or for one of the other exclusions from the definition of “securities” for purposes of the 10% value test. We intend to make such investments in such a manner as not to fail the asset tests described above.

No independent appraisals will be obtained to support our conclusions as to the value of our total assets or the value of any particular security or securities. Moreover, values of some assets, including instruments issued in securitization transactions, may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the Internal Revenue Service will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

If we should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause us to lose our REIT qualification if we (i) satisfied the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of our assets and the asset requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the market value of our assets. If the condition described in (ii) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of relief provisions described below.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to make distributions, other than capital gain distributions, to our stockholders in an amount at least equal to:

(i)	the sum of
(a)	90% of our “REIT taxable income,” computed without regard to our net capital gains and the dividends paid deduction, and
(b)	90% of our net income, if any, (after tax) from foreclosure property (as described below), minus
(ii)	the sum of specified items of non-cash income.

In addition, if we were to recognize “built-in-gain” (as defined below) on the disposition of any assets acquired from a “C” corporation in a transaction in which our basis in the assets was determined by reference to the “C” corporation’s basis (for instance, if the assets were acquired in a tax-free reorganization), we would be required to distribute at least 90% of the built-in-gain recognized net of the tax we would pay on such gain. “Built-in-gain” is the excess of (i) the fair market value of an asset (measured at the time of acquisition) over (ii) the basis of the asset (measured at the time of acquisition).

We generally must make these distributions in the taxable year to which they relate, or in the following taxable year if either (i) declared before we timely file our tax return for the year and if paid with or before the first regular distribution payment after such declaration; or (ii) declared in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and actually paid before the end of January of the following year. The distributions under clause (i) are taxable to the holders of our common stock in the year in which paid, and the distributions in clause (ii) are treated as paid on December 31 of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect for our stockholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our stockholders would then increase their adjusted basis of their stock by the difference between (i) the amounts of capital gain distributions that we designated and that they include in their taxable income, minus (ii) the tax that we paid on their behalf with respect to that income.

To the extent that we have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of our stockholders, of any distributions that are actually made as ordinary dividends or capital gains. See “—Taxation of Stockholders—Taxation of Taxable Domestic Stockholders—Distributions.”

If we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed, plus (y) the amounts of income we retained and on which we have paid corporate income tax.

It is possible that, from time to time, we may not have sufficient cash to meet the distribution requirements due to timing differences between (i) our actual receipt of cash, including receipt of distributions from our subsidiaries, and (ii) our inclusion of items in income for federal income tax purposes. Other potential sources of non-cash taxable income include:

•	“residual interests” in REMICs or taxable mortgage pools;

•	loans or residential or commercial mortgage-backed securities held as assets that are issued at a discount and require the accrual of taxable economic interest in advance of receipt in cash; and

•

loans on which the borrower is permitted to defer cash payments of interest, and distressed loans on which we may be required to accrue taxable interest income even though the borrower is unable to make current servicing payments in cash.

In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary for us to arrange for short-term, or possibly long-term, borrowings, or to pay distributions in the form of taxable in-kind distributions of property.

We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for distributions paid for the earlier year. In this case, we may be able to avoid losing REIT qualification or being taxed on amounts distributed as deficiency dividends. We will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification other than the gross income or asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are available for failures of the gross income tests and asset tests, as described above in “—Income Tests” and “—Asset Tests.”

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We cannot deduct distributions to stockholders in any year in which we are not a REIT, nor would we be required to make distributions in such a year. In this situation, to the extent of current and accumulated earnings and profits, distributions to domestic stockholders that are individuals, trusts and estates will generally be taxable at capital gains rates (through 2010). In addition, subject to the limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost qualification. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.

Prohibited Transactions

Net income that we derive from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held primarily for sale to customers in the ordinary course of a trade or business. We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Internal Revenue Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will potentially be subject to tax in the hands of the corporation at regular corporate rates, nor does the tax apply to sales that qualify for a safe harbor as described in Section 857(b)(6) of the Internal Revenue Code.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (i) that we acquire as the result of having bid on the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (ii) for which we acquired the related loan or lease at a time when default was not imminent or anticipated, and (iii) with respect to which we made a proper election to treat the property as foreclosure property. We generally will be subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. To the extent that we receive any income from foreclosure property that does not qualify for purposes of the 75% gross income test, we intend to make an election to treat the related property as foreclosure property.

Derivatives and Hedging Transactions

We and our subsidiaries may enter into hedging transactions with respect to interest rate exposure on one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap agreements, interest rate cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury regulations, any income from a hedging transaction we entered into (i) in the normal course of our business primarily to manage risk of interest rate, inflation and/or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the closing of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, or (ii) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests which is clearly identified as such before the closing of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of the 75% or 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT. We may conduct some or all of our hedging activities through our TRS or other corporate entity, the income from which may be subject to federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT gross income tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.

Taxable Mortgage Pools and Excess Inclusion Income

An entity, or a portion of an entity, may be classified as a taxable mortgage pool, or TMP, under the Internal Revenue Code if:

•	substantially all of its assets consist of debt obligations or interests in debt obligations;

•	more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates;

•	the entity has issued debt obligations (liabilities) that have two or more maturities; and

•	the payments required to be made by the entity on its debt obligations (liabilities) “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under regulations issued by the U.S. Treasury Department, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a TMP. Our financing and securitization arrangements may give rise to TMPs with the consequences as described below.

Where an entity, or a portion of an entity, is classified as a TMP, it is generally treated as a taxable corporation for federal income tax purposes. In the case of a REIT, or a portion of a REIT, or a disregarded subsidiary of a REIT, that is a TMP, however, special rules apply. The TMP is not treated as a corporation that is subject to corporate income tax, and the TMP classification does not directly affect the tax qualification of the REIT. Rather, the consequences of the TMP classification would, in general, except as described below, be limited to the stockholders of the REIT.

A portion of the REIT’s income from the TMP, which might be noncash accrued income, could be treated as excess inclusion income. Section 860E(c) of the Internal Revenue Code defines the term “excess inclusion” with respect to a residual interest in a REMIC. The Internal Revenue Service, however, has yet to issue guidance on the computation of excess inclusion income on equity interests in a TMP held by a REIT. Generally, however, excess inclusion income with respect to our investment in any TMP and any taxable year will equal the excess of (i) the amount of income we accrue on our investment in the TMP over (ii) the amount of income we would have accrued if our investment were a debt instrument having an issue price equal to the fair market value of our investment on the day we acquired it and a yield to maturity equal to 120% of the long-term applicable federal rate in effect on the date we acquired our interest. The term “applicable federal rate” refers to rates that are based on weighted average yields for treasury securities and are published monthly by the Internal Revenue Service for use in various tax calculations. If we undertake securitization transactions that are TMPs, the amount of excess inclusion income we recognize in any taxable year could represent a significant portion of our total taxable income for that year. Under recently issued Internal Revenue Service guidance, the REIT’s excess inclusion income, including any excess inclusion income from a residual interest in a REMIC, must be allocated among its stockholders in proportion to distributions paid. We are required to notify our stockholders of the amount of “excess inclusion income” allocated to them. A stockholder’s share of our excess inclusion income:

•	cannot be offset by any net operating losses otherwise available to the stockholder;

•	is subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax; and

•

results in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty or other exemption, to the extent allocable to most types of foreign stockholders.

See “—Taxation of Stockholders.” To the extent that excess inclusion income is allocated from a TMP to a tax-exempt stockholder of a REIT that is not subject to unrelated business income tax (such as a government entity), the REIT will be subject to tax on this income at the highest applicable corporate tax rate (currently 35%). In this case, we are authorized to reduce and intend to reduce distributions to such stockholders by the amount of such tax paid by the REIT that is attributable to such stockholder’s ownership. Treasury regulations provide that such a reduction in distributions does not give rise to a preferential dividend that could adversely affect the REIT’s compliance with its distribution requirements. See “—Annual Distribution Requirements.” The manner in which excess inclusion income is calculated, or would be allocated to stockholders, including allocations among shares of different classes of stock, remains unclear under current law. As required by Internal Revenue Service guidance, we intend to make such determinations using a reasonable method. Tax-exempt investors, foreign investors and taxpayers with net operating losses should carefully consider the tax consequences described above, and are urged to consult their tax advisors.

If a subsidiary partnership of ours that we do not wholly own, directly or through one or more disregarded entities, were a TMP, the foregoing rules would not apply. Rather, the partnership that is a TMP would be treated as a corporation for federal income tax purposes and potentially could be subject to corporate income tax or withholding tax. In addition, this characterization would alter our income and asset test calculations and could adversely affect our compliance with those requirements. We intend to monitor the structure of any TMPs (including whether a TRS election might be made in respect of any such TMP) in which we have an interest to ensure that they will not adversely affect our qualification as a REIT.

Taxation of Stockholders

Taxation of Taxable Domestic Stockholders

Distributions. So long as we qualify as a REIT, the distributions that we make to our taxable domestic stockholders out of current or accumulated earnings and profits that we do not designate as capital gain distributions will generally be taken into account by stockholders as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, our distributions are not eligible for taxation at the preferential income tax rates (i.e., the 15% maximum federal rate through 2010) for qualified distributions received by domestic stockholders that are individuals, trusts and estates from taxable C corporations. Such stockholders, however, are taxed at the preferential rates on distributions designated by and received from REITs to the extent that the distributions are attributable to:

•	income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax);

•	distributions received by the REIT from TRSs or other taxable C corporations; or

•	income in the prior taxable year from the sales of “built-in gain” property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

Distributions that we designate as capital gain dividends will generally be taxed to our stockholders as long-term capital gains, to the extent that such distributions do not exceed our actual net capital gain for the taxable year, without regard to the period for which the stockholder that receives such distribution has held its stock. We may elect to retain and pay taxes on some or all of our net long-term capital gains, in which case provisions of the Internal Revenue Code will treat our stockholders as having received, solely for tax purposes, our undistributed capital gains, and the stockholders will receive a corresponding credit for taxes that we paid on such undistributed capital gains. See “—Taxation of KBS Strategic Opportunity REIT, Inc. — Annual Distribution Requirements.” Corporate stockholders may be required to treat up to 20% of some capital gain distributions as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 15% (through 2010) in the case of stockholders that are individuals, trusts and estates, and 35% in the case of stockholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate for taxpayers who are taxed as individuals, to the extent of previously claimed depreciation deductions.

Distributions in excess of our current and accumulated earnings and profits will generally represent a return of capital and will not be taxable to a stockholder to the extent that the amount of such distributions do not exceed the adjusted basis of the stockholder’s shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of the stockholder’s shares. To the extent that such distributions exceed the adjusted basis of a stockholder’s shares, the stockholder generally must include such distributions in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any distribution that we declare in October, November or December of any year and that is payable to a stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, provided that we actually pay the distribution before the end of January of the following calendar year.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See “—Taxation of KBS Strategic Opportunity REIT, Inc.—Annual Distribution Requirements.” Such losses, however, are not passed through to stockholders and do not offset income of stockholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of stockholders to the extent that we have current or accumulated earnings and profits.

If excess inclusion income from a taxable mortgage pool or REMIC residual interest is allocated to any stockholder, that income will be taxable in the hands of the stockholder and would not be offset by any net operating losses of the stockholder that would otherwise be available. See “—Taxation of KBS Strategic Opportunity REIT, Inc.—Taxable Mortgage Pools and Excess Inclusion Income.” As required by Internal Revenue Service guidance, we intend to notify our stockholders if a portion of a distribution paid by us is attributable to excess inclusion income.

Dispositions of Our Stock. In general, capital gains recognized by individuals, trusts and estates upon the sale or disposition of our stock will be subject to a maximum federal income tax rate of 15% (through 2010) if the stock is held for more than one year, and will be taxed at ordinary income rates (of up to 35% through 2010) if the stock is held for one year or less. Gains recognized by stockholders that are corporations are subject to federal income tax at a maximum rate of 35%, whether or not such gains are classified as long-term capital gains. Capital losses recognized by a stockholder upon the disposition of our stock that was held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our stock by a stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions that we make that are required to be treated by the stockholder as long-term capital gain.

If an investor recognizes a loss upon a subsequent disposition of our stock or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the Internal Revenue Service. These regulations, though directed towards “tax shelters,” are broadly written and apply to transactions that would not typically be considered tax shelters. The Internal Revenue Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our stock or securities or transactions that we might undertake directly or indirectly. Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Passive Activity Losses and Investment Interest Limitations. Distributions that we make and gain arising from the sale or exchange by a domestic stockholder of our stock will not be treated as passive activity income. As a result, stockholders will not be able to apply any “passive losses” against income or gain relating to our stock. To the extent that distributions we make do not constitute a return of capital, they will be treated as investment income for purposes of computing the investment interest limitation.

Taxation of Foreign Stockholders

The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of our stock applicable to non-U.S. holders. A “non-U.S. holder” is any person other than:

•	a citizen or resident of the United States;

•

a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia;

•	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust if a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust.

If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock.

The following discussion is based on current law, and is for general information only. It addresses only selected, and not all, aspects of U.S. federal income and estate taxation.

Ordinary Dividends. The portion of distributions received by non-U.S. holders (i) that is payable out of our earnings and profits, (ii) which is not attributable to our capital gains and (iii) which is not effectively connected with a U.S. trade or business of the non-U.S. holder, will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty. Reduced treaty rates and other exemptions are not available to the extent that income is attributable to excess inclusion income allocable to the foreign stockholder. Accordingly, we will withhold at a rate of 30% on any portion of a distribution that is paid to a non-U.S. holder and attributable to that holder’s share of our excess inclusion income. See “—Taxation of KBS Strategic Opportunity REIT, Inc.—Taxable Mortgage Pools and Excess Inclusion Income.” As required by Internal Revenue Service guidance, we intend to notify our stockholders if a portion of a distribution paid by us is attributable to excess inclusion income.

In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. holder’s investment in our stock is, or is treated as, effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as domestic stockholders are taxed with respect to such distributions. Such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. holder. The income may also be subject to the 30% branch profits tax in the case of a non-U.S. holder that is a corporation.

Non-Dividend Distributions. Unless our stock constitutes a U.S. real property interest (a “USRPI”), distributions that we make that are not out of our earnings and profits will not be subject to U.S. income tax. If we cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to ordinary dividends. The non-U.S. holder may seek a refund from the Internal Revenue Service of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our stock constitutes a USRPI, as described below, distributions that we make in excess of the sum of (a) the stockholder’s proportionate share of our earnings and profits, plus (b) the stockholder’s basis in its stock, will be taxed under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, at the rate of tax, including any applicable capital gains rates, that would apply to a domestic stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits.

Capital Gain Distributions. Under FIRPTA, a distribution that we make to a non-U.S. holder, to the extent attributable to gains from dispositions of USRPIs that we held directly or through pass-through subsidiaries, or USRPI capital gains, will, except as described below, be considered effectively connected with a U.S. trade or business of the non-U.S. holder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether we designate the distribution as a capital gain distribution. See above under “—Taxation of Foreign Stockholders—Ordinary Dividends,” for a discussion of the consequences of income that is effectively connected with a U.S. trade or business. In addition, we will be required to withhold tax equal to 35% of the amount of distributions to the extent the distributions constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. A distribution is not a USRPI capital gain if we held an interest in the underlying asset solely as a creditor. Capital gain distributions received by a non-U.S. holder that are attributable to dispositions of our assets other than USRPIs are not subject to U.S. federal income or withholding tax, unless (i) the gain is effectively connected with the non-U.S. holder’s U.S. trade or business, in which case the non-U.S. holder would be subject to the same treatment as U.S. holders with respect to such gain, or (ii) the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. holder will incur a 30% tax on his or her capital gains.

A capital gain distribution that would otherwise have been treated as a USRPI capital gain will not be so treated or be subject to FIRPTA, and generally will not be treated as income that is effectively connected with a U.S. trade or business, and instead will be treated in the same manner as an ordinary dividend (see “—Taxation of Foreign Stockholders—Ordinary Dividends”), if (i) the capital gain distribution is received with respect to a class of stock that is regularly traded on an established securities market located in the United States, and (ii) the recipient non-U.S. holder does not own more than 5% of that class of stock at any time during the year ending on the date on which the capital gain distribution is received. At the time you purchase shares in this offering, our shares will not be publicly traded and we can give you no assurance that our shares will ever be publicly traded on an established securities market. Therefore, these rules will not apply to our capital gain distributions.

Dispositions of Our Stock. Unless our stock constitutes a USRPI, a sale of our stock by a non-U.S. holder generally will not be subject to U.S. taxation under FIRPTA. Our stock will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor.

Even if the foregoing 50% test is not met, our stock nonetheless will not constitute a USRPI if we are a “domestically-controlled qualified investment entity.” A domestically-controlled qualified investment entity includes a REIT, less than 50% of value of which is held directly or indirectly by non-U.S. holders at all times during a specified testing period. We believe that we will be a domestically-controlled qualified investment entity, and that a sale of our stock should not be subject to taxation under FIRPTA. If our stock constitutes a USRPI and we do not constitute a domestically controlled qualified investment entity, but our stock becomes “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, a non-U.S. holder’s sale of our stock nonetheless would not be subject to tax under FIRPTA as a sale of a USRPI, provided that the selling non-U.S. holder held 5% or less of the outstanding stock at all times during a specified testing period. However, as mentioned above, we can give you no assurance that our shares will ever be publicly traded on an established securities market.

If gain on the sale of our stock were subject to taxation under FIRPTA, the non-U.S. holder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the Internal Revenue Service.

Gain from the sale of our stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. holder in two cases: (i) if the non-U.S. holder’s investment in our stock is effectively connected with a U.S. trade or business conducted by such non-U.S. holder, the non-U.S. holder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (ii) if the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain. In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our stock, a non-U.S. holder may be treated as having gain from the sale or exchange of a USRPI if the non-U.S. holder (i) disposes of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (ii) acquires, or enters into a contract or option to acquire, other shares of our common stock within 30 days after such ex-dividend date.

Estate Tax. If our stock is owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of such individual’s death, the stock will be includable in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they may be subject to taxation on their unrelated business taxable income, or UBTI. While some investments in real estate may generate UBTI, the Internal Revenue Service has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (i) a tax-exempt stockholder has not held our stock as “debt financed property” within the meaning of the Internal Revenue Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), and (ii) our stock is not otherwise used in an unrelated trade or business, distributions that we make and income from the sale of our stock generally should not give rise to UBTI to a tax-exempt stockholder.

To the extent, however, that we are (or a part of us, or a disregarded subsidiary of ours, is) deemed to be a TMP, or if we hold residual interests in a REMIC, a portion of the distributions paid to a tax-exempt stockholder that is allocable to excess inclusion income may be treated as UBTI. We anticipate that our investments may generate excess inclusion income.

If excess inclusion income is allocable to some categories of tax-exempt stockholders that are not subject to UBTI, such as governmental investors, we will be subject to corporate level tax on such income, and, in that case, we are authorized to reduce and intend to reduce the amount of distributions to those stockholders whose ownership gave rise to the tax. See “—Taxation of KBS Strategic Opportunity REIT, Inc.—Taxable Mortgage Pools and Excess Inclusion Income.” As required by Internal Revenue Service guidance, we intend to notify our stockholders if a portion of a distribution paid by us is attributable to excess inclusion income.

Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code are subject to different UBTI rules, which generally require such stockholders to characterize distributions that we make as UBTI.

In certain circumstances, a pension trust that owns more than 10% of our stock (by value) could be required to treat a percentage of its distributions as UBTI, if we are a “pension-held REIT.” We will not be a pension-held REIT unless either (i) one pension trust owns more than 25% of the value of our stock, or (ii) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of our stock. Certain restrictions on ownership and transfer of our stock should generally prevent a tax-exempt entity from owning more than 10% of the value of our stock and should generally prevent us from becoming a pension-held REIT.

Tax-exempt stockholders are urged to consult their tax advisors regarding the federal, state, local and foreign income and other tax consequences of owning our stock.

Backup Withholding and Information Reporting

We will report to our domestic stockholders and the Internal Revenue Service the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a domestic stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A domestic stockholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the Internal Revenue Service. Backup withholding is not an additional tax. In addition, we may be required to withhold a portion of a capital gain distribution to any domestic stockholder who fails to certify its non-foreign status.

We must report annually to the Internal Revenue Service and to each non-U.S. stockholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty. A non-U.S. stockholder may be subject to backup withholding unless applicable certification requirements are met.

Payment of the proceeds of a sale of our common stock within the U.S. is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our common stock conducted through certain U.S. related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the U.S. Treasury Department. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our stock.

State, Local and Foreign Taxes

We and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions including those in which we or they transact business, own property or reside. We may own real property assets located in numerous jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. Our state, local or foreign tax treatment and that of our stockholders may not conform to the federal income tax treatment discussed above. We may own foreign real estate assets and pay foreign property taxes, and dispositions of foreign property or operations involving, or investments in, foreign real estate assets may give rise to foreign income or other tax liability in amounts that could be substantial. Any foreign taxes that we incur do not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our stock.

ERISA CONSIDERATIONS

The following is a summary of some considerations associated with an investment in our shares by a qualified employee pension benefit plan or an individual retirement account (IRA). This summary is based on provisions of the Employee Retirement Income Security Act of 1974 (ERISA) and the Internal Revenue Code, each as amended through the date of this prospectus, and the relevant regulations, opinions and other authority issued by the Department of Labor and the Internal Revenue Service. We cannot assure you that there will not be adverse tax or labor decisions or legislative, regulatory or administrative changes that would significantly modify the statements expressed herein. Any such changes may apply to transactions entered into prior to the date of their enactment.

Each fiduciary of an employee pension benefit plan subject to ERISA (such as a profit sharing, Section 401(k) or pension plan) or any other retirement plan or account subject to Section 4975 of the Internal Revenue Code, such as an IRA, seeking to invest plan assets in our shares must consider, taking into account the facts and circumstances of each such plan or IRA (Benefit Plan), among other matters:

•	whether the investment is consistent with the applicable provisions of ERISA and the Internal Revenue Code;

•	whether, under the facts and circumstances pertaining to the Benefit Plan in question, the fiduciary’s responsibility to the plan has been satisfied;

•

whether the investment will produce an unacceptable amount of “unrelated business taxable income” (“UBTI”) to the Benefit Plan (see “Federal Income Tax Considerations — Taxation of Stockholders — Taxation of Tax-Exempt Stockholders”); and

•	the need to value the assets of the Benefit Plan annually.

Under ERISA, a plan fiduciary’s responsibilities include the following duties:

•	to act solely in the interest of plan participants and beneficiaries and for the exclusive purpose of providing benefits to them, as well as defraying reasonable expenses of plan administration;

•	to invest plan assets prudently;

•	to diversify the investments of the plan, unless it is clearly prudent not to do so;

•	to ensure sufficient liquidity for the plan;

•	to ensure that plan investments are made in accordance with plan documents; and

•	to consider whether an investment would constitute or give rise to a prohibited transaction under ERISA or the Internal Revenue Code.

ERISA also requires that, with certain exceptions, the assets of an employee benefit plan be held in trust and that the trustee, or a duly authorized named fiduciary or investment manager, have exclusive authority and discretion to manage and control the assets of the plan.

Prohibited Transactions

Generally, both ERISA and the Internal Revenue Code prohibit Benefit Plans from engaging in certain transactions involving plan assets with specified parties, such as sales or exchanges or leasing of property, loans or other extensions of credit, furnishing goods or services, or transfers to, or use of, plan assets. The specified parties are referred to as “parties-in-interest” under ERISA and as “disqualified persons” under the Internal Revenue Code. These definitions generally include both parties owning threshold percentage interests in an investment entity and “persons providing services” to the Benefit Plan, as well as employer sponsors of the Benefit Plan, fiduciaries and other individuals or entities affiliated with the foregoing. For this purpose, a person generally is a fiduciary with respect to a Benefit Plan if, among other things, the person has discretionary authority or control with respect to plan assets or provides investment advice for a fee with respect to plan assets. Under Department of Labor regulations, a person shall be deemed to be providing investment advice if that person renders advice as to the advisability of investing in our shares, and that person regularly provides investment advice to the Benefit Plan pursuant to a mutual agreement or understanding that such advice will serve as the primary basis for investment decisions, and that the advice will be individualized for the Benefit Plan based on its particular needs. Thus, if we are deemed to hold plan assets, our management could be characterized as fiduciaries with respect to such assets, and each would be deemed to be a party-in-interest under ERISA and a disqualified person under the Internal Revenue Code with respect to investing Benefit Plans. Whether or not we are deemed to hold plan assets, if we or our affiliates are affiliated with a Benefit Plan investor, we might be a disqualified person or party-in-interest with respect to such Benefit Plan investor, resulting in a prohibited transaction merely upon investment by such Benefit Plan in our shares.

Plan Asset Considerations

In order to determine whether an investment in our shares by a Benefit Plan creates or gives rise to the potential for either prohibited transactions or a commingling of assets as referred to above, a fiduciary must consider whether an investment in our shares will cause our assets to be treated as assets of the investing Benefit Plan. Neither ERISA nor the Internal Revenue Code defines the term “plan assets”; however, regulations promulgated by the Department of Labor provide guidelines as to whether, and under what circumstances, the underlying assets of an entity will be deemed to constitute assets of a Benefit Plan when the plan invests in that entity (Plan Assets Regulation). Under the Plan Assets Regulation, the assets of an entity in which a Benefit Plan makes an equity investment will generally be deemed to be assets of the Benefit Plan, unless one of the exceptions to this general rule applies.

In the event that our underlying assets were treated as the assets of investing Benefit Plans, our management would be treated as fiduciaries with respect to each Benefit Plan stockholder and an investment in our shares might constitute an ineffective delegation of fiduciary responsibility to KBS Capital Advisors, our advisor, and expose the fiduciary of the Benefit Plan to co-fiduciary liability under ERISA for any breach by KBS Capital Advisors of the fiduciary duties mandated under ERISA. Further, if our assets are deemed to be “plan assets,” an investment by an IRA in our shares might be deemed to result in an impermissible commingling of IRA assets with other property.

If KBS Capital Advisors or its affiliates were treated as fiduciaries with respect to Benefit Plan stockholders, the prohibited transaction restrictions of ERISA and the Internal Revenue Code would apply to any transaction involving our assets. These restrictions could, for example, require that we avoid transactions with persons that are affiliated with or related to us or our affiliates or require that we restructure our activities in order to obtain an administrative exemption from the prohibited transaction restrictions. Alternatively, we might have to provide Benefit Plan stockholders with the opportunity to sell their shares to us or we might dissolve.

If a prohibited transaction were to occur, the Internal Revenue Code imposes an excise tax equal to 15% of the amount involved and authorizes the Internal Revenue Service to impose an additional 100% excise tax if the prohibited transaction is not “corrected” in a timely manner. These taxes would be imposed on any disqualified person who participates in the prohibited transaction. In addition, KBS Capital Advisors and possibly other fiduciaries of Benefit Plan stockholders subject to ERISA who permitted the prohibited transaction to occur or who otherwise breached their fiduciary responsibilities (or a non-fiduciary participating in a prohibited transaction) could be required to restore to the Benefit Plan any profits they realized as a result of the transaction or breach and make good to the Benefit Plan any losses incurred by the Benefit Plan as a result of the transaction or breach. With respect to an IRA that invests in our shares, the occurrence of a prohibited transaction involving the individual who established the IRA, or his or her beneficiary, would cause the IRA to lose its tax-exempt status under Section 408(e)(2) of the Internal Revenue Code.

The Plan Assets Regulation provides that the underlying assets of an entity such as a REIT will be treated as assets of a Benefit Plan investing therein unless the entity satisfies one of the exceptions to the general rule. We believe that we will satisfy one or more of the exceptions.

Exception for “Publicly-Offered Securities.” If a Benefit Plan acquires “publicly-offered securities,” the assets of the issuer of the securities will not be deemed to be “plan assets” under the Plan Assets Regulation. A publicly-offered security must be:

•

sold as part of a public offering registered under the Securities Act of 1933, as amended, and be part of a class of securities registered under the Securities Exchange Act of 1934, as amended, within a specified time period;

•	part of a class of securities that is owned by 100 or more persons who are independent of the issuer and one another; and

•	“freely transferable.”

Our shares are being sold as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act of 1933 and are part of a class that will be registered under the Securities Exchange Act of 1934 within the specified period. In addition, we anticipate having in excess of 100 independent stockholders; however, having 100 independent stockholders is not a condition to our selling shares in this offering.

Whether a security is “freely transferable” depends upon the particular facts and circumstances. The Plan Assets Regulation provides several examples of restrictions on transferability that, absent unusual circumstances, will not prevent the rights of ownership in question from being considered “freely transferable” if the minimum investment is $10,000 or less. Where the minimum investment in a public offering of securities is $10,000 or less, the presence of the following restrictions on transfer will not ordinarily affect a determination that such securities are “freely transferable”:

•

any restriction on, or prohibition against, any transfer or assignment that would either result in a termination or reclassification of the entity for federal or state tax purposes or that would violate any state or federal statute, regulation, court order, judicial decree or rule of law;

•

any requirement that not less than a minimum number of shares or units of such security be transferred or assigned by any investor, provided that such requirement does not prevent transfer of all of the then remaining shares or units held by an investor;

•	any prohibition against transfer or assignment of such security or rights in respect thereof to an ineligible or unsuitable investor; and

•	any requirement that reasonable transfer or administrative fees be paid in connection with a transfer or assignment.

We have been structured with the intent to satisfy the “freely transferable” requirement set forth in the Plan Assets Regulation with respect to our shares, although there is no assurance that our shares will meet such requirement. Our shares are subject to certain restrictions on transfer intended to ensure that we continue to qualify for federal income tax treatment as a REIT and to comply with state securities laws and regulations with respect to investor suitability. The minimum investment in our shares is less than $10,000; thus, these restrictions should not cause the shares to be deemed not “freely transferable.”

If our common stock is held by 100 or more independent stockholders, and assuming that no other facts and circumstances other than those referred to in the preceding paragraphs exist that restrict transferability of shares of our common stock and the offering takes place as described in this prospectus, shares of our common stock should constitute “publicly-offered securities” and, accordingly, we believe that our underlying assets should not be considered “plan assets” under the Plan Assets Regulation.

Exception for Insignificant Participation by Benefit Plan Investors. The Plan Assets Regulation provides that the assets of an entity will not be deemed to be the assets of a Benefit Plan if equity participation in the entity by employee benefit plans, including Benefit Plans, is not significant. The Plan Assets Regulation provides that equity participation in an entity by Benefit Plan investors is “significant” if at any time 25% or more of the value of any class of equity interest is held by Benefit Plan investors. The term “Benefit Plan investors” is defined for this purpose under ERISA Section 3(42) and includes any employee benefit plan subject to Part 4 of ERISA, any plan subject Section 4975 of the Internal Revenue Code, and any entity whose underlying assets include plan assets by reasons of a plan’s investment in such entity. In calculating the value of a class of equity interests, the value of any equity interests held by us or any of our affiliates must be excluded. It is not clear whether we will qualify for this exception since we do expect to have equity participation by “Benefit Plan investors” that may be in excess of 25%, which would be deemed to be significant, as defined above.

Other Prohibited Transactions

Regardless of whether the shares qualify for the “publicly-offered securities” exception of the Plan Assets Regulation, a prohibited transaction could occur if we, KBS Capital Advisors, any selected broker-dealer or any of their affiliates is a fiduciary (within the meaning of Section 3(21) of ERISA) with respect to any Benefit Plan purchasing our shares. Accordingly, unless an administrative or statutory exemption applies, shares should not be purchased by a Benefit Plan with respect to which any of the above persons is a fiduciary. A person is a fiduciary with respect to a Benefit Plan under Section 3(21) of ERISA if, among other things, the person has discretionary authority or control with respect to the Benefit Plan or “plan assets” or provides investment advice for a fee with respect to “plan assets.” Under a regulation issued by the Department of Labor, a person shall be deemed to be providing investment advice if that person renders advice as to the advisability of investing in our shares and that person regularly provides investment advice to the Benefit Plan pursuant to a mutual agreement or understanding (written or otherwise) (i) that the advice will serve as the primary basis for investment decisions and (ii) that the advice will be individualized for the Benefit Plan based on its particular needs.

Annual Valuation

A fiduciary of an employee benefit plan subject to ERISA is required to determine annually the fair market value of each asset of the plan as of the end of the plan’s fiscal year and to file a report reflecting that value with the Department of Labor. When the fair market value of any particular asset is not available, the fiduciary is required to make a good faith determination of that asset’s fair market value, assuming an orderly liquidation at the time the determination is made. In addition, a trustee or custodian of an IRA must provide an IRA participant with a statement of the value of the IRA each year. In discharging its obligation to value assets of a plan, a fiduciary subject to ERISA must act consistently with the relevant provisions of the plan and the general fiduciary standards of ERISA.

Unless and until our shares are listed on a national securities exchange, we do not expect that a public market for our shares will develop. To date, neither the Internal Revenue Service nor the Department of Labor has promulgated regulations specifying how a plan fiduciary should determine the fair market value of shares when the fair market value of such shares is not determined in the marketplace. Therefore, to assist fiduciaries in fulfilling their valuation and annual reporting responsibilities, we intend to have our advisor prepare annual reports of the estimated value of our shares.

We expect that we will engage our advisor to value our shares, though in the future we may hire a third-party valuation firm for that purpose. Until we have completed our offering stage, our advisor has indicated that it intends to use the most recent price paid to acquire a share in the primary offering (ignoring purchase price discounts for certain categories of purchasers) or a follow-on public or private offering as its estimated per share value of our shares. Although this approach to valuing our shares will represent the most recent price at which most investors will purchase shares in an offering, this reported value is likely to differ from the price at which a stockholder could resell his or her shares because (i) there will be no public trading market for the shares at that time; (ii) the estimated value will not reflect, and will not be derived from, the fair market value of our assets, nor will it represent the amount of net proceeds that would result from an immediate liquidation of our assets, because the amount of proceeds available for investment from an offering will be net of selling commissions, dealer manager fees, other organization and offering costs and acquisition and origination fees and expenses; (iii) the estimated value will not take into account how market fluctuations affect the value of our investments, including how the current disruptions in the financial and real estate markets may affect the values of our investments; and (iv) the estimated value will not take into account how developments related to individual assets may increase or decrease the value of our portfolio. We will consider our offering stage complete when we are no longer offering equity securities – whether through this offering or follow-on public or private offerings – and have not done so for 18 months. (For purposes of this definition, we do not consider an “equity offering” to include offerings on behalf of selling stockholders or offerings related to a dividend reinvestment plan, employee benefit plan or the redemption of interests in the Operating Partnership).

When determining the estimated per share value of our shares by methods other than the last price paid to acquire a share in an offering, our advisor, or another firm we choose for that purpose, will estimate the value of our shares based upon a number of assumptions that may not be accurate or complete. We do not currently anticipate obtaining appraisals for our investments and, accordingly, the estimates should not be viewed as an accurate reflection of the fair market value of our investments nor will they represent the amount of net proceeds that would result from an immediate sale of our assets. For these reasons, the estimated valuations should not be utilized for any purpose other than to assist plan fiduciaries in fulfilling their annual valuation and reporting responsibilities. Even after our advisor no longer uses the most recent offering price as the estimated value of our shares, you should be aware of the following:

•

the estimated values may not be realized by us or by you upon liquidation (in part because estimated values do not necessarily indicate the price at which assets could be sold and because the estimates may not take into account the expenses of selling our assets);

•	you may not realize these values if you were to attempt to sell your shares; and

•	the estimated values, or the method used to establish values, may not comply with the ERISA or IRA requirements described above.

DESCRIPTION OF SHARES

Our charter authorizes the issuance of 1,010,000,000 shares of capital stock, of which 1,000,000,000 shares are designated as common stock with a par value of $0.01 per share and 10,000,000 shares are designated as preferred stock with a par value of $0.01 per share. In addition, our board of directors may amend our charter to increase or decrease the amount of our authorized shares. As of the date of this prospectus, 20,000 shares of our common stock are issued and outstanding, and no shares of preferred stock are issued and outstanding.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters submitted to a stockholder vote, including the election of our directors. Our charter does not provide for cumulative voting in the election of our directors. Therefore, the holders of a majority of our outstanding common shares can elect our entire board of directors. Unless applicable law requires otherwise, and except as our charter may provide with respect to any series of preferred stock that we may issue in the future, the holders of our common stock will possess exclusive voting power.

Holders of our common stock will be entitled to receive such distributions as declared from time to time by our board of directors out of legally available funds, subject to any preferential rights of any preferred stock that we issue in the future. In any liquidation, each outstanding share of common stock entitles its holder to share (based on the percentage of shares held) in the assets that remain after we pay our liabilities and any preferential distributions owed to preferred stockholders. Holders of shares of our common stock will not have preemptive rights, which means that you will not have an automatic option to purchase any new shares that we issue, nor will holders of our shares of common stock have any preference, conversion, exchange, sinking fund, redemption or appraisal rights. Our common stock shall be non-assessable by us upon our receipt of the consideration for which our board of directors authorized its issuance.

Our board of directors has authorized the issuance of shares of our capital stock without certificates. We expect that, until our shares are listed on a national securities exchange, we will not issue shares in certificated form. Information regarding restrictions on the transferability of our shares that, under Maryland law, would otherwise have been required to appear on our share certificates will instead be furnished to stockholders upon request and without charge. These requests should be delivered or mailed to:

•	Regular mail: KBS Strategic Opportunity REIT, Inc., c/o DST Systems, Inc., PO Box 219015, Kansas City, MO 64121-9015.

•	Overnight mail: KBS Strategic Opportunity REIT, Inc., c/o DST Systems, Inc., 430 W. 7th Street, Kansas City, MO 64105.

•	Telephone: (866) 584-1381.

We maintain a stock ledger that contains the name and address of each stockholder and the number of shares that the stockholder holds. With respect to uncertificated stock, we will continue to treat the stockholder registered on our stock ledger as the owner of the shares until the new owner delivers a properly executed form to us, which form we will provide to any registered holder upon request.

Preferred Stock

Our charter authorizes our board of directors to designate and issue one or more classes or series of preferred stock without approval of our common stockholders. Our board of directors may determine the relative rights, preferences and privileges of each class or series of preferred stock so issued, which may be more beneficial than the rights, preferences and privileges attributable to our common stock. The issuance of preferred stock could have the effect of delaying or preventing a change in control. Our board of directors has no present plans to issue preferred stock but may do so at any time in the future without stockholder approval.

Meetings and Special Voting Requirements

An annual meeting of our stockholders will be held each year, at least 30 days after delivery of our annual report. Special meetings of stockholders may be called only upon the request of a majority of our directors, a majority of our independent directors, our chief executive officer, our president or upon the written request of stockholders holding at least 10% of the shares of common stock entitled to be cast on any issue proposed to be considered at the special meeting. Upon receipt of a written request of common stockholders holding at least 10% of the shares entitled to be cast stating the purpose of the special meeting, our secretary will provide all of our stockholders written notice of the meeting and the purpose of such meeting. The meeting must be held not less than 15 days or more than 60 days after the distribution of the notice of the meeting. The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at any stockholder meeting constitutes a quorum. Unless otherwise provided by the Maryland General Corporation Law or our charter, the affirmative vote of a majority of all votes cast is necessary to take stockholder action. With respect to the election of directors, each candidate nominated for election to the board of directors must receive a majority of the votes present, in person or by proxy, in order to be elected. Therefore, if a nominee receives fewer “for” votes than “withhold” votes in an election, then the nominee will not be elected.

Our charter provides that the concurrence of the board is not required in order for the common stockholders to amend the charter, dissolve the corporation or remove directors. However, we have been advised that the Maryland General Corporation Law does require board approval in order to amend our charter or dissolve. Without the approval of a majority of the shares of common stock entitled to vote on the matter, the board of directors may not:

•	amend the charter to adversely affect the rights, preferences and privileges of the common stockholders;

•	amend charter provisions relating to director qualifications, fiduciary duties, liability and indemnification, conflicts of interest, investment policies or investment restrictions;

•	cause our liquidation or dissolution after our initial investment;

•	sell all or substantially all of our assets other than in the ordinary course of business; or

•	cause our merger or reorganization.

The term of our advisory agreement with KBS Capital Advisors will end after one year but may be renewed for an unlimited number of successive one-year periods upon the mutual consent of KBS Capital Advisors and us. Our independent directors will annually review our advisory agreement with KBS Capital Advisors. While the stockholders do not have the ability to vote to replace KBS Capital Advisors or to select a new advisor, stockholders do have the ability, by the affirmative vote of a majority of the shares entitled to vote on such matter, to remove a director from our board.

Advance Notice for Stockholder Nominations for Directors and Proposals of New Business

In order for a stockholder to nominate a director or propose new business at the annual stockholders’ meeting, our bylaws generally require that the stockholder give notice of the nomination or proposal not less than 90 days prior to the first anniversary of the date of the mailing of the notice for the preceding year’s annual stockholders’ meeting, unless such nomination or proposal is made pursuant to the company’s notice of the meeting or by or at the direction of our board of directors. Our bylaws contain a similar notice requirement in connection with nominations for directors at a special meeting of stockholders called for the purpose of electing one or more directors. Failure to comply with the notice provisions will make stockholders unable to nominate directors or propose new business.

Restriction on Ownership of Shares

Ownership Limit

To maintain our REIT qualification, not more than 50% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals (including certain entities treated as individuals under the Internal Revenue Code) during the last half of each taxable year. In addition, at least 100 persons who are independent of us and each other must beneficially own our outstanding shares for at least 335 days per 12-month taxable year or during a proportionate part of a shorter taxable year. Each of the requirements specified in the two preceding sentences shall not apply until after 2009, the first taxable year for which we will make an election to be taxed as a REIT. We may prohibit certain acquisitions and transfers of shares so as to ensure our continued qualification as a REIT under the Internal Revenue Code. However, we cannot assure you that this prohibition will be effective.

To help ensure that we meet these tests, our charter prohibits any person or group of persons from acquiring, directly or indirectly, beneficial ownership of more than 9.8% of our aggregate outstanding shares unless exempted by our board of directors. Our board of directors may waive this ownership limit with respect to a particular person if the board receives evidence that ownership in excess of the limit will not jeopardize our REIT status. For purposes of this provision, we treat corporations, partnerships and other entities as single persons.

Any attempted transfer of our shares that, if effective, would result in a violation of our ownership limit or would result in our shares being owned by fewer than 100 persons will be null and void and will cause the number of shares causing the violation to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries. The prohibited transferee will not acquire any rights in the shares. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the attempted transfer. We will designate a trustee of the trust that will not be affiliated with us or the prohibited transferee. We will also name one or more charitable organizations as a beneficiary of the share trust.

Shares held in trust will remain issued and outstanding shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The prohibited transferee will not benefit economically from any of the shares held in trust, will not have any rights to dividends or distributions and will not have the right to vote or any other rights attributable to the shares held in the trust. The trustee will receive all dividends and distributions on the shares held in trust and will hold such dividends or distributions in trust for the benefit of the charitable beneficiary. The trustee may vote any shares held in trust.

Within 20 days of receiving notice from us that any of our shares have been transferred to the trust for the charitable beneficiary, the trustee will sell those shares to a person designated by the trustee whose ownership of the shares will not violate the above restrictions. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited transferee and to the charitable beneficiary as follows. The prohibited transferee will receive the lesser of (i) the price paid by the prohibited transferee for the shares or, if the prohibited transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust and (ii) the price received by the trustee from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the prohibited transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that shares have been transferred to the trust, the shares are sold by the prohibited transferee, then (i) the shares shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the prohibited transferee received an amount for the shares that exceeds the amount he was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, shares held in the trust for the charitable beneficiary will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (ii) the market price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited transferee.

Any person who acquires or attempts to acquire shares in violation of the foregoing restrictions or who would have owned the shares that were transferred to any such trust must give us immediate written notice of such event, and any person who proposes or attempts to acquire or receive shares in violation of the foregoing restrictions must give us at least 15 days’ written notice prior to such transaction. In both cases, such persons shall provide to us such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT.

The foregoing restrictions will continue to apply until our board of directors determines it is no longer in our best interest to continue to qualify as a REIT. The ownership limit does not apply to any underwriter in an offering of our shares or to a person or persons exempted from the ownership limit by our board of directors based upon appropriate assurances that our qualification as a REIT would not be jeopardized.

Within 30 days after the end of each taxable year, every owner of 5% or more of our outstanding capital stock will be asked to deliver to us a statement setting forth the number of shares owned directly or indirectly by such person and a description of how such person holds the shares. Each such owner shall also provide us with such additional information as we may request in order to determine the effect, if any, of his or her beneficial ownership on our status as a REIT and to ensure compliance with our ownership limit.

These restrictions could delay, defer or prevent a transaction or change in control of our company that might involve a premium price for our shares of common stock or otherwise be in the best interests of our stockholders.

Suitability Standards and Minimum Purchase Requirements

State securities laws and our charter require that purchasers of our common stock meet standards regarding (i) net worth or income and (ii) minimum purchase amounts. These standards are described above at “Suitability Standards” immediately following the cover page of this prospectus and below at “Plan of Distribution — Minimum Purchase Requirements.” Subsequent purchasers, i.e., potential purchasers of your shares, must also meet the net worth or income standards, and unless you are transferring all of your shares, you may not transfer your shares in a manner that causes you or your transferee to own fewer than the number of shares required to meet the minimum purchase requirements, except for the following transfers without consideration: transfers by gift, transfers by inheritance, intrafamily transfers, family dissolutions, transfers to affiliates and transfers by operation of law. These suitability and minimum purchase requirements are applicable until our shares of common stock are listed on a national securities exchange, and these requirements may make it more difficult for you to sell your shares.

Distributions

We expect to authorize and declare distributions based on daily record dates and expect to pay distributions on a monthly basis. We intend to use daily record dates for the determination of who is entitled to a distribution so that investors may generally begin earning distributions immediately upon our acceptance of their subscription.

Generally, our policy will be to pay distributions from cash flow from operations. However, we expect to have little, if any, cash flow from operations available for distribution until we make substantial investments. During our offering stage, when we may raise capital in this offering (and possibly future offerings) more quickly than we acquire income-producing assets and for some period after our offering stage, we may not be able to pay distributions solely from our cash flow from operations. Further, because we may receive income at various times during our fiscal year and because we may need cash flow from operations during a particular period to fund expenses, we expect that from time to time during our operational stage, we will declare distributions in anticipation of cash flow that we expect to receive during a later period and we will pay these distributions in advance of our actual receipt of these funds. In these instances, we expect to look to third-party borrowings to fund our distributions. We may also fund such distributions from advances from our advisor or sponsors or from our advisor’s deferral of its fees under the advisory agreement.

Our distribution policy is not to use the proceeds of this offering to pay distributions. However, our board has the authority under our organizational documents, to the extent permitted by Maryland law, to pay distributions from any source, including proceeds from this offering or the proceeds from the issuance of securities in the future.

To maintain our qualification as a REIT, we must make aggregate annual distributions to our stockholders of at least 90% of our REIT taxable income (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). If we meet the REIT qualification requirements, we generally will not be subject to federal income tax on the income that we distribute to our stockholders each year. See “Federal Income Tax Considerations — Taxation of KBS Strategic Opportunity REIT, Inc. — Annual Distribution Requirements.” Our board of directors may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our board of directors deems relevant.

We have not established a minimum distribution level, and our charter does not require that we make distributions to our stockholders.

Inspection of Books and Records

As a part of our books and records, we will maintain at our principal office an alphabetical list of the names of our common stockholders, along with their addresses and telephone numbers and the number of shares of common stock held by each of them. We will update this stockholder list at least quarterly and it will be available for inspection at our principal office by a common stockholder or his or her designated agent upon request of the stockholder. We will also mail this list to any common stockholder within 10 days of receipt of his or her request. We may impose a reasonable charge for expenses incurred in reproducing such list. Stockholders, however, may not sell or use this list for commercial purposes. The purposes for which stockholders may request this list include matters relating to their voting rights. Each common stockholder who receives a copy of the stockholder list shall keep such list confidential and shall sign a confidentiality agreement to the effect that such stockholder will keep the stockholder list confidential and share such list only with its employees, representatives or agents who agree in writing to maintain the confidentiality of the stockholder list.

If our advisor or our board of directors neglects or refuses to exhibit, produce or mail a copy of the stockholder list as requested, our advisor and/ or board, as the case may be, shall be liable to the common stockholder requesting the list for the costs, including attorneys’ fees, incurred by that stockholder for compelling the production of the stockholder list and any actual damages suffered by any common stockholder for the neglect or refusal to produce the list. It shall be a defense that the actual purpose and reason for the requests for inspection or for a copy of the stockholder list is not for a proper purpose but is instead for the purpose of securing such list of stockholders or other information for the purpose of selling such list or copies thereof, or of using the same for a commercial purpose (such as to solicit the purchase of our shares) other than in the interest of the applicant as a stockholder relative to the affairs of our company. We may require that the stockholder requesting the stockholder list represent that the request is not for a commercial purpose unrelated to the stockholder’s interest in our company. The remedies provided by our charter to stockholders requesting copies of the stockholder list are in addition to, and do not in any way limit, other remedies available to stockholders under federal law, or the law of any state.

Business Combinations

Under the Maryland General Corporation Law, business combinations between a Maryland corporation and an interested stockholder or the interested stockholder’s affiliate are prohibited for five years after the most recent date on which the stockholder becomes an interested stockholder. For this purpose, the term “business combination” includes mergers, consolidations, share exchanges, asset transfers and issuances or reclassifications of equity securities. An “interested stockholder” is defined for this purpose as: (i) any person who beneficially owns 10% or more of the voting power of the corporation’s shares; or (ii) an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting shares of the corporation. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation; and (ii) two-thirds of the votes entitled to be cast by holders of voting shares of the corporation other than shares held by the interested stockholder or its affiliate with whom the business combination is to be effected, or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the Maryland General Corporation Law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

None of these provisions of the Maryland General Corporation Law will apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the interested stockholder becomes an interested stockholder. We have opted out of these provisions by resolution of our board of directors. However, our board of directors may, by resolution, opt in to the business combination statute in the future.

Control Share Acquisitions

The Maryland General Corporation Law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, an officer of the corporation or an employee of the corporation who is also a director of the corporation are excluded from the vote on whether to accord voting rights to the control shares. “Control shares” are voting shares that, if aggregated with all other shares owned by the acquirer or with respect to which the acquirer has the right to vote or to direct the voting of, other than solely by virtue of revocable proxy, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. Except as otherwise specified in the statute, a “control share acquisition” means the acquisition of control shares.

Once a person who has made or proposes to make a control share acquisition has undertaken to pay expenses and has satisfied other required conditions, the person may compel the board of directors to call a special meeting of stockholders to be held within 50 days of the demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved for the control shares at the meeting or if the acquiring person does not deliver an “acquiring person statement” for the control shares as required by the statute, the corporation may redeem any or all of the control shares for their fair value, except for control shares for which voting rights have previously been approved. Fair value is to be determined for this purpose without regard to the absence of voting rights for the control shares, and is to be determined as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights for control shares are considered and not approved.

If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of these appraisal rights may not be less than the highest price per share paid in the control share acquisition. Some of the limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a control share acquisition.

The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our stock. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the Maryland General Corporation Law permits a Maryland corporation with a class of equity securities registered under the Securities Exchange Act of 1934, as amended, and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board,

•	a two-thirds vote requirement for removing a director,

•	a requirement that the number of directors be fixed only by vote of the directors,

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred, and

•	a majority requirement for the calling of a special meeting of stockholders.

We have added provisions to our charter that prohibit us, until such time that our shares of common stock are listed on a national securities exchange, from electing to be subject to the provisions under Subtitle 8. Through provisions in our bylaws unrelated to Subtitle 8, we already vest in our board of directors the exclusive power to fix the number of directorships. Our bylaws may be amended by our stockholders or the board of directors.

Tender Offers by Stockholders

Our charter provides that any tender offer made by a stockholder, including any “mini-tender” offer, must comply with certain notice and disclosure requirements. These procedural requirements with respect to tender offers apply to any widespread solicitation for shares of our stock at firm prices for a limited time period.

In order for one of our stockholders to conduct a tender offer to another stockholder, our charter requires that the stockholder comply with Regulation 14D of the Securities Exchange Act of 1934, as amended, and provide the Company notice of such tender offer at least 10 business days before initiating the tender offer. Pursuant to our charter, Regulation 14D would require any stockholder initiating a tender offer to provide:

•	Specific disclosure to stockholders focusing on the terms of the offer and information about the bidder;

•	The ability to allow stockholders to withdraw tendered shares while the offer remains open;

•	The right to have tendered shares accepted on a pro rata basis throughout the term of the offer if the offer is for less than all of our shares; and

•	That all stockholders of the subject class of shares be treated equally.

In addition to the foregoing, there are certain ramifications to stockholders should they attempt to conduct a noncompliant tender offer. If any stockholder initiates a tender offer without complying with the provisions set forth above, in our sole discretion, we shall have the right to redeem such noncompliant stockholder’s shares and any shares acquired in such tender offer. The noncomplying stockholder shall also be responsible for all of our expenses in connection with that stockholder’s noncompliance.

Dividend Reinvestment Plan

We have adopted a dividend reinvestment plan pursuant to which you may elect to have your dividends and other distributions reinvested in additional shares of our common stock. The following discussion summarizes the principal terms of this plan. Appendix B to this prospectus contains the full text of our dividend reinvestment plan as is currently in effect.

Eligibility

All of our common stockholders are eligible to participate in our dividend reinvestment plan; however, we may elect to deny your participation in the dividend reinvestment plan if you reside in a jurisdiction or foreign country where, in our judgment, the burden or expense of compliance with applicable securities laws makes your participation impracticable or inadvisable.

At any time prior to the listing of our shares on a national stock exchange, you must cease participation in our dividend reinvestment plan if you no longer meet the suitability standards or cannot make the other investor representations set forth in the then-current prospectus or in the subscription agreement. Participants must agree to notify us promptly when they no longer meet these standards. See the “Suitability Standards” section of this prospectus (immediately following the cover page) and the form of subscription agreement attached hereto as Appendix A.

Election to Participate

You may elect to participate in the dividend reinvestment plan by completing the subscription agreement or other approved enrollment form available from the dealer manager or a participating broker-dealer. Your participation in the dividend reinvestment plan will begin with the next distribution made after receipt of your enrollment form. You can choose to have all or a portion of your distributions reinvested through the dividend reinvestment plan. You may also change the percentage of your distributions that will be reinvested at any time by completing a new enrollment form or other form provided for that purpose. You must make any election to increase your level of participation through your participating broker-dealer or the dealer manager.

Stock Purchases

Shares will be purchased under the dividend reinvestment plan on the monthly distribution payment dates. The purchase of fractional shares is a permissible and likely result of the reinvestment of distributions under the dividend reinvestment plan.

The purchase price for shares purchased under the dividend reinvestment plan will initially be $9.50 per share. Once we establish an estimated value per share that is not based on the price to acquire a share in the primary offering or a follow-on public or private offering, shares issued pursuant to our dividend reinvestment plan will be priced at the estimated value per share of our common stock, as determined by our advisor or another firm chosen for that purpose. We expect to establish an estimated value per share not based on the price to acquire a share in the primary offering or a follow-on public or private offering after the completion of our offering stage. We will consider our offering stage complete when we are no longer offering equity securities – whether through this offering or follow-on public or private offerings – and have not done so for 18 months. (For purposes of this definition, we do not consider “equity offerings” to include offerings on behalf of selling stockholders or offerings related to any dividend reinvestment plan, employee benefit plan or the redemption of interests in our Operating Partnership.)

Account Statements

You or your designee will receive a confirmation of your purchases under the dividend reinvestment plan no less than quarterly. Your confirmation will disclose the following information:

•	each distribution reinvested for your account during the period;

•	the date of the reinvestment;

•	the number and price of the shares purchased by you; and

•	the total number of shares in your account.

In addition, within 90 days after the end of each calendar year, we will provide you with an individualized report on your investment, including the purchase dates, purchase price, number of shares owned and the amount of distributions made in the prior year. We will also provide to all participants in the plan, without charge, all supplements to and updated versions of this prospectus, as required under applicable securities laws.

Fees and Commissions and Use of Proceeds

No selling commissions or dealer manager fees will be payable on shares sold under the dividend reinvestment plan. We expect to use the net proceeds from the sale of shares under our dividend reinvestment plan for general corporate purposes, including, but not limited to, the following:

•	the repurchase of shares under our share redemption program;

•	reserves required by any financings of our investments;

•	future funding obligations under any real estate loan receivable we acquire;

•	acquisition or origination of assets, which would include payment of acquisition fees or origination fees to our advisor (see “Management Compensation”);

•	the repayment of debt;

•

expenses relating to our investments, such as purchasing a loan senior to ours to protect our junior position in the event of a default by the borrower on the senior loan, making protective advances to preserve collateral securing a loan, or making capital and tenant improvements or paying leasing costs and commissions related to real property obtained through foreclosure or otherwise.

We cannot predict with any certainty how much, if any, dividend reinvestment plan proceeds will be available for specific purposes.

Voting

You may vote all shares, including fractional shares, that you acquire through the dividend reinvestment plan.

Tax Consequences of Participation

If you elect to participate in the dividend reinvestment plan and are subject to federal income taxation, you will incur a tax liability for distributions allocated to you even though you have elected not to receive the distributions in cash but rather to have the distributions withheld and reinvested pursuant to the dividend reinvestment plan. Specifically, you will be treated as if you have received the distribution from us in cash and then applied such distribution to the purchase of additional shares. In addition, to the extent you purchase shares through our dividend reinvestment plan at a discount to their fair market value, you will be treated for tax purposes as receiving an additional distribution equal to the amount of the discount.

At least until we establish an estimated value per share not based on the last price paid to acquire a share in this offering or a follow-on public or private offering, we expect that (i) we will sell shares under the dividend reinvestment plan at $9.50 per share, (ii) no secondary trading market for our shares will develop and (iii) our advisor will estimate the fair market value of a share to be $10.00. Therefore, at least until we establish an estimated value per share not based on the last price paid to acquire a share in this offering or a follow-on public or private offering, participants in our dividend reinvestment plan will be treated as having received a distribution of $10.00 for each $9.50 reinvested by them under our dividend reinvestment plan. You will be taxed on the amount of such distribution as a dividend to the extent such distribution is from current or accumulated earnings and profits, unless we have designated all or a portion of the distribution as a capital gain distribution. See “Federal Income Tax Considerations — Taxation of Stockholders.” We will withhold 28% of the amount of dividends or distributions paid if you fail to furnish a valid taxpayer identification number, fail to properly report interest or distributions or fail to certify that you are not subject to withholding.

Termination of Participation

Once enrolled, you may continue to purchase shares under our dividend reinvestment plan until we have sold all of the shares registered in this offering, have terminated this offering or have terminated the dividend reinvestment plan. You may terminate your participation in the dividend reinvestment plan at any time by providing us with written notice. For your termination to be effective for a particular distribution, we must have received your notice of termination at least 10 business days prior to the last day of the fiscal period to which the distribution relates. Any transfer of your shares will effect a termination of the participation of those shares in the dividend reinvestment plan. We will terminate your participation in the dividend reinvestment plan to the extent that a reinvestment of your distributions would cause you to violate the ownership limit contained in our charter, unless you have obtained an exemption from the ownership limit from our board of directors.

Amendment or Termination of Plan

We may amend or terminate the dividend reinvestment plan for any reason at any time upon 10 days’ written notice to the participants. We may provide notice by including such information (a) in a Current Report on Form 8-K or in our annual or quarterly reports, all publicly filed with the SEC or (b) in a separate mailing to the participants.

Share Redemption Program

Our board of directors has adopted a share redemption program that may enable you to sell your shares of common stock to us in limited circumstances. In its sole discretion, our board of directors could choose to terminate the program or to amend its provisions without stockholder approval. Unless the shares are being redeemed in connection with a stockholder’s death, “qualifying disability” (as defined below) or “determination of incompetence” (as defined below), the prices at which we will redeem shares are as follows:

•	The lower of $9.25 or 92.5% of the price paid to acquire the shares from us for stockholders who have held their shares for at least one year;

•	The lower of $9.50 or 95.0% of the price paid to acquire the shares from us for stockholders who have held their shares for at least two years;

•	The lower of $9.75 or 97.5% of the price paid to acquire the shares from us for stockholders who have held their shares for at least three years; and

•	The lower of $10.00 or 100% of the price paid to acquire the shares from us for stockholders who have held their shares for at least four years.

Notwithstanding the above, once we establish an estimated value per share of our common stock that is not based on the price to acquire a share in our primary offering or a follow-on public or private offering, the redemption price per share for all stockholders would be equal to the estimated value per share, as determined by our advisor or another firm chosen for that purpose. We expect to establish an estimated value per share after the completion of our offering stage. We will consider our offering stage complete when we are no longer offering equity securities – whether through this offering or follow-on public or private offerings – and have not done so for 18 months. We would report this redemption price to you in our annual report and the three quarterly reports that we publicly file with the SEC. (For purposes of this definition, we do not consider “equity offerings” to include offerings on behalf of selling stockholders or offerings related to a dividend reinvestment plan, employee benefit plan or the redemption of interests in the Operating Partnership).

There are several limitations on our ability to redeem shares under the program:

•

Unless the shares are being redeemed in connection with a stockholder’s death, “qualifying disability” or “determination of incompetence,” we may not redeem shares unless the stockholder has held the shares for one year.

•

Our share redemption program limits the number of shares we may redeem to those that we could purchase with the net proceeds from the sale of shares under our dividend reinvestment plan during the prior calendar year.

•	During any calendar year, we may redeem no more than 5% of the weighted-average number of shares outstanding during the prior calendar year.

•

We have no obligation to redeem shares if the redemption would violate the restrictions on distributions under Maryland law, which prohibits distributions that would cause a corporation to fail to meet statutory tests of solvency.

We will redeem shares on the last business day of each month. The program administrator must receive your written request for redemption at least five business days before that date in order for us to repurchase your shares that month. If we could not repurchase all shares presented for redemption in any month, we would attempt to honor redemption requests on a pro rata basis. We will deviate from pro rata purchases in two minor ways: (i) if a pro rata redemption would result in you owning less than half of the minimum purchase amount described below under “Plan of Distribution — Minimum Purchase Requirements,” then we will redeem all of your shares; and (ii) if a pro rata redemption would result in you owning more than half but less than all of the minimum purchase amount, then we will not redeem any shares that would reduce your holdings below the minimum purchase amount. In the event that you were redeeming all of your shares, there would be no holding period requirement for shares purchased pursuant to our dividend reinvestment plan.

If we did not completely satisfy a stockholder’s redemption request at month-end because the program administrator did not receive the request in time or because of the restrictions on the number of shares we could redeem under the program, we would treat the unsatisfied portion of the redemption request as a request for redemption at the next redemption date funds are available for redemption unless the stockholder withdrew his or her request before the next date for redemptions. Any stockholder could withdraw a redemption request upon written notice to the program administrator if such notice were received by us at least five business days before the date for redemptions.

In several respects we would treat redemptions sought upon a stockholder’s death, “qualifying disability” or “determination of incompetence” differently from other redemptions:

•	there is no one-year holding requirement;

•

until we establish an estimated value per share, which we expect to be after the completion of our offering stage (as described above), the redemption price is the amount paid to acquire the shares from us; and

•	once we have established an estimated value per share, the redemption price would be the estimated value of the shares, as determined by our advisor or another firm chosen for that purpose.

In order for a disability to entitle a stockholder to the special redemption terms described above (a “qualifying disability”), (i) the stockholder would have to receive a determination of disability based upon a physical or mental condition or impairment arising after the date the stockholder acquired the shares to be redeemed, and (ii) such determination of disability would have to be made by the governmental agency responsible for reviewing the disability retirement benefits that the stockholder could be eligible to receive (the “applicable governmental agency”). The “applicable governmental agencies” would be limited to the following: (i) if the stockholder paid Social Security taxes and, therefore, could be eligible to receive Social Security disability benefits, then the applicable governmental agency would be the Social Security Administration or the agency charged with responsibility for administering Social Security disability benefits at that time if other than the Social Security Administration; (ii) if the stockholder did not pay Social Security benefits and, therefore, could not be eligible to receive Social Security disability benefits, but the stockholder could be eligible to receive disability benefits under the Civil Service Retirement System (“CSRS”), then the applicable governmental agency would be the U.S. Office of Personnel Management or the agency charged with responsibility for administering CSRS benefits at that time if other than the Office of Personnel Management; or (iii) if the stockholder did not pay Social Security taxes and therefore could not be eligible to receive Social Security benefits but suffered a disability that resulted in the stockholder’s discharge from military service under conditions that were other than dishonorable and, therefore, could be eligible to receive military disability benefits, then the applicable governmental agency would be the Department of Veterans Affairs or the agency charged with the responsibility for administering military disability benefits at that time if other than the Department of Veterans Affairs.

Disability determinations by governmental agencies for purposes other than those listed above, including but not limited to worker’s compensation insurance, administration or enforcement of the Rehabilitation Act or Americans with Disabilities Act, or waiver of insurance premiums would not entitle a stockholder to the special redemption terms described above. Redemption requests following an award by the applicable governmental agency of disability benefits would have to be accompanied by: (i) the investor’s initial application for disability benefits and (ii) a Social Security Administration Notice of Award, a U.S. Office of Personnel Management determination of disability under CSRS, a Department of Veterans Affairs record of disability-related discharge or such other documentation issued by the applicable governmental agency that we would deem acceptable and would demonstrate an award of the disability benefits.

We understand that the following disabilities do not entitle a worker to Social Security disability benefits:

•	disabilities occurring after the legal retirement age; and

•	disabilities that do not render a worker incapable of performing substantial gainful activity.

Therefore, such disabilities would not qualify for the special redemption terms, except in the limited circumstances when the investor would be awarded disability benefits by the other “applicable governmental agencies” described above.

In order for a determination of incompetence or incapacitation (a “determination of incompetence”) to entitle a stockholder to the special redemption terms, a state or federal court located in the United States must declare, determine or find the stockholder to be (i) mentally incompetent to enter into a contract, to prepare a will or to make medical decisions or (ii) mentally incapacitated. In both cases such determination must be made by the court after the date the stockholder acquired the shares to be redeemed. A determination of incompetence or incapacitation by any other person or entity, or for any purpose other than those listed above, will not entitle a stockholder to the special redemption terms. Redemption requests following a “determination of incompetence” must be accompanied by the court order, determination or certificate declaring the stockholder incompetent or incapacitated.

Our board of directors may amend, suspend or terminate the program upon 30 days’ notice. We may provide notice by including such information (a) in a Current Report on Form 8-K or in our annual or quarterly reports, all publicly filed with the SEC or (b) in a separate mailing to the stockholders. During this offering, we would also include this information in a prospectus supplement or post-effective amendment to the registration statement, as required under federal securities laws.

Our share redemption program only provides stockholders a limited ability to redeem shares for cash until a secondary market develops for our shares, at which time the program would terminate. No such market presently exists, and we cannot assure you that any market for your shares will ever develop.

Qualifying stockholders who desire to redeem their shares would have to give written notice to us by completing a redemption request form and returning it as follows:

•	Regular mail: KBS Strategic Opportunity REIT, Inc., c/o DST Systems, Inc., PO Box 219015, Kansas City, MO 64121-9015.

•	Overnight mail: KBS Strategic Opportunity REIT, Inc., c/o DST Systems, Inc., 430 W. 7th Street, Kansas City, MO 64105.

Redemption request forms are available by contacting your financial advisor or by calling (866) 527-4264.

Registrar and Transfer Agent

We have engaged DST Systems, Inc. to serve as the registrar and transfer agent for our common stock.

Restrictions on Roll-Up Transactions

A Roll-up Transaction is a transaction involving the acquisition, merger, conversion or consolidation, directly or indirectly, of us and the issuance of securities of an entity that is created or would survive after the successful completion of a Roll-up Transaction, which we refer to as a Roll-up Entity. This term does not include:

•	a transaction involving our securities that have been for at least 12 months listed on a national securities exchange; or

•

a transaction involving only our conversion into a trust or association if, as a consequence of the transaction, there will be no significant adverse change in the voting rights of our common stockholders, the term of our existence, the compensation to our advisor or our investment objectives.

In connection with any proposed Roll-up Transaction, an appraisal of all our assets will be obtained from a competent independent appraiser. Our assets will be appraised on a consistent basis, and the appraisal will be based on an evaluation of all relevant information and will indicate the value of our assets as of a date immediately preceding the announcement of the proposed Roll-up Transaction. If the appraisal will be included in a prospectus used to offer the securities of a Roll-Up Entity, the appraisal will be filed with the SEC and, if applicable, the states in which registration of such securities is sought, as an exhibit to the registration statement for the offering. The appraisal will assume an orderly liquidation of assets over a 12-month period. The terms of the engagement of the independent appraiser will clearly state that the engagement is for our benefit and the benefit of our stockholders. A summary of the appraisal, indicating all material assumptions underlying the appraisal, will be included in a report to our stockholders in connection with any proposed Roll-up Transaction.

In connection with a proposed Roll-up Transaction, the person sponsoring the Roll-up Transaction must offer to our common stockholders who vote “no” on the proposal the choice of:

(1)	accepting the securities of the Roll-up Entity offered in the proposed Roll-up Transaction; or

(2)	one of the following:

(A)	remaining as common stockholders of us and preserving their interests in us on the same terms and conditions as existed previously; or

(B)	receiving cash in an amount equal to the stockholders’ pro rata share of the appraised value of our net assets.

We are prohibited from participating in any proposed Roll-up Transaction:

•

that would result in our common stockholders having democracy rights in a Roll-up Entity that are less than those provided in our charter and bylaws with respect to the election and removal of directors and the other voting rights of our common stockholders, annual reports, annual and special meetings of common stockholders, the amendment of our charter and our dissolution;

•

that includes provisions that would operate to materially impede or frustrate the accumulation of shares by any purchaser of the securities of the Roll-up Entity, except to the minimum extent necessary to preserve the tax status of the Roll-up Entity, or that would limit the ability of an investor to exercise the voting rights of its securities of the Roll-up Entity on the basis of the number of shares of common stock that such investor had held in us;

•

in which investors’ rights of access to the records of the Roll-up Entity would be less than those provided in our charter and described in the section of this prospectus entitled “Description of Shares — Meetings and Special Voting Requirements;” or

•	in which any of the costs of the Roll-up Transaction would be borne by us if the Roll-up Transaction would not be approved by our common stockholders.

THE OPERATING PARTNERSHIP AGREEMENT

General

KBS Strategic Opportunity Limited Partnership, which we refer to as the Operating Partnership, is a newly formed Delaware limited partnership. We expect to own substantially all of our assets and conduct our operations through the Operating Partnership. We are the sole general partner of the Operating Partnership and, as of the date of this prospectus, our wholly owned subsidiary, KBS Strategic Opportunity Holdings LLC, is the sole limited partner of the Operating Partnership. As the sole general partner, we have the exclusive power to manage and conduct the business of the Operating Partnership.

As we accept subscriptions for shares in this offering, we will transfer substantially all of the net proceeds of the offering to our Operating Partnership as a capital contribution in exchange for units of limited partnership interest that will be held by our wholly owned subsidiary, KBS Strategic Opportunity Holdings; however, we will be deemed to have made capital contributions in the amount of the gross offering proceeds received from investors. The Operating Partnership will be deemed to have simultaneously paid the selling commissions and other costs associated with the offering.

As a result of this structure, we are considered an UPREIT, or an umbrella partnership real estate investment trust. An UPREIT is a structure that REITs often use to acquire real property from sellers on a tax-deferred basis because the sellers can generally accept partnership units and defer taxable gain otherwise required to be recognized by them upon the disposition of their properties. Such sellers may also desire to achieve diversity in their investment and other benefits afforded to stockholders in a REIT. For purposes of satisfying the asset and income tests for qualification as a REIT, the REIT’s proportionate share of the assets and income of the Operating Partnership will be deemed to be assets and income of the REIT.

If we ever decide to acquire properties in exchange for units of limited partnership interest in the Operating Partnership, we expect to amend and restate the partnership agreement to provide substantially as set forth below.

Capital Contributions

We would expect the partnership agreement to require us to contribute the proceeds of any offering of our shares of stock to the Operating Partnership as an additional capital contribution. If we did contribute additional capital to the Operating Partnership, we would receive additional partnership units and our percentage interest in the Operating Partnership would be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the Operating Partnership at the time of such contributions. We also expect that the partnership agreement would allow us to cause the Operating Partnership to issue partnership interests for less than their fair market value if we conclude in good faith that such issuance is in the best interest of the Operating Partnership and us. The Operating Partnership would also be able to issue preferred partnership interests in connection with acquisitions of property or otherwise. These preferred partnership interests could have priority over common partnership interests with respect to distributions from the Operating Partnership, including priority over the partnership interests that we would own as a limited partner. If the Operating Partnership would require additional funds at any time in excess of capital contributions made by us or from borrowing, we could borrow funds from a financial institution or other lender and lend such funds to the Operating Partnership on the same terms and conditions as are applicable to our borrowing of such funds.

Operations

We would expect the partnership agreement to provide that, so long as we remain qualified as a REIT, the Operating Partnership would be operated in a manner that would enable us to satisfy the requirements for being classified as a REIT for tax purposes. We would also have the power to take actions to ensure that the Operating Partnership would not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Internal Revenue Code. Classification as a publicly traded partnership could result in the Operating Partnership being taxed as a corporation, rather than as a partnership.

Distributions and Allocations of Profits and Losses

The partnership agreement would provide that the Operating Partnership would distribute cash flow from operations to its partners in accordance with their respective percentage interests on at least a monthly basis in amounts that we determine. The effect of these distributions would be that a holder of one unit of limited partnership interest in our Operating Partnership would receive the same amount of annual cash flow distributions as the amount of annual distributions paid to the holder of one of our shares of common stock.

Similarly, the partnership agreement would provide that the Operating Partnership would allocate taxable income to its partners in accordance with their respective percentage interests. Subject to compliance with the provisions of Sections 704(b) and 704(c) of the Internal Revenue Code and the corresponding Treasury regulations, the effect of these allocations would be that a holder of one unit of limited partnership interest in the Operating Partnership would be allocated taxable income for each taxable year in an amount equal to the amount of taxable income to be recognized by a holder of one of our shares of common stock. Losses, if any, would generally be allocated among the partners in accordance with their respective percentage interests in the Operating Partnership. Losses could not be passed through to our stockholders.

Upon liquidation of the Operating Partnership, after payment of, or adequate provision for, debts and obligations of the Operating Partnership, including partner loans, any remaining assets of the Operating Partnership would be distributed to its partners in accordance with their respective positive capital account balances.

Rights, Obligations and Powers of the General Partner

We would expect to be the sole general partner of the Operating Partnership. As sole general partner, we generally would have complete and exclusive discretion to manage and control the Operating Partnership’s business and to make all decisions affecting its assets. Under an amended and restated partnership agreement, we would also expect to have the authority to:

•	acquire, purchase, own, manage and dispose of loans, securities, real property and any other assets;

•	construct buildings and make other improvements on owned or leased properties;

•	authorize, issue, sell, redeem or otherwise purchase any debt or other securities;

•	borrow or loan money;

•	originate loans;

•	make or revoke any tax election;

•	maintain insurance coverage in amounts and types as we determine is necessary;

•	retain employees or other service providers;

•	form or acquire interests in joint ventures; and

•	merge, consolidate or combine the Operating Partnership with another entity.

Under an amended and restated partnership agreement, we expect that the Operating Partnership would continue to pay all of the administrative and operating costs and expenses it incurs in acquiring or originating and operating and managing investments. The Operating Partnership would also pay all of our administrative costs and expenses and such expenses would be treated as expenses of the Operating Partnership. Such expenses would include:

•	all expenses relating to our organization and continuity of existence;

•	all expenses relating to the public offering and registration of our securities;

•	all expenses associated with the preparation and filing of our periodic reports under federal, state or local laws or regulations;

•	all expenses associated with our compliance with applicable laws, rules and regulations; and

•	all of our other operating or administrative costs incurred in the ordinary course of business.

The only costs and expenses we could incur that the Operating Partnership would not reimburse would be costs and expenses relating to assets we may own outside of the Operating Partnership. We would pay the expenses relating to such assets directly.

Exchange Rights

We expect that an amended and restated partnership agreement would also provide for exchange rights. We expect the limited partners of the Operating Partnership would have the right to cause the Operating Partnership to redeem their units of limited partnership interest for cash equal to the value of an equivalent number of our shares, or, at our option, we could purchase their units of limited partnership interest for cash or by issuing one share of our common stock for each unit redeemed. Limited partners, however, would not be able to exercise this exchange right if and to the extent that the delivery of our shares upon such exercise would:

•	result in any person owning shares in excess of the ownership limit in our charter (unless exempted by our board of directors);

•	result in our shares being owned by fewer than 100 persons;

•	result in our shares being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code; or

•	cause us to own 10% or more of the ownership interests in a tenant within the meaning of Section 856(d)(2)(B) of the Internal Revenue Code.

Furthermore, limited partners could exercise their exchange rights only after their units of limited partnership interest had been outstanding for one year. A limited partner could not deliver more than two exchange notices each calendar year and would not be able to exercise an exchange right for less than 1,000 units of limited partnership interest, unless such limited partner held less than 1,000 units. In that case, he would be required to exercise his exchange right for all of his units.

Change in General Partner

We expect that we generally would not be able to withdraw as the general partner of the Operating Partnership or transfer our general partnership interest in the Operating Partnership (unless we transferred our interest to a wholly owned subsidiary). The principal exception to this would be if we merged with another entity and (i) the holders of a majority of partnership units (including those we held) approved the transaction; (ii) the limited partners received or had the right to receive an amount of cash, securities or other property equal in value to the amount they would have received if they had exercised their exchange rights immediately before such transaction; (iii) we were the surviving entity and our stockholders did not receive cash, securities or other property in the transaction; or (iv) the successor entity contributed substantially all of its assets to the Operating Partnership in return for an interest in the Operating Partnership and agreed to assume all obligations of the general partner of the Operating Partnership. If we voluntarily sought protection under bankruptcy or state insolvency laws, or if we were involuntarily placed under such protection for more than 90 days, we would be deemed to be automatically removed as the general partner. Otherwise, the limited partners would not have the right to remove us as general partner.

Transferability of Interests

With certain exceptions, the limited partners would not be able to transfer their interests in the Operating Partnership, in whole or in part, without our written consent as the general partner.

Amendment of Limited Partnership Agreement

We expect amendments to the amended and restated partnership agreement would require the consent of the holders of a majority of the partnership units including the partnership units we and our affiliates held. Additionally, we, as general partner, would be required to approve any amendment. We expect that certain amendments would have to be approved by a majority of the units held by third-party limited partners.

PLAN OF DISTRIBUTION

General

We are publicly offering a minimum of 250,000 shares and a maximum of 140,000,000 shares of our common stock on a “best efforts” basis through KBS Capital Markets Group, our dealer manager. Because this is a “best efforts” offering, KBS Capital Markets Group must use only its best efforts to sell the shares and has no firm commitment or obligation to purchase any of our shares. We are offering up to 100,000,000 shares of common stock in our primary offering at $10 per share, with discounts available for certain categories of purchasers as described below. We are also offering up to 40,000,000 shares pursuant to our dividend reinvestment plan at a purchase price initially equal to $9.50 per share. Once we establish an estimated value per share that is not based on the price to acquire a share in the primary offering or a follow-on public or private offering, shares issued pursuant to our dividend reinvestment plan will be priced at the estimated value per share of our common stock, as determined by our advisor or another firm chosen for that purpose. We expect to establish an estimated value per share not based on the price to acquire a share in the primary offering or a follow-on public or private offering after the completion of our offering stage. We will consider our offering stage complete when we are no longer offering equity securities – whether through this offering or follow-on public or private offerings – and have not done so for 18 months. (For purposes of this definition, we do not consider “equity offerings” to include offerings on behalf of selling stockholders or offerings related to any dividend reinvestment plan, employee benefit plan or the redemption of interests in our Operating Partnership.)

We expect to sell the 100,000,000 shares offered in our primary offering within one year of breaking escrow. If we have not sold all of the shares within one year of breaking escrow, we may continue this offering until                     . Under rules promulgated by the SEC, in some circumstances we could continue our primary offering until as late as                     . If we decide to extend the primary offering period, we will provide that information in a prospectus supplement. We may continue to offer shares under our dividend reinvestment plan beyond these dates until we have sold 40,000,000 shares through the reinvestment of distributions. In many states, we will need to renew the registration statement or file a new registration statement to continue the offering beyond the one year registration period permitted under many states securities laws. We may terminate this offering at any time.

Our dealer manager, KBS Capital Markets Group, has a limited operating history. KBS Capital Markets Group registered as a broker-dealer with the SEC in October 2004, and this offering will be the third offering conducted by our dealer manager. The principal business of KBS Capital Markets Group is participating in and facilitating the distribution of securities of KBS-sponsored programs. KBS Capital Markets Group is indirectly owned and controlled by our sponsors, Peter M. Bren, Keith D. Hall, Peter McMillan III and Charles J. Schreiber, Jr. For additional information about our dealer manager, including information related to its affiliation with us and our advisor, see “Management — Other Affiliates — Dealer Manager,” and “Conflicts of Interest — Affiliated Dealer Manager” and “— Certain Conflict Resolution Measures.”

Compensation of Dealer Manager and Participating Broker-Dealers

Except as provided below, KBS Capital Markets Group will receive selling commissions of 6.0% of the gross offering proceeds for shares sold in our primary offering. The dealer manager will receive 3.5% of the gross offering proceeds as compensation for acting as the dealer manager, except that a reduced dealer manager fee will be paid with respect to certain volume discount sales. We will not pay any selling commissions or dealer manager fees for shares sold under our dividend reinvestment plan. We will also reimburse the dealer manager for bona fide invoiced due diligence expenses, described below.

We expect the dealer manager to authorize other broker-dealers that are members of FINRA, which we refer to as participating broker-dealers, to sell our shares. Except as provided below, our dealer manager will reallow all of its selling commissions attributable to a participating broker-dealer.

We may also sell shares at a discount to the primary offering price of $10.00 per share through the following distribution channels in the event that the investor:

•	pays a broker a single fee, e.g., a percentage of assets under management, for investment advisory and broker services, which is frequently referred to as a “wrap fee”;

•

has engaged the services of a registered investment advisor with whom the investor has agreed to pay compensation for investment advisory services or other financial or investment advice (other than a registered investment advisor that is also registered as a broker-dealer who does not have a fixed or “wrap fee” feature or other asset fee arrangement with the investor); or

•	is investing through a bank acting as trustee or fiduciary.

If an investor purchases shares through one of these channels in our primary offering, we will sell the shares at a 6.0% discount, or at $9.40 per share, reflecting that selling commissions will not be paid in connection with such purchases. We will receive substantially the same net proceeds for sales of shares through these channels. Neither the Dealer Manager nor its affiliates will compensate any person engaged as an investment advisor by a potential investor as an inducement for such investment advisor to advise favorably for an investment in us.

If an investor purchases shares in the offering net of commissions through a registered investment advisor with whom the investor has agreed to pay compensation for investment advisory services or other financial or investment advice and if in connection with such purchase the investor must also pay a broker-dealer for custodial or other services relating to holding the shares in the investor’s account, we will reduce the aggregate purchase price of the investor’s shares by the amount of the annual custodial or other fees paid to the broker-dealer in an amount up to $250. Each investor will receive only one reduction in purchase price for such fees and this reduction in the purchase price of our shares is only available for the investor’s initial investment in our common stock. The investor must include the “Request for Broker Dealer Custodial Fee Reimbursement Form” with his or her subscription agreement to have the purchase price of the investor’s initial investment in shares reduced by the amount of his or her annual custodial fee and the investor must include support for the amount of his or her annual custodial fee with the subscription agreement.

The dealer manager may reallow to any participating broker-dealer up to 1% of the gross offering proceeds attributable to that participating broker-dealer as a marketing fee. Our dealer manager may increase the amount of the reallowance in special cases up to a maximum of 2.5% of the gross offering proceeds attributable to that participating broker-dealer. Whether the reallowance to any participating broker-dealer will exceed 1%, and the extent of any excess, will not depend on the actual amount of gross proceeds raised by that broker-dealer. Rather, the dealer manager expects that any decision to reallow more than 1% of gross offering proceeds from the dealer manager fee would be based solely on projected sales volume of at least $200 million on an annualized basis by the participating broker-dealer at the time it enters into a selling agreement and marketing fee agreement with the dealer manager. For volume discount sales of $3,000,000 or more, the dealer manager fee is reduced as set forth below. The amount of the dealer manager fee reallowed to a participating broker-dealer in that instance will be negotiated on a transaction by transaction basis. The marketing fee paid to participating broker-dealers would be paid by the dealer manager out of its dealer manager fee. In addition to selling commissions and marketing fees, and subject to the limits described below, we may reimburse the dealer manager for reimbursements it may make to broker-dealers for bona fide due diligence expenses.

In addition to the compensation described above, we will also reimburse the dealer manager and its affiliates for some of their underwriting expenses in connection with the offering as described under the caption “Other Underwriting Compensation Reimbursable by Us” in the table below. This table sets forth the nature and estimated amount of all items viewed as “underwriting compensation” by FINRA, assuming we sell all of the shares offered hereby. To show the maximum amount of dealer manager and participating broker-dealer compensation that we may pay in this offering, this table assumes that all shares are sold through distribution channels associated with the highest possible selling commissions and dealer manager fees.

Dealer Manager and

Participating Broker-Dealer Compensation

	Total Compensation		% of Primary Offering Gross Proceeds
Selling commissions (maximum)	$60,000,000		6.0%
Dealer manager fee (maximum) (1)	35,000,000		3.5%
Other Underwriting Compensation Reimbursable by Us:
Expense reimbursements for retail conferences and industry conferences (2) (3)	1,145,100	(4)	0.115%
Expense reimbursement for bona fide training and education meetings held by us (3) (5)	1,906,200	(4)	0.191%
Expense reimbursement for technology and other costs (3) (6)	150,000	(4)	*
Legal fees allocable to the dealer manager (3)	100,000	(4)	*
Promotional items (3)	175,000	(4)	*

Total	$98,476,300		9.85%

 * Less than 0.1%.

(1) KBS Capital Markets Group will use the dealer manager fee to pay commissions and salaries of its registered persons engaged in marketing this offering, to pay reallowances to participating broker-dealers as marketing fees, to pay sales incentives to its registered persons, and to pay travel and lodging expenses of its registered persons in the normal course of this offering. KBS Capital Markets Group may use a portion of the dealer manager fee to provide non-cash incentives for registered representatives of participating broker–dealers and registered persons associated with KBS Capital Markets Group that in no event will exceed the limits set forth in Rule 2310(c)(2) of the FINRA Manual. Such non-cash incentives may include (i) a de minimis amount of gifts (currently $100 per person annually), and (ii) the payment or reimbursement of costs for an occasional meal or ticket to a sporting event or the theater or comparable entertainment which is neither so frequent nor so extensive as to raise any question of propriety and is not preconditioned on achievement of a sales target. Such meals, sporting events, theater or comparable entertainment events may be held in connection with retail conferences or other meetings between registered representatives of participating broker-dealers and registered persons associated with KBS Capital Markets Group. The remainder of the dealer manager fee is expected to be retained by KBS Capital Markets Group to pay for its operating expenses.

(2) These fees consist of reimbursements for attendance and sponsorship fees payable to participating broker-dealers hosting a retail seminar and travel, meals and lodging costs incurred by registered persons associated with KBS Capital Markets Group and officers and employees of our affiliates to attend retail conferences sponsored by participating broker-dealers, other meetings with participating broker-dealers and industry conferences.

(3) Subject to the cap on organization and offering expenses described below, we will reimburse KBS Capital Markets Group or its affiliates for these expenses. In some cases, these payments will serve to reimburse KBS Capital Markets Group for amounts it has paid to participating broker-dealers for the items noted.

(4) Amounts shown are estimates.

(5) These fees consist of expense reimbursements for actual costs incurred in connection with attending bona fide training and education meetings hosted by us. The expenses consist of (a) the travel, meals and lodging of (i) representatives of participating broker-dealers and (ii) registered persons associated with KBS Capital Markets Group and (b) reimbursement of the portion of a dual employee’s salary paid by KBS Capital Markets Group attributable to time spent planning and coordinating bona fide training and education meetings on our behalf.

(6) These fees consist of expense reimbursements to participating broker-dealers in special cases for technology costs associated with the offering, costs and expenses related to such technology costs, and costs and expenses associated with the facilitation of the marketing of our shares and the ownership of our shares by such broker-dealers’ customers.

Subject to the cap on organization and offering expenses described below, we will also reimburse the dealer manager for reimbursements it may make to broker-dealers for bona fide invoiced due diligence expenses or, in certain circumstances, pay bona fide invoiced due diligence expenses directly. We estimate these expenses will be approximately $250,000.

Under the rules of FINRA, total underwriting compensation in this offering, including selling commissions, the dealer manager fee and the underwriting expenses reimbursable by us (excluding reimbursement for bona fide invoiced due diligence expenses), may not exceed 10% of the gross offering proceeds of our primary offering. In addition to the limits on underwriting compensation, FINRA and many states also limit our total organization and offering expenses to 15% of gross offering proceeds. After the termination of the primary offering and again after termination of the offering under our dividend reinvestment plan, KBS Capital Advisors has agreed to reimburse us to the extent that organization and offering expenses incurred by us exceed 15% of our gross proceeds from the applicable offering. However, we expect the total organization and offering expenses of our primary offering to be approximately 10.92% of the gross offering proceeds from the primary offering, and the total organization and offering expenses of our dividend reinvestment plan to be approximately 0.17% of the gross offering proceeds from the dividend reinvestment plan, assuming we raise the maximum offering amount.

To the extent permitted by law and our charter, we will indemnify the participating broker-dealers and the dealer manager against some civil liabilities, including certain liabilities under the Securities Act and liabilities arising from breaches of our representations and warranties contained in the dealer manager agreement. See “Management — Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents.”

The dealer manager has agreed to sell up to 5% of the shares offered hereby in our primary offering to persons to be identified by us at a discount from the public offering price. We intend to use this “friends and family” program to sell shares to our directors, officers, business associates and others to the extent consistent with applicable laws and regulations. We will require all such purchasers to represent that they are purchasing shares for investment only and to enter into one-year lock-up agreements with respect to the purchased shares. The purchase price for such shares will be $9.40 per share, reflecting that selling commissions in the amount of $0.60 per share will not be payable in connection with such sales. The net proceeds to us from such sales made net of commissions will be substantially the same as the net proceeds we receive from other sales of shares. Purchases under this “friends and family” program will not count toward meeting the minimum offering threshold.

We may sell shares to participating broker-dealers, their retirement plans, their representatives and the family members, IRAs and the qualified plans of their representatives at a purchase price of $9.40 per share, reflecting that selling commissions in the amount of $0.60 per share will not be payable in consideration of the services rendered by such broker-dealers and representatives in the offering. For purposes of this discount, we consider a family member to be a spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in law or brother- or sister-in-law. The net proceeds to us from the sales of these shares will be substantially the same as the net proceeds we receive from other sales of shares. Sales of these shares will count toward meeting the minimum offering threshold.

We are offering volume discounts to investors who purchase $1,000,000 or more of shares through the same participating broker-dealer in our primary offering. The net proceeds to us from a sale eligible for a volume discount will be the same, but the selling commissions and, in some cases, the dealer manager fees we pay will be reduced. Because the dealer manager reallows all selling commissions, the amount of commissions participating broker-dealers receive for such sales will be reduced.

The following table shows the discounted price per share and the reduced selling commissions and dealer manager fees payable for volume sales of our shares.

Dollar Volume Shares Purchased			Sales Commissions (Based on $10.00 Price Per Share)	Dealer Manager Fee (Based on $10.00 Price Per Share)	Price Per Share to Investor
$ 0	to	$ 999,999	6.0%	3.5%	$10.00
$1,000,000	to	$1,999,999	5.0%	3.5%	$ 9.90
$2,000,000	to	$2,999,999	4.0%	3.5%	$ 9.80
$3,000,000	to	$3,999,999	3.0%	3.0%	$ 9.65
$4,000,000	to	$9,999,999	2.0%	2.5%	$ 9.50
$10,000,000	and above		1.0%	2.5%	$ 9.40

We will apply the reduced selling price, selling commission and dealer manager fee to the entire purchase. All commission rates and dealer manager fees are calculated assuming a price per share of $10.00. For example, a purchase of 250,000 shares in a single transaction would result in a purchase price of $2,450,000 ($9.80 per share), selling commissions of $100,000 and dealer manager fees of $87,500.

To qualify for a volume discount as a result of multiple purchases of our shares you must use the same participating broker-dealer and you must mark the “Additional Investment” space on the subscription agreement. We are not responsible for failing to combine purchases if you fail to mark the “Additional Investment” space. Once you qualify for a volume discount, you will be eligible to receive the benefit of such discount for subsequent purchases of shares in our primary offering through the same participating broker-dealer. If a subsequent purchase entitles an investor to an increased reduction in sales commissions and/or the dealer manager fee, the volume discount will apply only to the current and future investments.

To the extent purchased through the same participating broker-dealer, the following persons may combine their purchases as a “single purchaser” for the purpose of qualifying for a volume discount:

•	an individual, his or her spouse, their children under the age of 21 and all pension or trust funds established by each such individual;

•	a corporation, partnership, association, joint-stock company, trust fund or any organized group of persons, whether incorporated or not;

•	an employees’ trust, pension, profit-sharing or other employee benefit plan qualified under Section 401(a) of the Internal Revenue Code; and

•	all commingled trust funds maintained by a given bank.

In the event a person wishes to have his or her order combined with others as a “single purchaser,” that person must request such treatment in writing at the time of subscription setting forth the basis for the discount and identifying the orders to be combined. Any request will be subject to our verification that the orders to be combined are made by a single purchaser. If the subscription agreements for the combined orders of a single purchaser are submitted at the same time, then the commissions payable and discounted share price will be allocated pro rata among the combined orders on the basis of the respective amounts being combined. Otherwise, the volume discount provisions will apply only to the order that qualifies the single purchaser for the volume discount and the subsequent orders of that single purchaser.

Only shares purchased in our primary offering are eligible for volume discounts. Shares purchased through our dividend reinvestment plan will not be eligible for a volume discount nor will such shares count toward the threshold limits listed above that qualify you for the different discount levels.

Volume discounts for California residents will be available in accordance with the foregoing table of uniform discount levels. However, with respect to California residents, no discounts will be allowed to any group of purchasers and no subscriptions may be aggregated as part of a combined order for purposes of determining the dollar amount of shares purchased.

Subscription Procedures

We will not sell any shares unless we raise a minimum of $2,500,000 by                     , 200     from persons who are not affiliated with us or our advisor. Until we have raised this amount, all subscription payments will be placed in an account held by the escrow agent, UMB Bank, N.A., in trust for subscribers’ benefit, pending release to us. You are entitled to receive the interest earned on your subscription payment while it is held in the escrow account. Once we have raised the applicable minimum offering amount and instructed the escrow agent to disburse the funds in the account, funds representing the gross purchase price for the shares will be distributed to us and the escrow agent will disburse directly to you, without reduction for fees, any interest earned on your subscription payment while it was held in the escrow account. If we do not raise at least $2,500,000 by                     , 200    , we will promptly return all funds in the escrow account (including interest), and we will stop offering shares. We will not deduct any fees if we return funds from the escrow account because we are unable to raise the minimum offering amount. Different escrow procedures apply to Pennsylvania and Tennessee investors. Because of the higher minimum offering requirement for Pennsylvania and Tennessee investors, subscription payments made by Pennsylvania investors will not count toward the $2,500,000 minimum offering for all other jurisdictions. See “— Special Notice to Pennsylvania and Tennessee Investors” below.

To purchase shares in this offering, you must complete and sign a subscription agreement (in the form attached to this prospectus as Appendix A) for a specific number of shares and pay for the shares at the time of your subscription. Until such time as we have raised the minimum offering amount, you should make your check payable to “UMB Bank, N.A., as agent for KBS Strategic Opportunity REIT, Inc.” Once we have raised $2,500,000, you should make your check payable to “KBS Strategic Opportunity REIT, Inc.,” except that Pennsylvania and Tennessee investors should follow the instructions below under “—Special Notice to Pennsylvania and Tennessee Investors.” Subscriptions will be effective only upon our acceptance, and we reserve the right to reject any subscription in whole or in part. After we have raised the minimum offering amount, subscription payments will be deposited into a special account in our name until such time as we have accepted or rejected the subscriptions. We will accept or reject subscriptions within 30 days of our receipt of such subscriptions and, if rejected, we will return all funds to the rejected subscribers within 10 business days. If accepted, the funds will be transferred into our general account. You will receive a confirmation of your purchase. We generally admit stockholders on a daily basis.

You are required to represent in the subscription agreement that you have received a copy of the final prospectus. In order to ensure that you have had sufficient time to review the final prospectus, we will not accept your subscription until at least five business days after your receipt of the final prospectus.

Investors who desire to purchase shares in this offering at regular intervals may be able to do so by electing to participate in the automatic investment program by completing an enrollment form that we will provide upon request. Alabama investors are not eligible to participate in the automatic investment program. Only investors who have already met the minimum purchase requirement may participate in the automatic investment program. The minimum periodic investment is $100 per month. We will pay dealer manager fees and selling commissions in connection with sales under the automatic investment program to the same extent that we pay those fees and commissions on shares sold in the primary offering outside of the automatic investment program. If you elect to participate in both the automatic investment program and our dividend reinvestment plan, distributions earned from shares purchased pursuant to the automatic investment program will automatically be reinvested pursuant to the dividend reinvestment plan. For a discussion of the dividend reinvestment plan, see “Description of Shares — Dividend Reinvestment Plan.”

You will receive a confirmation of your purchases under the automatic investment program no less than quarterly. The confirmation will disclose the following information:

•	the amount invested for your account during the period;

•	the date of the investment;

•	the number and price of the shares purchased by you; and

•	the total number of shares in your account.

To qualify for a volume discount as a result of purchases under the automatic investment program, you must notify us in writing when you initially become eligible to receive a volume discount and at each time your purchase of shares through the program would qualify you for an additional reduction in the price of shares under the volume discount provisions described in this prospectus. For a discussion of volume discounts, see “— Compensation of Dealer Manager and Participating Broker-Dealers.”

You may terminate your participation in the automatic investment program at any time by providing us with written notice. If you elect to participate in the automatic investment program, you must agree that if at any time you fail to meet the applicable investor suitability standards or cannot make the other investor representations or warranties set forth in the then current prospectus or in the subscription agreement, you will promptly notify us in writing of that fact and your participation in the plan will terminate. See the “Suitability Standards” section of this prospectus (immediately following the cover page) and the form of subscription agreement attached hereto as Appendix A.

Suitability Standards

Our sponsor, those selling shares on our behalf and participating broker-dealers and registered investment advisors recommending the purchase of shares in this offering have the responsibility to make every reasonable effort to determine that your purchase of shares in this offering is a suitable and appropriate investment for you based on information provided by you regarding your financial situation and investment objectives. In making this determination, these persons have the responsibility to ascertain that you:

•	meet the minimum income and net worth standards set forth under “Suitability Standards” immediately following the cover page of this prospectus;

•	can reasonably benefit from an investment in our shares based on your overall investment objectives and portfolio structure;

•	are able to bear the economic risk of the investment based on your overall financial situation;

•	are in a financial position appropriate to enable you to realize to a significant extent the benefits described in this prospectus of an investment in our shares; and

•	have apparent understanding of:

•	the fundamental risks of the investment;

•	the risk that you may lose your entire investment;

•	the lack of liquidity of our shares;

•	the restrictions on transferability of our shares;

•	the background and qualifications of our sponsors and their affiliates; and

•	the tax consequences of your investment.

Relevant information for this purpose will include at least your age, investment objectives, investment experience, income, net worth, financial situation and other investments as well as any other pertinent factors. Our sponsor, those selling shares on our behalf and participating broker-dealers and registered investment advisors recommending the purchase of shares in this offering must maintain, for a six-year period, records of the information used to determine that an investment in shares is suitable and appropriate for you.

Until our shares of common stock are listed on a national securities exchange, subsequent purchasers, i.e., potential purchasers of your shares, must also meet the net worth or income standards.

Minimum Purchase Requirements

You must initially invest at least $4,000 in our shares to be eligible to participate in this offering, except that Tennessee investors must initially invest at least $5,000. If you own the minimum investment applicable to this offering in shares of KBS REIT I, KBS REIT II or any future KBS-sponsored public program, such as KBS Legacy Apartment REIT, you may invest less than the minimum amount set forth above, but in no event less than $100. In order to satisfy this minimum purchase requirement, unless otherwise prohibited by state law, a husband and wife may jointly contribute funds from their separate IRAs, provided that each such contribution is made in increments of $100. You should note that an investment in our shares will not, in itself, create a retirement plan and that, in order to create a retirement plan, you must comply with all applicable provisions of the Internal Revenue Code.

If you have satisfied the applicable minimum purchase requirement, any additional purchase must be in amounts of at least $100. The investment minimum for subsequent purchases does not apply to shares purchased pursuant to our dividend reinvestment plan.

Unless you are transferring all of your shares of common stock, you may not transfer your shares in a manner that causes you or your transferee to own fewer than the number of shares required to meet the minimum purchase requirements, except for the following transfers without consideration: transfers by gift, transfers by inheritance, intrafamily transfers, family dissolutions, transfers to affiliates and transfers by operation of law. These minimum purchase requirements are applicable until our shares of common stock are listed on a national securities exchange, and these requirements may make it more difficult for you to sell your shares.

Investments by Qualified Accounts

Funds from qualified accounts will be accepted if received in installments that together meet the minimum or subsequent investment amount, as applicable, so long as the total subscription amount was indicated on the subscription agreement and all funds are received within a 90-day period.

Special Notice to Pennsylvania and Tennessee Investors

Because the minimum offering of our common stock is less than $66,666,666, we caution you to carefully evaluate our ability to fully accomplish our stated objectives and to inquire as to the current dollar volume of our subscription proceeds. Notwithstanding our $2.5 million minimum offering amount for all other jurisdictions, we will not sell any shares to Pennsylvania investors unless we raise a minimum of $33.4 million in gross offering proceeds (including sales made to residents of other jurisdictions) within one year of breaking escrow in this offering. Pending satisfaction of this condition, all Pennsylvania subscription payments will be placed in a segregated account held by the escrow agent, UMB Bank, N.A., in trust for Pennsylvania subscribers’ benefit, pending release to us. If we have not reached this $33.4 million threshold within 120 days of the date that we first accept a subscription payment from a Pennsylvania investor, we will, within 10 days of the end of that 120-day period, notify Pennsylvania investors in writing of their right to receive refunds, with interest. If you request a refund within 10 days of receiving that notice, we will arrange for the escrow agent to promptly return to you by check your subscription amount with interest. Amounts held in the Pennsylvania escrow account from Pennsylvania investors not requesting a refund will continue to be held for subsequent 120-day periods until we raise at least $33.4 million or until the end of the subsequent escrow periods. At the end of each subsequent escrow period, we will again notify you of your right to receive a refund of your subscription amount with interest. In the event we do not raise gross offering proceeds of $33.4 million within one year of breaking escrow in this offering, we will promptly return all funds held in escrow for the benefit of Pennsylvania investors (in which case, Pennsylvania investors will not be required to request a refund of their investment). Purchases by persons affiliated with us or our advisor will not count toward the Pennsylvania minimum. Until we have raised $33.4 million, Pennsylvania investors should make their checks payable to “UMB Bank, N.A., as agent for KBS Strategic Opportunity REIT, Inc.” Once we have reached the Pennsylvania minimum, Pennsylvania investors should make their checks payable to “KBS Strategic Opportunity REIT, Inc.”

In addition, we will not sell any shares to Tennessee investors unless we raise a minimum of $20 million in gross offering proceeds (including sales made to residents of other jurisdictions) within one year of breaking escrow in this offering. Pending satisfaction of this condition, all subscription payments by Tennessee investors will be placed in a segregated account held by the escrow agent, UMB Bank, N.A., in trust for Tennessee subscribers’ benefit, pending release to us. In the event we do not raise gross offering proceeds of $20 million within one year of breaking escrow in this offering, we will promptly return all funds held in escrow for the benefit of Tennessee investors. Purchases by persons affiliated with us or our advisor will not count toward the Tennessee minimum. Until we have raised $20 million, Tennessee investors should make their checks payable to “UMB Bank, N.A., as agent for KBS Strategic Opportunity REIT, Inc.” Once we have reached the Tennessee minimum, Tennessee investors should make their checks payable to “KBS Strategic Opportunity REIT, Inc.”

Investments through IRA Accounts

If you would like to purchase shares through an IRA account, Sterling Trust Company and Community National Bank have agreed to act as IRA custodians for purchasers of our common stock as described below; however, investors in our shares may use any IRA custodian of their choice.

If you would like to establish a new IRA account with Sterling Trust Company for an investment in our shares, we will pay the fees related to the establishment of the investor account with Sterling Trust Company and the first-year annual IRA maintenance fee. Thereafter, investors will be responsible for the annual IRA maintenance fees charged by Sterling Trust Company.

If you would like to establish a new IRA account with Community National Bank for an investment in our shares, we will pay the first calendar year base fee for investors that establish new accounts with Community National Bank. Community National Bank does not charge a separate set up fee. After we pay the first calendar year base fee, investors will be responsible for the annual IRA maintenance fees charged by Community National Bank, charged at the beginning of each calendar year.

Further information about custodial services is available through your broker or through our dealer manager at www.kbs-cmg.com.

SUPPLEMENTAL SALES MATERIAL

In addition to this prospectus, we may utilize additional sales materials in connection with the offering of the shares, although only when accompanied by or preceded by the delivery of this prospectus. The supplemental sales material will not contain all of the information material to an investment decision and should only be reviewed after reading this prospectus. These supplemental sales materials may include:

•	investor sales promotion brochures;

•	cover letters transmitting the prospectus;

•	brochures containing a summary description of the offering;

•	fact sheets describing the general nature of KBS Strategic Opportunity REIT, Inc. and our investment objectives;

•	asset flyers describing our recent acquisitions or originations;

•	broker updates;

•	online investor presentations;

•	web site material;

•	electronic media presentations; and

•	client seminars and seminar advertisements and invitations.

All of the foregoing material will be prepared by our advisor or its affiliates with the exception of the third-party article reprints. In certain jurisdictions, some or all of such sales material may not be available. In addition, the sales material may contain certain quotes from various publications without obtaining the consent of the author or the publication for use of the quoted material in the sales material.

We are offering shares only by means of this prospectus. Although the information contained in our supplemental sales materials will not conflict with any of the information contained in this prospectus, the supplemental materials do not purport to be complete and should not be considered a part of or as incorporated by reference in this prospectus or the registration statement of which this prospectus is a part.

LEGAL MATTERS

The validity of the shares of our common stock being offered hereby has been passed upon for us by DLA Piper LLP (US), Raleigh, North Carolina. DLA Piper LLP (US) has also reviewed the statements relating to certain federal income tax matters that are likely to be material to U.S. holders of our common stock under the caption “Federal Income Tax Considerations” and has passed upon our qualification as a REIT for federal income tax purposes.

EXPERTS

The consolidated balance sheet of KBS Strategic Opportunity REIT, Inc. at December 31, 2008, appearing in this prospectus and registration statement has been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-11 with the SEC with respect to the shares of our common stock to be issued in this offering. This prospectus is a part of that registration statement and, as permitted by SEC rules, does not include all of the information you can find in the registration statement or the exhibits to the registration statement. For additional information relating to us, we refer you to the registration statement and the exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract or document are necessarily summaries of such contract or document and in each instance, if we have filed the contract or document as an exhibit to the registration statement, we refer you to the copy of the contract or document filed as an exhibit to the registration statement.

After commencement of this offering, we will file annual, quarterly and current reports, proxy statements and other information with the SEC. We intend to furnish our stockholders with annual reports containing consolidated financial statements certified by an independent public accounting firm. The registration statement is, and any of these future filings with the SEC will be, available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may read and copy any filed document at the SEC’s public reference room in Washington, D.C. at 100 F. Street, N.E., Room 1580, Washington, D.C. Please call the SEC at (800) SEC-0330 for further information about the public reference room.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholder of

KBS Strategic Opportunity REIT, Inc.

We have audited the accompanying consolidated balance sheet of KBS Strategic Opportunity REIT, Inc. (the “Company”) as of December 31, 2008. The consolidated balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated balance sheet is free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall consolidated balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated balance sheet referred to above presents fairly, in all material respects, the financial position of KBS Strategic Opportunity REIT, Inc. at December 31, 2008 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Irvine, California

January 5, 2009

KBS STRATEGIC OPPORTUNITY REIT, INC.

CONSOLIDATED BALANCE SHEETS

	September 30, 2009	December 31, 2008
	(unaudited)
Assets
Cash	$200,000	$200,000

Total assets	$200,000	$200,000

Liabilities and stockholder’s equity

Liabilities

Total liabilities	$-	$-

Commitments and contingencies

Stockholder’s equity

Preferred stock, $.01 par value; 10,000,000 shares authorized, no shares issued and outstanding	-	-

Common stock, $.01 par value; 1,000,000,000 shares authorized, 20,000 shares issued and outstanding	200	200

Additional paid-in capital	199,800	199,800

Total stockholder’s equity	200,000	200,000

Total liabilities and stockholder’s equity	$200,000	$200,000

See accompanying notes.

KBS STRATEGIC OPPORTUNITY REIT, INC.

NOTES TO CONSOLIDATED BALANCE SHEETS

September 30, 2009

(unaudited)

1.        ORGANIZATION

KBS Strategic Opportunity REIT, Inc. (the “Company”) was formed on October 8, 2008 as a Maryland corporation that intends to qualify as a real estate investment trust (“REIT”) beginning with the taxable year that will end December 31, 2009. Substantially all of the Company’s business is expected to be conducted through KBS Strategic Opportunity Limited Partnership (the “Operating Partnership”), a Delaware limited partnership formed on December 10, 2008. The Company is the sole general partner of and owns a 0.1% partnership interest in the Operating Partnership. KBS Strategic Opportunity Holdings LLC (“REIT Holdings”), a Delaware limited liability company formed on December 9, 2008, owns the remaining 99.9% interest in the Operating Partnership and is its sole limited partner. The Company is the sole member and manager of REIT Holdings.

Subject to certain restrictions and limitations, the business of the Company will be externally managed by KBS Capital Advisors LLC (the “Advisor”), an affiliate of the Company, pursuant to an advisory agreement the Company entered into with the Advisor on October 9, 2009 (the “Advisory Agreement”). On December 24, 2008, the Company issued 20,000 shares of its common stock to the Advisor at a purchase price of $10.00 per share. As of December 31, 2008 and September 30, 2009, the 20,000 shares of common stock owned by the Advisor were the only issued and outstanding shares of the Company.

The Company expects to invest in and manage a diverse portfolio of real estate-related loans, real estate-related debt securities and other real estate-related investments. Such investments will include the origination and acquisition of mortgage, mezzanine, bridge and other real estate-related loans and investments in real estate-related debt securities such as residential and commercial mortgage-backed securities and collateralized debt obligations. The Company may also invest in entities that make similar investments.

On January 8, 2009, the Company filed a registration statement on Form S-11 with the Securities and Exchange Commission (“SEC”) to offer a minimum of 250,000 shares (the “Minimum Number of Shares”) and a maximum of 140,000,000 shares of common stock for sale to the public (the “Offering”), of which 40,000,000 shares would be offered pursuant to the Company’s dividend reinvestment plan. The Company intends to retain KBS Capital Markets Group LLC (the “Dealer Manager”), an affiliate of the Advisor, to serve as the dealer manager of the Offering pursuant to a dealer manager agreement (the “Dealer Manager Agreement”). The Dealer Manager will be responsible for marketing the Company’s shares in the Offering. As described above, the Company intends to use substantially all of the net proceeds from the Offering to invest in a diverse portfolio of real estate-related loans, real estate-related debt securities and other real estate-related investments.

As of September 30, 2009, neither the Company nor the Operating Partnership had originated, acquired or contracted to make any investments. Also, as of September 30, 2009, the Advisor had not identified any assets in which there is a reasonable probability that the Company or the Operating Partnership will invest.

KBS STRATEGIC OPPORTUNITY REIT, INC.

NOTES TO CONSOLIDATED BALANCE SHEETS (CONTINUED)

September 30, 2009

(unaudited)

2.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Basis of Presentation

The consolidated balance sheets include the accounts of the Company, REIT Holdings and the Operating Partnership. All significant intercompany balances and transactions are eliminated in consolidation.

The accompanying consolidated balance sheets have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) as contained within the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and the rules and regulations of the SEC.

Effective September 15, 2009, the ASC was established as the single source of authoritative nongovernmental GAAP. Prior to the issuance of the ASC, all GAAP pronouncements were issued in separate topical pronouncements in the form of statements, staff positions or Emerging Issues Task Force Abstracts, and were referred to as such. While the ASC does not change GAAP, it introduces a new structure and supersedes all previously issued non-SEC accounting and reporting standards. In addition to the ASC, the Company is still required to follow SEC rules and regulations relating to the preparation of financial statements. The Company’s accounting policies are consistent with the guidance set forth in the ASC.

Use of Estimates

The preparation of the consolidated balance sheets in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated balance sheets and accompanying notes. Actual results could materially differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents may include cash and short-term investments. Short-term investments are stated at cost, which approximates fair value. The Company’s account balance may exceed federally insurable limits. The Company mitigates this risk by depositing funds with a major financial institution. There are no restrictions on the use of the Company’s cash as of December 31, 2008 and September 30, 2009.

Revenue Recognition

The Company will recognize interest income on real estate loans receivable on an accrual basis over the life of the investment using the interest method. Direct loan origination or acquisition fees and costs, as well as acquisition premiums or discounts, will be amortized over the term of the loan as an adjustment to interest income. The Company will place loans on nonaccrual status when any portion of principal or interest is 90 days past due, or earlier when concern exists as to the ultimate collection of principal or interest. When a loan is placed on nonaccrual status, the Company will reverse the accrual for unpaid interest and will not recognize interest income until the cash is received, or the loan returns to accrual status. Generally, a loan may be returned to accrual status when all delinquent principal and interest are brought current in accordance with the terms of the loan agreement and certain performance criteria have been met.

KBS STRATEGIC OPPORTUNITY REIT, INC.

NOTES TO CONSOLIDATED BALANCE SHEETS (CONTINUED)

September 30, 2009

(unaudited)

The Company will recognize interest income on loans purchased at discounts to face value where the Company expects to collect less than the contractual amounts due under the loan when that expectation is due, at least in part, to the credit quality of the borrower. Income is recognized at an interest rate equivalent to the estimated yield on the loan, as calculated using the carrying value of the loan and the expected cash flows. Changes in estimated cash flows are recognized through an adjustment to the yield on the loan on a prospective basis. Projecting cash flows for these types of loans requires a significant amount of assumptions and judgment, which may have a significant impact on the amount and timing of revenue recognized on these investments.

The Company will recognize interest income on real estate securities on an accrual basis according to the contractual terms of the securities. Discounts or premiums will be amortized to interest income over the life of the investment using the interest method.

The Company will recognize interest income on real estate debt securities that are beneficial interests in securitized financial assets that are rated below “AA”. The Company will periodically project estimated cash flows related to these securities and accrue interest income at an interest rate equivalent to the estimated yield on the security, as calculated using the revised estimated cash flows and the security’s carrying value, or reference amount. Changes in the estimated cash flows are recognized through an adjustment to the yield on the security on a prospective basis. Projecting cash flows for these types of securities requires a significant amount of assumptions and judgment, which may have a significant impact on the amount and timing of revenue recognized on these investments.

Real Estate Loans Receivable and Loan Loss Reserves

Real estate loans will be classified as held for investment based on management’s intent and ability to hold the loans for the foreseeable future. Real estate loans held for investment will be recorded at amortized cost and evaluated for impairment at each balance sheet date. The amortized cost of a loan is the outstanding unpaid principal balance, net of unamortized acquisition premiums or discounts and unamortized costs and fees directly associated with the origination or acquisition of the loan. The amount of impairment, if any, will be measured by comparing the recorded amount of the loan to the present value of the expected cash flows discounted at the loan’s effective interest rate, the loan’s observable market price, or the fair value of the collateral. If a loan is deemed to be impaired, the Company will record a loan loss reserve and a provision for loan losses to recognize impairment.

The reserve for loan losses is a valuation allowance that reflects management’s estimate of loan losses inherent in the loan portfolio as of the balance sheet date. The reserve will be increased through a charge to “Provision for loan losses” on the Company’s consolidated statements of operations and will be decreased by charge-offs to specific loans when losses are confirmed. The reserve for loan losses may include an asset-specific component and a portfolio-based component.

The asset-specific reserve component would relate to reserves for losses on loans considered impaired. The Company will consider a loan to be impaired when, based upon current information and events, it believes that it is probable that the Company will be unable to collect all amounts due under the contractual terms of the loan agreement. If the Company purchases a loan at a discount to face value and at the acquisition date the Company expects to collect less than the contractual amounts due under the terms of the loan based, at least in part, on the Company’s assessment of the credit quality of the borrower, the Company will consider such a loan to be impaired when, based upon current information and events, it believes that it is probable that the Company will be unable to collect all amounts the Company estimated to be collected at the time of acquisition. The Company will also consider a loan to be impaired if it grants the borrower a concession through a modification of the loan terms or if it expects to receive assets (including equity interests in the borrower) in partial satisfaction of the loan. A reserve will be established when the present value of payments expected to be received, observable market prices, the estimated fair value of the collateral (for loans that are dependent on the collateral for repayment) or amounts expected to be received in partial satisfaction of an impaired loan are lower than the carrying value of that loan.

KBS STRATEGIC OPPORTUNITY REIT, INC.

NOTES TO CONSOLIDATED BALANCE SHEETS (CONTINUED)

September 30, 2009

(unaudited)

The portfolio-based reserve component covers the pool of loans that do not have asset-specific reserves. A provision for loan losses will be recorded when available information as of each balance sheet date indicates that it is probable that the pool of loans will recognize a loss and the amount of the loss can be reasonably estimated. Required reserve balances for this pool of loans will be derived from estimated probabilities of default and estimated loss severities assuming a default occurs. On a quarterly basis, the Company’s management will assign estimated probabilities of default and loss severities to each loan in the portfolio based on factors such as the debt service coverage of the underlying collateral, the estimated fair value of the collateral, the significance of the borrower’s investment in the collateral, the financial condition of the borrower and/or its sponsors, the likelihood that the borrower and/or its sponsors would allow the loan to default, the Company’s willingness and ability to step in as owner in the event of default, and other pertinent factors.

The Company will record real estate loans held for sale at the lower of amortized cost or fair value. The Company will determine fair value for loans held for sale by using current secondary market information for loans with similar terms and credit quality. If current secondary market information is not available, the Company will consider other factors in estimating fair value, including modeled valuations using assumptions management believes a reasonable market participant would use in valuing similar assets (assumptions may include loss rates, prepayment rates, interest rates and credit spreads). If fair value is lower than the amortized cost basis of the loan, the Company will record a valuation allowance to write the loan down to fair value.

Failure to recognize impairments would result in the overstatement of earnings and the carrying value of the Company’s real estate loans held for investment. Actual losses, if any, could differ from estimated amounts.

Real Estate Securities

The Company will classify investments in real estate securities as trading, available-for-sale or held to maturity. The Company anticipates that the majority of the securities it purchases will be classified as available-for-sale. The Company will record available-for-sale securities at fair value with unrealized gains and losses, net of deferred taxes, recorded to accumulated other comprehensive income (loss) within stockholders’ equity. Estimated fair values will generally be based on quoted market prices, when available, or on estimates provided by independent pricing sources or dealers who make markets in such securities. If the Company is unable to obtain prices for its securities from third parties, or concludes that prices obtained from third parties are influenced by distressed market activity, the Company will perform internal valuations to arrive at a fair value measurement. Generally, changes in the fair value of available-for-sale securities will not affect reported earnings or cash flows, but will impact stockholders’ equity and, accordingly, book value per share. Upon the sale of a security, the Company will reverse the unrealized gain (loss) from accumulated comprehensive income and record the realized gain (loss) to earnings. Securities classified as held-to-maturity will be recorded at amortized cost with acquisition premiums and discounts amortized to interest income over the life of the security using the interest method.

KBS STRATEGIC OPPORTUNITY REIT, INC.

NOTES TO CONSOLIDATED BALANCE SHEETS (CONTINUED)

September 30, 2009

(unaudited)

On a quarterly basis, the Company will evaluate its real estate securities for impairment. The Company will review the projected future cash flows under a security for changes in assumptions due to prepayments, credit loss experience and other factors. If, based on the Company’s quarterly estimate of cash flows, there has been an adverse change in the estimated cash flows from the cash flows previously estimated such that the Company does not have the ability to hold the securities for a period of time sufficient to allow for recovery of the amortized cost basis, an other-than-temporary impairment will be deemed to have occurred. Determining whether impairment of a security is other-than-temporary involves a significant amount of judgment by management.

When the Company holds an other-than-temporarily impaired security that it does not intend to sell and where it is not likely that the Company will be required to sell the security prior to the anticipated recovery of its amortized cost basis, the Company will separate the other-than-temporary impairment loss into a credit component and a component related to other factors (e.g., market fluctuations). The Company will calculate the credit component of the other-than-temporary impairment as the difference between the amortized cost basis of the security and the present value of its estimated cash flows discounted at the yield used to recognize interest income. The credit component will be charged to earnings and the component related to other factors will be recorded to other comprehensive income (loss).

Real Estate Owned

The Company may obtain real estate through foreclosure or by deed-in-lieu of foreclosure in partial or total satisfaction of non-performing loans. Real estate obtained in satisfaction of a loan will be recorded at the lower of the carrying value of the related loan prior to foreclosure or the fair value of the real estate received less estimated costs to sell. The Company will review the recoverability of the carrying value of real estate owned when circumstances indicate a possible impairment of the value of the property. If impairment exists due to the inability to recover the carrying value of a property, an impairment loss will be recorded to the extent that the carrying value exceeds the estimated fair value of the property less cost to sell. Any costs of holding the property will be expensed as incurred. Significant property improvements may be capitalized to the extent that the carrying value of the property does not exceed the estimated fair value less costs to sell. Any gain or loss on final disposition of real estate owned will be recorded as gain/loss from continuing operations because it represents the final stage of the loan collection process. The Company’s estimates of a property’s fair value less costs to sell may substantially differ from actual sales proceeds.

Rents and Other Receivables

The Company will periodically evaluate the collectibility of amounts due from tenants and maintain an allowance for doubtful accounts for estimated losses resulting from the inability of tenants to make required payments under lease agreements. In addition, the Company will maintain an allowance for deferred rent receivable that arises from the straight-lining of rents. The Company will exercise judgment in establishing these allowances and will consider payment history and current credit status of its tenants in developing these estimates.

Financing Costs

The Company will defer financing costs such as commitment fees, legal fees and other third party costs associated with obtaining commitments for financing that result in a closing of such financing. The Company will amortize these costs over the terms of the respective financing agreements using the interest method. The Company will expense unamortized deferred financing costs when the associated debt is refinanced or repaid before maturity unless specific rules are met that would allow for the carryover of such costs to the refinanced debt. Costs incurred in seeking financing transactions that do not close will be expensed in the period in which it is determined that the financing will not close.

KBS STRATEGIC OPPORTUNITY REIT, INC.

NOTES TO CONSOLIDATED BALANCE SHEETS (CONTINUED)

September 30, 2009

(unaudited)

Fair Value Measurements

Under GAAP, the Company is required to measure certain financial instruments at fair value on a recurring basis. In addition, the Company is required to measure other financial instruments and balances at fair value on a non-recurring basis (e.g., carrying value of impaired real estate loans receivable and long-lived assets). Fair value, as defined under GAAP, is the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The GAAP fair value framework uses a three-tiered approach. Fair value measurements will be classified and disclosed in one of the following three categories:

•	Level 1: unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities;

•

Level 2: quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations in which significant inputs and significant value drivers are observable in active markets; and

•	Level 3: prices or valuation techniques where little or no market data is available that requires inputs that are both significant to the fair value measurement and unobservable.

When available, the Company will utilize quoted market prices from an independent third-party source to determine fair value and classifies such items in Level 1 or Level 2. In instances where the market for a financial instrument is not active, regardless of the availability of a nonbinding quoted market price, observable inputs might not be relevant and could require the Company to make a significant adjustment to derive a fair value measurement. Additionally, in an inactive market, a market price quoted from an independent third party may rely more on models with inputs based on information available only to that independent third party. When the Company determines the market for a financial instrument owned by the Company to be illiquid or when market transactions for similar instruments do not appear orderly, the Company uses several valuation sources (including internal valuations, discounted cash flow analysis and quoted market prices) and establishes a fair value by assigning weights to the various valuation sources.

Changes in assumptions or estimation methodologies can have a material effect on these estimated fair values. In this regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, may not be realized in an immediate settlement of the instrument.

The Company considers the following factors to be indicators of an inactive market: (i) there are few recent transactions, (ii) price quotations are not based on current information, (iii) price quotations vary substantially either over time or among market makers (for example, some brokered markets), (iv) indexes that previously were highly correlated with the fair values of the asset or liability are demonstrably uncorrelated with recent indications of fair value for that asset or liability, (v) there is a significant increase in implied liquidity risk premiums, yields, or performance indicators (such as delinquency rates or loss severities) for observed transactions or quoted prices when compared with the Company’s estimate of expected cash flows, considering all available market data about credit and other nonperformance risk for the asset or liability, (vi) there is a wide bid-ask spread or significant increase in the bid-ask spread, (vii) there is a significant decline or absence of a market for new issuances (that is, a primary market) for the asset or liability or similar assets or liabilities, and (viii) little information is released publicly (for example, a principal-to-principal market).

KBS STRATEGIC OPPORTUNITY REIT, INC.

NOTES TO CONSOLIDATED BALANCE SHEETS (CONTINUED)

September 30, 2009

(unaudited)

The Company considers the following factors to be indicators of non-orderly transactions: (i) there was not adequate exposure to the market for a period before the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets or liabilities under current market conditions, (ii) there was a usual and customary marketing period, but the seller marketed the asset or liability to a single market participant, (iii) the seller is in or near bankruptcy or receivership (that is, distressed), or the seller was required to sell to meet regulatory or legal requirements (that is, forced), and (iv) the transaction price is an outlier when compared with other recent transactions for the same or similar assets or liabilities.

In August 2009, the FASB issued Accounting Standards Update No. 2009-05, Fair Value Measurements and Disclosures (Topic 820), Measuring Liabilities at Fair Value. This update provides amendments to the ASC for the fair value measurement of liabilities. In circumstances in which a quoted price in an active market for the identical liability is not available, the reporting entity is required to measure fair value using i) a valuation technique that uses the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities or similar liabilities when traded as assets or ii) another valuation technique that is consistent with the principles of fair value measurement, such as the income approach or the market approach. The amendments in this update also clarify that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. These amendments to the ASC are effective upon issuance and did not have a significant impact on the financial statements of the Company.

At September 30, 2009, the Company’s cash and cash equivalents balance was $0.2 million, which approximates the fair value due to the short-term nature of these items.

Redeemable Common Stock

The Company has adopted a share redemption program that may enable stockholders to sell their shares of common stock to the Company in limited circumstances.

There are several limitations on the Company’s ability to redeem shares under the share redemption program:

•

Unless the shares are being redeemed in connection with a stockholder’s death, “qualifying disability” (as defined under the share redemption program) or “determination of incompetence” (as defined under the share redemption program), the Company may not redeem shares until the stockholder has held his or her shares for one year.

•

The share redemption program limits the number of shares the Company may redeem to those that the Company could purchase with the amount of the net proceeds from the issuance of shares under the dividend reinvestment plan during the prior calendar year.

•	During any calendar year, the Company may redeem no more than 5% of the weighted-average number of shares outstanding during the prior calendar year.

•

The Company has no obligation to redeem shares if the redemption would violate the restrictions on distributions under Maryland law, which prohibits distributions that would cause a corporation to fail to meet statutory tests of solvency.

KBS STRATEGIC OPPORTUNITY REIT, INC.

NOTES TO CONSOLIDATED BALANCE SHEETS (CONTINUED)

September 30, 2009

(unaudited)

Pursuant to the program, the Company would redeem shares at prices determined as follows:

•	The lower of $9.25 or 92.5% of the price paid to acquire the shares from the Company for stockholders who have held their shares for at least one year;

•	The lower of $9.50 or 95.0% of the price paid to acquire the shares from the Company for stockholders who have held their shares for at least two years;

•	The lower of $9.75 or 97.5% of the price paid to acquire the shares from the Company for stockholders who have held their shares for at least three years;

•	The lower of $10.00 or the price paid to acquire the shares from the Company for stockholders who have held their shares for at least four years.

Notwithstanding the above, the redemption price for redemptions sought upon a stockholder’s death, “qualifying disability” or “determination of incompetence” will initially be the amount paid to acquire the shares from the Company. Furthermore, once the Company establishes an estimated value per share of its common stock, the redemption price per share for all stockholders would be equal to the estimated value per share, as determined by its advisor or another firm chosen for that purpose. The Company expects to establish an estimated value per share after the completion of its offering stage. The Company will consider its offering stage complete when it is no longer publicly offering equity securities – whether through the Offering or follow-on public or private offerings – and has not done so for 18 months.

The Company’s board of directors may amend, suspend or terminate the share redemption program with 30 days’ notice to its stockholders. The Company may provide this notice by including such information in a Current Report on Form 8-K or in the Company’s annual or quarterly reports, all publicly filed with the SEC, or by a separate mailing to its stockholders.

KBS STRATEGIC OPPORTUNITY REIT, INC.

NOTES TO CONSOLIDATED BALANCE SHEETS (CONTINUED)

September 30, 2009

(unaudited)

The Company will record amounts that are redeemable under the share redemption program as redeemable common stock in its consolidated balance sheets since the shares will be mandatorily redeemable at the option of the holder and therefore their redemption will be outside the control of the Company. The maximum amount redeemable under the Company’s share redemption program is limited to the number of shares the Company could redeem with the amount of the net proceeds from the sale of shares under the dividend reinvestment plan during the prior calendar year. However, since the amounts that can be redeemed will be determinable and only contingent on an event that is likely to occur (e.g., the passage of time) the Company will present the net proceeds from the current year and prior year dividend reinvestment plan as redeemable common stock in its consolidated balance sheets.

The Company will classify as liabilities financial instruments that represent a mandatory obligation of the Company to redeem shares. The Company’s redeemable common shares are contingently redeemable at the option of the holder. When the Company determines it has a mandatory obligation to redeem shares under the share redemption program, it will reclassify such obligations from temporary equity to a liability based upon their respective settlement values. As of December 31, 2008 and September 30, 2009, no shares had been tendered for redemption or redeemed by the Company.

Organization, Offering and Related Costs

Organization and offering costs (other than selling commissions and the dealer manager fee) of the Company are initially being paid by the Advisor, the Dealer Manager or their affiliates on behalf of the Company. These other organization and offering costs include all expenses to be paid by the Company in connection with the Offering, including but not limited to (i) legal, accounting, printing, mailing and filing fees; (ii) charges of the escrow holder and transfer agent; (iii) a $35 fee per subscription agreement payable to the Advisor for reviewing and processing subscription agreements (which aggregate fees are expected to be approximately $1,000,000 if we raise the maximum offering amount in the primary offering); (iv) reimbursement of the bona fide diligence expenses of broker-dealers; (v) reimbursement to the Advisor for costs in connection with preparing supplemental sales materials; (vi) the cost of bona fide training and education meetings held by the Company (primarily the travel, meal and lodging costs of registered representatives of broker-dealers); (vii) reimbursement to the Dealer Manager for attendance and sponsorship fees and travel, meal and lodging costs for registered persons associated with the Dealer Manager and officers and employees of the Company’s affiliates to attend retail seminars conducted by broker-dealers; and (viii) in special cases, reimbursement to participating broker-dealers for technology costs associated with the Offering, costs and expenses related to such technology costs, and costs and expenses associated with the facilitation of the marketing of the shares in the Offering and the ownership of the shares by such broker-dealers’ customers. Pursuant to the Advisory Agreement and the proposed Dealer Manager Agreement, the Company is obligated to reimburse the Advisor, the Dealer Manager or their affiliates, as applicable, for organization and offering costs paid by them on behalf of the Company, provided that the Advisor would be obligated to reimburse the Company to the extent selling commissions, the dealer manager fee and other organization and offering costs incurred by the Company in the Offering exceed 15% of gross offering proceeds.

KBS STRATEGIC OPPORTUNITY REIT, INC.

NOTES TO CONSOLIDATED BALANCE SHEETS (CONTINUED)

September 30, 2009

(unaudited)

In the event the Minimum Number of Shares of the Company’s common stock is not sold to the public, the Company will terminate the Offering and will have no obligation to reimburse the Advisor, the Dealer Manager or their affiliates for any organization and offering costs. As of December 31, 2008 and September 30, 2009, the Advisor has incurred organization and offering costs on behalf of the Company of approximately $333,000 and $1,413,000, respectively. These costs are not recorded in the financial statements of the Company as of December 31, 2008 and September 30, 2009 because such costs are not a liability of the Company until the Minimum Number of Shares of the Company’s common stock is issued, and such costs will only become a liability of the Company to the extent selling commissions, the dealer manager fee and other organization and offering costs do not exceed 15% of the gross proceeds of the Offering. When recorded by the Company, organization costs will be expensed as incurred, and offering costs, which include selling commissions and dealer manager fees, will be deferred and charged to stockholders’ equity as such amounts are reimbursed to the Advisor, the Dealer Manager or their affiliates from the gross proceeds of the Offering.

Repurchase Financings

In certain circumstances, the Company may finance the purchase of loans or securities from a counterparty through a repurchase agreement with that same counterparty. Generally, an initial transfer of a financial asset and a repurchase agreement are considered part of the same linked transaction in evaluating the initial transfer for sale accounting treatment. If certain criteria related to sale accounting are met, the initial transfer and repurchase financing will result in the purchased asset and the repurchase liability being separately reflected on the balance sheet. If the linked transaction does not meet the requirements for sale accounting, the linked transaction will generally be accounted for as a forward contract.

Independent Director Compensation

The Company will pay each of its independent directors an annual retainer of $40,000. In addition, the independent directors will be paid for attending meetings as follows: (i) $2,500 for each board meeting attended, (ii) $2,500 for each committee meeting attended (except that the committee chairman is paid $3,000 for each meeting attended), (iii) $2,000 for each teleconference board meeting attended, and (iv) $2,000 for each teleconference committee meeting attended (except that the committee chairman is paid $3,000 for each teleconference committee meeting attended). All directors will also receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors. No independent director fees or director reimbursements are payable unless the Company raises the minimum offering amount of $2,500,000; until the Company raises the minimum offering amount, fees and other amounts payable to the board of directors will accrue without interest. Director compensation is an operating expense of the Company that is subject to the operating expense reimbursement obligation of the Advisor discussed in Note 4.

KBS STRATEGIC OPPORTUNITY REIT, INC.

NOTES TO CONSOLIDATED BALANCE SHEETS (CONTINUED)

September 30, 2009

(unaudited)

Income Taxes

The Company intends to elect to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, and intends to operate as such beginning with its taxable year ending December 31, 2009. The Company expects to have little or no taxable income prior to electing REIT status. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of the Company’s annual REIT taxable income to its stockholders (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). As a REIT, the Company generally will not be subject to federal income tax to the extent it distributes qualifying dividends to its stockholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income tax on its taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which qualification is lost unless the Internal Revenue Service grants the Company relief under certain statutory provisions. Such an event could materially adversely affect the Company’s net income and net cash available for distribution to stockholders. However, the Company intends to organize and operate in such a manner as to qualify for treatment as a REIT.

Industry Segments

The Company will invest in real estate-related loans, real estate-related debt securities and other real estate-related assets, which may include commercial properties, and as a result, the Company may operate in two business segments (investments in real estate-related assets and investments in real property).

KBS STRATEGIC OPPORTUNITY REIT, INC.

NOTES TO CONSOLIDATED BALANCE SHEETS (CONTINUED)

September 30, 2009

(unaudited)

Derivative Instruments

In the normal course of business, the Company may enter into certain types of derivative instruments, such as interest rate cap and floor agreements or interest rate swaps, to hedge its exposure to cash flow variability caused by changing interest rates on its variable rate real estate loans receivable and notes payable. The change in fair value of the effective portion of a derivative instrument that is designated as a cash flow hedge will be recorded to accumulated comprehensive income (loss) within stockholders’ equity. The amounts to be paid or received on these instruments will be recognized on an accrual basis and amortized as adjustments to interest income for derivatives designated as hedges of investments and interest expense for derivatives designated as hedges of liabilities during the period the hedged transaction occurs. The change in fair value of derivative instruments that are not designated as hedges or that do not meet the hedge accounting criteria will be recorded to earnings.

Fair Value Election

The Company has the option to elect fair value accounting for all financial assets and liabilities upon initial recognition, or upon certain qualifying events that result in remeasurement of the respective instruments. Under fair value accounting, changes in the fair value of financial instruments are recognized in earnings. Companies primarily elect fair value accounting to achieve consistent measurement approaches between related financial instruments, to eliminate the burden of complying with complex hedge accounting provisions, or because they believe fair value is a more relevant measurement for certain instruments. Certain financial assets and liabilities have valuation inputs that are not observable in the marketplace. Electing the fair value option for instruments with less observable valuation inputs will result in a significant amount of reliance on management judgment and assumptions in determining the fair value for such instruments. The Company anticipates evaluating and making a determination regarding fair value accounting for each asset or liability at its acquisition date.

KBS STRATEGIC OPPORTUNITY REIT, INC.

NOTES TO CONSOLIDATED BALANCE SHEETS (CONTINUED)

September 30, 2009

(unaudited)

3.        STOCKHOLDER’S EQUITY

General

Under the Articles of Incorporation of the Company, the total number of shares of capital stock authorized for issuance is 1,010,000,000 shares, consisting of 1,000,000,000 shares of common stock and 10,000,000 shares of preferred stock, each as defined by the Company’s Articles of Incorporation.

The shares of common stock have a par value of $0.01 per share and entitle the holders to one vote per share on all matters upon which stockholders are entitled to vote, to receive dividends and other distributions as authorized by the board of directors in accordance with the Maryland General Corporation Law and to all rights of a stockholder pursuant to the Maryland General Corporation Law. The common stock has no preferences or preemptive, conversion or exchange rights. As of December 31, 2008 and September 30, 2009, the Company had issued 20,000 shares of common stock.

The Company is authorized to issue one or more classes or series of preferred stock. Prior to the issuance of such shares, the board of directors shall have the power from time to time to classify or reclassify, in one or more series, any unissued shares and designate the preferences, rights and privileges of such shares. As of December 31, 2008 and September 30, 2009, no shares of the Company’s preferred stock were issued and outstanding.

Dividend Reinvestment Plan

The Company has adopted a dividend reinvestment plan (the “DRP”) through which common stockholders may elect to reinvest an amount equal to the distributions declared on their shares in additional shares of the Company’s common stock in lieu of receiving cash distributions. The initial purchase price per share under the DRP will be $9.50. Once the Company establishes an estimated value per share, shares issued pursuant to the dividend reinvestment plan will be priced at the estimated value per share of the Company’s common stock, as determined by the Advisor or another firm chosen for that purpose. The Company expects to establish an estimated value per share after the completion of its offering stage. The offering stage will be considered complete when the Company is no longer offering equity securities – whether through the Offering or follow-on public or private offerings – and has not done so for 18 months. No selling commissions or dealer manager fees will be paid on shares sold under the DRP. The board of directors of the Company may amend or terminate the DRP for any reason upon 10 days’ notice to participants.

4.        RELATED-PARTY TRANSACTIONS

The Company has executed the Advisory Agreement with the Advisor and anticipates executing a Dealer Manager Agreement with the Dealer Manager. These agreements entitle the Advisor and the Dealer Manager to specified fees upon the provision of certain services with regard to the Offering and the investment of funds in real estate-related investments, among other services, as well as reimbursement of organization and offering costs incurred by the Advisor and the Dealer Manager on behalf of the Company (as discussed in Note 2) and certain costs incurred by the Advisor in providing services to the Company. The fees and reimbursement obligations are as follows:

KBS STRATEGIC OPPORTUNITY REIT, INC.

NOTES TO CONSOLIDATED BALANCE SHEETS (CONTINUED)

September 30, 2009

(unaudited)

Form of Compensation	Amount
Selling Commission

The Company will pay the Dealer Manager up to 6.0% of the gross offering proceeds before reallowance of commissions earned by participating broker-dealers. The Dealer Manager will reallow 100% of commissions earned to participating broker-dealers. No sales commission will be paid on shares sold through the dividend reinvestment plan.

Assuming all shares in the primary offering are sold at the highest possible selling commissions (with no discounts to any categories of purchasers), estimated selling commissions are approximately $150,000 if the Company sells the minimum of 250,000 shares and approximately $60,000,000 if the Company sells the maximum of 100,000,000 shares in the primary offering.

Dealer Manager Fee

The Company will pay the Dealer Manager up to 3.5% of gross offering proceeds. No dealer manager fee is payable on shares sold under the dividend reinvestment plan. The Dealer Manager may reallow to any participating broker-dealer up to 1.0% of the gross offering proceeds attributable to that participating broker-dealer as a marketing fee and in special cases the dealer manager may increase the reallowance. A reduced dealer manager fee is payable with respect to certain volume discount sales.

The estimated dealer manager fee is approximately $87,500 if the Company sells the minimum of 250,000 shares and approximately $35,000,000 if the Company sells the maximum of 100,000,000 shares in the primary offering.

Reimbursement of Organization and Offering Expenses

The Company will reimburse the Advisor or its affiliates for organization and offering expenses (as discussed in Note 2) incurred by the Advisor or its affiliates on behalf of the Company to the extent that reimbursement would not cause selling commissions, the dealer manager fee and the other organization and offering expenses borne by the Company to exceed 15.0% of gross offering proceeds as of the date of reimbursement.

The Company estimates organization and offering costs (other than selling commissions and the dealer manager fee) of approximately $137,500 if the Company sells the minimum of 250,000 shares and approximately $14,826,833 if the Company sells the maximum of 140,000,000 shares.

Acquisition and Origination Fee	The Company will pay the Advisor 1.0% of the cost of investments acquired, or the amount funded to acquire or originate loans, including acquisition and origination expenses and any debt attributable to such investments.

Acquisition and Origination Expenses	The Company will reimburse the Advisor or its affiliates for customary acquisition and origination expenses (including expenses relating to potential investments that do not close), such as legal fees and expenses (including fees of independent contractor in-house counsel that are not employees of the advisor), costs of due diligence (including, as necessary, updated appraisals, surveys and environmental site assessments), accounting fees and expenses and other closing costs and miscellaneous expenses relating to the acquisition or origination of real estate-related loans, real estate-related debt securities and other real estate-related investments.

KBS STRATEGIC OPPORTUNITY REIT, INC.

NOTES TO CONSOLIDATED BALANCE SHEETS (CONTINUED)

September 30, 2009

(unaudited)

Form of Compensation	Amount
Asset Management Fee (1)	With respect to investments in loans and any investments other than real property, the Company will pay the Advisor a monthly asset management fee calculated, each month, as one-twelfth of 0.75% of the lesser of (i) the amount actually paid or allocated to acquire or fund the loan or other investment, inclusive of fees and expenses related thereto and the amount of any debt associated with or used to acquire or fund such investment and (ii) the outstanding principal amount of such loan or other investment plus the fees and expenses related to the acquisition or funding of such investment, as of the time of calculation. With respect to investments in real property, the asset management fee will be a monthly fee equal to one-twelfth of 0.75% of the sum of the amount paid or allocated to acquire the investment, inclusive of fees and expenses related thereto and the amount of any debt associated with or used to acquire such investment. In the case of investments made through joint ventures, the asset management fee will be determined based on the Company’s proportionate share of the underlying investment.

Reimbursement of Operating Expenses (1)	The Company will reimburse the expenses incurred by the Advisor or its affiliates in connection with their provision of services to the Company, including the Company’s allocable share of the Advisor’s overhead, such as rent, employee costs, utilities and IT costs. Though the Advisor may seek reimbursement for employee costs under the Advisory Agreement, the Advisor does not intend to do so at this time. If the Advisor does decide to seek reimbursement for employee costs, such costs may include the Company’s proportionate share of the salaries of persons involved in the preparation of documents to meet the SEC reporting requirements. The Company will not reimburse the Advisor or its affiliates for employee costs in connection with services for which the Advisor or its affiliates receive acquisition and origination fees or disposition fees or for the salaries and benefits the Advisor or its affiliates may pay to the Company’s executive officers.

Disposition Fee (1)

For substantial assistance in connection with the sale of investments, the Company will pay the Advisor or its affiliate a disposition fee of 1.0% of the contract sales price of each loan, debt-related security, real property or other investments sold (including residential or commercial mortgage-backed securities or collateralized debt obligations issued by a subsidiary of the Company as part of a securitization transaction); provided, however, that if in connection with such disposition commissions are paid to third parties unaffiliated with the Advisor, the fee paid to the Advisor or its affiliate may not exceed the commissions paid to such unaffiliated third parties, and provided further that the disposition fees paid to the Advisor, its affiliates and unaffiliated third parties may not exceed 6.0% of the contract sales price. The Company will not pay a disposition fee upon the maturity, prepayment or workout of a loan or other debt-related investment, provided that if the Company takes ownership of a property as a result of a workout or foreclosure of a loan the Company will pay a disposition fee upon the sale of such property. To the extent the disposition fee is paid upon the sale of any assets other than real property, it will count against the limit on “total operating expenses” described below.

The Company does not intend to sell assets to affiliates. However, if the Company does sell an asset to an affiliate, its organizational documents would not prohibit it from paying the Advisor a disposition fee. Before the Company sold an asset to an affiliate, the Company’s Articles of Incorporation would require that the Company’s conflicts committee conclude, by a majority vote, that the transaction is fair and reasonable to the Company and on terms and conditions no less favorable to the Company than those available from third parties.

KBS STRATEGIC OPPORTUNITY REIT, INC.

NOTES TO CONSOLIDATED BALANCE SHEETS (CONTINUED)

September 30, 2009

(unaudited)

Form of Compensation	Amount

Subordinated Participation in Net Cash Flows (1)	After investors receive a return of their net capital contributions and a 7.0% per year cumulative, noncompounded return, the Advisor is entitled to receive 15.0% of the net cash flows produced by the Company, whether from continuing operations, net sale proceeds or otherwise. To the extent this fee is derived from cash flows other than net sales proceeds, this fee will count against the limit on “total operating expenses” described below.

Subordinated Incentive Listing Fee (1)	Upon listing the Company’s common stock on a national securities exchange, the Advisor or its affiliates will receive 15.0% of the amount by which (1) the market value of the Company’s outstanding stock plus distributions paid by the Company prior to listing exceeds (2) the sum of invested capital and the amount of cash flow necessary to generate a 7.0% per year cumulative, noncompounded return to stockholders. This fee will count against the limit on “total operating expenses” described below.

(1) Commencing on the earlier of four fiscal quarters after (i) the Company makes its first investment or (ii) six months after commencement of the Company’s Offering, the Advisor will reimburse the Company at the end of any fiscal quarter for total operating expenses that in the four consecutive fiscal quarters then ended exceed the greater of 2% of its average invested assets or 25% of its net income, unless the conflicts committee of the Company’s board of directors has determined that such excess expenses were justified based on unusual and non-recurring factors.

“Average invested assets” means the average monthly book value of the Company’s assets during the 12-month period before deducting depreciation, bad debts or other non-cash reserves.

“Total operating expenses” means all expenses paid or incurred by the Company, as determined under GAAP, that are in any way related to the Company’s operation, including advisory fees, but excluding (a) the expenses of raising capital such as organization and offering expenses, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of the Company’s stock; (b) interest payments; (c) taxes; (d) non-cash expenditures such as depreciation, amortization and bad debt reserves; (e) reasonable incentive fees based on the gain on the sale of the Company’s assets; and (f) acquisition and origination fees, acquisition and origination expenses (including expenses relating to potential investments that the Company does not close), disposition fees on the sale of real property and other expenses connected with the acquisition, origination, disposition and ownership of real estate interests, loans or other property (other than disposition fees on the sale of assets other than real property), such as the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property. To the extent the Advisor receives the fee described above at “Subordinated Participation in Net Cash Flows” and such fee is derived from cash flows other than net sales proceeds, that fee will count against the limit on “total operating expenses.” To the extent the fee described above at “Disposition Fee” is paid upon the sale of any assets other than real property, that fee will count against the limit on “total operating expenses.” To the extent the Advisor receives the fee described above at “Subordinated Incentive Listing Fee,” that fee will count against the limit on “total operating expenses.”

The Advisory Agreement has a one-year term. The Company may terminate the Advisory Agreement on 60 days’ written notice. The Advisor in its sole discretion may defer any fee payable to it under the Advisory Agreement. All or any portion of such fee not taken may be deferred without interest and paid when the Advisor determines.

KBS STRATEGIC OPPORTUNITY REIT, INC.

NOTES TO CONSOLIDATED BALANCE SHEETS (CONTINUED)

September 30, 2009

(unaudited)

Conflicts of Interest

All of the Company’s executive officers, some of the Company’s directors and the key real estate and debt finance professionals assembled by the Advisor are also executive officers, directors, managers, key professionals and/or holders of a direct or indirect controlling interest in the Advisor, the Dealer Manager and other KBS-affiliated entities. Through KBS-affiliated entities, some of these persons also serve as the investment advisers to institutional investors in real estate and real estate-related assets and, through KBS Capital Advisors, these persons serve as the advisor to KBS Real Estate Investment Trust, Inc., KBS Real Estate Investment Trust II, Inc. and KBS Legacy Apartment Community REIT, Inc. As a result, they owe fiduciary duties to each of these entities, their members and limited partners and these investors, which fiduciary duties may from time to time conflict with the fiduciary duties that they owe to the Company and its stockholders.

Some of the material conflicts that the Advisor, the Dealer Manager or its affiliates will face are 1) the determination of whether an investment opportunity should be recommended to the Company or another KBS-sponsored program or KBS-advised investor; 2) the allocation of the time of key executive officers, directors, and other real estate professionals among the Company, other KBS-sponsored programs and KBS-advised investors, and the activities in which they are involved; 3) the fees received by the Advisor and its affiliates in connection with transactions involving the purchase, origination, management and sale of investments regardless of the quality of the asset acquired or the service provided the Company; and 4) the fees received by the Advisor, the Dealer Manager, and its affiliates in connection with the Company’s Offering.

5. ECONOMIC	DEPENDENCY

The Company will be dependent on the Advisor and the Dealer Manager for certain services that are essential to the Company, including the sale of the Company’s shares of common and preferred stock available for issue; the identification, evaluation, negotiation, origination, acquisition and disposition of investments; management of the daily operations of the Company’s investment portfolio; and other general and administrative responsibilities. In the event that these companies are unable to provide the respective services, the Company will be required to obtain such services from other sources.

6. SUBSEQUENT	EVENTS

The Company evaluates subsequent events up until the date the consolidated balance sheets are issued. The accompanying consolidated balance sheets were issued on November 13, 2009.

PRIOR PERFORMANCE TABLES

In January 2006, our sponsors, Peter M. Bren, Keith D. Hall, Peter McMillan III and Charles J. Schreiber, Jr., teamed to launch the initial public offering of their first public non-traded REIT, KBS Real Estate Investment Trust, Inc., which we refer to as KBS REIT I, and they are currently sponsoring the initial public offering of KBS Real Estate Investment Trust II, Inc., which we refer to as KBS REIT II. Together with Legacy Partners Residential Realty LLC and certain of its affiliates, our sponsors are also sponsoring another public real estate investment trust, KBS Legacy Apartment Community REIT, Inc. We refer to KBS Legacy Apartment Community REIT, Inc. as KBS Legacy Apartment REIT. Our advisor, KBS Capital Advisors LLC, is also the external advisor to KBS REIT I, KBS REIT II and KBS Legacy Apartment REIT. KBS REIT I launched its initial public offering on January 27, 2006 and ceased offering shares in its primary offering on May 30, 2008. KBS REIT II launched its initial public offering on April 22, 2008. As of the date of this prospectus, KBS Legacy Apartment REIT’s initial public offering is in registration with the SEC.

Since 1992, two of our sponsors, Messrs. Bren and Schreiber, have partnered to acquire, manage, develop and sell high-quality U.S. commercial real estate assets as well as real estate-related investments on behalf of institutional investors. Since the formation of the first investment advisor affiliated with Messrs. Bren and Schreiber in 1992, investment advisors affiliated with Messrs. Bren and Schreiber have sponsored 14 private real estate funds that have raised over $2.0 billion of equity from institutional investors (as of December 31, 2008). Together, Messrs. Bren and Schreiber founded KBS Realty Advisors LLC, a registered investment advisor with the Securities and Exchange Commission and a nationally recognized real estate investment advisor. We refer to the investment advisors affiliated with Messrs. Bren and Schreiber as KBS investment advisors.

During the 10-year period ending December 31, 2008, KBS investment advisors have managed 14 private real estate funds, six of which were multi-investor, commingled funds and eight of which were single-client, separate accounts. All of these private funds were limited partnerships for which affiliates of Messrs. Bren and Schreiber act or acted as a general partner. In all cases, affiliates of Messrs. Bren and Schreiber had responsibility for acquiring, investing, managing, developing and selling the real estate and real estate-related assets of each of the funds. Six of the 14 private funds managed by KBS investment advisors during the 10-year period ending December 31, 2008 used private REITs to structure the ownership of some of their investments.

KBS REIT I, KBS REIT II and each of the private funds managed by KBS investment advisors during the 10-year period ending December 31, 2008 have or had (four of the funds have been fully liquidated) investment objectives that are similar to ours. Like ours, their primary investment objectives are to provide investors with attractive and stable returns and to preserve and return their capital contributions and, like us, they seek to realize growth in the value of their investments by timing asset sales to maximize asset value. In addition, both real estate and real estate-related investments involve similar assessments of the risks and rewards of the operation of the underlying real estate and financing thereof as well as an understanding of the real estate and real estate-finance markets.

KBS REIT I, KBS REIT II and each of the private funds have focused upon acquiring a diverse portfolio of real estate-related investments. The KBS investment advisors of the private funds typically diversified the portfolios of the funds by property type and geographic region as well as investment size and investment risk. In constructing the portfolios for 12 of the 14 private funds, the KBS investment advisor specialized in acquiring a mix of value-added, enhanced-return and core real estate assets, focusing primarily on value-added and enhanced-return properties. Value-added and enhanced-return assets are assets that are undervalued or that could be repositioned to enhance their value. For two of the 14 private funds, the KBS investment advisor focused on the acquisition of core real estate assets. KBS REIT I has targeted approximately 70% core investments (which are generally existing properties with at least 80% occupancy and minimal near-term lease rollover) and approximately 30% enhanced-return properties (which are higher-yield and higher-risk investments than core properties, such as properties with moderate vacancies or near-term lease rollovers, poorly managed and positioned properties, properties owned by distressed sellers and built-to-suit properties) and real estate-related assets. Real estate-related assets include mortgage loans, mezzanine debt, mortgage-backed securities and other similar structured finance investments. Like KBS REIT I, KBS REIT II will seek to diversify its assets by investment risk by making investments in core properties and other real estate-related assets. KBS REIT II intends to allocate between 60% and 70% of its portfolio to investments in core properties and between 30% and 40% of its portfolio to other real estate-related investments such as mortgage, mezzanine, bridge and other loans; debt and derivative securities related to real estate assets, including mortgage-backed securities; and the equity securities of other REITs and real estate companies.

We intend to acquire a diverse portfolio of real estate-related loans, real estate-related debt securities and other real estate-related investments. We intend to originate and acquire mortgage, mezzanine, bridge and other real estate-related loans and to invest in real estate-related debt securities such as residential and commercial mortgage-backed securities and collateralized debt obligations. In addition, we may acquire equity securities of companies that make similar investments. We may make our investments through loan origination and the acquisition of individual assets or by acquiring portfolios of assets, other mortgage REITs or companies with investment objectives similar to ours. We plan to diversify our portfolio by investment type, investment size and investment risk with the goal of attaining a portfolio of income-producing assets that provide attractive and stable returns to our investors.

The tables presented in this section provide summary unaudited information related to the historical experience of KBS REIT I, KBS REIT II and the private real estate funds sponsored by KBS investment advisors. By purchasing shares in this offering, you will not acquire any ownership interest in any funds to which the information in this section relates and you should not assume that you will experience returns, if any, comparable to those experienced by the investors in the real estate funds discussed. Further, the private funds discussed in this section were conducted through privately-held entities that were subject neither to the up-front commissions, fees and expenses associated with this offering nor all of the laws and regulations that will apply to us as a publicly offered REIT.

The information in this section should be read together with the summary information in this prospectus under “Prior Performance Summary.” The following tables are included in this section:

•	Table I – Experience in Raising and Investing Funds;

•	Table II – Compensation to Sponsor;

•	Table III – Operating Results of Prior Programs;

•	Table IV – Results of Completed Programs; and

•	Table V – Sales or Disposals of Properties.

For information regarding the acquisitions of KBS REIT I, KBS REIT II and the private funds sponsored by KBS investment advisors during the three years ending December 31, 2008, see Table VI contained in Part II of the registration statement, which is not a part of this prospectus. We will provide a copy of Table VI to you upon written request and without charge.

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

Table I provides a summary of the experience of KBS investment advisors in raising and investing funds for programs that have had offerings close during the three years ended December 31, 2008. Information is provided as to the manner in which the proceeds of the offerings have been applied. Each of the programs presented have investment objectives similar to ours. All percentage amounts except “Percent leveraged” represent percentages of the dollar amount raised for each program.

	SEPARATE ACCOUNT 6/05	SEPARATE ACCOUNT 8/05	SEPARATE ACCOUNT 5/06	SEPARATE ACCOUNT 10/06	SEPARATE ACCOUNT 01/07	KBS REIT I
Dollar amount offered	$50,043,000	$49,180,000	$50,012,000	$47,974,000	$12,750,000	$2,000,000,000

Dollar amount raised	$50,043,000	$49,180,000	$50,012,000	$47,974,000	$12,750,000	$1,703,298,000

Percentage amount raised	100.0%	100.0%	100.0%	100.0%	100.0%	85.2%

Percentage available for investment before offering expenses and reserves	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Less offering expenses:
Selling commissions and dealer manager fees	-	-	-	-	-	9.1%
Organizational and offering expenses	-	-	-	-	-	1.0%
Reserves	-	-	-	-	-	-

Percentage available for investment after offering expenses and reserves	100.0%	100.0%	100.0%	100.0%	100.0%	89.9%

Acquisition costs:
Prepaid items and fees related to purchase of property	-	-	-	-	-	-
Purchase price (cash down payment) (1)	251.1%	245.9%	253.5%	239.1%	204.4%	176.2%
Acquisition fees (2)	2.5%	2.5%	2.5%	2.4%	2.0%	1.3%
Other capitalized costs (3)	1.2%	1.5%	2.1%	0.9%	1.2%	0.9%

Total acquisition costs (includes mortgage financing) (4)	254.8%	249.9%	258.1%	242.4%	207.6%	178.4%

Percent leveraged (5)	60.8%	62.0%	64.4%	64.2%	55.1%	49.4%

Date offering began	(6)	(7)	(8)	(9)	(10)	01/27/2006 (11)
Length of offering (in months)	(6)	(7)	(8)	(9)	(10)	28 (11)
Months to invest 90% of amount available for investment	(6)	(7)	(8)	(9)	(10)	31 (11)

(1) “Purchase price (cash down payment)” includes both debt- and equity-financed payments. See the “Percent leveraged” line for the approximate percentage of the purchase price financed with mortgage or other debt.

(2) Represents acquisition fees as if they were calculated as a percentage of dollar amount raised. Acquisition fees of these programs are calculated as a percentage of purchase price (including leverage used to fund the acquisition) plus other capitalized costs and are paid to the KBS sponsor.

(3) Other capitalized costs include legal fees, outside broker fees, environmental studies, title and other closing costs.

(4) Total acquisition costs include the cash down payment, acquisition fees, other capitalized costs and mortgage financing.

(5) “Percent leveraged” represents financing outstanding as of December 31, 2008 divided by total acquisition cost for properties acquired.

(6) This program represents a single-client account whereby dollars are raised only as assets are identified pursuant to a partnership agreement between a KBS affiliate and an institutional investor. Under the partnership agreement, when the KBS investment advisor for the partnership identifies properties for investment, the KBS investment advisor invests funds on behalf of the investor, manages the assets in the investor’s portfolio and ultimately sells the assets on behalf of the investor. Separate Account 6/05 made its first investment in June 2005. The program has made a total of five separate investments through December 2008.

(7) This program represents a single-client account whereby dollars are raised only as assets are identified pursuant to a partnership agreement between a KBS affiliate and an institutional investor. Under the partnership agreement, when the KBS investment advisor for the partnership identifies properties for investment, the KBS investment advisor invests funds on behalf of the investor, manages the assets in the investor’s portfolio and ultimately sells the assets on behalf of the investor. Separate Account 8/05 made its first investment in October 2005. The program has made a total of five separate investments through December 2008.

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

(8) This program represents a single-client account whereby dollars are raised only as assets are identified pursuant to a partnership agreement between a KBS affiliate and an institutional investor. Under the partnership agreement, when the KBS investment advisor for the partnership identifies properties for investment, the KBS investment advisor invests funds on behalf of the investor, manages the assets in the investor’s portfolio and ultimately sells the assets on behalf of the investor. Separate Account 5/06 made its first investment in September 2006. The program has made a total of five separate investments through December 2008.

(9) This program represents a single-client account whereby dollars are raised only as assets are identified pursuant to a partnership agreement between a KBS affiliate and an institutional investor. Under the partnership agreement, when the KBS investment advisor for the partnership identifies properties for investment, the KBS investment advisor invests funds on behalf of the investor, manages the assets in the investor’s portfolio and ultimately sells the assets on behalf of the investor. Separate Account 10/06 made its first investment in November 2006. The program has made a total of four separate investments through December 2008.

(10) This program represents a single-client account whereby dollars are raised only as assets are identified pursuant to a partnership agreement between a KBS affiliate and an institutional investor. Under the partnership agreement, when the KBS investment advisor for the partnership identifies properties for investment, the KBS investment advisor invests funds on behalf of the investor, manages the assets in the investor’s portfolio and ultimately sells the assets on behalf of the investor. Separate Account 01/07 made its first investment in March 2008. The program has made one investment through December 2008.

(11) KBS REIT I is a publicly-registered, non-traded REIT. KBS REIT I launched its initial public offering on January 27, 2006. On July 5, 2006, KBS REIT I broke escrow in its initial public offering and then commenced real estate operations. KBS REIT I ceased offering shares of common stock in its primary offering on May 30, 2008 and has now terminated its primary offering upon the completion of review of subscriptions submitted in accordance with its processing procedures. KBS REIT I continues to issue shares under its dividend reinvestment plan; proceeds from the dividend reinvestment plan are omitted from Table I. As of December 31, 2008, KBS REIT I owned 64 real estate properties, one master lease, 21 real estate loans receivable, and two investments in securities directly or indirectly backed by commercial mortgage-backed securities.

TABLE II

COMPENSATION TO SPONSOR

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

Table II summarizes the amount and type of compensation paid to KBS affiliates during the three years ended December 31, 2008 in connection with 1) each program sponsored by a KBS investment advisor that had offerings close during this period and 2) all other programs that have made payments to KBS affiliates during this period. All of the programs represented in the table below have or had investment objectives similar to ours. All figures are as of December 31, 2008.

	Commingled Account 12/96 (1)	Commingled Account 6/98 (2)	Commingled Account 6/99 (3)	Separate Account 10/97 (4)	Separate Account 12/98 (5)	Separate Account 6/05 (6)	Separate Account 8/05 (7)	Separate Account 5/06 (8)	Separate Account 10/06 (9)	Separate Account 01/07 (10)	KBS REIT I (11)		KBS REIT II (12)
Date offering commenced	(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)	(10)	(11)		(12)
Dollar amount raised	$266,125,050	$216,650,000	$187,000,000	$153,016,700	$210,967,612	$50,043,000	$49,180,000	$50,012,000	$47,974,000	$12,750,000	$1,774,585,000		$314,217,000
Amount paid to sponsor from proceeds of offering:
Underwriting fees	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$44,263,000	(17)	$7,291,000	(17)
Acquisition fees:
- real estate commissions	-	-	-	-	-	-	-	-	-	-	-		-
- advisory fees (13)	-	-	-	-	-	185,000	395,000	1,298,000	1,198,000	262,000	21,700,000		3,832,000
- other	-	-	-	-	-	-	-	-	-	-	-		-
Other	-	-	-	-	-	-	-	-	-	-	-		-
Dollar amount of cash generated from operations before deducting payments to sponsors	$22,514,000	$20,781,000	$21,397,000	$6,732,000	$10,257,000	$13,637,000	$11,983,000	$12,958,000	$10,273,000	$424,000	$179,614,000		$5,727,000
Amount paid to sponsor from operations:
Property management fees (14)	$3,567,000	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-		$-
Partnership and asset management fees	1,719,000	1,810,000	1,771,000	1,224,000	2,445,000	3,529,000	3,352,000	2,411,000	2,097,000	146,000	20,128,000	(18)	857,000
Reimbursements	-	-	-	-	-	-	-	-	-	-	-		-
Leasing commissions (14)	1,978,000	-	-	-	-	-	-	-	-	-	-		-
Construction management fees (14)	24,000	-	-	-	-	-	-	-	-	-	-		-
Loan servicing fees	-	-	-	-	-	-	-	-	-	-	-		-
Dollar amount of property sales and refinancing before deducting payments to sponsors (15)
- cash	$57,222,000	$166,628,000	$143,018,000	$111,797,000	$73,325,000	$7,444,000	$5,638,000	$-	$1,811,000	$-	$-		$-
- notes	-	-	-	-	-	-	-	-	-	-	-		-
Amounts paid to sponsor from property sales and refinancing:
-Real estate commissions (14)	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-		$-
-Disposition fees	-	600,000	514,000	-	-	-	-	-	-	-	-		-
- Incentive fees (16)	-	-	68,000	-	-	-	-	-	-	-	-		-
- Other	-	-	-	-	-	-	-	-	-	-	-		-

TABLE II

COMPENSATION TO SPONSOR (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

(1) This program made payments to KBS affiliates during the three years ended December 31, 2008; however, it did not close any offerings during this period. Commingled Account 12/96 represents a multi-investor commingled fund that makes investments through a limited partnership for which an affiliate of Messrs. Bren and Schreiber acts as the general partner. This program made its first investment in December 1996.

(2) This program made payments to KBS affiliates during the three years ended December 31, 2008; however, it did not close any offerings during this period. Commingled Account 6/98 represents a multi-investor commingled fund that makes investments through a limited partnership for which an affiliate of Messrs. Bren and Schreiber acts as the general partner. This program made its first investment in June 1998.

(3) This program made payments to KBS affiliates during the three years ended December 31, 2008; however, it did not close any offerings during this period. Commingled Account 6/99 represents a multi-investor commingled fund that makes investments through a limited partnership for which an affiliate of Messrs. Bren and Schreiber acts as the general partner. The account made its first investment in June 1999.

(4) This program made payments to KBS affiliates during the three years ended December 31, 2008; however, it did not close any offerings during this period. Separate Account 10/97 represents a single-client account that made investments through a limited partnership for which an affiliate of Messrs. Bren and Schreiber acts as the general partner. This program made its first investment in October 1997.

(5) This program made payments to KBS affiliates during the three years ended December 31, 2008; however, it did not close any offerings during this period. Separate Account 12/98 represents a single-client account that made investments through a limited partnership for which an affiliate of Messrs. Bren and Schreiber acts as the general partner. This program made its first investment in December 1998.

(6) This program represents a single-client account whereby dollars are raised only as assets are identified pursuant to a partnership agreement between a KBS affiliate and an institutional investor. Under the partnership agreement, when the KBS investment advisor for the partnership identifies properties for investment, the KBS investment advisor invests funds on behalf of the investor, manages the assets in the investor’s portfolio and ultimately sells the assets on behalf of the investor. Separate Account 6/05 made its first investment in June 2005. The program has made a total of five separate investments through December 2008. For more information about this program’s experience in raising capital, see Table I.

(7) This program represents a single-client account whereby dollars are raised only as assets are identified pursuant to a partnership agreement between a KBS affiliate and an institutional investor. Under the partnership agreement, when the KBS investment advisor for the partnership identifies properties for investment, the KBS investment advisor invests funds on behalf of the investor, manages the assets in the investor’s portfolio and ultimately sells the assets on behalf of the investor. Separate Account 8/05 made its first investment in October 2005. The program has made a total of five separate investments through December 2008. For more information about this program’s experience in raising capital, see Table I.

(8) This program represents a single-client account whereby dollars are raised only as assets are identified pursuant to a partnership agreement between a KBS affiliate and an institutional investor. Under the partnership agreement, when the KBS investment advisor for the partnership identifies properties for investment, the KBS investment advisor invests funds on behalf of the investor, manages the assets in the investor’s portfolio and ultimately sells the assets on behalf of the investor. Separate Account 5/06 made its first investment in September 2006. The program has made a total of five separate investments through December 2008. For more information about this program’s experience in raising capital, see Table I.

(9) This program represents a single-client account whereby dollars are raised only as assets are identified pursuant to a partnership agreement between a KBS affiliate and an institutional investor. Under the partnership agreement, when the KBS investment advisor for the partnership identifies properties for investment, the KBS investment advisor invests funds on behalf of the investor, manages the assets in the investor’s portfolio and ultimately sells the assets on behalf of the investor. Separate Account 10/06 made its first investment in November 2006. The program has made a total of four separate investments through December 2008. For more information about this program’s experience in raising capital, see Table I.

(10) This program represents a single-client account whereby dollars are raised only as assets are identified pursuant to a partnership agreement between a KBS affiliate and an institutional investor. Under the partnership agreement, when the KBS investment advisor for the partnership identifies properties for investment, the KBS investment advisor invests funds on behalf of the investor, manages the assets in the investor’s portfolio and ultimately sells the assets on behalf of the investor. Separate Account 01/07 made its first investment in March 2008. The program has made one investment through December 2008. For more information about this program’s experience in raising capital, see Table I.

(11) KBS REIT I is a publicly registered, non-traded REIT. KBS REIT I launched its initial public offering on January 27, 2006. On July 5, 2006, KBS REIT I broke escrow in its initial public offering and then commenced real estate operations. KBS REIT I ceased offering shares of common stock in its primary offering on May 30, 2008 and has now terminated its primary offering upon the completion of review of subscriptions submitted in accordance with its processing procedures. KBS REIT I continues to issue shares under its dividend reinvestment plan; proceeds from the dividend reinvestment plan are included in “Dollar amount raised” in this table, but are omitted from Table I. As of December 31, 2008, KBS REIT I owned 64 real estate properties, one master lease, 21 real estate loans receivable, and two investments in securities directly or indirectly backed by commercial mortgage-backed securities. For more information about this program’s experience in raising capital, see Table I.

(12) KBS REIT II is a publicly registered, non-traded REIT. KBS REIT II launched its initial public offering on April 22, 2008. On June 24, 2008, KBS REIT II broke escrow in its initial public offering and then commenced real estate operations. From commencement of its offering through December 31, 2008, KBS REIT II had sold 31,495,364 shares in its ongoing initial public offering for gross offering proceeds of $314.2 million, including 202,284 shares issued through its dividend reinvestment plan for gross offering proceeds of $1.9 million. As of December 31, 2008, KBS REIT II owned four real estate properties and one real estate loan.

(13) Advisory fees are acquisition fees that are calculated as a percentage of purchase price plus other capitalized costs and are paid to the KBS sponsor. Separate Account 06/05, Separate Account 08/05, Separate Account 05/06, Separate Account 10/06 and Separate Account 01/07 also pay fees on amounts subsequently funded for capital improvements, tenant improvement costs and allowance and leasing costs, and these fees are included under advisory fees for these funds.

(14) Fees paid to parties affiliated with the general partner of the program.

(15) Dollar amount of property sales and refinancing represents capital from property sales and refinancings that were used to make distributions to investors.

TABLE II

COMPENSATION TO SPONSOR (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

(16) Only one of the private funds represented in this table, Commingled Account 6/99, paid incentive fees during the three years ended December 31, 2008. Two of the 10 private funds listed in this table, Commingled Account 6/98 and Commingled Account 6/99, pay incentive fees based on gains from the sale of assets. The incentive fees for the remaining eight private funds represented in this table (Commingled Account 12/96, Separate Account 10/97, Separate Account 12/98, Separate Account 6/05, Separate Account 8/05, Separate Account 5/06, Separate Account 10/06 and Separate Account 01/07) are back-end fees based on participation interests in the net cash flows of the funds’ assets after achieving a stipulated return for the investors. These back-end incentive fees will be paid during the final liquidation stage of the funds. Four of the private funds presented in this table (Commingled Account 12/96, Commingled Account 6/98, Commingled Account 6/99 and Separate Account 10/97) are in their liquidation stage. KBS REIT I and KBS REIT II may pay subordinated incentive fees based on participation in the net cash flows of the fund (whether from continuing operations, net sale proceeds or otherwise), after achieving a stipulated return for investors. Upon listing of the shares of KBS REIT I or KBS REIT II, such listed program may pay a subordinated incentive fee to its external advisor if investors have received a stipulated return. However, any portion of a subordinated participation in net cash flows paid by KBS REIT I or KBS REIT II would offset the amount otherwise due pursuant to the subordinated incentive listing fee.

(17) Underwriting fees include (i) dealer manager fees paid to the KBS-affiliated dealer manager that are not reallowed to participating broker-dealers as a marketing fee, (ii) the reimbursed portion of a dual employee’s salary paid by the KBS-affiliated dealer manager attributable to time spent planning and coordinating training and education meetings on behalf of the respective program, (iii) the reimbursed travel, meal and lodging costs of wholesalers and other registered persons of the KBS-affiliated dealer manager attending retail conferences and training and education meetings, (iv) reimbursed costs for promotional items for broker-dealers paid for by the KBS-affiliated dealer manager, (v) reimbursed legal fees paid for by the KBS-affiliated dealer manager and (vi) reimbursed attendance and sponsorship fees incurred by employees of the KBS-affiliated dealer manager and its affiliates to attend retail conferences sponsored by participating broker-dealers and other meetings with participating broker-dealers.

(18) As of December 31, 2008, this program had incurred but unpaid performance fees totaling $2.8 million.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

This table summarizes the operating results of programs sponsored by KBS investment advisors that have had offerings close during the five years ended December 31, 2008. For these programs, this table shows: the income or loss of such programs (based upon U.S. generally accepted accounting principles (“GAAP”)); the cash they generated from operations, sales and refinancings; and information regarding cash distributions. Each of these private programs has investment objectives similar to ours. All figures are as of December 31 of the year indicated, except as otherwise noted.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

	Separate Account 5/06			Separate Account 10/06
	2006	2007	2008	2006	2007	2008
Gross revenues	$2,526,000	$16,480,000	$16,447,000	$354,000	$13,628,000	$14,723,000
Profit (loss) on sale of properties	-	-	-	-	-	-
Less: Operating expenses (1)	(1,503,000)	(7,855,000)	(7,907,000)	(428,000)	(7,653,000)	(8,070,000)
Interest expense	(878,000)	(4,810,000)	(4,824,000)	(122,000)	(4,146,000)	(4,383,000)
Depreciation (2)	-	-	-	-	-	-
Unrealized gain (loss) (2)	-	4,905,000	(2,756,000)	-	5,327,000	971,000

Net income (loss) - GAAP basis (2)	$145,000	$8,720,000	$960,000	$(196,000)	$7,156,000	$3,241,000

Taxable income:
From operations	$97,000	$1,539,000	$1,155,000	$(183,000)	$(207,000)	$123,000
From gain (loss) on sale	-	-	-	-	-	-
Cash generated (deficiency) from operations	855,000	5,816,000	3,876,000	1,769,000	3,681,000	2,726,000
Cash generated (deficiency) from sales	-	-	-	-	-	-
Cash generated from refinancing	-	-	-	-	-	-

Total cash generated from operations, sales and refinancing	855,000	5,816,000	3,876,000	1,769,000	3,681,000	2,726,000
Less: Cash distributions to investors
- From operating cash flow	(640,000)	(3,525,000)	(3,560,000)	(100,000)	(3,135,000)	(3,355,000)
- From sales and refinancing	-	-	-	-	-	-

Cash generated (deficiency) after cash distributions	215,000	2,291,000	316,000	1,669,000	546,000	(629,000)
Less: Special items (not including sales and refinancing)	-	-	-	-	-	-

Cash generated (deficiency) after cash distributions and special items	$215,000	$2,291,000	$316,000	$1,669,000	$546,000	$(629,000)

Tax and Distribution Data per $1,000 Invested (3)
Federal Income Tax Results:
Ordinary income (loss)
- from operations	$11	$31	$23	$(127)	$(5)	$3
- from recapture	-	-	-	-	-	-
Capital gain (loss)	-	-	-	-	-	-
Cash distributions to investors
Source (on GAAP basis)
- from investment income	70	71	71	70	71	71
- from return of capital	-	-	-	-	-	-

Total distribution on GAAP basis	$70	$71	$71	$70	$71	$71

Source (on cash basis)
- from sales	$-	$-	$-	$-	$-	$-
- from refinancing	-	-	-	-	-	-
- from operations	70	71	71	70	71	71

Total distributions on cash basis	$70	$71	$71	$70	$71	$71

Amounts (in percentage terms) remaining in program properties as of December 31, 2008 (4)	100%	100%	100%	100%	100%	100%

(1) Operating expenses include all general and administrative expenses.

(2) The accompanying financial information has been prepared in conformity with accounting principles generally accepted in the United States for investment companies. Accordingly, the real estate investments are reflected at their estimated current values as determined by the general partner, using current appraisals or market information and the general partner’s good faith estimate of value. All other assets and liabilities are generally valued based on the actual costs or liabilities incurred, which management believes approximates current value.

The major differences between GAAP basis net income for investment companies and taxable income are the following:

•	GAAP basis income for investment companies does not include depreciation expense while taxable income includes depreciation expense.

•

GAAP basis income for investment companies includes the changes in market value of real estate investments as unrealized gain or loss in the income statement. There is no such adjustment for the calculation of taxable income.

(3) Tax and distribution data per $1,000 invested calculated based on weighted-average capital invested.

(4) Calculated as original total acquisition cost of investments made divided by original total acquisition cost of all investments held as of December 31, 2008.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

Separate Account 01/07
2008
Gross revenues	$1,442,000
Profit (loss) on sale of properties	-
Less: Operating expenses (1)	(996,000)
Interest expense	(608,000)
Depreciation (2)	-
Unrealized gain (loss) (2)	(998,000)

Net income (loss) - GAAP basis (2)	$(1,160,000)

Taxable income:
From operations	$(491,000)
From gain (loss) on sale	-
Cash generated (deficiency) from operations	278,000
Cash generated (deficiency) from sales	-
Cash generated from refinancing	-

Total cash generated from operations, sales and refinancing	278,000
Less: Cash distributions to investors
- From operating cash flow	(695,000)
- From sales and refinancing	-

Cash generated (deficiency) after cash distributions	(417,000)
Less: Special items (not including sales and refinancing)	-

Cash generated (deficiency) after cash distributions and special items	$(417,000)

Tax and Distribution Data per $1,000 Invested (3)
Federal Income Tax Results:
Ordinary income (loss)
- from operations	$(50)
- from recapture	-
Capital gain (loss)	-
Cash distributions to investors
Source (on GAAP basis)
- from investment income	71
- from return of capital	-

Total distribution on GAAP basis	$71

Source (on cash basis)
- from sales	$-
- from refinancing	-
- from operations	71

Total distributions on cash basis	$71

Amounts (in percentage terms) remaining in program properties as of December 31, 2008 (4)	100%

(1) Operating expenses include all general and administrative expenses.

(2) The accompanying financial information has been prepared in conformity with accounting principles generally accepted in the United States for investment companies. Accordingly, the real estate investments are reflected at their estimated current values as determined by the general partner, using current appraisals or market information and the general partner’s good faith estimate of value. All other assets and liabilities are generally valued based on the actual costs or liabilities incurred, which management believes approximates current value.

The major differences between GAAP basis net income for investment companies and taxable income are the following:

•	GAAP basis income for investment companies does not include depreciation expense while taxable income includes depreciation expense.

•

GAAP basis income for investment companies includes the changes in market value of real estate investments as unrealized gain or loss in the income statement. There is no such adjustment for the calculation of taxable income.

(3) Tax and distribution data per $1,000 invested calculated based on weighted-average capital invested.

(4) Calculated as original total acquisition cost of investments made divided by original total acquisition cost of all investments held as of December 31, 2008.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

	Separate Account 6/05				Separate Account 8/05
	2005	2006	2007	2008	2005	2006	2007	2008
Gross revenues	$4,045,000	$12,215,000	$13,348,000	$14,945,000	$1,110,000	$10,653,000	$13,149,000	$12,932,000
Profit (loss) on sale of properties	-	-	-	-	-	-	-	-
Less: Operating expenses (1)	(2,098,000)	(5,128,000)	(5,407,000)	(5,625,000)	(599,000)	(5,228,000)	(4,965,000)	(5,210,000)
Interest expense	(1,524,000)	(4,856,000)	(5,349,000)	(5,394,000)	(454,000)	(4,342,000)	(5,489,000)	(5,504,000)
Depreciation (2)	-	-	-	-	-	-	-	-
Unrealized gain (loss) (2)	-	2,038,000	5,361,000	(3,752,000)	-	6,381,000	2,111,000	(444,000)

Net income (loss) - GAAP basis (2)	$423,000	$4,269,000	$7,953,000	$174,000	$57,000	$7,464,000	$4,806,000	$1,774,000

Taxable income:
From operations	$482,000	$(61,000)	$82,000	$1,135,000	$23,000	$(879,000)	$225,000	$(246,000)
From gain (loss) on sale	-	-	-	-	-	-	-	-
Cash generated (deficiency) from operations	2,337,000	3,316,000	3,063,000	3,729,000	1,601,000	3,433,000	2,681,000	2,517,000
Cash generated (deficiency) from sales	-	-	-	-	-	-	-	-
Cash generated from refinancing	-	-	-	-	-	-	-	-

Total cash generated from operations, sales and refinancing	2,337,000	3,316,000	3,063,000	3,729,000	1,601,000	3,433,000	2,681,000	2,517,000
Less: Cash distributions to investors
- From operating cash flow	(1,505,000)	(3,560,000)	(3,559,000)	(3,560,000)	(470,000)	(3,190,000)	(3,500,000)	(3,500,000)
- From sales and refinancing	-	-	-	-	-	-	-	-

Cash generated (deficiency) after cash distributions	832,000	(244,000)	(496,000)	169,000	1,131,000	243,000	(819,000)	(983,000)
Less: Special items (not including sales and refinancing)	-	-	-	-	-	-	-	-

Cash generated (deficiency) after cash distributions and special items	$832,000	$(244,000)	$(496,000)	$169,000	$1,131,000	$243,000	$(819,000)	$(983,000)

Tax and Distribution Data per $1,000 Invested (3)
Federal Income Tax Results:
Ordinary income (loss)
- from operations	$23	$(1)	$2	$23	$3	$(20)	$5	$(5)
- from recapture	-	-	-	-	-	-	-	-
Capital gain (loss)	-	-	-	-	-	-	-	-
Cash distributions to investors
Source (on GAAP basis)
- from investment income	72	71	71	71	70	71	71	71
- from return of capital	-	-	-	-	-	-	-	-

Total distribution on GAAP basis	$72	$71	$71	$71	$70	$71	$71	$71

Source (on cash basis)
- from sales	$-	$-	$-	$-	$-	$-	$-	$-
- from refinancing	-	-	-	-	-	-	-	-
- from operations	72	71	71	71	70	71	71	71

Total distributions on cash basis	$72	$71	$71	$71	$70	$71	$71	$71

Amounts (in percentage terms) remaining invested in program properties as of December 31, 2008 (4)	100%	100%	100%	100%	100%	100%	100%	100%

(1) Operating expenses include all general and administrative expenses.

(2) The accompanying financial information has been prepared in conformity with accounting principles generally accepted in the United States for investment companies. Accordingly, the real estate investments are reflected at their estimated current values as determined by the general partner, using current appraisals or market information and the general partner’s good faith estimate of value. All other assets and liabilities are generally valued based on the actual costs or liabilities incurred, which management believes approximates current value.

The major differences between GAAP basis net income for investment companies and taxable income are the following:

•	GAAP basis income for investment companies does not include depreciation expense while taxable income includes depreciation expense.

•

GAAP basis income for investment companies includes the changes in market value of real estate investments as unrealized gain or loss in the income statement. There is no such adjustment for the calculation of taxable income.

(3) Tax and distribution data per $1,000 invested calculated based on weighted-average capital invested.

(4) Calculated as original total acquisition cost of investments made divided by original total acquisition cost of all investments held as of December 31, 2008.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

	KBS REIT I
	2006	2007	2008
Gross revenues	$6,248,000	$100,302,000	$282,641,000
Profit (loss) on sale of properties	-	-	-
Less: Operating expenses (1)	(3,455,000)	(32,465,000)	(86,767,000)
Interest expense	(2,826,000)	(33,368,000)	(68,303,000)
Depreciation	(2,538,000)	(42,916,000)	(97,021,000)
Loss on derivative instruments	-	(1,524,000)	(303,000)
Provision for loan losses	-	-	(104,000,000)
Other-than-temporary impairment of marketable real estate securities	-	-	(50,079,000)
Minority interest in net loss of consolidated entity	-	2,773,000	3,205,000

Net income (loss) - GAAP basis	$(2,571,000)	$(7,198,000)	$(120,627,000)

Taxable income:
From operations	$(970,000)	$15,774,000	$(66,297,000)
From gain (loss) on sale	-	-	-
Cash generated (deficiency) from operations	326,000	43,982,000	115,178,000
Cash generated (deficiency) from sales	-	-	-
Cash generated from refinancing	-	-	-

Total cash generated from operations, sales and refinancing	326,000	43,982,000	115,178,000
Less: Cash distributions to investors
-From operating cash flow	(386,000)	(32,162,000)	(104,264,000)
-From sales and refinancing	-	-	-
-Other (2)	(900,000)	(700,000)	-

Cash generated (deficiency) after cash distributions	(960,000)	11,120,000	10,914,000
Less: Special items (not including sales and refinancing)	-	-	-

Cash generated (deficiency) after cash distributions and special items	$(960,000)	$11,120,000	$10,914,000

Tax and Distribution Data per $1,000 Invested (3)
Federal Income Tax Results:
Ordinary income (loss)
-from operations	$(52)	$34	$44
-from recapture	-	-	-
Capital gain (loss)	-	-	-
Cash distributions to investors
Source (on GAAP basis)
-from investment income	-	36	44
-from return of capital	69	34	26

Total distribution on GAAP basis	$69	$70	$70

Source (on cash basis)
-from sales	$-	$-	$-
-from refinancing	-	-	-
-from other (2)	48	2	-
-from operations	21	68	70

Total distributions on cash basis	$69	$70	$70

Amounts (in percentage terms) remaining in program properties as of December 31, 2008 (4)	100%	100%	100%

(1) Operating expenses include all general and administrative expenses.

(2) Represents advances made by the advisor of KBS REIT I to pay dividends.

(3) Tax and distribution data per $1,000 invested calculated based on weighted-average capital invested.

(4) Calculated as original total acquisition cost of investments made divided by original total acquisition cost of all investments held as of December 31, 2008.

TABLE IV

RESULTS OF COMPLETED PROGRAMS

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

Table IV summarizes the results of the program sponsored by a KBS investment advisor that has completed its operations and sold all of its properties during the five years ended December 31, 2008. The program represented in the table below had investment objectives that were similar to ours.

Commingled Account 5/95 (1)
Dollar amount raised	$273,100,000 (1)

Number of properties purchased/developed	32
Date of closing of offering	(1)
Date of first sale of property	11/95
Date of final sale of property	9/05
Tax and distribution data per $1,000 invested through
Federal income tax results:
Ordinary income (loss):
- from operations	$295
- from recapture	-
Capital gain	230
Deferred gain:
Capital	-
Ordinary	-
Cash distributions to investors
Source (on GAAP basis)
- from investment income	519
- from return of capital	1,000

Total distribution on GAAP basis	$1,519

Source (on cash basis)
- from sales	$1,188
- from refinancing	-
- from operations	331

$1,519

(1) This program was a multi-investor, commingled fund that made investments through a limited partnership for which an affiliate of Messrs. Bren and Schreiber served as the general partner. The investors in this partnership contributed a total of $273,100,000 between April 1995 and May 1998.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

Table V presents summary information with respect to the results of sales or disposals of properties by programs sponsored by KBS investment advisors during the three years ended December 31, 2008. The table includes information about the sales proceeds received, the cash invested in the properties, the taxable gain or loss from the sales and the cash flow from the operation of the properties. Each of the programs represented in the table have or had investment objectives similar to ours.

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing and Soft Costs			Excess (Deficiency) of Property Operating Cash Receipts Over Cash Expenditures (3)
Property	Date Acquired	Date of Sale	Cash Received Net of Closing Costs	Mortgage Balance at Time of Sale	Purchase Money Mortgage Taken Back by Sale	Adjustments Resulting from Application of GAAP	Total (1)	Original Mortgage Financing	Total Acquisition Costs, Capital Improvements Closing and Soft Costs (2)	Total
Separate Account 12/98
4 & 6 Omni Way	7/00	12/06	$16,407,366	$-	$-	$-	$16,407,366	$5,746,021	$14,614,236	$20,360,257	$6,786,081
1010 Lamar	12/98	11/07	39,456,358	-	-	-	39,456,358	-	33,892,540	33,892,540	3,407,239
Commingled Account 12/96
Kirkwood Atrium	8/97	12/07	$22,254,714	$-	$-	$-	$22,254,714	$-	$21,543,253	$21,543,253	$9,845,880
Boulder Tower	5/97	12/07	31,376,678	-	-	-	31,376,678	-	31,289,749	31,289,749	18,780,130
Interchange Business Center	8/97	6/08	3,332,649	-	-	-	3,332,649	-	4,452,054	4,452,054	1,145,948
Bammel Land NWC & SWC	8/97	7/08	107,166	-	-	-	107,166	-	419,123	419,123	(291,255)
Commingled Account 6/98
Briarwood One	6/98	7/06	$7,142,746	$-	$-	$-	$7,142,746	$-	$8,727,826	$8,727,826	$5,005,375
World Houston Plaza	9/98	12/06	29,066,087	-	-	-	29,066,087	-	37,906,474	37,906,474	21,003,075
Camelwest Plaza (Partial Sale of Land)	7/98	12/06	13,258	-	-	-	13,258	-	13,258	13,258	-
2400 N. Central (Partial Sale of Land)	7/98	12/06	33,989	-	-	-	33,989	-	33,989	33,989	-
725 Concord	8/98	2/07	17,855,792	-	-	-	17,855,792	-	16,184,402	16,184,402	9,237,455
702 E. Osborn	7/98	3/07	3,276,065	-	-	-	3,276,065	-	4,520,933	4,520,933	621,893
4141 Rockside	11/98	4/07	6,735,329	-	-	-	6,735,329	-	9,011,927	9,011,927	3,010,563
6161 Oaktree	11/98	4/07	5,293,419	-	-	-	5,293,419	-	9,011,716	9,011,716	2,531,272
Wells Fargo Bank Tower	8/98	6/07	8,686,198	-	-	-	8,686,198	-	14,537,983	14,537,983	4,641,566
Fairmount Place	7/98	8/07	9,378,362	-	-	-	9,378,362	-	9,537,574	9,537,574	3,396,914
2400 N. Central	7/98	8/07	5,833,884	-	-	-	5,833,884	-	7,142,484	7,142,484	1,150,763
2810 Parham	9/98	11/07	15,309,241	-	-	-	15,309,241	-	15,943,101	15,943,101	6,420,623
Bridgewood I	6/98	12/07	8,651,332	-	-	-	8,651,332	-	12,851,145	12,851,145	2,766,070
Bridgewood II	6/98	12/07	10,037,948	-	-	-	10,037,948	-	14,724,169	14,724,169	4,081,739
Mesa Executive Park (Phoenix)	7/98	7/08	6,899,415	-	-	-	6,899,415	-	12,427,575	12,427,575	5,336,154
Camelwest Plaza (Phoenix)	7/98	7/08	9,038,695	-	-	-	9,038,695	-	21,155,705	21,155,705	7,942,093
Scottsdale Financial Center I (Phoenix)	7/98	8/08	18,540,448	-	-	-	18,540,448	-	21,334,261	21,334,261	12,252,184
Paragon Plaza (Phoenix)	7/98	9/08	4,272,563	-	-	-	4,272,563	-	9,389,304	9,389,304	3,629,108
Commingled Account 6/99
2 Elizabeth	5/01	10/06	$11,732,202	$-	$-	$-	$11,732,202	$-	$11,986,569	$11,986,569	$6,954,639
Northridge Pavilion	12/99	11/06	10,217,767	-	-	-	10,217,767	-	11,825,301	11,825,301	5,228,537
The Escalade	2/00	12/06	18,426,440	-	-	-	18,426,440	-	15,787,480	15,787,480	7,728,302
Enterprise Center	10/99	12/06	9,002,202	-	-	-	9,002,202	-	11,150,102	11,150,102	4,181,769
Baytech Center	10/99	2/07	11,640,758	-	-	-	11,640,758	-	9,229,500	9,229,500	4,216,068
Montlimar Place	10/99	4/07	18,001,260	-	-	-	18,001,260	-	18,118,239	18,118,239	8,031,026
Financial Plaza	12/99	4/07	16,501,781	-	-	-	16,501,781	-	18,847,245	18,847,245	5,303,751
3535 Travis Place	10/99	9/07	16,711,575	-	-	-	16,711,575	-	14,765,964	14,765,964	3,810,524
32 Nagog Condo Interest	9/99	11/07	316,542	-	-	-	316,542	-	113,502	113,502	1,044,963
205 W. Wacker	9/99	7/08	29,885,478	-	-	-	29,885,478	-	33,542,481	33,542,481	12,030,365
Separate Account 10/97
Eaton Center	12/97	6/07	$34,873,850	$29,405,000	$-	$-	$64,278,850	$-	$70,921,107	$70,921,107	$43,251,227
340/350 N. Sam Houston	1/98	10/07	6,171,131	-	-	-	6,171,131	-	13,920,506	13,920,506	3,293,537
650 N. Sam Houston	1/98	12/07	13,058,208	-	-	-	13,058,208	-	12,867,155	12,867,155	5,020,261
Cypress Tower	12/97	3/08	17,001,847	-	-	-	17,001,847	-	18,128,596	18,128,596	8,134,592

TABLE V

SALES OR DISPOSALS OF PROPERTIES (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

(1) See also the table immediately below that sets forth the allocation of taxable gain (loss) associated with individual property sales between capital gain (loss) and ordinary gain (loss).

(2) Acquisition costs include acquisition fees paid to sponsor. Soft costs include legal fees, environmental studies, title and closing costs related to the acquisition and closing of the asset. Amounts shown do not include pro rata share of program offering costs nor do they include any program administration costs not related to the operation of the property.

(3) Does not include any program administration costs not related to the operation of the property.

* This table does not include an interest in a mezzanine loan acquired by KBS REIT I on September 24, 2007 that was paid down in full by the borrower of the loan on November 19, 2007, prior to the stated maturity date.

TABLE V

SALES OR DISPOSALS OF PROPERTIES (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

This table sets forth the allocation of taxable gain (loss) associated with individual property sales between capital gain (loss) and ordinary gain (loss) for properties sold by programs sponsored by KBS investment advisors during the three years ended December 31, 2008.

Property	Taxable Gain (Loss)	Capital Gain (Loss)	Ordinary Gain (Loss)
Separate Account 12/98
4 & 6 Omni Way	$(1,539,549)	$(1,539,549)	$-
1010 Lamar	11,701,036	11,701,036	-

Commingled Account 12/96
Kirkwood Atrium	$5,676,673	$5,676,673	$-
Boulder Tower	6,737,388	6,737,388	-
Interchange Business Center	166,888	166,888	-
Bammel Land NWC & SWC	311,958	311,958	-

Commingled Account 6/98
Briarwood One	$(117,791)	$(117,791)	$-
World Houston Plaza	(882,008)	(882,008)	-
Camelwest Plaza (Partial Sale of Land)	-	-	-
2400 N. Central (Partial Sale of Land)	-	-	-
725 Concord	4,062,524	4,062,524	-
702 E. Osborn	(456,284)	(456,284)	-
4141 Rockside	(671,420)	(671,420)	-
6161 Oaktree	(2,177,945)	(2,177,945)	-
Wells Fargo Bank Tower	(3,163,591)	(3,163,591)	-
Fairmont Place	1,746,670	1,746,670	-
2400 N. Central (Partial Sale of Land)	(207,461)	(207,461)	-
2810 Parham	2,674,203	2,674,203	-
Bridgewood I	(1,886,845)	(1,886,845)	-
Bridgewood II	(1,942,590)	(1,942,590)	-
Mesa Executive Park (Phoenix)	(3,142,272)	(3,142,272)	-
Camelwest Plaza (Phoenix)	(7,708,517)	(7,708,517)	-
Scottsdale Financial Center I (Phoenix)	1,623,264	1,623,264	-
Paragon Plaza (Phoenix)	(3,252,219)	3,252,219	-

Commingled Account 6/99
2 Elizabeth	$1,148,892	$1,148,892	$-
Northridge Pavilion	423,652	423,652	-
The Escalade	5,410,889	5,410,889	-
Enterprise Center	(364,081)	(364,081)	-
Baytech Center	3,874,019	3,874,019	-
Montlimar Place	2,902,418	2,902,418	-
Financial Plaza	829,147	829,147	-
3535 Travis Place	4,597,485	4,597,485	-
32 Nagog Condo Interest	227,114	227,114	-
205 W. Wacker	2,667,925	2,667,925	-

Separate Account 10/97
Eaton Center	$8,293,580	$8,293,580	$-
340/350 N. Sam Houston	(5,113,156)	(5,113,156)	-
650 N. Sam Houston	2,795,943	2,795,943	-
Cypress Tower	1,916,097	1,916,097	-

APPENDIX A

KBS Strategic Opportunity REIT, Inc. Form of Investor Instructions

Please follow these instructions carefully. Failure to do so could result in the rejection of your subscription.

1. INVESTMENT

PLEASE NOTE: We do not accept money orders, traveler’s checks, starter checks, foreign checks, counter checks, third-party checks or cash.

A minimum initial investment of $4,000 is required, except that $5,000 is required for Tennessee investors. All investments in KBS REIT products apply to the applicable minimum. This does not affect the suitability standards applicable to investors in this offering. In no event shall any investment be less than $100.

Until we have raised the minimum offering amount, you should make your check payable to “UMB Bank, N.A., as escrow agent for KBS Strategic Opportunity REIT, Inc.” Once we have raised $2,500,000 in the offering from persons who are not affiliated with us or our advisor, you should make your check payable to “KBS Strategic Opportunity REIT, Inc.” except that Pennsylvania and Tennessee investors should follow the instructions in the final prospectus of KBS Strategic Opportunity REIT, Inc., as amended and supplemented as of the date hereof (the “Prospectus”), under “Plan of Distribution—Special Notice to Pennsylvania and Tennessee Investors.”

2. INVESTMENT TYPE

Please check the appropriate box to indicate the account type of the subscription.

3. INVESTOR INFORMATION

PLEASE NOTE: You must include a permanent street address even if your mailing address is a P.O. Box. If the investment is to be held by joint owners, you must provide the requested investor information for each joint owner.

Enter the name(s), mailing address and telephone numbers of the registered owner of the investment. Partnerships, corporations and other organizations should include the name of an individual to whom correspondence should be addressed. Non-resident aliens must also supply IRS Form W-8BEN.

4. INVESTMENT TITLE

PLEASE NOTE: All investors must complete the space provided for taxpayer identification number or social security number. By signing in Section 8, you are certifying that this number is correct.

Please print the exact name(s) in which shares are to be registered. Include the trust/entity name, if applicable. If the investor is an IRA or qualified plan, include the names and taxpayer identification numbers of both the investor and the custodian or trustee.

5. CUSTODIAN/TRUSTEE INFORMATION

If you want to purchase shares through an IRA but need an IRA account, Sterling Trust Company and Community National Bank have agreed to serve as IRA custodian for such purpose. KBS Strategic Opportunity REIT will pay the fees related to the establishment of investor accounts with Sterling Trust Company and Community National Bank, and we will also pay the first year annual IRA maintenance fees. Thereafter, investors will be responsible for the annual IRA maintenance fees. Further information about custodial services is available through your broker or our Dealer-Manager at www.kbs-cmg.com.

Complete this section if the registered owner of the investment will be a Custodian Plan or Trust.

6. DISTRIBUTION INFORMATION

PLEASE NOTE: If you elect to participate in the Dividend Reinvestment Plan, you must agree that if at any time you fail to meet the minimum income and net worth standards or cannot make the other investor representations or warranties set forth in the Prospectus or the Subscription Agreement relating to such investment, you will promptly notify KBS Strategic Opportunity REIT in writing of that fact.

Complete this section to enroll in the Dividend Reinvestment Plan, to elect to receive distributions by direct deposit and/or to elect to receive distributions by check. If you elect direct deposit, you must attach a voided check with this completed subscription agreement. You can choose to have all or a portion of your distributions reinvested through the Dividend Reinvestment Plan. You must indicate the percentage of your distribution to be applied to each option selected and the sum of the allocations must equal 100%. If you do not complete this section, distributions will be paid to the registered owner at the address in Section 3. IRA accounts may not direct distributions without the custodian’s approval.

KBS Strategic Opportunity REIT, Inc.

7. BROKER-DEALER AND REGISTERED REPRESENTATIVE INFORMATION

PLEASE NOTE: The Broker-Dealer or Registered Investment Adviser must complete this section to complete the subscription. All fields are mandatory.

8. SUBSCRIBER SIGNATURES

Please separately initial each of the representations in paragraphs (a) through (e) and if a Kansas or Massachusetts resident, paragraph (f). Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf.

Please refer to the Prospectus under “Suitability Standards” to verify that you meet the minimum suitability standards that are imposed by the state of your primary residence.

By signing this Subscription Agreement, you agree to provide this information and confirm that this information is true and correct. If we are unable to verify your identity or that of another person authorized to act on your behalf or if we believe we have identified potential criminal activity, we reserve the right to take action as we deem appropriate, including refusing to open or closing your account.

9. FINANCIAL REPRESENTATIVE SIGNATURES

Please Note: The Broker-Dealer or Registered Investment Advisor must sign this section to complete the subscription.

Required Representations: By signing Section 9, the registered representative of the Broker-Dealer or Registered Investment Advisor confirms on behalf of the Broker-Dealer that he or she:

•	has reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects;

•	has discussed the investor’s prospective purchase of shares with such investor;

•

has advised such investor of all pertinent facts with regard to the lack of liquidity and marketability of the shares and other fundamental risks related to the investment in the shares, the restrictions on transfer of the shares and the risk that the investor could lose his or her entire investment in the shares;

•	has delivered to the investor the Prospectus required to be delivered in connection with this subscription;

•	has reasonable grounds to believe that the investor is purchasing these shares for the account referenced in Section 4, and

•

has reasonable grounds to believe that the purchase of shares is a suitable investment for such investor, that such investor meets the suitability standards applicable to the investor set forth in the Prospectus and that such investor is in a financial position to enable the investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto.

In addition, the registered representative of the Broker-Dealer or Registered Investment Advisor represents that he or she and the Broker-Dealer, (1) are duly licensed and may lawfully offer and sell the shares in the state where the investment was made and in the state designated as the investor’s legal residence in Section 3; and (2) agree to maintain records of the information used to determine that an investment in shares is suitable and appropriate for the investor for a period of six years.

PLEASE NOTE: Only original, completed copies of the Subscription Agreement can be accepted. We cannot accept photocopied or otherwise duplicated Subscription Agreements.

The Subscription Agreement, together with a check for the full purchase price, should be delivered or mailed to:

Regular Mail	Overnight Address

KBS Strategic Opportunity REIT, Inc.	KBS Strategic Opportunity REIT, Inc.
c/o DST Systems, Inc.	c/o DST Systems, Inc.
PO Box 219015	430 W. 7th Street
Kansas City, MO 64121-9015	Kansas City, MO 64105

Once the applicable minimum offering amount has been raised (see Section 1), Subscription Agreements may also be mailed to the address above and payment wired to:

BANK NAME and BANK ADDRESS

ABA# XXXXXX

KBS Capital Advisors LLC, as Trustee for

KBS Strategic Opportunity REIT, Account#: XXXXXX

KBS Strategic Opportunity REIT, Inc.

09/09	A-2	3002-A

KBS Strategic Opportunity REIT, Inc. Form of Subscription Agreement

1. INVESTMENT

State of Sale:	Amount of Subscription: $

•  Minimum investment is $4,000, except that $5,000 is required for Tennessee investors.

•  Money Orders, Traveler’s Checks, Starter Checks, Foreign Checks, Counter Checks, Third-Party Checks or Cash cannot be accepted.

☐ Shares are being purchased net of commissions

2. INVESTMENT TYPE (CHECK ONE BOX ONLY)

Non-Qualified	Qualified

☐ Individual (If TOD, attach application)	☐ Traditional (Individual) IRA

☐ Joint Tenant[1] (If TOD, attach application)	☐ Simple IRA
☐ Tenants in Common[1]	☐ SEP IRA

☐ Community Property[1]	☐ ROTH

☐ Trust[2]	☐ Beneficial
☐ UGMA: State of	as Beneficiary for:

☐ UTMA: State of	☐ Profit Sharing Plan[2]

☐ Corporation, Limited Liability Company or Partnership[2]	☐ Pension Plan[2]

☐ Non-Profit Organization[2]	☐ KEOGH Plan[2]

☐ Other (Specify):

(1)	All parties must sign.

(2)	Please attach pages of trust/plan document (or corporate/entity resolution) which lists the name of trust/plan/entity, trustees/officers or authorized signatories, signatures and date.

3. INVESTOR INFORMATION (SSN REQUIRED)

Investor 1 Name	SSN/Tax ID	DOB

Investor 2 Name	SSN/Tax ID	DOB

Street Address	City	State	Zip Code

Optional Mailing Address	City	State	Zip Code

Phone (day)	Phone (evening)

E-mail

☐ US Citizen ☐ US Citizen residing outside the US

☐ Foreign citizen, country

☐ Check here if you are subject to backup withholding

4. INVESTMENT TITLE (SSN OR TIN REQUIRED)

Please print names in which shares of common stock are to be registered. Include trust/entity name if applicable. If IRA or qualified plan, include both custodian and investor names and Tax ID Numbers. If same as above, write same.

Title Line 1

Title Line 2

Social Security No. or

Tax Identification No.	Secondary Tax Identification Number

KBS Strategic Opportunity REIT, Inc.

5. CUSTODIAN/TRUSTEE INFORMATION

Trustee Name

Trustee Address 1

Trustee Address 2

Trustee City	State	Zip Code

Trustee Telephone No.

Trustee Tax Identification Number

Investor’s Account Number with Trustee

6. DISTRIBUTION INFORMATION (CHOOSE ONE OR MORE OF THE FOLLOWING OPTIONS)

If you select more than one option you must indicate the percentage of your distribution to be applied to each option and the sum of the allocations must equal 100%.		% of distribution

☐	I prefer to participate in the Dividend Reinvestment Plan, as described in the Prospectus.

☐	Send distributions via check to investor’s home address (or for Qualified Plans to the address listed in Section 5).

☐	Send distributions via check to alternate payee listed here (not available for qualified plans without custodial approval).

Name

Address

City	State	Zip Code

Account No.

☐ Direct Deposit (Attach Voided Check) I authorize KBS Strategic Opportunity REIT, Inc. or its agent (collectively, KBS) to deposit my distributions in the checking or savings account identified below. This authority will remain in force until I notify KBS in writing to cancel it. In the event that KBS deposits funds erroneously into my account, KBS is authorized to debit my account for an amount not to exceed the amount of the erroneous deposit
% of distribution

Financial Institution Name	☐ Checking	☐ Savings

ABA/Routing Number

Account Number

7. BROKER-DEALER AND REGISTERED REPRESENTATIVE INFORMATION

Broker-Dealer Name

Representative Name	Rep No.

Representative’s Company Name

Representative’s Address

Rep’s City	State	Zip Code

Rep’s Phone No.	Fax No.

Rep’s Email Address

☐ REGISTERED INVESTMENT ADVISER (RIA): All sales of shares of common stock must be made through a Broker-Dealer. If a RIA has introduced a sale, the sale must be conducted through (i) the RIA in its capacity as a Registered Representative, if applicable; (ii) a Registered Representative of a Broker-Dealer that is affiliated with the RIA, if applicable; or (iii) if neither (i) or (ii) is applicable, an unaffiliated Broker-Dealer.

KBS Strategic Opportunity REIT, Inc.

8. SUBSCRIBER SIGNATURES

TAXPAYER IDENTIFICATION NUMBER CONFIRMATION (REQUIRED): The investor signing below, under penalties of perjury, certifies that (i) the number shown on this Subscription Agreement is his or her correct Taxpayer Identification Number (or he or she is waiting for a number to be issued to him or her ), (ii) he or she is not subject to backup withholding either because he or she has not been notified by the Internal Revenue Service (“IRS”) that he or she is subject to backup withholding as a result of a failure to report all interest or dividends, or the IRS has notified him or her that he or she is no longer subject to backup withholding and (iii) he or she is a U.S. Citizen unless otherwise indicated in Section 3.

NOTE:    CLAUSE (ii) IN THIS CERTIFICATION SHOULD BE CROSSED OUT IF THE WITHHOLDING BOX HAS BEEN CHECKED IN THE INVESTOR INFORMATION SECTION.

Please separately initial each of the representations below. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf. In order to induce KBS Strategic Opportunity REIT, Inc. to accept this subscription, I hereby represent and warrant to you as follows:

		OWNER	JOINT OWNER

(a)	I have received the final Prospectus of KBS Strategic Opportunity REIT, Inc. at least five business days before signing the Subscription Agreement.	¢ Initials	¢ Initials

(b)	I have (i) a minimum net worth (exclusive of home, home furnishings and personal automobiles) of at least $250,000 or (ii) a minimum net worth (as previously described) of at least $70,000 and a minimum annual gross income of at least $70,000, and, if applicable, I meet the higher net worth and gross income requirements imposed by my state of primary residence as set forth in the Prospectus under “Suitability Standards.” I will not purchase additional shares unless I meet the applicable suitability requirements set forth in the Prospectus at the time of purchase.	¢ Initials	¢ Initials

(c)	I acknowledge that there is no public market for the shares and, thus, my investment in shares is not liquid.	¢ Initials	¢ Initials

(d)	I am purchasing the shares for the account referenced in Section 4.	¢ Initials	¢ Initials

(e)	I acknowledge that I will not be admitted as a stockholder until my investment has been accepted. The acceptance process includes, but is not limited to, reviewing the Subscription Agreement for completeness and signatures, conducting an Anti-Money Laundering check as required by the USA Patriot Act and payment of the full purchase price of the shares.	¢ Initials	¢ Initials

(f)	If I am a Kansas or Massachusetts resident, I acknowledge that it is recommended by the office of the Kansas Securities Commissioner that Kansas investors not invest, and by the Massachusetts Securities Division that Massachusetts investors not invest, in the aggregate, more than 10% of their liquid net worth in this and similar direct participation investments. Liquid net worth is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.	¢ Initials	¢ Initials

The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

Signature of Investor	Date	Signature of Joint Investor or, for Qualified Plans, of Trustee/Custodian	Date

Investors will receive confirmations of their purchases upon acceptance of their subscriptions.

KBS Strategic Opportunity REIT, Inc.

A-5

9. FINANCIAL REPRESENTATIVE SIGNATURES

The investor’s Financial Advisor must sign below to complete the order. The Financial Advisor hereby warrants that he is duly licensed and may lawfully sell shares of common stock in the state designated as the investor’s legal residence. The Financial Advisor agrees to maintain records of the information used to determine that an investment in shares is suitable and appropriate for the investor for a period of six years. The undersigned confirm by their signatures that they (i) have reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (ii) have discussed such investor’s prospective purchase of shares with such investor; (iii) have advised such investor of all pertinent facts with regard to the liquidity and marketability of the shares and other fundamental risks related to the investment in the shares; (iv) have delivered the Prospectus to such investor; (v) have reasonable grounds to believe that the investor is purchasing these shares for his or her own account; and (vi) have reasonable grounds to believe that the purchase of shares is a suitable investment for such investor, that such investor meets the suitability standards applicable to such investor set forth in the Prospectus, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto.

I understand this subscription agreement is for KBS Strategic Opportunity REIT, Inc.

Signature of Financial Representative	Date	Branch Manager Signature (If required by Broker/Dealer)	Date

PLEASE NOTE: Only original, completed copies of the Subscription Agreement can be accepted. We cannot accept photocopied or otherwise duplicated Subscription Agreements. Until we have raised the minimum offering amount, you should make your check payable to “UMB Bank, N.A., as escrow agent for KBS Strategic Opportunity REIT, Inc.” Once we have raised $2,500,000 in the offering from persons who are not affiliated with us or our advisor, you should make your check payable to “KBS Strategic Opportunity REIT, Inc.” except that Pennsylvania and Tennessee investors should follow the instructions in the Prospectus under “Plan of Distribution—Special Notice to Pennsylvania and Tennessee Investors.”

The Subscription Agreement, together with a check for the full purchase price, should be delivered or mailed to:

Regular Mail	Overnight Address

KBS Strategic Opportunity REIT, Inc.	KBS Strategic Opportunity REIT, Inc.
c/o DST Systems, Inc.	c/o DST Systems, Inc.
PO Box 219015	430 W. 7th Street
Kansas City, MO 64121-9015	Kansas City, MO 64105

Once the applicable minimum offering amount has been raised (see above), Subscription Agreements may also be mailed to the address above and payment wired to:

BANK NAME and BANK ADDRESS

ABA# XXXXXX

Account name:

KBS Capital Advisors LLC, as Trustee for

KBS Strategic Opportunity REIT, Inc. Account #: XXXXXX

***** FOR OFFICE USE ONLY *****

Check #	Complied by	W/S

Batch #	Input by	Region

Subscription #	Proofed by	Territory

KBS Strategic Opportunity REIT, Inc.

09/09	A-6	3001-A

Appendix B

AMENDED AND RESTATED DIVIDEND REINVESTMENT PLAN

KBS Strategic Opportunity REIT, Inc., a Maryland corporation (the “Company”), has adopted a Dividend Reinvestment Plan (the “DRP”), the terms and conditions of which are set forth below. Capitalized terms shall have the same meaning as set forth in the Company’s charter unless otherwise defined herein.

1.        Number of Shares Issuable. The number of shares of Common Stock authorized for issuance under the DRP is 40,000,000.

2.        Participants. “Participants” are holders of the Company’s shares of Common Stock who elect to participate in the DRP.

3.        Dividend Reinvestment. The Company will apply that portion (as designated by a Participant) of the dividends and other distributions (“Distributions”) declared and paid in respect of a Participant’s shares of Common Stock to the purchase of additional shares of Common Stock for such Participant. Such shares will be sold through the broker-dealer and/or dealer manager through whom the Company sold the underlying shares to which the Distributions relate unless the Participant makes a new election through a different distribution channel. The Company will not pay selling commissions on shares of Common Stock purchased in the DRP.

4.        Procedures for Participation. Qualifying stockholders may elect to become a Participant by completing and executing the Subscription Agreement, an enrollment form or any other Company-approved authorization form as may be available from the dealer manager or participating broker-dealers. To increase their participation, Participants must complete a new enrollment form and make the election through the dealer manager or the Participant’s broker-dealer, as applicable. Participation in the DRP will begin with the next Distribution payable after receipt of a Participant’s subscription, enrollment or authorization. Shares will be purchased under the DRP on the date that the Company makes a Distribution. Distributions will be paid monthly as authorized and declared by the Company’s board of directors.

5.         Purchase of Shares. Until the Company establishes an estimated value per share of Common Stock, Participants will acquire Common Stock at a price of $9.50 per share. Once the Company establishes an estimated value per share of Common Stock, Participants will acquire Common Stock at a price equal to the estimated value of the Company’s Common Stock, as estimated by the Company’s advisor or other firm chosen by the board of directors for that purpose. The Company expects to establish an estimated value per share of Common Stock after the completion of its offering stage. The Company’s offering stage will be complete when the Company is no longer offering equity securities – whether through its initial public offering or follow-on public or private offerings – and has not done so for 18 months. For the purpose of determining when the Company’s offering stage is complete, equity offerings do not include offerings on behalf of selling stockholders or offerings related to any dividend reinvestment plan, employee benefit plan, or the redemption of interests in KBS Strategic Opportunity Limited Partnership, the Company’s operating partnership. Participants in the DRP may purchase fractional shares so that 100% of the Distributions will be used to acquire shares. However, a Participant will not be able to acquire shares under the DRP to the extent such purchase would cause it to exceed limits set forth in the Company’s charter, as amended.

6.        Taxation of Distributions. The reinvestment of Distributions in the DRP does not relieve Participants of any taxes that may be payable as a result of those Distributions and their reinvestment pursuant to the terms of this DRP.

7.        Share Certificates. The shares issuable under the DRP shall be uncertificated until the board of directors determines otherwise.

8.        Voting of DRP Shares. In connection with any matter requiring the vote of the Company’s stockholders, each Participant will be entitled to vote all shares acquired by the Participant through the DRP.

B-1

9.        Reports. Within 90 days after the end of the calendar year, the Company shall provide each Participant with (i) an individualized report on the Participant’s investment, including the purchase date(s), purchase price and number of shares owned, as well as the amount of Distributions received during the prior year; and (ii) all material information regarding the DRP and the effect of reinvesting dividends, including the tax consequences thereof. The Company shall provide such information reasonably requested by the dealer manager or a participating broker-dealer, in order for the dealer manager or participating broker-dealer to meet its obligations to deliver written notification to Participants of the information required by Rule 10b-10(b) promulgated under the Securities Exchange Act of 1934.

10.        Termination by Participant. A Participant may terminate participation in the DRP at any time by delivering to the Company a written notice. To be effective for any Distribution, such notice must be received by the Company at least ten business days prior to the last day of the month to which the Distribution relates. Any transfer of shares by a Participant will terminate participation in the DRP with respect to the transferred shares. Upon termination of DRP participation, Distributions will be distributed to the stockholder in cash.

11.        Amendment or Termination of DRP by the Company. The Company may amend or terminate the DRP for any reason upon ten days’ notice to the Participants. The Company may provide notice by including such information (a) in a Current Report on Form 8-K or in its annual or quarterly reports, all publicly filed with the Securities and Exchange Commission or (b) in a separate mailing to the participants.

12.        Liability of the Company. The Company shall not be liable for any act done in good faith, or for any good faith omission to act.

13.        Governing Law. The DRP shall be governed by the laws of the State of Maryland.

B-2

Until                      all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as soliciting dealers.

We have not authorized any dealer, salesperson or other individual to give any information or to make any representations that are not contained in this prospectus. If any such information or statements are given or made, you should not rely upon such information or representation. This prospectus does not constitute an offer to sell any securities other than those to which this prospectus relates, or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. This prospectus speaks as of the date set forth below. You should not assume that the delivery of this prospectus or that any sale made pursuant to this prospectus implies that the information contained in this prospectus will remain fully accurate and correct as of any time subsequent to the date of this prospectus.

Our shares are not FDIC insured, may lose value and are not bank guaranteed. See “Risk Factors” beginning on page 23, to read about risks you should consider before buying shares of our common stock.

KBS STRATEGIC

OPPORTUNITY REIT, INC.

Maximum Offering of

140,000,000 Shares

of Common Stock

Minimum Offering of

250,000 Shares

of Common Stock

PROSPECTUS

KBS CAPITAL MARKETS

GROUP LLC

                    , 2009

PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.  Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by KBS Strategic Opportunity REIT, Inc. (the “Company”) in connection with the distribution of the securities being registered other than selling commissions and the dealer manager fee.

Item	Amount
SEC registration fee	$108,468
FINRA filing fee	75,500
Legal fees and expenses	1,750,000
Expense reimbursements for retail conferences, bona fide training and education meetings and industry conferences	3,051,300
Blue sky fees and expenses	121,565
Accounting fees and expenses	1,250,000
Sales and advertising expenses	1,000,000
Issuer costs regarding bona fide training and education meetings and retail seminars	250,000
Printing	2,800,000
Postage and delivery of materials	1,410,000
Transfer agent, escrow fees and review and processing of subscription agreements	2,010,000
Due diligence expenses (retailing)	250,000
Legal fees — underwriter portion	100,000
Telephone	50,000
Promotional items	175,000
Expense reimbursement for broker-dealer technology and other costs	150,000
Miscellaneous expenses	275,000

Total	$14,826,833

Item 32.  Sales to Special Parties

The Company’s directors and officers and (to the extent consistent with applicable laws and regulations) the employees of KBS Capital Advisors LLC and affiliated entities, business associates and others purchasing pursuant to the Company’s “friends and family” program, participating broker-dealers, their retirement plans, their representatives and the family members, IRAs and the qualified plans of their representatives will be allowed to purchase shares in the Company’s primary offering at a discount from the public offering price. The purchase price for such shares will be $9.40 per share, reflecting the fact that selling commissions in the amount of $0.60 per share will not be payable in connection with such sales. The net proceeds to the Company from such sales made net of commissions will be substantially the same as the net proceeds the Company receives from other sales of share in the primary offering.

Item 33.  Recent Sales of Unregistered Securities

In connection with its organization, on December 24, 2008, the Company issued 20,000 shares of its common stock to KBS Capital Advisors at a purchase price of $10.00 per share for an aggregate purchase price of $200,000. The Company issued these shares in a private transaction exempt from the registration requirements pursuant to Section 4(2) of the Securities Act of 1933.

Item 34.  Indemnification of Directors and Officers

Subject to the significant conditions set forth below, the Company has included in its charter a provision limiting the liability of its directors and officers to the Company and its stockholders for money damages. In addition to the limitations set forth below, under Maryland law such exculpation is not permitted for any liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action.

Subject to the significant conditions set forth below, the charter also provides that the Company shall indemnify a director, officer or the advisor or any of its affiliates against any and all losses or liabilities reasonably incurred by them (other than when sued by or in right of the Company) in connection with or by reason of any act or omission performed or omitted to be performed on behalf of the Company in such capacity.

Under the Company’s charter, the Company shall not indemnify a director, the advisor or any of the advisor’s affiliates (each an “Indemnitee”) for any liability or loss suffered by an Indemnitee, nor shall it exculpate an Indemnitee, unless all of the following conditions are met: (i) an Indemnitee has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Company; (ii) the Indemnitee was acting on behalf of or performing services for the Company; (iii) such liability or loss was not the result of (A) negligence or misconduct by the Indemnitee, excluding an Independent Director, or (B) gross negligence or willful misconduct by an Independent Director; and (iv) such indemnification or agreement to hold harmless is recoverable only out of the Company’s net assets and not from its common stockholders. Notwithstanding the foregoing, an Indemnitee shall not be indemnified by the Company for any losses, liability or expenses arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular Indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular Indemnitee; and (iii) a court of competent jurisdiction approves a settlement of the claims against a particular Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission (the “SEC”) and of the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws.

The charter provides that the advancement of Company funds to an Indemnitee for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought is permissible only if (in addition to the procedures required by Maryland law) all of the following conditions are satisfied: (i) the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Company; (ii) the legal action is initiated by a third party who is not a common stockholder or the legal action is initiated by a common stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement; and (iii) the Indemnitee undertakes to repay the advanced funds to the Company, together with the applicable legal rate of interest thereon, if the Indemnitee is found not to be entitled to indemnification.

It is the position of the SEC that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

The Company will also purchase and maintain insurance on behalf of all of its directors and executive officers against liability asserted against or incurred by them in their official capacities with the Company, whether or not the Company is required or has the power to indemnify them against the same liability.

Item 35.  Treatment of Proceeds from Stock Being Registered

Not applicable.

Item 36.  Financial Statements and Exhibits

(a)	Financial Statements. See Index to Consolidated Balance Sheets and Prior Performance Tables.

(b)	Exhibits. The following exhibits are filed as part of this registration statement:

Ex.	Description
1.1	Form of Dealer Manager Agreement with Selected Dealer Agreement
3.1	Articles of Amendment and Restatement, incorporated by reference to Pre-Effective Amendment No. 4 to the Company’s Registration Statement on Form S-11 (No. 333-156633) filed October 15, 2009
3.2	Amended and Restated Bylaws, incorporated by reference to Pre-Effective Amendment No. 2 to the Company’s Registration Statement on Form S-11 (No. 333-156633) filed August 21, 2009
4.1	Form of Subscription Agreement, included as Appendix A to the prospectus
4.2	Statement regarding restrictions on transferability of shares of common stock (to appear on stock certificate or to be sent upon request and without charge to stockholders issued shares without certificates), incorporated by reference to Pre-Effective Amendment No. 1 to the Company’s Registration Statement on Form S-11 (No. 333-156633) filed February 25, 2009
4.3	Amended and Restated Dividend Reinvestment Plan, included as Appendix B to the prospectus
4.4	Amended and Restated Share Redemption Program, incorporated by reference to Pre-Effective Amendment No. 2 to the Company’s Registration Statement on Form S-11 (No. 333-156633) filed August 21, 2009
4.5	Second Amended and Restated Escrow Agreement, incorporated by reference to Pre-Effective Amendment No. 3 to the Company’s Registration Statement on Form S-11 (No. 333-156633) filed October 5, 2009
5.1	Opinion of DLA Piper LLP (US) re legality, incorporated by reference to Pre-Effective Amendment No. 3 to the Company’s Registration Statement on Form S-11 (No. 333-156633) filed October 5, 2009
8.1	Opinion of DLA Piper LLP (US) re tax matters, incorporated by reference to Pre-Effective Amendment No. 3 to the Company’s Registration Statement on Form S-11 (No. 333-156633) filed October 5, 2009
10.1	Advisory Agreement, incorporated by reference to Pre-Effective Amendment No. 4 to the Company’s Registration Statement on Form S-11 (No. 333-156633) filed October 15, 2009
21.1	Subsidiaries of the Company, incorporated by reference to Pre-Effective Amendment No. 1 to the Company’s Registration Statement on Form S-11 (No. 333-156633) filed February 25, 2009
23.1	Consent of DLA Piper LLP (US), incorporated by reference to Pre-Effective Amendment No. 3 to the Company’s Registration Statement on Form S-11 (No. 333-156633) filed October 5, 2009
23.2	Consent of Ernst & Young LLP
24.1	Power of Attorney, incorporated by reference to the signature page to Pre-Effective Amendment No. 4 to the Company’s Registration Statement on Form S-11 (No. 333-156633) filed October 15, 2009

Item 37.  Undertakings

(a)        The Registrant undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(b)        The Registrant undertakes (i) that, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, (ii) that all post-effective amendments will comply with the applicable forms, rules and regulations of the SEC in effect at the time such post-effective amendments are filed, and (iii) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(c)        The Registrant undertakes that, for the purpose of determining liability under the Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(d)        For the purpose of determining liability of the Registrant under the Act to any purchaser in the initial distribution of the securities, the Registrant undertakes that in a primary offering of securities pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424, (ii) any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant, (iii) the portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant, and (iv) any other communication that is an offer in the offering made by the Registrant to the purchaser.

(e)        The Registrant undertakes to send to each stockholder, at least on an annual basis, a detailed statement of any transaction with the Advisor or its affiliates, and of fees, commissions, compensation and other benefits paid or accrued to the Advisor or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

(f)        The Registrant undertakes to file a sticker supplement pursuant to Rule 424(c) under the Act during the distribution period describing each significant property not identified in the prospectus at such time as there arises a reasonable probability that such property will be acquired and to consolidate all such stickers into a post-effective amendment filed at least once every three months with the information contained in such amendment provided simultaneously to the existing stockholders. Each sticker supplement will disclose all compensation and fees received by the Advisor and its affiliates in connection with any such acquisition. The post-effective amendment shall include audited financial statements meeting the requirements of Rule 3-14 of Regulation S-X only for the significant properties acquired during the distribution period if such financial statements have been filed or would be due under Items 2.01 and 9.01 of Form 8-K.

(g)        The Registrant undertakes to file, after the end of the distribution period, a current report on Form 8-K containing the financial statements and any additional information required by Rule 3-14 of Regulation S-X, to reflect each commitment (i.e., the signing of a binding purchase agreement) made after the end of the distribution period involving the use of 10% or more (on a cumulative basis) of the net proceeds of the offering and to provide the information contained in such report to the stockholders at least once each quarter after the distribution period of the offering has ended.

(h)        The Registrant undertakes to provide to the stockholders the financial statements required by Form 10-K for the first full fiscal year of operations.

(i)        Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(j)        The Registrant undertakes to provide to the dealer manager at the closings specified in the dealer manager agreement the following: (i) if the securities are certificated, certificates in such denominations and registered in such names as required by the dealer manager to permit prompt delivery to each purchaser or (ii) if the securities are not certificated, a written statement of the information required on certificates that is required to be delivered to stockholders to permit prompt delivery to each purchaser.

TABLE VI

ACQUISITIONS OF PROPERTIES BY PROGRAMS

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

Table VI presents information concerning the acquisition of properties during the three years ended December 31, 2008 by KBS Real Estate Investment Trust, Inc. (“KBS REIT I”), KBS Real Estate Investment Trust II, Inc. (“KBS REIT II”) and the private programs sponsored by KBS investment advisors. KBS REIT I and KBS REIT II are publicly registered, non-traded REITs sponsored by the Company’s sponsors, Messrs. Bren, Hall, McMillan and Schreiber. KBS investment advisors are investment advisors affiliated with Messrs. Bren and Schreiber. Each of the programs below have investment objectives similar to those of the Company.

TABLE VI

ACQUISITIONS OF PROPERTIES BY PROGRAMS (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

Property and Location	Type of Property	Gross Leaseable Area (sq. ft.)	Date of Purchase	Original Mortgage Financing	Cash Down Payment (equity)	Contract Purchase Price Plus Acquisition Fees (1)	Other Cash Expenditures Expensed	Other Cash Expenditures Capitalized (2)	Total Cost of Property (3)
Separate Account 6/05 (4)
Acques/DeGuigne Business Park
Sunnyvale, CA	Office	93,385	09/08/06	$14,500,000	$867,625	$15,251,000	$-	$116,625	$15,367,625
Separate Account 8/05 (5)
Clay Crossing Business Center
Houston, TX	Industrial	222,750	06/07/06	$24,293,000	$(320,783)	$23,836,000	$-	$136,217	$23,972,217
Rancho Cordova
Rancho Cordova, CA	Office	75,626	11/22/06	8,400,000	4,510,665	12,801,750	-	108,915	12,910,665
Separate Account 5/06 (6)
Colonnade One
Raleigh, NC	Office	126,926	09/29/06	$17,920,000	$9,942,518	$27,376,000	$-	$486,518	$27,862,518
Fountainhead One
San Antonio, TX	Office	174,108	10/11/06	15,470,000	8,528,509	23,861,250	-	137,259	23,998,509
Parkside Tower
Salt Lake City, UT	Office	190,320	09/06/06	19,825,000	10,866,254	30,502,000	-	189,254	30,691,254
370 San Aleso Avenue
Sunnyvale, CA	Office	53,150	12/22/06	10,562,500	5,947,415	16,412,500	-	97,415	16,509,915
625 Mt. Auburn
Cambridge, MA	Office	137,047	01/11/07	19,400,000	10,652,521	29,896,000	-	156,521	30,052,521
Separate Account 10/06 (7)
City View
San Antonio, TX	Office	216,858	11/30/06	$21,255,000	$11,820,794	$33,027,000	$-	$48,794	$33,075,794
Ten West Corporate
Center Houston, TX	Office	199,001	12/28/06	22,165,000	12,307,772	34,340,000	-	132,772	34,472,772
555 Washington
Miami Beach, FL	Office	64,617	01/10/07	19,500,000	10,907,339	30,300,000	-	107,339	30,407,339
Parkwood Place
Plano, TX	Office	98,750	02/13/07	11,700,000	6,606,722	18,180,000	-	126,722	18,306,722
Separate Account 01/07 (8)
Crossroads Distribution Center
Charlotte, NC	Industrial	496,347	03/28/08	$14,602,500	$11,875,602	$26,318,891	$-	$159,211	$26,478,102

TABLE VI

ACQUISITIONS OF PROPERTIES BY PROGRAMS (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

Property and Location	Type of Property	Gross Leaseable Area (sq. ft.)	Date of Purchase	Original Mortgage Financing	Cash Down Payment (equity)	Contract Purchase Price Plus Acquisition Fees (1)	Other Cash Expenditures Expensed	Other Cash Expenditures Capitalized (2)	Total Cost of Property (3)
KBS REIT I (9)
Sabal Pavilion Building (10)
Tampa, FL	Office	120,500	07/07/2006	$25,170,137	$(427,167)	$24,434,191	$-	$308,779	$24,742,970
Tribeca Mezzanine Loan (11)
New York, NY	Mezzanine Debt	N/A	07/18/2006	12,950,000	3,180,809	15,994,179	-	136,630	16,130,809
Plaza in Clayton (12)
St. Louis, MO	Office	325,172	09/27/2006	84,500,000	9,751,321	93,982,568	-	268,753	94,251,321
Southpark Commerce Center II Buildings (13)
Austin, TX	Industrial/ Flex	372,125	11/21/2006	23,200,000	5,562,066	28,614,110	-	147,956	28,762,066
825 University Avenue Building (14)
Norwood, MA	Research	166,574	12/05/2006	24,600,000	4,569,695	29,017,144	-	152,551	29,169,695
Midland Industrial Building (15)
McDonough, GA	Industrial	785,790	12/22/2006	32,750,000	4,778,371	37,379,368	-	149,003	37,528,371
Sandmar Mezzanine Loan
Southeast Retail Portfolio	Mezzanine Debt	N/A	01/09/2007	-	8,100,778	8,060,182	-	40,596	8,100,778
Crescent Green Buildings (16)
Cary, NC	Office	248,832	01/31/2007	40,800,000	7,868,529	48,502,297	-	166,232	48,668,529
625 Second Street
San Francisco, CA	Office	134,847	01/31/2007	33,700,000	17,822,848	51,383,545	-	139,303	51,522,848
Sabal VI Building (17)
Tampa, FL	Office	96,346	03/05/2007	14,040,000	2,699,837	16,624,614	-	115,223	16,739,837
Park Central Mezzanine Loan
New York, NY	Mezzanine Debt	N/A	03/23/2007	-	15,157,054	15,112,645	-	44,409	15,157,054
The Offices at Kensington
Sugar Land, TX	Office	170,436	03/29/2007	18,500,000	9,644,446	28,209,512	-	(65,066)	28,144,446
Second Tribeca Mezzanine Loan
New York, NY	Mezzanine Debt	N/A	05/03/2007	-	31,500,918	31,458,564	-	42,354	31,500,918
Royal Ridge Building
Alpharetta, GA	Office	160,539	06/21/2007	-	33,382,665	33,248,506	-	134,159	33,382,665
9815 Goethe Road Building
Sacramento, CA	Office	80,000	06/26/2007	-	15,970,645	15,868,888	-	101,757	15,970,645
Bridgeway Technology Center
Newark, CA	Research	187,268	06/27/2007	-	50,388,745	50,265,102	-	123,643	50,388,745
Tribeca Senior Mortgage Participation (18)
New York, NY	Mortgage Debt	N/A	06/28/2007	-	26,045,084	25,988,955	-	56,129	26,045,084

TABLE VI

ACQUISITIONS OF PROPERTIES BY PROGRAMS (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

Property and Location	Type of Property	Gross Leaseable Area (sq. ft.)	Date of Purchase	Original Mortgage Financing	Cash Down Payment (equity)	Contract Purchase Price Plus Acquisition Fees (1)	Other Cash Expenditures Expensed	Other Cash Expenditures Capitalized (2)	Total Cost of Property (3)
KBS REIT I (9)
Opus National Portfolio
MN, TX, OH, IN, GA, MI	Industrial	2,315,848	07/25/2007	$-	$125,708,945	$125,435,800	$-	$273,145	$125,708,945
200 Professional Drive Loan Origination (19)
Gaithersburg, MD	Mortgage Debt	N/A	07/31/2007	-	9,135,325	9,124,003	-	11,322	9,135,325
Lawrence Village Plaza Loan Origination (20)
New Castle, PA	Mortgage Debt	N/A	08/06/2007	-	6,367,211	6,357,585	-	9,626	6,367,211
11 South LaSalle Loan Origination (21)
Chicago, IL	Mortgage Debt	N/A	08/08/2007	-	30,992,223	30,991,594	-	629	30,992,223
National Industrial Portfolio (22)
CO, CT, MA, NH, NY, PA, TX	Industrial	10,924,318	08/08/2007	431,000,000	94,734,090	518,994,138	-	6,739,952	525,734,090
Plano Corporate Center I & II
Plano, TX	Office	308,038	08/28/2007	30,591,000	15,605,472	46,093,894	-	102,578	46,196,472
2200 West Loop South Building
Houston, TX	Office	196,217	09/05/2007	17,426,000	18,090,314	35,364,389	-	151,925	35,516,314
One Madison Mezzanine Loan (23)
New York, NY	Mezzanine Debt	N/A	09/24/2007	-	21,174,500	21,157,500	-	17,000	21,174,500
San Diego Office Portfolio B-Note
San Diego, CA	B-Note	N/A	10/26/2007	-	13,581,263	13,500,500	-	80,763	13,581,263
Petra Subordinated Debt	Subordinated Debt	N/A	10/26/2007	-	50,379,568	50,375,000	-	4,568	50,379,568
ADP Plaza
Portland, OR	Office	180,772	11/07/2007	20,900,000	12,550,846	33,349,014	-	101,832	33,450,846
Woodfield Preserve Office Center
Schaumburg, IL	Office	647,196	11/13/2007	68,400,000	68,140,801	136,816,433	-	(275,632)	136,540,801
Nashville Flex Portfolio
Nashville, TN	Industrial	550,289	11/15/2007	32,430,000	22,267,806	53,907,180	-	790,626	54,697,806
4929 Wilshire B-Note
Los Angeles, CA	B-Note	N/A	11/19/2007	-	2,598,953	2,559,347	-	39,606	2,598,953
Patrick Henry Corporate Center
Newport News, VA	Office	98,883	11/29/2007	11,100,000	7,854,387	18,691,100	-	263,287	18,954,387
South Towne Corporate Center I&II
Sandy, UT	Office	269,233	11/30/2007	25,200,000	25,107,283	50,124,496	-	182,787	50,307,283
Artisan Multifamily Portfolio Mezzanine Loan
Las Vegas, NV	Mezzanine Debt	N/A	12/11/2007	-	20,183,326	20,119,330	-	63,996	20,183,326

TABLE VI

ACQUISITIONS OF PROPERTIES BY PROGRAMS (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

Property and Location	Type of Property	Gross Leaseable Area (sq. ft.)	Date of Purchase	Original Mortgage Financing	Cash Down Payment (equity)	Contract Purchase Price Plus Acquisition Fees (1)	Other Cash Expenditures Expensed	Other Cash Expenditures Capitalized (2)	Total Cost of Property (3)
KBS REIT I (9)
Arden Portfolio M3-(A) Mezzanine Loan
Southern California	Mezzanine Debt	N/A	01/30/2008	$36,167,167	$24,689,955	$60,731,643	$-	$125,479	$60,857,122
Arden Portfolio M2-(B) Mezzanine Loan
Southern California	Mezzanine Debt	N/A	01/30/2008	50,232,427	34,242,609	84,349,557	-	125,479	84,475,036
Rivertech I and II (24)
Billerica, MA	Office	285,772	02/20/2008	27,300,000	18,458,439	45,540,496	-	217,943	45,758,439
San Antonio Business Park Mortgage Loan
San Antonio, Texas	Mortgage Debt	N/A	03/28/2008	-	24,040,552	23,957,411	-	83,141	24,040,552
Suwanee Pointe
Suwanee, GA	Industrial	205,645	05/22/2008	-	18,073,278	17,934,541	-	138,737	18,073,278
2600 Michelson Mezzanine Loan
Irvine, CA	Mezzanine Debt	N/A	06/02/2008	-	8,618,799	8,560,147	-	58,652	8,618,799
Millennium I Building (25)
Addison, TX	Office	353,461	06/05/2008	36,000,000	36,573,852	72,540,252	-	33,600	72,573,852
Tysons Dulles Plaza (26)
McLean, VA	Office	487,775	06/06/2008	77,721,069	77,016,715	153,901,845	-	835,939	154,737,784
18301 Von Karman Mortgage and Mezzanine Loans	Mortgage &
Irvine, CA	Mezzanine Debt	N/A	06/12/2008	-	62,416,334	62,339,883	-	76,451	62,416,334
Greak Oaks Center
Alpharetta, GA	Office	235,224	07/18/2008	19,349,000	14,804,813	33,983,474	-	170,339	34,153,813
University Park Buildings
Sacramento, CA	Office	127,085	07/31/2008	-	24,144,037	24,029,680	-	114,357	24,144,037
Meridian Tower
Tulsa, OK	Office	205,659	08/18/2008	-	17,696,619	17,581,712	-	114,907	17,696,619
GKK Mezzanine Loan
National	Mezzanine Debt	N/A	08/22/2008	297,623,400	202,743,766	499,763,818	-	603,348	500,367,166
55 East Montroe Mezzanine Loan Origination
Chicago, IL	Mezzanine Debt	N/A	08/27/2008	-	55,425,610	55,412,598	-	13,012	55,425,610
North Creek Parkway Center
Bothell, WA	Office	205,707	08/28/2008	-	41,553,139	41,423,279	-	129,860	41,553,139
Five Tower Bridge Building
West Conshohocken, PA	Office	223,726	10/14/2008	41,000,000	33,549,767	73,554,888	-	994,879	74,549,767
City Gate Plaza
Sacramento, CA	Office	105,003	11/25/2008	-	20,859,908	20,755,260	-	104,648	20,859,908

TABLE VI

ACQUISITIONS OF PROPERTIES BY PROGRAMS (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

Property and Location	Type of Property	Gross Leaseable Area (sq. ft.)	Date of Purchase	Original Mortgage Financing	Cash Down Payment (equity)	Contract Purchase Price Plus Acquisition Fees (1)	Other Cash Expenditures Expensed	Other Cash Expenditures Capitalized (2)	Total Cost of Property (3)
KBS REIT II (27)
Mountain View Corporate Center
Basking Ridge, NJ	Office	134,991	07/30/2008	$9,500,000	$21,235,714	$30,228,802	$-	$506,912	$30,735,714
100 & 200 Campus Drive Buildings
Florham Park, NJ	Office	559,384	09/09/2008	118,326,200	66,356,177	182,074,807	-	2,607,570	184,682,377
300-600 Campus Drive Buildings
Florham Park, NJ	Office	564,304	10/10/2008	140,850,000	45,054,953	183,083,908	-	2,821,045	185,904,953
350 E. Plumeria Building
San Jose, CA	Office	142,700	12/18/2008	-	36,111,401	36,043,819	-	67,582	36,111,401
Northern Trust Building A-Note
San Diego, CA	A-Note	-	12/31/2008	-	58,145,984	58,003,319	-	142,665	58,145,984

TABLE VI

ACQUISITIONS OF PROPERTIES BY PROGRAMS (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

(1) Acquisition fees are calculated as a percentage of purchase price plus other capitalized costs and are paid to the KBS sponsor.

(2) Other cash expenditures capitalized include legal fees, outside broker fees, environmental studies, title and other closing costs.

(3) Total cost of property includes the cash down payment, acquisition fees, other cash expenditures capitalized and mortgage financing.

(4) This program represents a single-client account whereby dollars are raised only as assets are identified pursuant to a partnership agreement between a KBS affiliate and an institutional investor. Under the partnership agreement, when the KBS investment advisor for the partnership identifies properties for investment, the KBS investment advisor invests funds on behalf of the investor, manages the assets in the investor’s portfolio and ultimately sells the assets on behalf of the investor. Separate Account 6/05 made its first investment in June 2005. The program has made a total of five separate investments through December 2008.

(5) This program represents a single-client account whereby dollars are raised only as assets are identified pursuant to a partnership agreement between a KBS affiliate and an institutional investor. Under the partnership agreement, when the KBS investment advisor for the partnership identifies properties for investment, the KBS investment advisor invests funds on behalf of the investor, manages the assets in the investor’s portfolio and ultimately sells the assets on behalf of the investor. Separate Account 8/05 made its first investment in October 2005. The program has made a total of five separate investments through December 2008.

(6) This program represents a single-client account whereby dollars are raised only as assets are identified pursuant to a partnership agreement between a KBS affiliate and an institutional investor. Under the partnership agreement, when the KBS investment advisor for the partnership identifies properties for investment, the KBS investment advisor invests funds on behalf of the investor, manages the assets in the investor’s portfolio and ultimately sells the assets on behalf of the investor. Separate Account 5/06 made its first investment in September 2006. The program has made a total of five separate investments through December 2008.

(7) This program represents a single-client account whereby dollars are raised only as assets are identified pursuant to a partnership agreement between a KBS affiliate and an institutional investor. Under the partnership agreement, when the KBS investment advisor for the partnership identifies properties for investment, the KBS investment advisor invests funds on behalf of the investor, manages the assets in the investor’s portfolio and ultimately sells the assets on behalf of the investor. Separate Account 10/06 made its first investment in November 2006. The program has made a total of four separate investments through December 2008.

(8) This program represents a single-client account whereby dollars are raised only as assets are identified pursuant to a partnership agreement between a KBS affiliate and an institutional investor. Under the partnership agreement, when the KBS investment advisor for the partnership identifies properties for investment, the KBS investment advisor invests funds on behalf of the investor, manages the assets in the investor’s portfolio and ultimately sells the assets on behalf of the investor. Separate Account 01/07 made its first investment in March 2008. The program has made a total of one investment through December 2008.

(9) KBS REIT I is a publicly registered, non-traded REIT. KBS REIT I launched its initial public offering on January 27, 2006. On July 5, 2006, KBS REIT I broke escrow in its initial public offering and then commenced real estate operations. KBS REIT I ceased offering shares in its initial public offering on May 30, 2008.

(10) “Original Mortgage Financing” includes the Sabal Pavilion Building Mezzanine Loan in the amount of $4,898,000 that was repaid in full on October 5, 2006 and a note payable to an affiliate of approximately $5,572,137 that was repaid in full on October 27, 2006.

(11) “Original Mortgage Financing” includes amount drawn under the Tribeca Mezzanine Debt Repurchase Agreement at the time of acquisition of the Tribeca Mezzanine Debt in the amount of $7,122,231 that was repaid in full on December 27, 2006 and a note payable to an affiliate of approximately $2,875,000 that was repaid in full on October 27, 2006. “Contract purchase price plus acquisition fees” reflects the original purchase price of $12,949,511, acquisition fees paid of $98,179 on the initial purchase price and subsequent loan draws of $2,946,489. As of December 31, 2008, the loan commitment was fully funded.

(12) “Original Mortgage Financing” includes the Plaza in Clayton Mezzanine Loan in the amount of $22,300,000 that was repaid in full on January 22, 2007.

(13) “Original Mortgage Financing” includes the Southpark Commerce Center II Buildings Mezzanine Loan in the amount of $5,200,000 that was repaid in full on February 6, 2007.

(14) “Original Mortgage Financing” includes the 825 University Avenue Building Mezzanine Loan in the amount of $5,600,000 that was repaid in full on February 6, 2007.

(15) “Original Mortgage Financing” includes the Midland Industrial Buildings Mezzanine Loan in the amount of $8,700,000 that was repaid in full on March 30, 2007. Principal paydown of $7,000,000 was made on February 5, 2007 while the remaining balance of $1,700,000 was paid off on March 30, 2007.

(16) “Original Mortgage Financing” includes the Crescent Green Buildings Mezzanine Loan in the amount of $8,400,000 that was repaid in full on March 31, 2007.

(17) “Original Mortgage Financing” includes the Sabal VI Building Mezzanine Loan in the amount of $3,000,000 that was repaid in full on February 22, 2008.

TABLE VI

ACQUISITIONS OF PROPERTIES BY PROGRAMS (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

(18) “Contract purchase price plus acquisition fees” reflects the original purchase price of $23,534,715, acquisition fees paid of $176,925 and subsequent loan draws of $2,277,315. As of December 31, 2008, the loan commitment was fully funded.

(19) “Contract purchase price plus acquisition fees” reflects the original purchase price of $7,397,280, acquisition fees paid of $55,564 and subsequent loan draws of $1,671,159. As of December 31, 2008, the remaining unfunded loan commitment totaled $1,474,313.

(20) “Contract purchase price plus acquisition fees” reflects the original purchase price of $6,159,435, acquisition fees paid of $46,268 and subsequent loan draws of $151,882. As of December 31, 2008, the remaining unfunded loan commitment totaled $1,966,435.

(21) “Contract purchase price plus acquisition fees” reflects the original purchase price of $21,500,000, acquisition fees paid of $161,330 and subsequent loan draws of $9,330,264. As of December 31, 2008, the remaining unfunded loan commitment totaled $12,469,736.

(22) KBS REIT I holds its investment in the National Industrial Portfolio through a consolidated joint venture in which KBS REIT I owns an 80% membership interest.

(23) The borrower under the One Madison Park Mezzanine Loan paid off the loan in full on November 19, 2007, prior to the stated maturity date.

(24) “Original Mortgage Financing” represents the principal amount due under a nine-month secured bridge loan. KBS REIT I paid off the principal and interest due under the nine-month secured bridge loan with proceeds from a secured mortgage loan facility.

(25) “Original Mortgage Financing” represents the principal amount due under a six-month bridge loan that was repaid in full on February 5, 2009.

(26) “Original Mortgage Financing” represents the principal amount due under a six-month secured bridge loan, which was refinanced on September 4, 2008 with a 66-month fixed rate mortgage loan.

(27) KBS REIT II is a publicly registered, non-traded REIT. KBS REIT II launched its initial public offering on April 22, 2008. On June 24, 2008, KBS REIT II broke escrow in its initial public offering and then commenced real estate operations.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on November 13, 2009.

KBS STRATEGIC OPPORTUNITY REIT, INC.

By:	/s/ Keith D. Hall
Keith D. Hall
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

	Name	Title	Date

	/s/ Keith D. Hall Keith D. Hall	Chief Executive Officer and Director	November 13, 2009

	* Peter McMillan III	Chairman of the Board, President and Director	November 13, 2009

	* David E. Snyder	Chief Financial Officer	November 13, 2009

	* Stacie K. Yamane	Chief Accounting Officer	November 13, 2009

	* Michael L. Meyer	Director	November 13, 2009

	* William M. Petak	Director	November 13, 2009

	* Eric J. Smith	Director	November 13, 2009

*By:	/s/ Keith D. Hall
Keith D. Hall Attorney-In-Fact